As filed with the Securities and Exchange Commission on April 29, 2024
No. 333-273287

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BITCOIN DEPOT INC.
(Exact name of registrant as specified in its charter)

Delaware	6199	87-3219029
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
3343 Peachtree Road NE, Suite 750
Atlanta,
GA
30326
(678)
435
-9604
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brandon Mintz
President, Chief Executive Officer
Bitcoin Depot Inc.
3343 Peachtree Road NE, Suite 750
Atlanta,
GA
30326
(678)
435-9604
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Brett Nadritch
Ross Shepard
Milbank LLP
55 Hudson Yards
New York, NY 10001
Tel: [
●
]

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated April 29, 2024

PRELIMINARY PROSPECTUS

BITCOIN DEPOT INC.

Up to 83,747,027 Shares of Class A Common Stock

Up to 43,848,750 Shares of Class A Common Stock Underlying Warrants

Up to 12,223,750 Warrants to Purchase Class A Common Stock

This prospectus relates to the issuance by us of up to 43,848,750 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Bitcoin Depot Inc. (the “Company”) consisting of (i) up to 12,223,750 shares of our Class A common stock issuable upon the exercise of warrants (the “Private Placement Warrants”) that were originally issued in a private placement to GSR II Meteora Sponsor LLC, a Delaware limited liability company (“Sponsor”); and (ii) up to 31,625,000 shares of our Class A common stock issuable upon the exercise of warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) that were originally issued as part of the units sold by GSR II Meteora Acquisition Corp., a Delaware corporation (“GSRM”) in its initial public offering. We will receive the proceeds from any exercise of any Warrants for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of the following:

(i) up to 83,747,027 shares of Class A common stock consisting of:

(a) up to 657,831 shares of Class A common stock held by former stockholders of GSRM, of which (i) 203,481 shares were issued pursuant to certain Voting and Non-Redemption Agreements (as defined below) at an effective purchase price of $0.00 per share and (ii) 454,350 shares were issued pursuant to certain Non-Redemption Agreements (as defined below) at an effective purchase price of $3.00 per share;

(b) up to 5,769,185 shares of Class A common stock held by certain third parties and affiliates of Sponsor and former directors of GSRM, in each case that were issued at Closing in exchange for an equivalent number of shares of Class B common stock of GSRM that were originally purchased for approximately $0.004 per share;

(c) up to 1,075,761 shares of Class A common stock issuable upon the vesting and conversion of the Company’s Class E common stock, par value $0.0001 per share (the “Class E common stock”), held by certain third parties and affiliates of Sponsor and former directors of GSRM, in each case that were issued at Closing in exchange for an equivalent number of shares of Class B common stock of GSRM that were originally purchased for approximately $0.004 per share;

(d) up to 59,100,000 shares of Class A common stock underlying the following securities held by BT Assets as of the Closing (which in each case were issued as consideration in the Business Combination based on a value of $10.00 per share): (i) 15,000,000 BT HoldCo Earnout Units, consisting of (A) 5,000,000 Class 1 Earnout Units of BT HoldCo, (B) 5,000,000 Class 2 Earnout Units of BT HoldCo, and (C) 5,000,000 Class 3 Earnout Units of BT HoldCo, and (ii) 44,100,000 BT HoldCo Common Units (which correspond to 44,100,000 shares of Class V common stock);

(e) up to 4,300,000 shares of Class A common stock issuable upon conversion of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), which were purchased for $10.00 per share and issued at Closing and are held by the PIPE Subscribers pursuant to that certain PIPE Agreement, dated as of June 23, 2023 (the “PIPE Agreement”), by and among GSRM, Lux Vending, LLC dba Bitcoin Depot (“BT OpCo”), and the subscribers set forth therein (the “PIPE Subscribers”);

(f) up to 500,000 shares of Class A common stock issued at Closing to Brandon Mintz under the Bitcoin Depot Inc. 2023 Omnibus Incentive Equity Plan at an effective cost basis of $3.23 per share;

(g) up to 120,500 shares of Class A common stock issuable upon exercise of the restricted stock units issued at Closing to Scott Buchanan under the Bitcoin Depot Inc. 2023 Omnibus Incentive Equity Plan at an effective cost basis of $3.23 per share; and

(h) up to 12,223,750 shares of Class A common stock issuable upon exercise of the Private Placement Warrants that were originally purchased for $1.00 per Private Placement Warrant; and

(ii) up to 12,223,750 Private Placement Warrants that were originally purchased concurrently with the closing of the GSRM initial public offering at a price of $1.00 per Private Placement Warrant and distributed to certain third parties and affiliates of Sponsor concurrently with Closing.

We will not receive any proceeds from the sale of shares of Class A common stock or Private Placement Warrants by the Selling Securityholders pursuant to this prospectus.

The shares of Class A common stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 65.4% of shares of Class A common stock outstanding of the Company as of April 1, 2024. Given the substantial number of shares of Class A common stock being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares of Class A common stock or Warrants by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of holders of Class A common stock or Warrants intend to sell such securities, could increase the volatility of the market price of our Class A common stock or Warrants or result in a significant decline in the public trading price of our Class A common stock or Warrants. Even if our trading price of Class A common stock is significantly below $10.00 per share, the offering price for the units offered in the IPO (as defined below), certain of the Selling Securityholders may still have an incentive to sell shares of Class A common stock, because they purchased the shares at prices lower than the public investors or the current trading price of our Class A common stock. For example, based on the closing price of our Class A common stock of $1.80 per share as of April 26, 2024, certain Selling Securityholders would realize a significant gain from the sale of their shares of Class A common stock even if other Bitcoin Depot securityholders experience a negative rate of return. Specifically, holders of shares of Class A common stock issued to Sponsor at Closing in exchange for Class B common stock of GSRM and distributed by the Sponsor in connection with closing would realize a profit of $1.796 per share, or $10.4 million in the aggregate (excluding shares of Class A common stock issuable upon the vesting and conversion of Class E common stock held by such holders). Holders of shares of Class A common stock issued pursuant to Voting and Non-Redemption Agreements would realize a profit of $1.80 per share, or $366,266 in the aggregate. Holders of shares of Class A common stock issued pursuant to Non-Redemption Agreements would not have realized a profit based on the closing price of Class A common stock as of April 26, 2024. Mr. Mintz and Mr. Buchanan would each not have realized a profit in respect of Class A common stock issued to them at closing pursuant to the 2023 Omnibus Incentive Equity Plan based on the closing price of Class A common stock as of April 26, 2024. Based upon the closing price of our Public Warrants of $0.09 per warrant as of April 26, 2024, holders of the Private Placement Warrants would not have realized a profit on the sale of such warrants as of such date based on a $1.00 per warrant purchase price. For further information regarding risks relating to the foregoing, see “Risk Factors - The shares of Class A common stock being registered for resale pursuant to this prospectus include shares that were purchased at prices that may be significantly below the trading price of our Class A common stock and the sale of which would result in the applicable Selling Securityholder realizing a significant gain even if other Bitcoin Depot securityholders experience a negative rate of return.”

We will only receive proceeds from the exercise of Warrants if and when the holders of the Warrants choose to exercise them. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Class A common stock and the spread between the exercise price of the Warrants and the price of our Class A common stock at the time of exercise. If the market price of our Class A common stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will choose to exercise. There can be no assurance that the Warrants will be in the money prior to their expiration. In addition, our Warrant holders have the option to exercise the Warrants on a cashless basis in certain circumstances. See “Description of Securities—Warrants.” As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants. We do not currently, and in the future do not expect to, rely on the proceeds from any exercise of the warrants to fund our operations or capital expenditures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for further information.

We will bear all costs, expenses and fees in connection with the registration of the securities. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the securities.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the Class A common stock. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our Class A common stock or Private Placement Warrants.

Our Class A common stock and Public Warrants, are listed on the Nasdaq Capital Market under the symbols “BTM” and “BTMWW,” respectively. On April 26, 2024, the last reported sales price of our Class A common stock was $1.80 per share and the last reported sales price of our Public Warrants was $0.09 per Public Warrant.

Our Chief Executive Officer, Brandon Mintz, (through his ownership interests in BT Assets) owns a majority of the voting power of our issued and outstanding Common Stock (as defined herein). As a result, we qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq.

We are an “emerging growth company” and a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company and a smaller reporting company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated , 2024

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 (the “Registration Statement”) that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell the securities offered by them described in this prospectus.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the SEC. Neither we nor the Selling Securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are issuing, and the Selling Securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

We may also provide a prospectus supplement or post-effective amendment to the Registration Statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the Registration Statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this Registration Statement may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. The Company does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of the Company by, any other companies.

FREQUENTLY USED TERMS

As used in this prospectus, unless otherwise noted or the context otherwise requires, references to:

“Amended and Restated Bylaws” are to the amended and restated bylaws of Bitcoin Depot;

“Amended and Restated Charter” are to the second amended and restated certificate of incorporation of Bitcoin Depot;

“Amended and Restated Credit Agreement,” are to the first amended and restated credit agreement by and among BT OpCo, as borrower, BT Assets, as holdings, the subsidiary guarantors party thereto, the financial institutions and institutional investors from time to time party thereto, as lenders, and Silverview Credit Partners, LP, as administrative agent, which provides BT OpCo with a $20.8 million tranche A term loan and $15.7 million tranche B term loan;

“Amended and Restated Registration Rights Agreement” are to that certain Amended and Restated Registration Rights Agreement entered into by and among the Company, Sponsor, BT Assets and the other holders party thereto, as amended;

“BitAccess” are to BitAccess Inc., a Canada corporation;

“Bitcoin Depot” are to Bitcoin Depot Inc., a Delaware corporation;

“BT Assets” are to BT Assets, Inc., a Delaware corporation;

“BT Entity Restructuring” are to (i) the merger of BT OpCo with and into a newly-formed Delaware limited liability company known as “Bitcoin Depot Operating LLC”, with Bitcoin Depot Operating LLC surviving the merger, (ii) the formation of BT HoldCo and contribution of all of BT Assets’ equity in BT OpCo to BT HoldCo and (iii) the issuance by BT HoldCo of the BT HoldCo Common Units, BT HoldCo Preferred Units and BT HoldCo Earnout Units, in each case consummated in connection with the Business Combination;

“BT HoldCo” are to BT HoldCo LLC, a Delaware limited liability company, and a subsidiary jointly held by the Company and BT Assets;

“BT HoldCo Common Units” are to the common units of BT HoldCo having the rights, preferences and privileges set forth in the BT HoldCo Amended and Restated Limited Liability Company Agreement;

“BT HoldCo Earnout Units” are to the (i) Class 1 Earnout Units of BT HoldCo, (ii) Class 2 Earnout Units of BT HoldCo and (iii) Class 3 Earnout Units of BT HoldCo;

“BT HoldCo Matching Warrants” are to the warrants issued by BT HoldCo to the Company to purchase a number of BT HoldCo Common Units equal to the number of shares of Class A common stock that may be purchased upon the exercise in full of all Warrants outstanding immediately after Closing;

“BT HoldCo Preferred Units” are to the preferred units of BT HoldCo having the rights, preferences and privileges set forth in the BT HoldCo Amended and Restated Limited Liability Company Agreement;

“BT HoldCo Preferred Unit Amount” means $29.0 million;

“BT OpCo” are to Lux Vending, LLC, a Georgia limited liability company, prior to the Business Combination, and to Bitcoin Depot Operating LLC, a Delaware limited liability company, after the Business Combination;

“Business Combination” means the transactions contemplated by the Transaction Agreement and related documents;

“Class A common stock” are to (i) prior to giving effect to the Business Combination, the Class A common stock, par value $0.0001 per share, of GSRM, and (ii) after giving effect to the Business Combination, the Class A common stock, par value $0.0001 per share, of Bitcoin Depot Inc. (as the combined post-Business Combination company);

“Class B common stock” are to (i) prior to giving effect to the Business Combination, the Class B common stock, par value $0.0001 per share, of GSRM, and (ii) after giving effect to the Business Combination, the Class B common stock, par value $0.0001 per share, of Bitcoin Depot;

“Class E-1 common stock” are to the Class E-1 common stock, par value $0.0001, of Bitcoin Depot;

“Class E-2 common stock” are to the Class E-2 common stock, par value $0.0001, of Bitcoin Depot;

“Class E-3 common stock” are to the Class E-3 common stock, par value $0.0001, of Bitcoin Depot;

“Class E common stock” are to the Class E-1 common stock, Class E-2 common stock and Class E-3 common stock, of Bitcoin Depot, collectively;

“Class M common stock” are to the Class M common stock, par value $0.0001, of Bitcoin Depot;

“Class O common stock” are to the Class O common stock, par value $0.0001, of Bitcoin Depot;

“Class V common stock” are to the Class V common stock, par value $0.0001, of Bitcoin Depot;

“Closing” are to the consummation of the Business Combination;

“Code” are to the U.S. Internal Revenue Code of 1986, as amended;

“Common Stock” are to the Class A common stock, the Class B common stock, the Class E common stock, the Class M common stock, the Class O common stock, and the Class V common stock, collectively;

“Company,” “our,” “us” or “we” are to GSRM prior to the consummation of the Business Combination and to Bitcoin Depot after giving effect to the Business Combination;

“cryptocurrency” means an asset that is issued and/or transferred using distributed ledger or blockchain technology;

“DGCL” are to the General Corporation Law of the State of Delaware;

“GAAP” means generally accepted accounting principles in the United States;

“Governmental Authority” are to any federal, national, state, provincial, territorial or municipal government, or any political subdivision of such government, and any agency, commission, department, board, bureau, official, minister, arbitral body (public or private), tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or municipal government, or any political subdivision of such authority, including any authority having governmental or quasi-governmental powers, domestic or foreign;

“GSRM” are to GSR II Meteora Acquisition Corp., a Delaware corporation, prior to the Business Combination;

“Incentive Equity Plan” are to the Bitcoin Depot Inc. 2023 Omnibus Incentive Plan;

“Investment Company Act” are to the Investment Company Act of 1940, as amended;

“IPO” are to GSRM’s initial public offering of units, which closed on March 1, 2022;

“Lock-up Period” are to the period that began on the date of the Closing through the date that Bitcoin Depot issues its fourth quarterly earnings release that occurs at least 60 days after the Closing, provided, that: (i) 25% of the Lock-up Shares shall be released from the lock-up upon Bitcoin Depot issuing its first quarterly earnings release that occurs at least 60 days after the Closing; (ii) an additional 25% of the Lock-up Shares shall be released from the lock-up upon Bitcoin Depot issuing its second quarterly earnings release that occurs at least 60 days after the Closing; and (iii) a further 25% of the Lock-up Shares shall be released from the lock-up upon Bitcoin Depot issuing its third quarterly earnings release that occurs at least 60 days after the Closing;

“Lock-up Shares” are to the shares of the Common Stock and Warrants exercisable for shares of Common Stock, in each case, directly or indirectly held by Sponsor, or distributed by Sponsor to certain third parties or affiliates of Sponsor concurrently with Closing, or BT Assets;

“Nasdaq” means The Nasdaq Capital Market;

“Non-Redemption Agreements” are to the non-redemption agreements, dated as of May 31, 2023, June 22, 2023, June 23, 2023 or June 26, 2023, as applicable, by and among GSRM and the parties named therein, and related agreements that GSRM entered into prior to the stockholder meeting dated June 28, 2023 to approve the Business Combination;

“PIPE Agreement” are to that certain PIPE Agreement, dated as of June 23, 2023, by and among GSRM, BT OpCo and the PIPE Subscribers party thereto;

“PIPE Subscribers” are to the entities or individuals subscribing for the Series A Preferred Stock pursuant to the PIPE Agreement and entering into a non-redemption agreement;

“Preferred Stock” are to the shares of preferred stock, par value $0.0001 per share, of Bitcoin Depot;

“Private Placement Warrants” are to the warrants issued to Sponsor for $1.00 per warrant in a private placement that closed simultaneously with the closing of the IPO, and which, after the effectiveness of the Business Combination are exercisable at $11.50 per Private Placement Warrant for one share of Class A common stock;

“Public Warrants” are to the warrants sold by GSRM as part of the units in the IPO, and which, after the effectiveness of the Business Combination are exercisable at $11.50 per Public Warrant for one share of Class A common stock;

“SEC” are to the Securities and Exchange Commission;

“Series A Preferred Stock” are to the shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of Bitcoin Depot;

“Sponsor” are to GSR II Meteora Sponsor, LLC, a Delaware limited liability company, or if applicable, certain third parties and affiliates of Sponsor that received the shares of Class A common stock, shares of Class E common stock and/or Private Placement Warrants concurrently with Closing;

“Sponsor Support Agreement” are to that certain Sponsor Support Agreement, dated as of August 24, 2022, by and among Sponsor, GSR and BT Assets, as amended by the First Amendment to the Sponsor Support Agreement, dated as of June 7, 2023;

v

“Tax Receivable Agreement” are to that certain Tax Receivable Agreement, dated as of June 30, 2023, by and among the Company, BT HoldCo and BT Assets;

“Transaction Agreement” are to the Transaction Agreement, dated as of August 24, 2022, by and among GSRM, Sponsor, BT Assets, BT OpCo and BT HoldCo, as amended from time to time;

“Voting and Non-Redemption Agreements” are to those certain Voting and Non-Redemption Agreements, dated as of May 18, 2023 or May 22, 2023, as applicable, by and among GSRM and their Stockholders named therein;

“Voting common stock” are, collectively to the shares of Class A common stock, Class B common stock, Class M common stock, Class O common stock and Class V common stock;

“Warrant Agreement” are to that certain Warrant Agreement, dated February 24, 2022, by and between GSRM and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent; and

“Warrants” are to the Public Warrants and the Private Placement Warrants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our and our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Bitcoin Depot. Forward-looking statements in this prospectus may include, for example, statements about:

•	estimates and forecasts of financial and performance metrics and expectations related to realizing the potential benefits of the Business Combination;

•	failure to realize the anticipated benefits of the Business Combination;

•	the ability to maintain the listing of the Class A common stock and the Warrants on Nasdaq;

•	the Company’s ability to issue equity or equity-linked securities, to obtain debt financing or refinance existing indebtedness on satisfactory terms, or otherwise raise financing in the future;

•	the liquidity and trading of the Class A common stock and the Warrants;

•	members of the Company’s management team allocating their time to other businesses and potentially having conflicts of interest with the Company’s business;

•	the Company’s future financial performance;

•	the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors;

•	the Company’s ability to identify organic and inorganic growth opportunities and the ability to manage future growth;

•	the Company’s ability to develop new products and services, bring them to market in a timely manner, and make enhancements to its business;

•	the effects of competition on the Company’s business;

•	market adoption and future performance of cryptocurrencies;

•	changes in domestic and foreign business, financial, political and legal conditions;

•	future global, regional or local economic and market conditions;

•	the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries;

•	the development, effects and enforcement of laws and regulations; and

•	those factors described or referenced in this Registration Statement under the heading “Risk Factors”.

If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that we do not presently know or that we currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

In addition, forward-looking statements reflect our expectations, plans or forecasts of future events and views as of the date hereof. We anticipate that subsequent events and developments will cause our assessments to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as otherwise required by applicable law. These forward-looking statements should not be relied upon as representing our assessment as of any date subsequent to the date hereof.

These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. As a result of a number of known and unknown risks and uncertainties, actual results or our performance of the Company may be materially different from those expressed or implied by these forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the Registration Statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless the context otherwise requires, we use the terms “Bitcoin Depot,” “Company,” “we,” “us” and “our” in this prospectus to refer to Bitcoin Depot Inc. and our consolidated subsidiaries.

Overview

Bitcoin Depot owns and operates the largest network of Bitcoin ATMs (“BTMs”) across North America where customers can buy and sell Bitcoin. Bitcoin Depot helps power the digital economy for users of cash.

Our mission is to bring Crypto to the Masses™. Digital means and systems dominate the way that consumers send money, make purchases, and invest; however, many people continue to utilize cash as their primary means of initiating a transaction, either as a necessity or as a preference. These individuals have largely been excluded from the digital financial system and associated technological advancements in our global and digitally interconnected society. Bitcoin Depot’s simple and convenient process to convert cash into Bitcoin via our BTMs and feature-rich mobile app enables not only these users, but also the broader public, to access the digital financial system.

As of December 31, 2023, our offerings included approximately 6,300 BTMs in retailer locations throughout the U.S. and Canada, our BDCheckout product, which is accepted at approximately 5,700 retail locations, and our mobile app. We maintain the leading position among cash-to Bitcoin BTM operators in the U.S., representing an approximate 23% market share in the U.S., and a leading position in Canada. Our BTMs offer one-way exchange of cash-to-Bitcoin, with the limited exception of approximately 29 BTMs (representing less than 1% of our total kiosks as of December 31, 2023) which also provide customers the ability to sell Bitcoin to us in exchange for cash. Currently, we do not have plans to expand our users’ ability to sell Bitcoin to us in exchange for cash. We also operate a leading BTM device and transaction processing system, BitAccess, which provides software and operational capabilities to third party BTM operators, which generates software revenue for the Company.

The Business Combination

On June 30, 2023, we consummated the Business Combination. GSRM’s stockholders approved the Business Combination at a special meeting of the stockholders held on June 28, 2023 (the “Special Meeting”).

Pursuant to the Transaction Agreement, the following occurred:

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GSR II Meteora Acquisition Corp. (“GSRM”) filed a Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, pursuant to which GSRM changed its name to “Bitcoin Depot Inc.” and the number of authorized shares of our common stock was increased to 2,272,250,000 shares, consisting of (i) 800,000,000 shares of Class A common stock, (ii) 20,000,000 shares of Class B common stock, (iii) 300,000,000 shares of Class M common stock, (iv) 800,000,000 shares of Class O common stock, (v) 300,000,000 shares of Class V common stock, (vi) 2,250,000 shares of Class E common stock, consisting of three series: (a) 750,000 shares of Class E-1 common stock, (b) 750,000 shares of Class E-2 common stock and (c) 750,000 shares of Class E-3 common stock, and (vii) 50,000,000 shares of Preferred Stock;

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A restructuring was consummated, consisting of (a) the merger of BT OpCo with and into a newly-formed Delaware limited liability company known as “Bitcoin Depot Operating LLC”, with Bitcoin Depot Operating LLC surviving the merger and (b) the formation of BT HoldCo LLC (“BT HoldCo”) and contribution of all of BT Assets’ equity in BT OpCo to BT HoldCo, pursuant to which (i) BT HoldCo issued BT HoldCo Common Units, BT HoldCo Preferred Units and BT HoldCo Earnout Units to BT Assets; (ii) we paid cash to BT Assets in exchange for certain BT HoldCo Common Units; (iii) we contributed (a) cash to BT HoldCo in exchange for BT HoldCo Common Units, (b) warrants issued by BT HoldCo to purchase a number of BT HoldCo Common Units equal to the number of shares of Class A common stock that may be purchased upon the exercise in full of all warrants of GSRM outstanding immediately after the closing of the Business Combination and (c) a number of BT HoldCo Earnout Units equal to the number of newly issued shares of Class E common stock issued to Sponsor; (iv) Sponsor exchanged all shares of Class B common stock for newly issued shares of Class A common stock and Class E common stock, subject to the terms of conversion or forfeiture and cancellation set forth in that certain Sponsor Support Agreement, dated as of August 24, 2022, by and among Sponsor, GSRM and BT Assets, as amended by the First Amendment to the Sponsor Support Agreement, dated as of June 7, 2023; (v) BT Assets was issued 44,100,000 newly issued shares of high vote Class V common stock, convertible at BT Assets’ election into Class A common stock; and (vi) we issued 500,000 shares of Class A common stock under the Incentive Plan to the Chief Executive Officer of the Company; and

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upon the execution and delivery to BT OpCo and GSRM of Phantom Equity Award Termination Agreements by the holders of Phantom Equity Awards (as defined in the Phantom Plan) outstanding immediately prior to the closing of the Business Combination were converted into the right to receive, in aggregate cash payments in an amount equal to $350,000 and 35,000 restricted stock units, which vest quarterly over one year from the date of grant.

In connection with the Business Combination, holders of 3,686,863 shares of Class A common stock sold in the IPO exercised their right to have their public shares redeemed for a pro rata portion of the trust account which held the proceeds from the IPO and interest earned (the “Trust Account”), calculated as of two business days prior to the Closing, which was approximately $10.47 per share, or $38.6 million in the aggregate. After taking into account such redemptions and prior to the payment of any transaction expenses associated with the consummation of the Business Combination, the remaining balance in the Trust Account was $36.2 million.

Following the Business Combination, former GSRM public stockholders owned approximately 10.6% of the issued and outstanding shares of Common Stock (in the form of Class A Common Stock, representing approximately 1.3% of the voting power of Bitcoin Depot), the Sponsor owned, and immediately distributed, approximately 11.8% of the issued and outstanding shares of Common Stock (in the form of Class A Common Stock and Class E Common Stock, representing approximately 1.5% of the voting power of Bitcoin Depot), Brandon Mintz, together with BT Assets, beneficially owned approximately 77.5% of the issued and outstanding shares of Common Stock (in the form of 44,100,000 shares of Class V Common Stock held by BT Assets, which are non-economic and represent approximately 97.0% of the voting power in Bitcoin Depot as the Class V Common Stock carry ten votes per share, and 500,000 shares of Class A Common Stock held directly by Brandon Mintz, representing an additional approximately 0.1% of the voting power of Bitcoin Depot). In April 2024, Mr. Mintz agreed to sell 2,906,976 shares of his Class V Common Stock, which upon sale automatically converted into Class A Common Stock on a one for one basis. After giving effect to this sale Mr. Mintz controls 95.88% of the vote. The foregoing percentages exclude the impact of unvested restricted stock units and options.

Amended and Restated Credit Agreement

BT OpCo and itssubsidiaries are party to an Amended and Restated Credit Agreement which provides BT OpCo with a $20,750,000 tranche A term loan and $15,700,000 tranche B term loan (together, the “Term Loan”).

The tranche A term loan was borrowed at the time of the Business Combination and the tranche B loan was borrowed in March 2024. The Term Loan is guaranteed by BT OpCo and its subsidiaries and is collateralized by substantially all of the assets of BT OpCo, and its subsidiaries. The Maturity Date of both tranches of the Term Loan is June 23, 2026 (the “Maturity Date”). Borrowings under the Term Loan bear interest at a rate of 17.0% per annum. For more information about the Term Loan, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Sources of Liquidity—Amended and Restated Credit Agreement.”

PIPE Financing

On June 23, 2023, GSRM entered into a private placement agreement with certain subscribers (“Subscribers”). For purposes of settlement under the PIPE Agreement, the 5,000,000 shares consisted of (a) the 4,300,000 shares of Series A Preferred Stock sold at the closing of the Business Combination, and (b) 700,000 shares of Class A common stock that were held by the Subscribers prior to the consummation of the Transaction. In connection with the Transaction, the Subscribers entered into non-redemption agreements with the Company and received additional shares of Class A common stock in exchange for their commitments not to redeem.

On October 11, 2023, the PIPE Agreement was settled with the Subscribers for de minimis consideration. For the year ended December 31, 2023, the Company incurred expenses of $15.2 million associated with the PIPE agreement which has been recognized on the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss). The Company no longer has any obligations to the Subscribers under the agreements relating to the PIPE transaction.

For more information about the PIPE Agreement, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Sources of Liquidity—PIPE Financing.”

Corporate Information

We were originally known as GSR II Meteora Acquisition Corp. On June 30, 2023, GSRM, BT Assets, BT HoldCo and BT OpCo consummated the transactions contemplated under the Transaction Agreement, following the approval at the special meeting of the stockholders of GSRM held on June 28, 2023. In connection with the Closing of the Business Combination, we changed our name from GSR II Meteora Acquisition Corp. to Bitcoin Depot Inc.

Our principal executive offices are located at 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia, 30326. Our corporate website address is www.BitcoinDepot.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. The website address is included as an inactive textual reference only. “Bitcoin Depot” and our other registered and common law trade names, trademarks and service marks are property of Bitcoin Depot Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols.

Emerging Growth Company and Smaller Reporting Company Status

We are an “emerging growth company” and a “smaller reporting company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and thus may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies or smaller reporting companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may limit comparability of our financial statements with certain other public companies because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) ending after the fifth anniversary of the closing of GSRM’s IPO (i.e., December 31, 2027), (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates equals or exceeds $700 million as of the prior June 30th; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We will remain a smaller reporting company until the end of the fiscal year in which (i) we have a public common equity float of more than $250 million, or (ii) we have annual revenues for the most recently completed fiscal year of more than $100 million and a public common equity float or public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

You should consider all of the information contained in this prospectus before investing in our securities which involves substantial risk. Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” beginning on page [10] of this prospectus, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may have a material adverse effect on our business, cash flows, financial condition and results of operations. Important factors and risks that could cause actual results to differ materially from those in the forward-looking statements include, among others, the following:

Risks Related to our Business and Industry, including that:

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Our transaction volume may be partially dependent on the prices of Bitcoin we sell, which can be volatile. If such prices decline, the volume of user transactions could decrease and our business, operating results, and financial condition would be adversely affected.

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Our long-term success depends on our ability to develop new and innovative products and services to address and keep pace with the rapidly evolving market for payments and financial services, and, if we are not able to implement successful enhancements and new features for our products and services, our business, operating results, and financial condition could be materially and adversely affected.

•	Converting cash into cryptocurrency (and vice versa) involves risks, which could result in loss of user assets, user disputes and other liabilities, which could adversely impact our business.

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Any significant disruption in our kiosks or software, information technology systems or any of the blockchain networks related to our business, could result in a loss of users or funds and adversely impact our brand and reputation and our business, operating results, and financial condition.

Risks Related to Government Regulation and Privacy Matters, including that:

•	Any failure to obtain or maintain necessary money transmission registrations and licenses could adversely affect our operations.

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We are subject to an extensive and highly evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws, rules and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

Risks Related to Third Parties, including that:

•	We purchase Bitcoin for sale to users via our relationships with two primary liquidity providers, the loss of which could adversely affect our business and operations.

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A substantial portion of our kiosks are placed with a small number of retailers today. The expiration, termination or renegotiation of any of these contracts with our top retail partners or if one or more of our top retail partners were to cease doing business with us or substantially reduce its dealings with us, could cause our revenues to decline significantly and our business, financial condition and results of operations could be adversely impacted.

Risks Related to our Management and Employees, including that:

•	Our management team has limited experience managing a public company.

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The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial condition.

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Our officers, directors, employees, and large stockholders may encounter potential conflicts of interests with respect to their positions or interests in cryptocurrencies, entities, and other initiatives and digital asset-related businesses, which could adversely affect our business and reputation.

Risks Related to our Organizational Structure and the Tax Receivable Agreement, including that:

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We are a holding company. Our sole material asset is our interest in BT HoldCo, and accordingly, we are dependent upon distributions from BT HoldCo to pay taxes, make payments under the Tax Receivable Agreement and cover our corporate and other overhead expenses.

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We are a “controlled company” within the meaning of the Nasdaq rules and, as a result, we qualify for, and currently and may in the future rely on, certain exemptions from Nasdaq’s corporate governance requirements. As such, you may not have the same protections afforded to stockholders of companies that are subject to such requirements.

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We will be required to make payments to BT Assets under the Tax Receivable Agreement for certain Tax Attributes (as defined herein), and no such payments will be made to any party other than BT Assets. The amounts of such payments could be significant.

Risks Related to our Indebtedness, including that:

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We are party to debt agreements (and we may in the future become party to new debt agreements) that could restrict our operations and impair our financial condition. The agreements governing our indebtedness will impose restrictions on us that limit the discretion of management in operating our business and that, in turn, could impair our ability to meet our obligations under our debt.

Risks Related to our Class A common stock, including that:

•	An active, liquid trading market for our Class A common stock may not develop or be sustained, which may adversely affect the value of our Class A common stock.

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The class structure of our common stock has the effect of concentrating voting control within Brandon Mintz and his affiliates (including BT Assets), which limits or precludes your ability to influence corporate matters.

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Future sales of Class A common stock in the public market, or the perception that any such sales may occur, could cause the market price of Class A common stock to drop significantly, even if our business is doing well, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

The Offering

Warrants and Issuance of Common Stock

Issuer	Bitcoin Depot Inc.

Shares of Class A common stock offered by us	Up to 43,848,750 shares of Class A common stock, consisting of:

•	12,223,750 shares of Class A common stock underlying the Private Placement Warrants that were originally purchased at a purchase price of $1.00 per warrant; and

•	31,625,000 shares of Class A common stock underlying the Public Warrants that were originally issued as part of the units sold by GSRM at a purchase price of $10.00 per unit in its IPO.

Shares of Class A common stock outstanding prior to the exercise of all Public and Private Placement Warrants	13,721,691 (as of April 1, 2024)

Shares of Class A common stock outstanding assuming exercise of all Public and Private Placement Warrants	60,645,441 (based on the total shares outstanding as of April 1, 2024 and excluding (i) the conversion of Class V Common Stock upon the exchange by BT Assets of BT HoldCo Common Units and (ii) the conversion of Class E common stock upon vesting)

Exercise price of the Public and Private Placement Warrants	$11.50 per share, subject to adjustment as described herein.

Use of proceeds

We will receive up to an aggregate of approximately $504.3 million from the exercise of the Public and Private Placement Warrants if such warrants are exercised for cash. However, we will only receive such proceeds if and when the holders of the Warrants choose to exercise them. We expect to use the net proceeds from the exercise of the Public and Private Placement Warrants for general corporate purposes. We believe the likelihood that Warrant holders will exercise their Public Warrants and Private Placement Warrants, and therefore the amount of cash proceeds that we would receive, is highly dependent upon the trading price of our Class A Common Stock. We have 43,848,750 outstanding Warrants to purchase 43,848,750 shares of our Class A common stock, exercisable at an exercise price of $11.50 per share. If the trading price for our common stock is less than $11.50 per share, we believe holders of our Public Warrants and Private Placement Warrants will be unlikely to exercise their Warrants. As of April 26, 2024, the closing price of our Class A common stock was $1.80 per share. There can be no assurance that the Warrants will be in the money prior to their expiration. In addition, the Warrant holders have the option to exercise their Warrants on a cashless basis in certain circumstances. See “Description of Securities -Warrants” for more information. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants. See “Use of Proceeds.”

Resale of Class A common stock and Warrants

Shares of Class A common stock offered by the Selling Securityholders	We are registering the issuance by us of up to 43,848,750 shares of Class A common stock consisting of (i) up to 12,223,750 shares of our Class A common stock issuable upon the exercise of the Private Placement Warrants that were originally issued in a private placement to Sponsor; and (ii) up to 31,625,000 shares of our Class A common stock issuable upon the exercise of the Public Warrants that were originally issued as part of the units sold by GSRM in its initial public offering. We will receive the proceeds from any exercise of any Warrants for cash.

We are also registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, an aggregate of 83,747,027 shares of Class A common stock, consisting of:

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up to 657,831 shares of Class A common stock held by former stockholders of GSRM of which (i) 203,481 shares were issued pursuant to certain Voting and Non-Redemption Agreements at an effective purchase price of $0.00 per share and (ii) 454,350 shares were issued pursuant to certain Non-Redemption Agreements at an effective purchase price of $3.00 per share;

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up to 5,769,185 shares of Class A common stock held by certain third parties and affiliates of Sponsor and former directors of GSRM, in each case that were issued at Closing in exchange for an equivalent number of shares of Class B common stock of GSRM that were originally purchased for approximately $0.004 per share;

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up to 1,075,761 shares of Class A common stock issuable upon the vesting and conversion of the Class E common stock held by certain third parties and affiliates of Sponsor and former directors of GSRM in exchange for an equivalent number of shares of Class B common stock of GSRM that were originally purchased for approximately $0.004 per share;

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up to 59,100,000 shares of Class A common stock underlying the following securities held directly by BT Assets as of the Closing (which in each case were issued as consideration in the Business Combination based on a value of $10.00 per share): (i) 15,000,000 BT HoldCo Earnout Units, consisting of (A) 5,000,000 Class 1 Earnout Units of BT HoldCo, (B) 5,000,000 Class 2 Earnout Units of BT HoldCo, and (C) 5,000,000 Class 3

Earnout Units of BT HoldCo, and (ii) 44,100,000 BT HoldCo Common Units (which correspond to 44,100,000 shares of Class V common stock);

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up to 4,300,000 shares of Class A common stock issuable upon conversion of our Series A Preferred Stock held by the PIPE Subscribers pursuant to that certain PIPE Agreement and which were purchased for $10.00 per share and issued at Closing;

•	up to 460,000 shares of Class A common stock held directly by Brandon Mintz and received pursuant to the Incentive Equity Plan, at an effective cost basis of $3.23 per share;

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up to 120,500 shares of Class A common stock issuable upon exercise of the restricted stock units issued at Closing to Scott Buchanan under the Bitcoin Depot Inc. 2023 Omnibus Incentive Equity Plan, at an effective cost basis of $3.23 per share; and

•	up to 12,223,750 shares of Class A common stock issuable upon exercise of the Private Placement Warrants that were originally purchased for $1.00 per Private Placement Warrant.

Warrants offered by the Selling Securityholders	Up to 12,223,750 Private Placement Warrants that were originally purchased at a purchase price of $1.00 per Private Placement Warrant and distributed to certain third parties and affiliates of Sponsor concurrently with Closing.

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the securities registered for resale under this prospectus.

Lock-Up Restrictions	Certain of our Selling Securityholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section titled “Certain Relationships and Related Party Transactions” and “Certain Relationships and Related Party Transactions—Amended and Restated Registration Rights Agreement.”

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of Class A common stock or Private Placement Warrants by the Selling Securityholders. We will receive the exercise price upon the exercise of the Warrants, to the extent such Warrants are exercised for cash.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors.”

Nasdaq ticker symbols	“BTM” for the Class A common stock and “BTMWW” for the Public Warrants.

For additional information concerning the offering, see “Plan of Distribution.”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. Although we have organized risks generally according to these categories in the discussion below, many of the risks may have ramifications in more than one category. These categories, therefore, should be viewed as a starting point for understanding the significant risks we face and not as a limitation on the potential impact of the matters discussed. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to our Business and Industry

Our transaction volume may be partially dependent on the prices of Bitcoin we sell, which can be volatile. If such prices decline, the volume of user transactions could decrease and our business, operating results, and financial condition would be adversely affected.

We generate substantially all of our revenue from the cash paid by customers to purchase Bitcoin from our kiosks. The number of user transactions and our transaction volumes may be partially dependent on the prices of Bitcoin, as well as the associated demand for buying, selling and trading Bitcoin, which can be and historically have been volatile. If such prices decline, the number of user transactions or our transaction volumes could decrease. As such, any such declines, or any declines in the price of Bitcoin or market liquidity for cryptocurrency generally, may result in lower total revenue to us. For example, from January 1, 2020 through March 2024, the trading price of Bitcoin appreciated significantly, from a low of approximately $3,800 per Bitcoin in March 2020, to a high of approximately $73,750 per Bitcoin in March 2024. The price and trading volume of any cryptocurrency, including Bitcoin, is subject to significant uncertainty and volatility, depending on a number of factors, including:

•	market conditions of, and overall sentiment towards, cryptocurrency;

•	changes in liquidity, market-making volume, and trading activities;

•	trading activities in cryptocurrency, including on other cryptocurrency platforms worldwide, many of which may be unregulated, and may include manipulative activities;

•	investment and trading activities of highly active retail and institutional users, speculators, miners, and investors;

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the speed and rate at which cryptocurrency is able to gain adoption as a medium of exchange, utility, store of value, consumptive asset, security instrument, or other financial assets worldwide, if at all;

•	changes in user and investor confidence in cryptocurrency and cryptocurrency platforms;

•	negative publicity and events relating to the digital financial system;

•	unpredictable social media coverage or “trending” of, or other rumors and market speculation regarding cryptocurrency;

•	the ability for cryptocurrency to meet user and investor demands;

•	the functionality and utility of cryptocurrency and its associated ecosystems and networks, including cryptocurrency designed for use in various applications;

•	retail user preferences and perceived value of cryptocurrency and cryptocurrency markets;

•	increased competition from other payment services or cryptocurrency for which we do not sell that exhibit better speed, security, scalability, or other characteristics;

•	regulatory or legislative changes and updates affecting the digital financial system;

•	the characterization of cryptocurrency under the laws of various jurisdictions around the world;

•	the adoption of unfavorable taxation policies on cryptocurrency investments by governmental entities;

•	the maintenance, troubleshooting, and development of the blockchain networks underlying cryptocurrency, including by miners, validators, and the development community;

•	the ability for cryptocurrency networks to attract and retain miners or validators to secure and confirm transactions accurately and efficiently;

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legal and regulatory changes affecting the operations of miners and validators of blockchain networks, including limitations and prohibitions on mining activities, or new legislative or regulatory requirements as a result of growing environmental concerns around the use of energy in mining cryptocurrency, including Bitcoin, and other proof-of-work mining activities;

•	ongoing technological viability and security of cryptocurrency and its associated smart contracts, applications and networks, including vulnerabilities against hacks and scalability;

•	fees and speed associated with processing cryptocurrency transactions, including on the underlying blockchain networks and on cryptocurrency platforms;

•	financial strength of market participants;

•	the availability and cost of funding and capital;

•	interruptions in service from or failures of major cryptocurrency platforms;

•	availability of an active derivatives market for various cryptocurrencies;

•	availability of banking and payment services to support cryptocurrency-related projects;

•	level of interest rates and inflation;

•	monetary policies of governments, trade restrictions, and fiat currency devaluations; and

•	national, North American and international economic and political conditions.

There is no assurance that any given cryptocurrency will maintain or increase in value or that there will be meaningful transaction volumes from our users. In the event that the price or trading of, or demand for, cryptocurrency declines, our business, operating results, and financial condition would be adversely affected.

Our long-term success depends on our ability to develop new and innovative products and services to address and keep pace with the rapidly evolving market for payments and financial services, and, if we are not able to implement successful enhancements and new features for our products and services, our business, operating results and financial condition could be materially and adversely affected.

Rapid and significant technological changes continue to confront the industries in which we operate, including developments in digital banking, mobile financial apps, ATMs and BTMs, and point-of-service solutions, as well as developments in cryptocurrency and in tokenization, which replaces sensitive data (e.g., payment card information) with symbols (tokens) to keep the data safe in the event that sensitive data is stolen or viewed by unauthorized third parties.

These new and evolving services and technologies may be superior to, impair, or render obsolete the products and services we currently offer or the technologies we currently use to provide them. Incorporating new technologies into our products and services may require substantial expenditures and take considerable time, and we may not be successful in realizing a return on these development efforts in a timely manner or at all. Our ability to develop new and innovative products and services may be inhibited by industry-wide standards, payment networks, existing and future laws and regulations, resistance to change from our users or third parties’ intellectual property rights. Our success will depend on our ability to develop new technologies and to adapt to technological changes and evolving industry standards. If we are unable to provide enhancements and new features for our products and services or to develop new and innovative products and services that achieve market acceptance or that keep pace with rapid technological developments and evolving industry standards, our business, operating results and financial condition would be materially and adversely affected.

We often rely not only on our own initiatives and innovations, but also on third parties, including some of our competitors, for the development of and access to new technologies and development of a robust market for these new products and technologies. Failure to accurately predict or to respond effectively to developments in our industry may significantly impair our business.

In addition, because our BitAccess software is designed to operate with a variety of systems and devices, we need to continuously modify and enhance our products and services to keep pace with changes in technologies. Any failure of our BitAccess software to continue to operate effectively with new technologies could reduce our growth opportunities, the demand for our products and services, result in dissatisfaction of our users, and materially and adversely affect our business.

Our risk management efforts may not be effective, which could expose us to losses and liability and otherwise harm our business.

We offer payments and other products and services to a large number of users. We have programs designed to vet and monitor these users and the transactions we process for them as part of our risk management efforts, but such programs require continuous improvement and may not be effective in detecting and preventing fraud and illegitimate transactions. When our services are used to process illicit transactions, and we settle those funds to users and are unable to recover them, we suffer losses and liability. Additionally, illicit transactions can also expose us to governmental and regulatory enforcement actions.

The highly automated nature of, and liquidity offered by, our services make us and our users a target for illegal or improper uses, including scams and fraud directed at our users, fraudulent or illegal sales of goods or services, money laundering, and terrorist financing. Our risk management policies, procedures, techniques, and processes may not be sufficient to identify all risks to which we are exposed, to enable us to prevent or mitigate the risks we have identified, or to identify additional risks to which we may become subject in the future. Our current business, changing and uncertain economic, geopolitical, and regulatory environment, and anticipated domestic and international growth will continue to place significant demands on our risk management and compliance efforts, and we will need to continue developing and improving our existing risk management infrastructure, techniques, and processes.

We maintain insurance policies providing general liability, umbrella and excess liability coverage, each of which has an aggregate limit between $2 million to $5 million, as well as coverage relating to cyber-related incidents, having an aggregate policy limit of approximately $2 million. Typically, these insurance policies have one-year terms, and we are able to apply for term renewal at the end of each calendar year. With respect to termination provisions included in the subject policies, we have the option to terminate each policy by providing notice to the applicable provider and fulfilling our obligation to pay the minimum earned premium due under the applicable policy. While we maintain a program of insurance coverage for various types of liabilities, we may self-insure against certain business risks and expenses where we believe we can adequately self-insure against the anticipated exposure and risk or where insurance is either not available or deemed not cost-effective.

We obtain and process a large amount of sensitive user data. Any real or perceived improper use of, disclosure of, or access to such data could harm our reputation, as well as have an adverse effect on our business.

We obtain and process large amounts of sensitive data, including personal data related to our users and their transactions, such as their names, addresses, social security or tax identification numbers, copies of government-issued identification, facial recognition data (from scanning of photographs for identity verification), bank statements and transaction data. We face risks, including to our reputation, in the handling and protection of this data, and these risks will increase as our business expands, including through our acquisition of, and investment in, other companies and technologies. Federal, state, and international laws and regulations governing privacy, data protection, and e-commerce transactions require us to safeguard our users’, employees’, and service providers’ personal data.

We have administrative, technical, and physical security measures and controls in place and maintain an information security program. However, our security measures, or the security measures of companies we acquire, may be inadequate or breached as a result of third-party action, employee or service provider error, malfeasance, malware, phishing, hacking attacks, system error, trickery, advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security or otherwise, and, as a result, someone may be able to obtain unauthorized access to sensitive information, including personal data, on our systems. We could be the target of a cyber security incident, which could result in harm to our reputation and financial losses. Additionally, our users have been and could be targeted in cyber security incidents like an account takeover, which could result in harm to our reputation and financial losses. Additionally, privacy and data protection laws are evolving, and these laws may be interpreted and applied in a manner that is inconsistent with our data handling safeguards and practices that could result in fines, lawsuits, and other penalties, and significant changes to our business practices and products and services. Our future success depends on the reliability and security of our products and services. To the extent that the measures we or any companies we acquire have taken prove to be insufficient or inadequate, or to the extent we discover a security breach suffered by a company we acquire following the closing of such acquisition, we may become subject to litigation, breach notification obligations, or regulatory or administrative sanctions, which could result in significant fines, penalties, damages, harm to our reputation, or loss of users. If our own confidential business information or sensitive user information were improperly disclosed, our business could be adversely affected. Additionally, a party who circumvents our security measures could, among other effects, appropriate user information or other proprietary data, cause interruptions in our operations, or expose users to hacks, viruses, and other disruptions.

We face intense competition, and if we are unable to continue to compete effectively for any reason, our business, financial condition, and results of operations could be adversely affected.

The markets in which we compete are highly competitive, and we face a variety of current and potential competitors that may have larger and more established user bases and substantially greater financial, operational, marketing and other resources than we have. The digital financial system is highly innovative, rapidly evolving, and characterized by healthy competition, experimentation, changing user needs, frequent introductions of new products and services, and subject to uncertain and evolving industry and regulatory requirements. We expect competition to intensify as existing and new competitors introduce new products and services or enhance existing ones. We compete against a number of companies operating both within the U.S. and abroad, including traditional financial institutions, financial technology companies and brokerage firms that have entered the cryptocurrency market in recent years, digital and mobile payment companies offering overlapping features targeted at our users, and companies focused on cryptocurrency.

The products and services provided by our competitors are differentiated by features and functionalities, including brand recognition, user service, reliability, distribution network and options, price, speed, and convenience. Distribution channels such as online, mobile solutions, account deposit and kiosk-based services continue to evolve and impact the competitive environment for cryptocurrency transactions. For example, traditional financial institutions could offer competing cryptocurrency-related products and services to our existing and prospective users.

Our future growth depends on our ability to compete effectively in Bitcoin transaction-related services. For example, if our products and services do not offer competitive features and functionalities or if we do not keep up with technological advances, we may lose users to our competitors, which could adversely affect our business, financial condition and results of operations. In addition, if we fail to charge our users comparable and appropriate transaction and other fees relative to our competitors, users may not use our services, which could adversely affect our business, financial condition and results of operations. For example, transaction volume, where we face intense competition, could be adversely affected by pricing pressures between our services and those of some of our competitors, which could reduce the markup at which we sell Bitcoin to users and the separate flat transaction fee that we charge and adversely affect our financial condition and results of operations. We have the ability to implement fee adjustments from time to time in response to competition and other factors. Fee reductions could adversely affect our financial condition and results of operations in the short-term and may also adversely affect our financial condition and results of operations in the long-term if transaction volumes do not increase sufficiently in response.

Many innovative start-up companies and larger companies have made, and continue to make, significant investments in research and development, and we expect these companies to continue to develop similar or superior products and technologies that compete with our products and services. Further, more traditional financial and non-financial services businesses may choose to offer cryptocurrency-related services in the future as cryptocurrencies gain adoption. Our current and potential competitors may establish cooperative relationships among themselves or with third parties that may further enhance their resources.

Our existing competitors have, and our potential competitors are expected to have, various competitive advantages over us, such as:

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the ability to trade cryptocurrencies, and offer products and services, that we do not support or offer (due to constraints from regulatory authorities, our banking partners, and other factors) such as tokens that constitute securities or derivative instruments under U.S. or foreign laws;

•	greater name recognition, longer operating histories, larger user bases, and larger market shares;

•	larger sales and marketing budgets and organizations;

•	more established marketing, banking, and compliance relationships;

•	greater user support resources;

•	greater resources to make acquisitions;

•	lower labor, compliance, risk mitigation, and research and development costs;

•	larger and more mature intellectual property portfolios;

•	greater number of applicable licenses, registrations or similar authorizations;

•	established core business models outside of facilitating cryptocurrency transactions, allowing them to operate on lesser margins or at a loss;

•	operations in certain jurisdictions with lower compliance costs and greater flexibility to explore new product offerings; and

•	substantially greater financial, technical, and other resources.

If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, operating results, and financial condition could be adversely affected.

Converting cash into cryptocurrency (and vice versa) involves risks, which could result in loss of user assets, user disputes and other liabilities, which could adversely impact our business.

To own, transfer and use a cryptocurrency on its underlying blockchain network, a person must have a private and public key pair associated with a network address, commonly referred to as a “wallet.” Each wallet is associated with a unique “public key” and “private key” pair, each of which is a string of alphanumerical characters. Our mobile app allows our users to receive and transfer Bitcoin using an un-hosted digital wallet (which can be created by a user via our mobile app) or by inputting the information for any other digital wallet. Also, some blockchain networks may require additional information to be provided in connection with any transfer of Bitcoin to or from a user’s wallet. A number of errors can occur in the process of converting cash into or transferring Bitcoin by way of our mobile platform, such as typos, mistakes, or the failure to include the information required by the blockchain network. For instance, a user may incorrectly enter the desired recipient’s public key. Alternatively, a user may transfer Bitcoin to a wallet address that such user does not own, control, or hold the private keys to. In addition, each wallet address is only compatible with the underlying blockchain network on which it is created. For instance, a Bitcoin wallet address can only be used to send and receive Bitcoin. If any Ethereum or other cryptocurrency is sent to a Bitcoin wallet address, or if any of the foregoing errors occur, all of the user’s sent cryptocurrency will be permanently and irretrievably lost with no means of recovery. We have encountered and expect to encounter similar incidents with our users. Such incidents could result in user disputes, damage to our brand and reputation, legal claims against us, and financial liabilities, any of which could adversely affect our business.

Disputes with our users could adversely impact our brand and reputation and our business, operating results, and financial condition.

From time to time we have been, and may in the future be, subject to claims and disputes with our users with respect to our products and services, such as regarding the execution and settlement of cryptocurrency trades, fraudulent or unauthorized transactions, account takeovers, deposits and withdrawals of cryptocurrency, failures or malfunctions of our systems and services, or other issues relating to our products and services. Additionally, the ingenuity of criminal fraudsters may cause our users to be subject to ongoing account takeovers and identity fraud issues. While we have taken measures to detect and reduce the risk of fraud, there is no guarantee that they will be successful and, in any case, require continuous improvement and optimization for continually evolving forms of fraud to be effective. There can be no guarantee that we will be successful in detecting and resolving these disputes or defending ourselves in any of these matters, and any failure may result in impaired relationships with our users, damage to our brand and reputation, and substantial fines and damages. In some cases, the measures we have implemented to detect and deter fraud have led to poor user experiences, including indefinite account inaccessibility for some of our users, which increases our user support costs and can compound damages. We could incur significant costs in compensating our users, such as if a transaction was unauthorized, erroneous, or fraudulent. We could also incur significant legal expenses resolving and defending claims, even those without merit. To the extent we are found to have failed to fulfill our regulatory obligations, we could also lose our authorizations, registrations or licenses or become subject to conditions that could make future operations more costly, impair our ability to grow, and adversely impact our operating results. We are subject to investigation and enforcement action by state, federal, and international consumer protection agencies, including the Consumer Financial Protection Bureau, the Federal Trade Commission (“FTC”), state attorneys general in the U.S., the Canadian Office of Consumer Affairs, and other similar U.S. and Canadian government authorities, each of which monitors user complaints against us and, from time to time, escalates matters for investigation and potential enforcement against us.

While certain of our agreements with users contain arbitration provisions with class action waiver provisions that may limit our exposure to class action litigation, some federal, state, and foreign courts have refused or may refuse to enforce one or more of these provisions, and there can be no assurance that we will be successful in enforcing these arbitration provisions, including the class action waiver provisions, in the future or in any given case. Legislative, administrative, or regulatory developments may directly or indirectly prohibit or limit the use of pre-dispute arbitration clauses and class action waiver provisions. Any such prohibitions or limitations on or discontinuation of the use of such arbitration or class action waiver provisions could subject us to additional lawsuits, including additional class action litigation, and significantly limit our ability to avoid exposure from class action litigation.

There are a number of risks associated with our non-U.S. operations that could adversely affect our business.

We provide products and services in the U.S. and Canada and may in the future expand in various international markets. Our ability to grow in international markets and our future results could be adversely affected by a number of factors, including:

•	difficulty in attracting a sufficient number of users or retail partners, or a lack of acceptance of our products and services;

•	failure to anticipate competitive conditions and competition with service providers or other market players that have greater experience in the local markets than we do;

•	difficulty in recruiting and retaining qualified employees and managing foreign operations in an environment of diverse cultures, laws and customs;

•	challenges caused by distance, language and cultural differences and the increased travel, infrastructure and other resources associated with international operations;

•	failure to conform with applicable business customs, including translation into foreign languages, cultural context and associated expenses;

•	any inability or difficulties supporting or integrating with local third-party providers;

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changes in political and economic conditions and potential instability in certain regions, including in particular the recent civil unrest, terrorism, political turmoil and economic uncertainty in Africa, the Middle East, Europe, and other regions;

•	restrictions on money transfers to, from and between certain countries;

•	currency controls, new currency adoptions and repatriation issues;

•

changes in regulatory requirements or in foreign policy, including the adoption of domestic or foreign laws, regulations and interpretations detrimental to our business (including, but not limited to, with respect to payments, privacy, data protection, information security and tax);

•	difficulty in gaining acceptance from industry self-regulating bodies;

•	possible increased costs and additional regulatory burdens imposed on our business, including tariffs, sanctions, fines or other trade restrictions;

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changes to or the implementation of new U.S. sanctions, resulting in bank closures in certain countries, the ultimate freezing of our assets, adverse effects on existing business relationships, and/or restrictions on entering into new business relationships where carrying on business would violate such sanctions;

•	burdens of complying with a wide variety of laws and regulations;

•	potential increased exposure to public health issues such as pandemics, and related industry and governmental actions to address these issues;

•	possible fraud or theft losses and lack of compliance by international representatives in foreign legal jurisdictions where collection and legal enforcement may be difficult or costly;

•	reduced protection of our intellectual property rights;

•	unfavorable tax rules or trade barriers; and

•	failure to successfully manage our exposure to non-U.S. dollar exchange rates.

In the future, if a material portion of our revenue is generated in currencies other than the U.S. dollar, we will be subject to risks associated with changes in the value of our revenues denominated in non-U.S. dollars. As exchange rates among the U.S. dollar and other currencies fluctuate, the impact of these fluctuations may have a material adverse effect on our results of operations or financial condition as reported in U.S. dollars.

Our products and services may be exploited to facilitate illegal activity such as fraud, money laundering, gambling, tax evasion, and scams. If any of our users use our business to further such illegal activities, our business could be adversely affected.

Our products and services may be exploited to facilitate illegal activity including fraud, money laundering, gambling, tax evasion, and scams. We may be specifically targeted by individuals seeking to conduct fraudulent transfers, and it may be difficult or impossible for us to detect and avoid such transactions in certain circumstances. The use of our products and services for illegal or other illicit purposes could subject us to claims, individual and class action lawsuits, and government and regulatory investigations, prosecutions, enforcement actions, inquiries, or requests that could result in liability and reputational harm for us. Moreover, certain activities that may be legal in one jurisdiction may be illegal in another jurisdiction, and certain activities that are at one time legal may in the future be deemed illegal in the same jurisdiction. As a result, there is significant uncertainty and cost associated with detecting and monitoring transactions for compliance with local laws. In the event that a user is found responsible for intentionally or inadvertently violating the laws in any jurisdiction, we may be subject to governmental inquiries, enforcement actions, prosecuted, or otherwise held secondarily liable for aiding or facilitating such activities. Changes in law have also increased the penalties for money transmitters for certain illegal activities, and government authorities may consider increased or additional penalties from time to time. Government authorities may seek to bring legal action against money transmitters, including us, for involvement in the sale of infringing or allegedly infringing items. Any threatened or resulting claims could result in reputational harm, and any resulting liabilities, loss of transaction volume, or increased costs could harm our business.

Moreover, while fiat currencies can be used to facilitate illegal activities, cryptocurrencies are relatively new and, in many jurisdictions, may be lightly regulated or largely unregulated. Many types of cryptocurrencies have characteristics, such as the speed with which cryptocurrency transactions can be conducted, the ability to conduct transactions without the involvement of regulated intermediaries, the ability to engage in transactions across multiple jurisdictions, the irreversible nature of certain cryptocurrency transactions, and encryption technology that anonymizes these transactions, that make cryptocurrency susceptible to use in illegal activity. U.S. federal and state and foreign regulatory authorities and law enforcement agencies, such as the Department of Justice, SEC, U.S. Commodity Futures Trading Commission, FTC, or the Internal Revenue Service (“IRS”), and various state securities and financial regulators have taken and continue to take legal action against persons and entities alleged to be engaged in fraudulent schemes or other illicit activity involving cryptocurrency. Facilitating transactions in cryptocurrency, including those that obscure the identities of the sender and/or receiver, may cause us to be at increased risk of liability arising out of anti-money laundering and economic sanctions laws and regulations.

Like many money service businesses, we face a variety of unique challenges when it comes to anti-money laundering compliance, which require us to implement compliance programs unique in comparison to a bank or large financial institution. Our kiosks operate in retail store fronts detached from the store’s core business operations which necessitates all Know Your Customer and anti-money laundering data collection to be automated at the kiosk without any interpersonal interactions. Further, individuals attempting to shield the ultimate beneficiary of these transactions often move funds from these transactions multiple times. In addition, we do not typically trace where the Bitcoin is sent following the delivery of the Bitcoin from Bitcoin Depot to the user which could make it easier for users to obscure the ultimate beneficiary or end use of the Bitcoin purchased from us, especially when those looking to commit fraud or launder money could present different or even fictitious, counterfeit, or altered identification on separate occasions.

While we have designed our risk management and compliance framework to detect significant illicit activities conducted by our potential or existing users, we cannot ensure that we will be able to detect all illegal or other illicit activity on our platform. If any of our users use our platform to further such illegal or other illicit activities, our business could be adversely affected.

If we fail to retain existing users or add new users, or if our users decrease their level of engagement with our products and services, our business, operating results, and financial condition may be significantly harmed.

Our success depends on our ability to retain existing users and attract new users to increase engagement with our products and services. To do so, we must continue to offer leading technologies and ensure that our products and services are secure, reliable, and engaging. We must also expand our products and services and offer competitive transaction and other fees in an increasingly crowded and price-sensitive market. There is no assurance that we will be able to continue to do so, that we will be able to retain our current users or attract new users, or keep our users engaged. Any number of factors can negatively affect user retention, growth, and engagement, including if:

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we fail to increase awareness of our brand and successfully compete with the offerings and prices other companies, or if our users otherwise increasingly engage with competing products and services, including those that we are unable to offer due to regulatory reasons;

•	we fail to introduce new and improved products and services, or if we introduce new products or services that are not favorably received;

•	we fail to successfully identify and acquire or invest in businesses, products or technologies that we believe could complement or expand our business;

•	we fail to support new and in-demand cryptocurrencies or if we elect to support cryptocurrencies with negative reputations;

•

there are changes in sentiment about the quality or usefulness of our products and services or concerns related to privacy, security, or other factors including, without limitation, changes in macro-level user preference for using cash to purchase Bitcoin;

•	there are adverse changes in our products and services that are mandated by legislation, regulatory authorities, or litigation;

•	we fail to maintain existing authorizations as well as obtain newly required authorizations, registrations and licenses for our products;

•

users perceiving Bitcoin and other cryptocurrencies to be a bad investment, or experiencing significant losses in Bitcoin or other cryptocurrencies, may not desire to utilize our products and services;

•

technical or other problems prevent us from delivering our products and services with the speed, functionality, security and reliability that our users expect, or if we fail to otherwise gain and maintain the trust and confidence of our users;

•	there are cyber security incidents, employee or service provider misconduct or other unforeseen activities that cause losses to us or our users;

•

there are modifications to our fee model, including as a result of changes in or the adoption of any laws or regulations imposing restrictions or limitations on the markup at which we sell Bitcoin to users or the separate flat transaction fee that we are able to charge our users, or modifications by competitors to their fee models;

•	we fail to provide adequate customer service for our users and retail partners;

•	regulatory and governmental bodies in countries that we target for expansion express negative views towards cryptocurrency-related services and, more broadly, the digital financial system; or

•	we or other companies in our industry are the subject of adverse media reports or other negative publicity.

From time to time, certain of these factors have negatively affected user retention, growth, and engagement to varying degrees. If we are unable to maintain or increase our user base and user engagement, our revenue and financial results may be adversely affected. Any decrease in user retention, growth, or engagement could render our products and services less attractive to users, which may have an adverse impact on our revenue, business, operating results, and financial condition. If our user growth rate slows or declines, we will become increasingly dependent on our ability to maintain or increase levels of user engagement and monetization in order to drive growth of revenue.

Our products and services may be negatively characterized by consumer advocacy groups, the media or certain federal, state and local government officials, and if those negative characterizations become increasingly accepted by current or potential new users and/or our retail partners, or result in restrictions or limitations on the fees we charge to users, our reputation could be significantly impacted, which when coupled with required modifications to our fee model could result in decreased demand for our products and services and a corresponding decrease in our transaction volume, all of which could materially and adversely impact our business.

Certain media reports have asserted that laws and regulations regarding cryptocurrencies and related transactions and activities should be broader and more restrictive. In many cases, these media reports can focus on fees charged to users, which are often alleged to be higher than the fees typically charged by banks or similar institutions, as well as marketing tactics, which are alleged to target socioeconomically vulnerable communities. The fees and marketing strategies associated with our kiosks are from time to time characterized by consumer advocacy groups and media reports as predatory or abusive without discussing the numerous benefits to users. If the negative characterization of our marketing strategies and/or fee structure becomes increasingly accepted by current or potential new users or our retail partners, demand for our products and services could decrease, which could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to quickly and effectively respond to such characterizations, or if there are modifications to our fee model, including as a result of changes in or the adoption of any laws or regulations imposing restrictions or limitations on the markup at which we sell Bitcoin to users, we may experience declines in user loyalty and transactions and our relationships with our retail partners may suffer, which could have a material adverse effect on our business, results of operations and financial condition. Additionally, any actions by our competitors that are challenged by users, advocacy groups, the media or governmental agencies or entities as being abusive or predatory, could result in our products and services being perceived as unlawful or inappropriate activities or business practices, merely because we operate in the same general industries as such competitors. Such perception, whether or not accurate, could have a material adverse effect on our business, results of operations and financial condition.

Our strategy and focus on delivering high-quality, compliant, easy-to-use, and secure Bitcoin-related services may not maximize short-term or medium-term financial results.

We have taken, and expect to continue to take, actions that we believe are in the best interests of our users and the long-term interests of our business, even if those actions do not necessarily maximize short-term or medium-term results. These include expending significant managerial, technical, and legal efforts on complying with laws and regulations that are applicable to our products and services and protecting our and our users’ data. For instance, our compliance personnel costs are approximately $2.0 million annually. Substantially all of our operating costs with respect to regulation and compliance are correlated with our transaction volumes, and mainly driven by payroll to employ a growing number of personnel to support the expansion of our business. We also focus on driving long-term engagement with our users through innovation and developing new industry-leading products and technologies. These decisions may not be consistent with the short-term and medium-term expectations of our stockholders and may not produce the long-term benefits that we expect, which could have an adverse effect on our business, operating results, and financial condition.

Any significant disruption in our kiosks or software, information technology systems, or any of the blockchain networks related to our business, could result in a loss of users or funds and adversely impact our brand and reputation and our business, operating results, and financial condition.

Our reputation and ability to attract and retain users and grow our business depends on our ability to operate our products and services at high levels of reliability, scalability, and performance, including the ability to process and monitor, on a daily basis, the transactions that occur across multiple systems. Our kiosks and software, the ability of our users to transact in Bitcoin, and our ability to operate at a high level, are dependent on our ability to access the blockchain networks underlying the supported Bitcoin, for which access is dependent on our systems’ ability to access the internet. Further, the successful and continued operations of such blockchain networks will depend on a network of computers, miners, or validators, and their continued operations, all of which may be impacted by service interruptions.

Our kiosks and certain cryptocurrency and blockchain networks have experienced from time to time, and may experience in the future, service interruptions or degradation because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, insider threats, break-ins, sabotage, human error, vandalism, earthquakes, hurricanes, floods, fires, and other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses or other malware, or other events. In addition, extraordinary transactions or site usage could cause our kiosks to operate at an unacceptably slow speed or even fail.

If any of our kiosks are disrupted for any reason, our products and services may fail, resulting in unanticipated disruptions, slower response times and delays in our users’ transaction execution and processing, failed transactions, incomplete or inaccurate accounting, recording or processing of transactions, unauthorized transactions, loss of user information, increased demand on limited user support resources, user claims, complaints with regulatory organizations, lawsuits, or enforcement actions. A prolonged interruption in the availability or reduction in the availability, speed, or functionality of our products and services could harm our business. Significant or persistent interruptions in our services could cause current or potential users to believe that our kiosks or software are unreliable, leading them to switch to our competitors or to avoid or reduce the use of our products and services, and could permanently harm our reputation and brands. Moreover, to the extent that any system failure or similar event results in damages to our users, these users could seek significant compensation from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for us to address. Problems with the reliability or security of our kiosks or software would harm our reputation, and damage to our reputation and the cost of remedying these problems could negatively affect our business, operating results, and financial condition.

Because we are a regulated money services business in certain jurisdictions, interruptions have resulted and in the future may result in regulatory scrutiny, and significant or persistent interruptions could lead to significant fines and penalties, and mandatory and costly changes to our business practices, and ultimately could cause us to lose existing licenses or banking and other relationships that we need to operate or prevent or delay us from obtaining additional authorizations, registrations or licenses that may be required for our business.

In addition, we are continually improving and upgrading our information systems and technologies. We also rely on technologies developed by others, and if we are unable to continue to obtain licenses for such technologies or licenses to substitute for similar technologies, our business could be adversely impacted. Implementation of new systems and technologies is complex, expensive, time-consuming, and may not be successful. If we fail to timely and successfully implement new information systems and technologies, or improvements or upgrades to existing information systems and technologies, or if such systems and technologies do not operate as intended, it could have an adverse impact on our business, internal controls (including internal controls over financial reporting), operating results, and financial condition.

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that engage in Bitcoin and/or other cryptocurrency-related activities, or accept Bitcoin as payment, including financial institutions of investors in our securities, and we may be exposed to counterparty risk as a result.

Although a number of significant U.S. banks and investment institutions, such as Goldman Sachs, Citi Group, J.P. Morgan, Bank of America and BlackRock, have indicated they plan to begin allowing their customers to carry and invest in Bitcoin and other cryptocurrencies, the acceptance and use of Bitcoin and other cryptocurrencies by banks is relatively uncommon and may never become mainstream. Indeed, a number of companies and individuals engaged in Bitcoin and/or other cryptocurrency-related activities have been unable to find banks or financial institutions that are willing to provide them with banking services. Similarly, a number of companies and individuals or businesses associated with Bitcoin or other cryptocurrencies may have had and may continue to have their existing banking services discontinued with financial institutions in response to government action, particularly in China, where the regulatory response to cryptocurrencies has been to exclude their use for ordinary consumer transactions within China. We also may be unable to obtain or maintain these services for our business. To date, we have not experienced such issues in finding banks or financial institutions willing to provide services to us that has had a material impact on our business, financial condition or results of operations. The difficulty that many businesses that provide Bitcoin and/or derivatives on other digital asset-related activities have and may continue to have in finding banks and financial institutions willing to provide them services may be decreasing the usefulness of cryptocurrency as a payment system and harming public perception of cryptocurrency and could decrease cryptocurrency’s usefulness and harm its public perception in the future.

The public perception of Bitcoin or cryptocurrency could be damaged if banks or financial institutions were to close the accounts of businesses engaging in Bitcoin and/or other cryptocurrency-related activities. This could occur as a result of compliance risk, cost, government regulation, or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock and derivatives on commodities exchanges, the over-the-counter market and the Depository Trust Company. The adoption or implementation of similar policies, rules or regulations by these or similar entities could negatively affect our relationships with financial institutions and impede our ability to convert Bitcoin and other cryptocurrencies to fiat currencies. Such factors could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could ultimately have a material adverse effect on our business, prospects, or operations and harm investors.

Due to unfamiliarity and some negative publicity associated with cryptocurrency-related businesses, existing and potential users may lose confidence in cryptocurrency-related products and services, which could negatively affect our business.

Cryptocurrency and related products and services are relatively new. Many of our competitors are unlicensed, unregulated, operate without supervision by any governmental authorities, and do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity, and regulatory compliance. As a result, users and the general public may lose confidence in cryptocurrency businesses, including regulated businesses like ours.

Since the inception of the digital financial system, numerous cryptocurrency businesses have been sued, investigated, or shut down due to fraud, manipulative practices, business failure, and security breaches. In many of these instances, customers of these businesses were not compensated or made whole for their losses. Larger businesses like us are more appealing targets for hackers and malware and may also be more likely to be targets of regulatory enforcement actions. For example, in May 2019, Binance, one of the world’s largest platforms, was hacked, resulting in losses of approximately $40 million, and in February 2021, Bitfinex settled a long-running legal dispute with the State of New York related to Bitfinex’s alleged misuse of over $800 million of customer assets. Further, in the first half of 2022, major cryptocurrency lending platforms declared bankruptcy, resulting in a loss of confidence in participants of the digital financial system and negative publicity surrounding cryptocurrency more broadly.

In addition, there have been reports that a significant amount of cryptocurrency trading volume on cryptocurrency businesses is fabricated and false in nature, with a specific focus on unregulated businesses located outside the U.S. Such reports may indicate that the market for cryptocurrency business activities is significantly smaller than otherwise understood.

We have entered into, and may in the future enter into, acquisitions, strategic investments, partnerships or relationships, entries into new businesses, joint ventures, divestitures, and other transactions which could fail to achieve strategic objectives, disrupt our ongoing operations or result in operating difficulties, divert the attention of management, liabilities and expenses, harm our business, and negatively impact our results of operations.

In pursuing our business strategy, we routinely conduct discussions and evaluate opportunities for possible acquisitions, strategic investments, partnerships and relationships, entries into new businesses, joint ventures, divestitures, and other transactions. We have in the past acquired or invested in, and we continue to seek to acquire or invest, in businesses, technologies, or other assets that we believe could complement or expand our business, including acquisitions of new lines of business that are adjacent to or outside of our existing products and services. As we grow, the pace and scale of our acquisitions may increase and may include larger acquisitions than we have done historically. The identification, evaluation, and negotiation of potential acquisition or strategic investment transactions may divert the attention of management and entail various expenses, whether or not such transactions are ultimately completed. There can be no assurance that we will be successful in identifying, negotiating, and consummating favorable transaction opportunities. In addition to transaction and opportunity costs, these transactions involve large challenges and risks, whether or not such transactions are completed, any of which could harm our business and negatively impact our results of operations, including risks that:

•	the transaction may not advance our business strategy or may harm our growth or profitability;

•	we may not be able to secure required regulatory approvals or otherwise satisfy closing conditions for a proposed transaction in a timely manner, or at all;

•	the transaction may subject us to additional regulatory burdens that affect our business in potentially unanticipated and significantly negative ways;

•	we may not realize a satisfactory return on our investment or increase our revenue;

•	we may experience difficulty, and may not be successful in, integrating technologies, IT or business enterprise systems, culture, or management or other personnel of the acquired business;

•	we may incur significant acquisition costs and transition costs, including in connection with the assumption of ongoing expenses of the acquired business;

•	we may not realize the expected benefits or synergies from the transaction in the expected time period, or at all;

•	we may be unable to retain key personnel;

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acquired businesses or businesses that we invest in may not have adequate controls, processes, and procedures to ensure compliance with laws and regulations, including with respect to data privacy, data protection, and information security, and our due diligence process may not identify compliance issues or other liabilities;

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acquired businesses’ technology stacks may add complexity, resource constraints, and legacy technological challenges that make it difficult and time consuming to achieve such adequate controls, processes, and procedures;

•	we may fail to identify or assess the magnitude of certain liabilities, shortcomings, or other circumstances prior to acquiring or investing in a business, which could result in additional financial,

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legal, regulatory, or tax exposure and may subject us to additional controls, policies, procedures, liabilities, litigation, costs of compliance or remediation, or other adverse effects on our business, operating results, or financial condition;

•	we may have difficulty entering into new market segments or new geographic territories;

•	we may be unable to retain the users, vendors, and partners of acquired businesses;

•	there may be lawsuits or regulatory actions resulting from the transaction;

•	there may be risks associated with undetected security weaknesses, cyberattacks, or security breaches or incidents at companies that we acquire or with which we may combine or partner;

•	there may be local and foreign regulations applicable to the international activities of our business and the businesses we acquire; and

•	acquisitions could result in dilutive issuances of equity securities or the incurrence of debt.

Also, in the future we may choose to divest certain businesses, products, or services. If we decide to sell assets or a business, we may have difficulty obtaining terms acceptable to us in a timely manner, or at all. Additionally, we may experience difficulty separating out portions of, or entire, businesses, incur loss of revenue or experience negative impact on margins, or we may not achieve the desired strategic and financial benefits. Such potential transactions may also delay achievement of our strategic objectives, cause us to incur additional expenses, disrupt user or employee relationships, and expose us to unanticipated or ongoing obligations and liabilities, including as a result of our indemnification obligations. Further, during the pendency of a divestiture, we may be subject to risks such as a decline in the business to be divested, loss of employees, users, or suppliers and the risk that the transaction may not close, any of which would have a material adverse effect on the business to be divested and our retained business. If a divestiture is not completed for any reason, we may not be able to find another buyer on the same terms, and we may have incurred significant costs without the corresponding benefit.

Joint ventures and minority investments inherently involve a lesser degree of control over business operations, thereby potentially increasing the financial, legal, operational, regulatory, and/or compliance risks associated with the joint venture or minority investment. In addition, we may be dependent on joint venture partners, controlling stockholders, management, or other persons or entities who control them and who may have business interests, strategies, or goals that are inconsistent with ours. Business decisions or other actions or omissions of the joint venture partners, controlling stockholders, management, or other persons or entities who control them may adversely affect the value of our investment, result in litigation or regulatory action against us, and may otherwise damage our reputation and brand.

Our business could be harmed if we are unable to accurately forecast demand for Bitcoin and to adequately manage our Bitcoin balances and kiosk inventory.

We invest broadly in our business, and such investments are partially driven by our expectations of the future success of Bitcoin. An inability to correctly forecast the success of Bitcoin could harm our business. For example, we must forecast kiosk inventory needs and expenses based on our estimates of future demand for Bitcoin and our products and services, and place orders for kiosks sufficiently in advance with our third-party suppliers. In addition, we must forecast demand for Bitcoin to maintain our holdings of Bitcoin at sufficient levels to meet customer needs, while minimizing the potential to hold Bitcoin at levels that could subject us to significant exposure to price volatility. Our ability to accurately forecast demand for Bitcoin and consequently, our products and services, could be affected by many factors, including an increase or decrease in demand for Bitcoin or for our competitors’ products or services, changes in general market or economic conditions, and business closures.

If we underestimate demand for our products or services, the suppliers of our kiosks may not be able to deliver sufficient quantities to meet the demand, and we may experience a shortage of kiosks for deployment. If we overestimate demand for our products and services, we may purchase or lease excess kiosks and the excess kiosks may become obsolete or out-of-date, which may result in write-downs or write-offs and the sale of excess kiosks at discounted prices, which could negatively impact our operating results and our business.

Cryptocurrency balances, including the cryptocurrency balances we maintain for our own account or cryptocurrency balances that may be maintained for us, and any investments in cryptocurrency, is subject to volatile market prices, impairment, and other risks of loss.

We had approximately $0.7 million and $0.5 million of cryptocurrency as of December 31, 2023 and December 31, 2022, respectively. The prices of cryptocurrencies have been highly volatile and may continue to be volatile in the future, including as a result of various associated risks and uncertainties. For example, the prevalence of cryptocurrency is a relatively recent trend, and the long-term adoption of cryptocurrency by investors, consumers, and businesses remains uncertain. The lack of a physical form, reliance on technology for creation, existence, and transactional validation, and decentralization may subject cryptocurrencies’ integrity to the threat of malicious attacks and technological obsolescence. We currently no longer hold any cryptocurrency as an investment, rather we only hold Bitcoin for operational purposes. To the extent the market value of the Bitcoin we hold continues to decrease relative to the purchase prices, our financial condition may be adversely impacted.

Moreover, cryptocurrencies are considered indefinite-lived intangible assets under applicable accounting rules, meaning that any decrease in its market value below our book value for such asset at any time subsequent to its acquisition will require us to recognize impairment charges, whereas we may make no upward revisions for any market price increases until a sale, which may adversely affect our operating results in any period in which such impairment occurs. We have recorded such impairment charges. If there are future changes in applicable accounting rules that require us to change the manner in which we account for our cryptocurrencies, there could be a material and adverse effect on our financial results and the market price of our Class A common stock.

Our failure to safeguard and manage our 3rd party operators’ crypto assets could adversely impact our business, operating results, and financial condition.

We safeguard crypto assets on behalf of our third-party operators as defined by SAB 121.

We believe our policies, procedures, operational controls and controls over financial reporting, protect us from material risks surrounding the safeguarding of these assets and conflicts of interest. Our financial statements and disclosures, as a whole, are available through periodic filings on a quarterly basis, and compliant with annual audit requirements of Article 3 of Regulation S-X.

Any inability by us to maintain our safeguarding procedures, perceived or otherwise, could harm our business, operating results, and financial condition. Accordingly, we take steps to ensure third-party operator wallets are always secure. Third-party operator wallets are maintained in their own segregated wallet. We safeguard crypto assets using proprietary technology and operational processes. Crypto assets are not guaranteed by any government or government agency, however we have insurance against loss of these assets are insured under our insurance policy coverage as our own crypto assets for operational purposes.

Any material failure by us to maintain the necessary controls, policies, procedures or to manage the crypto assets we hold for our own operating purposes could also adversely impact our business, operating results, and financial condition.

Our security technology is designed to prevent, detect, and mitigate inappropriate access to our systems, by internal or external threats. We believe we have developed and maintained administrative, technical, and physical safeguards designed to comply with applicable legal requirements and industry standards. However, it is nevertheless possible that hackers, employees or service providers acting contrary to our policies, or others could circumvent these safeguards to improperly access our systems or documents, or the systems or documents of our business partners, agents, or service providers, and improperly access, obtain, misuse third-party operator crypto assets and funds. The methods used to obtain unauthorized access, disable, or degrade service or sabotage systems are also constantly changing and evolving and may be difficult to anticipate or detect for long periods of time. Our ability to maintain insurance is also subject to the insurance carriers’ ongoing underwriting criteria. Any loss of third-party operators’ crypto assets could result in a subsequent lapse in insurance coverage, which could cause a substantial business disruption, adverse reputational impact, inability to compete with our competitors, and regulatory investigations, inquiries, or actions. Additionally, transactions undertaken through our websites or other electronic channels may create risks of fraud, hacking, unauthorized access or acquisition, and other deceptive practices. Any security incident resulting in a compromise of third-party operator cryptocurrency assets could result in substantial costs to us and require us to notify impacted operators, and in some cases regulators, of a possible or actual incident, expose us to regulatory enforcement actions, including substantial fines, limit our ability to provide services, subject us to litigation, significant financial losses, damage our reputation, and adversely affect our business, operating results, financial condition, and cash flows.

Our products and services may not function as intended due to undetected errors in our software, hardware, and systems, product defects, developmental delays, or due to security breaches or incidents or human error in administering these systems, which could damage user or third-party relations, decrease our potential profitability and expose us to liability, and materially and adversely affect our business.

Our software, hardware, systems, and processes may contain undetected errors or vulnerabilities that could have a material adverse effect on our business, particularly to the extent such errors or vulnerabilities are not detected and remedied quickly. We have from time to time found defects in our user-facing software and hardware, internal systems, and technical integrations with third-party systems, and new errors or vulnerabilities may be introduced in the future. If there are such errors or defects in our software, hardware, or systems, we may face negative publicity, government investigations, and litigation. Additionally, we rely on a limited number of component and product suppliers located outside of the U.S. to manufacture our products. If there are defects in the manufacture of our kiosks, we may face similar negative publicity, investigations, and litigation, and we may not be fully compensated by our suppliers for any financial or other liability that we suffer as a result. As our hardware and software services continue to increase in size and complexity, and as we integrate new, acquired subsidiaries with different technology stacks and practices, these risks may correspondingly increase as well.

In addition, we provide incremental releases of product and service updates and functional enhancements, which increase the possibility of errors. Any errors, data leaks, security breaches or incidents, disruptions in services, or other performance problems with our products or services caused by external or internal actors could hurt our reputation and damage our business. Software and system errors, or human error, could delay or inhibit settlement of payments, result in over settlement, cause reporting errors, or prevent us from collecting transaction- based fees, or negatively impact our ability to serve our users. Similarly, security breaches or incidents, which may be caused by or result from cyber-attacks by hackers or others, computer viruses, worms, ransomware, other malicious software programs, security vulnerabilities, employee or service provider theft, misuse or negligence, phishing, identity theft or compromised credentials, denial-of-service attacks, or other causes, could impact our business and disrupt the proper functioning of our products or services, cause errors, allow loss or unavailability of, unauthorized access to, or disclosure of, proprietary, confidential or otherwise sensitive information of ours or our users, and other destructive outcomes. Any of the foregoing issues could result in costly and time-consuming efforts to redesign and redistribute our products, give rise to regulatory inquiries and investigations, and result in lawsuits and other liabilities and losses, which could have a material and adverse effect on our business.

Cybersecurity threats continue to increase in frequency and sophistication; a successful cybersecurity attack could interrupt or disrupt our information technology systems or cause the loss of confidential or protected data which could disrupt our business, force us to incur excessive costs, cause reputational harm and adversely affect our business.

The size and complexity of our information systems make such systems potentially vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees or vendors, or from attacks by malicious third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives and expertise. While we have invested in the protection of data and information technology, there can be no assurance that our efforts will prevent or quickly identify service interruptions or security breaches. We maintain cyber liability insurance; however, this insurance may not be sufficient to cover the financial, legal, business or reputational losses that may result from an interruption or breach of our systems. Any such interruption or breach of our systems could adversely affect our business operations and result in the loss of critical or sensitive confidential information or intellectual property and could result in financial, legal, business and reputational harm to us.

Litigation or investigations involving us, our agents or other contractual counterparties could result in material settlements, fines or penalties and may adversely affect our business, financial condition and results of operations.

We have been, and in the future may be, subject to allegations and complaints that individuals or entities have used our products and services for fraud-induced money transfers, as well as certain money laundering activities, which may result in fines, penalties, judgments, settlements and litigation expenses. We also are the subject from time to time of litigation related to our business. The outcome of such allegations, complaints, claims and litigation cannot be predicted.

Regulatory and judicial proceedings and potential adverse developments in connection with ongoing litigation may adversely affect our business, financial condition and results of operations. There may also be adverse publicity associated with lawsuits and investigations that could decrease third-party and consumer use and acceptance of our products and services. Additionally, our business may be the subject of class action lawsuits including securities litigation, regulatory actions and investigations and other general litigation. The outcome of class action lawsuits, including securities litigation, regulatory actions and investigations and other litigation is difficult to assess or quantify but may include substantial fines and expenses, as well as the revocation of required authorizations, registrations or licenses or the loss of approved status, which could have a material adverse effect on our business, financial position, and results of operations or users’ confidence in our business. Plaintiffs or regulatory agencies in these lawsuits, actions or investigations may seek recovery of very large or indeterminate amounts, and the magnitude of these actions may remain unknown for substantial periods of time. The cost to defend or settle future lawsuits or investigations may be significant. In addition, improper activities, lawsuits or investigations involving third parties may adversely impact our business operations or reputation even if we are not directly involved.

Major bank failure or sustained financial market illiquidity, or illiquidity at our clearing, cash management and custodial financial institutions, could adversely affect our business, financial condition and results of operations.

We face certain risks in the event of a sustained deterioration of financial market liquidity, as well as in the event of sustained deterioration in the liquidity, or failure, of our clearing, cash management and custodial financial institutions. In particular:

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we may be unable to access funds in our deposit accounts on a timely basis. Any resulting need to access other sources of liquidity or short-term borrowing would increase our costs. Any delay or inability to settle transactions with users or our contractual counterparties could adversely impact our business, financial condition and results of operations;

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in the event of a major bank failure or other adverse financial event impacting where our cash, cash equivalents and interest-bearing deposits are held, we could face major risks to the recovery of such deposits. As of December 31, 2023, approximately $1.6 million of our $29.8 million in cash, cash equivalents and interest-bearing deposits was not subject to insurance protection against loss or was in excess of the deposit insurance limits at banks;

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further, to facilitate the purchasing process for Bitcoin on the cryptocurrency exchange operated by Gemini Trust Company, LLC, we maintain a minimum USD balance needed for anticipated Bitcoin purchases for any given day, all or a portion of which may not be subject to insurance protection against loss;

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our existing debt financing agreements are sources of funding for our corporate transactions and liquidity needs. If any of the lenders participating in our debt financing agreements were unable or unwilling to fulfill its lending commitment to us, our short-term liquidity and ability to engage in corporate transactions, such as acquisitions, could be adversely affected; and

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we may be unable to borrow from financial institutions or institutional investors on favorable terms, which could adversely impact our ability to pursue our growth strategy and fund key strategic initiatives.

If financial liquidity deteriorates, there can be no assurance we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

Our recent rapid growth, including in our transaction volume, may not be indicative of our future growth. Our rapid growth also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

Our revenue was approximately $689.0 million in 2023 and $646.8 million in 2022. We have recently experienced significant growth in our transaction volume from the years ended December 31, 2022 to December 31, 2023. However, even if our transaction volume continues to increase, we expect that our growth rate will decline in the future as a result of a variety of factors, including the increasing scale of our business, new entrants into the market and the maturation of the BTM operator industry. Overall growth of our transaction volume depends on a number of factors, and we may not successfully accomplish our objectives, which makes it difficult for us to forecast our future operating results. If the assumptions that we use to plan our business are incorrect or change in reaction to changes in our market, or if we are unable to maintain or grow transaction volumes, our stock price could be volatile, and it may be difficult to achieve and maintain profitability. Additionally, if we fail to address the risks and difficulties that we face, including those associated with the factors listed above as well as those described elsewhere in this “Risk Factors” section, our growth rate will be adversely affected. You should not rely on our results for any prior quarterly or annual periods as any indication of our future transaction volumes or revenue growth.

The further development and acceptance of cryptocurrency networks and other cryptocurrencies, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to predict and evaluate. The slowing or stopping of the development or acceptance of digital asset systems may adversely affect an investment in us.

Cryptocurrency that may be used to buy and sell goods and services, among other things, are a new and rapidly evolving industry which is subject to a high degree of uncertainty. The factors affecting the further development of the digital asset industry, as well as the digital asset networks, include:

•	continued worldwide growth in the adoption and use of cryptocurrencies;

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governmental and quasi-governmental regulation of cryptocurrencies and their use, or restrictions on or regulation of access to and operation of the digital asset network or similar cryptocurrency systems;

•	the maintenance and development of the open-source software protocol of cryptocurrency networks;

•	changes in consumer demographics and public tastes and preferences;

•	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

•	general economic conditions and the regulatory environment relating to cryptocurrency; and

•	the impact of regulators focusing on cryptocurrencies and digital securities and the costs associated with such regulatory oversight.

•	A decline in the popularity or acceptance of the digital asset networks could adversely affect an investment in us.

We are, or may in the future, be susceptible to risks arising from disruptions in crypto asset markets. Such risks could potentially result in, among other things:

•	the depreciation of investments held in us, including the depreciation in the price of our publicly traded stock;

•	decreased user demand for our products and services;

•	financing risks to us, including relating to our ability to obtain equity and debt financing;

•	increased losses or impairments of the crypto assets held by us;

•	legal proceedings and government investigations involving us or our affiliates or other third-parties with which we do business; or

•	indirect risks to our business due to any adverse impact of recent or future crypto market disruptions on our users, suppliers or other counterparties.

Additionally, although we are not directly connected to recent crypto market events, we may still suffer reputational harm due to our association with the cryptocurrency industry in light of the recent disruption in, or as a result of any future disruptions in, the crypto asset markets. Specifically, recent negative publicity stemming from these market disruptions and speculation of potential future disruptions increases our risk of reputational harm simply by association with the industry.

Further, any future market disruptions resulting in overall decreased interest in Bitcoin could harm our business. The prevalence of cryptocurrency is a relatively recent trend, and the long-term adoption of cryptocurrency by investors, consumers, and businesses remains uncertain.

The number of user transactions and our transaction volumes is partially dependent on the price of Bitcoin, as well as the associated demand for buying, selling, and trading Bitcoin, which can be and historically have been volatile. If such prices decline, the number of user transactions or our transaction volumes could decrease. As such, any such declines, or any declines in the price of Bitcoin or market liquidity for cryptocurrency generally, may result in lower total revenue to us due to an associated decrease in demand for our products and services. The price and trading volume of any cryptocurrency, including Bitcoin, is subject to significant uncertainty and volatility, depending on a number of factors, as discussed elsewhere in this section under the subheading “ —Our transaction volume may be partially dependent on the prices of Bitcoin we sell, which can be volatile. If such prices decline, the volume of user transactions could decrease and our business, operating results, and financial condition would be adversely affected.”

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect our current and projected business operations, our financial condition, and results of operations.

Actual events involving limited liquidity, defaults, non-performance, or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank (“SVB”), was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (“FDIC”), as receiver. Similarly, on March 12, 2023, Signature Bank Corp. (“Signature”), and Silvergate Capital Corp. were each swept into receivership. Although a statement by the U.S. Department of the Treasury, the U.S. Federal Reserve and the FDIC indicated that all depositors of SVB would have access to all of their money after only one business day of closure, including funds held in uninsured deposit accounts, borrowers under credit agreements, letters of credit and certain other financial instruments with SVB, Signature or any other financial institution that is placed into receivership by the FDIC may be unable to access undrawn amounts thereunder. Although we are not a borrower under or party to any material letter of credit or any other such instruments with SVB, Signature or any other financial institution currently in receivership, and we are not a borrower under or party to any credit agreement with such institutions, if we enter into any such instruments and any of our lenders or counterparties to such instruments were to be placed into receivership, we may be unable to access such funds. In addition, if any of our partners, suppliers or other parties with whom we conduct business are unable to access funds pursuant to such instruments or lending arrangements with such a financial institution, such parties’ ability to pay their obligations to us or to enter into new commercial arrangements requiring additional payments to us could be adversely affected. In this regard, counterparties to SVB credit agreements and arrangements, and third parties such as beneficiaries of letters of credit (among others), may experience direct impacts from the closure of SVB and uncertainty remains over liquidity concerns in the broader financial services industry. Similar impacts have occurred in the past, such as during the 2008 to 2010 financial crisis.

Inflation and rapid increases in interest rates have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates. Although the U.S. Department of the Treasury, the FDIC and the Federal Reserve Board have announced a program to provide up to $25 billion of loans to financial institutions secured by certain of such government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments, widespread demands for customer withdrawals or other liquidity needs of financial institutions for immediate liquidity may exceed the capacity of such program. Additionally, we regularly maintain cash balances at third-party financial institutions in excess of the FDIC standard insurance limit, and there is no guarantee that the U.S. Department of the Treasury, the FDIC and the Federal Reserve Board will provide access to uninsured funds in the future in the event of the closure of such banks or financial institutions, or that they would do so in a timely fashion.

Our access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect us, any financial institutions with which we enter into credit agreements or arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets, or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could involve financial institutions or financial services industry companies with which we have financial or business relationships but could also include factors involving financial markets or the financial services industry generally. We have not materially modified or updated our policies and practices as they relate to our banking partners and related counterparties in light of the recent financial services industry instability.

The results of events or concerns that involve one or more of these factors could include a variety of material adverse effects on our current and projected business operations and our financial condition and results of operations. These risks include, but may not be limited to, the following:

•	delayed access to deposits or other financial assets or the uninsured loss of deposits or other financial assets;

•	inability to enter into credit facilities or other working capital resources;

•	potential or actual breach of contractual obligations that require us to maintain letters of credit or other credit support arrangements; or

•	termination of cash management arrangements and/or delays in accessing or actual loss of funds subject to cash management arrangements.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses or other obligations, financial or otherwise, result in breaches of our financial and/or contractual obligations or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors, could have material adverse effects on our liquidity and our current and/or projected business operations and financial condition and results of operations.

In addition, any further deterioration in the macroeconomic economy or financial services industry could lead to losses or defaults by our partners, vendors or suppliers, which in turn could have a material adverse effect on our current and/or projected business operations and results of operations and financial condition. For example, a partner may fail to make payments when due, default under their agreements with us, become insolvent or declare bankruptcy, or a supplier may determine that it will no longer deal with us as a customer. In addition, a vendor or supplier could be adversely affected by any of the liquidity or other risks that are described above as factors that could result in material adverse effects on us, including but not limited to delayed access or loss of access to uninsured deposits or loss of the ability to draw on existing credit facilities involving a troubled or failed financial institution. The bankruptcy or insolvency of any partner, vendor or supplier, or the failure of any partner to make payments when due, or any breach or default by a partner, vendor or supplier or the loss of any significant supplier relationships, could cause us to suffer material losses and may have a material adverse effect on our business.

If we are unable to adequately protect our brands and the intellectual property rights related to our existing and any new or enhanced products and services, or if we infringe on the rights of others, our business, prospects, financial condition, and results of operations could be adversely affected.

Our brands are important to our business. We utilize trademark registrations in the countries we operate and other tools to protect our brands. Our business would be harmed if we were unable to adequately protect our brands and the value of our brands was to decrease as a result.

We rely on a combination of patent, trademark and copyright laws, trade secret protection and confidentiality and license agreements to protect the intellectual property rights related to our products and services. We also investigate the intellectual property rights of third parties to prevent our infringement of those rights. We may be subject to third-party claims alleging that we infringe their intellectual property rights or have misappropriated other proprietary rights. We may be required to spend resources to defend such claims or to protect and police our own rights, including maintenance costs as well as expenses associated with sending and responding to demand letters and with administrative proceedings or litigation. We cannot be certain of the outcome of any such allegations. Some of our intellectual property rights may not be protected by intellectual property laws, particularly in foreign jurisdictions.

The loss of our intellectual property protection, the inability to secure or enforce intellectual property protection or to successfully defend against claims of intellectual property infringement could harm our business, prospects, financial condition, and results of operation.

BitAccess provides operating software to third-party BTM operators to run their machines, which could lead to access to information about the operations of our competitors, giving us an anti-competitive advantage that could result in a higher risk of litigation if sufficient controls are not in place.

BitAccess provides operating software to multiple BTM operators. Through our acquisition of BitAccess, we supply software to some of our competitors. If a party (whether internal, external, an affiliate or unrelated third-party) is able to circumvent our data security systems or those of the competitors to whom we supply software, or engage in cyber-attacks, such party could obtain our competitors’ proprietary information, the loss, theft or inaccessibility of, unauthorized access to, or improper use or disclosure of, our competitors’ data and/or significant interruptions in our competitors’ operations. Further, if sufficient controls are not in place, or if we fail to implement adequate data security practices or fail to comply with our policies or otherwise suffer a network or other security breach, our competitors’ information may be improperly (even if inadvertently) accessed, used or disclosed. If any of the foregoing were to occur, we could potentially have visibility into the operations of our competitors, which may give us an unfair, anti-competitive advantage. As a result, we could be subject to claims of alleged infringement, misappropriation, or other violations of the intellectual property rights of our competitors or other third parties in the operation of our business, including for our use of our competitors’ or other third-party intellectual property rights or our internally developed or acquired intellectual property and technologies. Consequently, this could lead to a higher litigation risk in the future. We maintain a comprehensive portfolio of insurance policies to meet both our legal obligations and to cover perceived risks within our business, but we cannot know whether our coverage and the deductibles under these policies are adequate to protect us against the aforementioned risks that we face.

We are subject to economic and geopolitical risk, business cycles, and the overall level of consumer, business and government spending, which could negatively affect our business, financial condition, results of operations, and cash flows.

The cryptocurrency payments technology industry depends heavily on the overall level of consumer, business and government spending. We are exposed to general economic conditions that affect consumer confidence, spending, and discretionary income and changes in consumer purchasing habits. A sustained deterioration in general economic conditions in the markets in which we operate, supply chain disruptions, inflationary pressure or interest rate fluctuations may adversely affect our financial performance by reducing demand for cryptocurrencies and cryptocurrency-based services and thereby reducing transaction volumes. A reduction in transaction volumes could result in a decrease in our revenues and profits.

A downturn in the economy could force retailers or financial institutions to close or petition for bankruptcy protection, resulting in lower revenue and earnings for us. We also have a certain amount of fixed costs, such as rents, debt service, and salaries, which could limit our ability to quickly adjust costs and respond to changes in our business and the economy. Changes in economic conditions could also adversely affect our future revenues and profits and cause a materially adverse effect on our business, financial condition, results of operations, and cash flows.

In addition, our business, growth, financial condition or results of operations could be materially adversely affected by instability or changes in a country’s or region’s economic conditions; inflation; changes in laws or regulations or in the interpretation of existing laws or regulations, whether caused by a change in government or otherwise; increased difficulty of conducting business in a country or region due to actual or potential political or military conflict; or action by the U.S. or foreign governments that may restrict our ability to transact business in a foreign country or with certain foreign individuals or entities. A possible slowdown in global trade caused by increasing tariffs or other restrictions could decrease consumer or corporate confidence and reduce consumer, government and corporate spending in countries inside or outside the U.S., which could adversely affect our operations. Climate-related events, including extreme weather events and natural disasters and their effect on critical infrastructure in the U.S. or internationally, could have similar adverse effects on our operations, users, or third-party suppliers.

We depend on major mobile operating systems and third-party platforms. If Google Play, the Apple App Store, or other platforms prevent users from downloading our mobile app, our ability to grow may be adversely affected.

We rely upon third-party platforms for the distribution of certain products and services. Our mobile app is provided as a free application through both the Apple App Store and the Google Play Store. The Google Play Store and Apple App Store are global application distribution platforms and the main distribution channels for our mobile app. As such, the promotion, distribution, and operation of our mobile app is subject to the respective platforms’ terms and policies for application developers, which are very broad and subject to frequent changes and re-interpretation.

The terms and conditions under which we access these distribution platforms may contain restrictions related to cryptocurrencies that could be broadly construed, and if construed to encompass the functionality of our mobile app, could limit the nature and scope of services that can be offered. If our products and services are found to be in violation of any such terms and conditions, we may no longer be able to offer our products and services through such third-party platforms. There can be no guarantee that third-party platforms will continue to support our mobile application, or that users will be able to continue to use our products and services. Any changes, bugs, technical or regulatory issues with third-party platforms, our relationships with mobile manufacturers and carriers, or changes to their terms of service or policies could degrade our app’s functionalities, reduce or eliminate our ability to distribute our app, give preferential treatment to competitive products and services, limit our ability to deliver high quality offerings, or impose fees or other charges, any of which could affect usage of our products and services and harm our business.

If miners or validators of Bitcoin demand high transaction fees, our operating results may be adversely affected.

Miners and validators are individuals or entities who operate a computer or group of computers that add new transactions to blocks, and verify blocks created by other miners. Miners collect transaction fees and are rewarded with new tokens for their services, which such fees and rewards can be unpredictable. When a user buys Bitcoin from a kiosk, miner fees incurred to process the withdrawal transaction on the underlying blockchain network are an inherent component of the transaction costs. If the block rewards for miners on any blockchain network are not sufficiently high to incentivize miners, miners may demand higher transaction fees, or collude to reject low transaction fees and force users to pay higher fees. Although we generally attempt to pass miner fees through to our users, we may incur from time to time, reduced margins related to higher miner fees in excess of what we expect when we charge a transaction fee to our users, resulting in adverse impacts on our operating results.

We rely on search engines, social networking sites, and other web-based platforms to attract a meaningful portion of our users, and if those search engines, social networking sites and other web-based platforms change their listings or policies regarding advertising, or increase their pricing or suffer problems, it may limit our ability to attract new users.

Many users locate our website and kiosks through internet search engines, such as Google, and advertisements on social networking sites and other web-based platforms. If we are listed less prominently or fail to appear in search results for any reason, downloads of our mobile application, and visits to our website and kiosks, could decline significantly, and we may not be able to replace this traffic. Search engines revise their algorithms from time to time in an attempt to optimize their search results. If the search engines on which we rely for algorithmic listings modify their algorithms, we may appear less prominently or not at all in search results, which could result in reduced traffic to our website or kiosks that we may not be able to replace. Additionally, if the costs of search engine marketing services, such as Google AdWords, increase, we may incur additional marketing expenses, we may be required to allocate a larger portion of our marketing spend to this channel or we may be forced to attempt to replace it with another channel (which may not be available at reasonable prices, if at all), and our business, financial condition and results of operations could be adversely affected.

Furthermore, competitors may in the future bid on search terms that we use to drive traffic to our website and engagement with current and potential users. Such actions could increase our marketing costs and result in decreased traffic to our website or use of our application and kiosks. In addition, search engines, social networking sites and other web-based platforms may change their advertising policies from time to time. If any change to these policies delays or prevents us from advertising through these channels, it could result in reduced traffic to our website or use of our application and kiosks. Additionally, new search engines, social networking sites and other web-based platforms may develop in specific jurisdictions or more broadly that reduce traffic on existing search engines, social networking sites and other web-based platforms. Moreover, the use of voice recognition technology such as Alexa, Google Assistant, Cortana, or Siri may drive traffic away from search engines, potentially resulting in reduced traffic to our website or use of our application and kiosks. If we are not able to achieve awareness through advertising or otherwise, we may not achieve significant traffic to our website, mobile application or kiosks.

The nature of our business requires the application of complex financial accounting rules. If financial accounting standards undergo significant changes, our operating results could be adversely affected.

The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board (the “FASB”), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. For example, on March 31, 2022, the staff of the SEC issued Staff Accounting Bulletin No. 121, or SAB 121, which represents a significant change regarding how a company safeguarding crypto assets held for its platform users reports such crypto assets on its balance sheet and requires retrospective application as of January 1, 2022. Moreover, recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls. In addition, many companies’ accounting policies are being subjected to heightened scrutiny by regulators and the public. Further, there has been limited precedent for the financial accounting of crypto assets and related valuation and revenue recognition. Currently, we account for the crypto assets we hold for operating purposes as intangible assets with indefinite useful lives, which requires us to measure these crypto assets at cost less impairment. As a result of the high volatility in the crypto economy and of crypto asset prices, which may continue to experience significant declines, we may continue to record impairment charges on the crypto assets we hold in a particular period.

In December 2023, the FASB issued Accounting Standards Update No. 2023-08, Intangibles—Goodwill and Other—Crypto Assets (ASU 2023-08): Accounting for and Disclosure of Crypto Assets, which represents a significant change in how entities that hold crypto assets will account for certain of those holdings. ASU 2023-08 will require us to measure crypto assets that meet the scope criteria at fair value and to reflect changes in fair value in net income each reporting period. The amendments in ASU 2023-08 will also require us to present crypto assets measured at fair value separately from other intangible assets on the balance sheet and changes in the fair value measurement of crypto assets separately from changes in the carrying amounts of other intangible assets on the income statement. The amendments in ASU 2023-08 are effective for fiscal years beginning after December 15, 2024, with early adoption permitted.

Uncertainties in or changes to regulatory or financial accounting standards could result in the need to change our accounting methods and restate our financial statements and impair our ability to provide timely and accurate financial information, which could adversely affect our financial statements, result in a loss of investor confidence, and more generally impact our business, operating results, and financial condition.

Risks Related to Government Regulation and Privacy Matters

Any failure to obtain or maintain necessary money transmission registrations and licenses could adversely affect our operations.

We currently operate in states where we have obtained the requisite licenses to the extent that the laws and regulations of such states clearly indicate that a license is required or where state regulators have advised us that we need a license to operate. In the U.S., we are registered as a money services business with the Financial Crimes Enforcement Network of the U.S. Department of the Treasury (“FinCEN”) and are currently also licensed to operate as a money transmitter in Alabama, Alaska, Arkansas, Connecticut, Florida, Georgia, Iowa, Louisiana, Nevada, New Mexico, Ohio, Rhode Island, Vermont, Washington, Puerto Rico, and the District of Columbia. In Canada, we are registered with the Financial Transactions and Reports Analysis Centre of Canada (“FINTRAC”) as a money services business. We have applied for a BitLicense from the New York State Department of Financial Services and have money transmitter license applications pending in Arizona, Delaware, Illinois, Kentucky, Maine, Maryland, Massachusetts, Minnesota, Missouri, North Carolina, North Dakota, Oklahoma, Pennsylvania and Tennessee. We also currently operate in states where we do not believe we are required, or have been informed by the relevant jurisdiction that we are not required, to obtain money transmitter licenses or any other required licenses. This belief is based on our analysis of the applicable laws and regulations and/or our communications with the regulators in the relevant jurisdiction. We plan to apply for money transmitter or virtual currency licenses or their equivalents in additional jurisdictions as needed. As we obtain additional licenses, we may be required to bear ongoing costs to comply with the requirements of the additional states or jurisdictions. If our licenses are not renewed, we are denied licenses in additional states or jurisdictions where we choose to apply for a license, or jurisdictions that have previously not required a license require a license in the future, we could be forced to seek a license or change our business practices.

As a money services business and a money transmitter, we are subject to a range of legal obligations and requirements including bonding, net worth maintenance, user notice and disclosure, reporting, recordkeeping and cybersecurity requirements, and obligations that apply to the safeguarding of third-party funds and crypto assets. In addition, the licensed entity within our corporate structure is subject to inspection and examination by the state licensing agencies and certain actions involving that entity, such as changes in controlling equity holders, board members, and senior management, may require regulatory approval. Further, if we were found by these regulators to be in violation of any applicable laws, rules, or regulations, we could be subject to fines, penalties, lawsuits, and enforcement actions, additional compliance requirements, increased regulatory scrutiny of our business, restriction of our operations, or damage to our reputation or brand. Regulatory requirements are constantly evolving, and we cannot predict whether we will be able to meet changes to existing regulations or the introduction of new regulations without such compliance harming our business, financial condition, and operating results.

Certain jurisdictions have enacted rules that require money transmitters, money services businesses, or virtual currency businesses to establish and maintain transaction monitoring, filtering, scanning and cybersecurity programs. Wherever we are subject to these rules, we are required to adopt business practices that require additional expenditures and impact our operating results.

Additionally, if federal, state, or international regulators were to take actions that limit or prohibit us or our business partners from continuing to operate our business or their businesses as currently operated, whether by imposing additional requirements, compliance obligations or sanctions, such actions could harm our business. Any change to our business practices that makes our service less attractive to users or prohibits use of our services by residents of a particular jurisdiction could decrease our transaction volume and harm our business.

We are subject to an extensive and highly evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws, rules, and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

Our business is subject to extensive laws, rules, regulations, policies, orders, determinations, directives, and legal and regulatory interpretations and guidance in the markets in which we operate. The scope of laws, rules, and regulations that can impact our business is expansive and includes certain of the requirements that apply to financial services, money transmission, privacy protection, cybersecurity, electronic payments, securities and commodities regulation, data governance, data protection, fraud detection, marketing (including the Telephone Consumer Protection Act of 1991), civil rights (including the Americans with Disabilities Act, which generally requires, among other things, that our BTMs be accessible to individuals with disabilities, such as visually- impaired persons), competition, bankruptcy, tax, anti-bribery, economic and trade sanctions, anti-money laundering, and counter-terrorist financing as well as bespoke cryptocurrency and cryptocurrency laws that have been adopted in some jurisdictions that can impact cryptocurrency custody, exchange, and transfer, cross-border and domestic cryptocurrency transmission.

Many of these legal and regulatory regimes were adopted prior to the advent of the internet, mobile technologies, cryptocurrencies, and related technologies. As a result, some applicable laws, rules and regulations do not contemplate or address unique issues associated with cryptocurrencies or the digital financial system, are subject to significant uncertainty, and vary widely across U.S. federal, state, and local and international jurisdictions. These legal and regulatory regimes evolve frequently and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of cryptocurrencies and the digital financial system requires us to exercise our judgment as to whether certain laws, rules, and regulations apply to us, and it is possible that governmental bodies and regulators may disagree with our conclusions. For example, in light of the regulatory uncertainty around what digital assets qualify as “securities” under U.S. federal securities laws, we elected to only transact in Bitcoin and stop offering transactions of Litecoin and Ethereum.

To the extent we have not complied with such laws, rules, and regulations, we could be subject to significant fines, revocation of authorizations, registrations or licenses, limitations on our products and services, whistleblower complaints, reputational harm, and other regulatory consequences, each of which may be significant and could adversely affect our business, operating results, and financial condition.

In addition to existing laws, rules and regulations, various governmental and regulatory bodies, including legislative and executive bodies, in the U. S. and in other jurisdictions may adopt new laws, rules, regulations and regulatory requirements. For example, we could become subject to laws, regulations or other regulatory action imposing restrictions, disclosure requirements or limitations on the transaction fees that we are able to charge our users for Bitcoin transactions, including the markup at which we sell Bitcoin to users and the separate flat transaction fee that we charge. As a result, we may not be able to sell Bitcoin at a profitable margin, which would adversely affect our revenue and financial condition. Furthermore, new interpretations of existing laws, rules, and regulations may be issued by such bodies or the judiciary, which may adversely impact the development of the digital financial system as a whole and our legal and regulatory status in particular by changing how we operate our business, how our products and services are regulated, and what products or services we and our competitors can offer, requiring changes to our compliance and risk mitigation measures, imposing new registration or licensing requirements, or imposing a total ban on certain Bitcoin transactions, as has occurred in certain jurisdictions in the past.

We are subject to ongoing supervision, examination, oversight, and reviews and currently are, and expect in the future, to be subject to investigations and inquiries, by U.S. federal and state regulators, and foreign financial service regulators. As a result of findings from these reviews and examinations, regulators have, are, and may in the future require us to take certain actions, including amending, updating, or revising our compliance policies and procedures from time to time, limiting the kinds of users that we provide services to, changing, terminating, or delaying our registrations or licenses and the introduction of our existing or new product and services, and undertaking further external audits. From time to time, we may receive examination reports citing violations of rules and regulations, inadequacies in existing compliance programs, and requiring us to enhance certain practices with respect to our compliance program, including user due diligence, transaction monitoring, training, and regulatory reporting and recordkeeping. Implementing appropriate measures to properly remediate these examination findings may require us to incur significant costs, and if we fail to properly remediate any of these examination findings, we could face civil litigation, significant fines, damage awards, forced removal of certain employees including members of our executive team, barring of certain employees from participating in our business in whole or in part, revocation of existing authorizations, registrations or licenses, limitations on existing and new products and services, reputational harm, negative impact to our existing relationships with regulators, exposure to criminal liability, or other regulatory consequences. Further, we believe increasingly strict legal and regulatory requirements and additional regulatory investigations and enforcement, any of which could occur or intensify, may continue to result in changes to our business practices, as well as increased costs, and supervision and examination for ourselves and our service providers. Moreover, new laws, rules, regulations, or interpretations may result in additional litigation, regulatory investigations, and enforcement or other actions, including preventing or delaying us from offering certain products or services offered by our competitors or could impact how we offer such products and services. Adverse changes to, or our failure to comply with, any laws, rules, and regulations have had, and may continue to have, an adverse effect on our reputation and brand and our business, operating results, and financial condition.

It may become illegal to acquire, own, hold, sell, or use Bitcoin or other cryptocurrencies, participate in blockchains or utilize cryptocurrencies in other countries, which would adversely affect us.

Although currently the use of cryptocurrencies generally is not restricted in most countries, countries such as China and Russia have taken harsh regulatory actions to curb the use of cryptocurrencies and may continue to take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use cryptocurrencies or to exchange them for fiat currency. In September 2021, China instituted a blanket ban on all cryptocurrency transactions and mining, including services provided by overseas cryptocurrency exchanges in mainland China, effectively making all cryptocurrency-related activities illegal in China. In other nations, including Russia, it is illegal to accept payment in cryptocurrency for consumer transactions, and banking institutions are barred from accepting deposits of Bitcoin or other cryptocurrencies. In January 2022, the Central Bank of Russia called for a ban on cryptocurrency activities ranging from mining to trading. While our operations are currently limited to the U.S. and Canada, such restrictions may adversely affect our growth potential or us if the restrictions limit the large-scale use of cryptocurrency or if the use of cryptocurrency becomes confined to certain regions globally. Such circumstances could have a material adverse effect on our business, prospects, operating results, and financial condition.

The theft, loss, or destruction of private keys required to access any Bitcoin may be irreversible. If we are unable to access our private keys or if we experience a hack or other data loss relating to our ability to access any Bitcoin, it could cause regulatory scrutiny, reputational harm, and other losses.

Bitcoin is generally accessible only by the possessor of the unique private key relating to the digital wallet in which the Bitcoin is held. While blockchain protocols typically require public addresses to be published when used in a transaction, private keys must be safeguarded and kept private to prevent a third party from accessing the Bitcoin held in the applicable wallet. To the extent that any of the private keys relating to our wallets containing Bitcoin held for our own account or our users’ private keys relating to their un-hosted wallets is lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, we or our users will be unable to access the Bitcoin held in the related wallet. Further, we cannot provide assurance that our or our users’ wallets will not be hacked or otherwise compromised. Cryptocurrency and blockchain technologies have been, and may in the future be, subject to security breaches, hacking, or other malicious activities. Any loss of private keys relating to, or any hack or other compromise of, digital wallets used to store our users’ Bitcoin could adversely affect our users’ ability to access or sell their Bitcoin, as well as result in loss of user trust in us. As such, any loss of private keys due to a hack, employee or service provider misconduct or error, or other compromise by third parties could hurt our brand and reputation, result in significant losses, and adversely impact our business. The balance in Bitcoin Depot’s hot wallets as of December 31, 2023 and 2022, was approximately $0.7 million. The average balance in Bitcoin Depot’s hot wallets during the year ended December 31, 2023 and 2022, was $0.6 million and $0.3 million, respectively.

The digital financial system is novel. As a result, policymakers are just beginning to consider what a regulatory regime for cryptocurrencies should look like and the elements that would serve as the foundation for such a regime. If we are unable to effectively react to future proposed legislation and regulation of cryptocurrencies or cryptocurrency businesses, our business, operating results, and financial condition could be adversely affected.

The digital financial system is novel. As a result, many policymakers are just beginning to consider what a regulatory regime for cryptocurrency should look like and the elements that would serve as the foundation for such a regime. As cryptocurrency has grown in both popularity and market size, various U.S. federal, state, and local and foreign governmental organizations, consumer protection agencies, and public advocacy groups have been examining the operations of cryptocurrency networks, users and platforms, with a focus on how cryptocurrencies can be used to launder the proceeds of illicit activities, fund criminal or terrorist enterprises, and the safety and soundness of platforms and other service providers that hold cryptocurrencies for users. Many of these entities have called for heightened regulatory oversight, and have proposed legislation and regulations, undertaken enforcement actions and/or issued consumer advisories describing the risks posed by cryptocurrencies to users and investors. The impacts of such potential and proposed heightened regulatory oversight are not yet known.

For example, in Connecticut, Substitute House Bill 6752 concerns digital assets, authorizes the state banking commissioner to adopt, amend and rescind regulations, forms and orders governing the business use of digital assets, defines virtual currency address, virtual currency kiosk and virtual currency wallet, and establishes certain requirements applicable to owners or operators of virtual currency kiosks. Additionally, on October 13, 2023, Governor Newsom signed the California Digital Financial Assets Law and Senate Bill 401, which together will regulate virtual currency activities within the state when the laws become fully effective on July 1, 2025 with some provisions becoming effective beginning January 1, 2024. Although the governor has acknowledged that certain aspects of the laws are ambiguous, these pending additions to the California Financial Code aim to regulate digital financial asset transaction kiosks (a “crypto kiosk”), including by imposing the following: (i) for operators that permit customers to maintain fiat currency balances, limiting to $1,000 per day the amount of funds that the operator can accept from, or dispense to a California resident at its crypto kiosks effective January 1, 2024; (ii) limiting the direct and indirect charges an operator may collect from a customer for a single transaction to the greater of $5 or 15% of the dollar equivalent of the digital assets involved in the transaction effective January 1, 2025; (iii) requiring that specific information (including the amount of fees, expenses and charges, as well as any spread between the dollar price of the digital asset charged to the customer and the dollar price for that asset listed by a digital asset exchange) be disclosed both prior to a transaction and on transaction receipts printed by crypto kiosks following the transaction, effective January 1, 2025; and (iv) requiring operators to provide the California Department of Financial Protection and Innovation (the “DFPI”) with a list of all locations of the crypto kiosks that the operator owns, operates or manages in California, which the DFPI would publish on the DFPI’s website effective July 1, 2025. Although we believe we will be able to comply with the new California laws (as well as similar laws in New York state) when it becomes effective, final regulations have not yet been published and may prove to be more challenging than expected for compliance.

In addition, other state agencies may propose and adopt new regulations (or interpret existing regulations) in ways that could result in significant adverse changes in the regulatory landscape for cryptocurrencies, regardless of whether these or other new laws are adopted. Competitors, including providers of traditional financial services, have spent years cultivating professional relationships with relevant policymakers on behalf of their industry so that those policymakers may understand that industry, the current legal landscape affecting that industry, and the specific policy proposals that could be implemented to responsibly develop that industry. The lobbyists working for these competitors have similarly spent years developing and working to implement strategies to advance these industries. Members of the digital financial system have started to engage policymakers directly and with the help of external advisors and lobbyists, but this work is still in a relatively nascent stage. As a result, our industry may not be able to adequately engage with legislators regarding new laws, rules, and regulations that may be proposed and adopted in the U.S. and internationally, or regarding interpretations of existing laws, rules, and regulations that may be interpreted in new ways, that harm the digital financial system or digital asset businesses, and which could in turn adversely impact our business.

Our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions may increase and we may be subject to inquiries, investigations, and enforcement actions by U.S. and non-U.S. regulators and governmental authorities, including those related to sanctions, export control, and anti-money laundering.

If we expand our non-U.S. activities, we may become obligated to comply with additional laws, rules, regulations, policies, and legal interpretations of both the jurisdictions in which we operate and those into which we offer products and services on a cross-border basis. For instance, financial regulators outside the U.S. have in recent months significantly increased their scrutiny of digital asset exchanges, such as by requiring digital asset exchanges operating in their local jurisdictions to be regulated and licensed under local laws. Moreover, laws regulating financial services, the internet, mobile technologies, cryptocurrencies, and related technologies outside of the U.S. are evolving, extensive and could impose different, more specific, or even conflicting obligations on us, as well as broader liability. In addition, we are required to comply with laws, rules, and regulations related to economic sanctions and export controls enforced by U.S. Department of Commerce’s Bureau of Industry and Security, and U.S. anti-money laundering and counter-terrorist financing laws, rules, and regulations enforced by FinCEN and certain state financial services regulators. U.S. sanctions and export control laws and regulations generally restrict dealings by persons subject to U.S. jurisdiction with certain jurisdictions that are the target of comprehensive embargoes, currently the Crimea Region, the Donetsk People’s Republic of Ukraine, the Luhansk People’s Republic of Ukraine, Cuba, Iran, North Korea, and Syria, as well as with persons, entities, and governments identified on certain prohibited party lists. Moreover, as a result of the Russian invasion of Ukraine, the U.S., the E.U., the United Kingdom, and other jurisdictions have imposed wide-ranging sanctions on Russia and Belarus and persons and entities associated with Russia and Belarus. There can be no certainty regarding whether such governments or other governments will impose additional sanctions, or other economic or military measures against Russia or Belarus.

We have an Office of Foreign Assets Control (“OFAC”) compliance program in place that includes monitoring of IP addresses to identify prohibited jurisdictions and of blockchain addresses that have either been identified by OFAC as prohibited or that otherwise are believed by us to be associated with prohibited persons or jurisdictions. Nonetheless, there can be no guarantee that our compliance program will prevent transactions with particular persons or addresses or prevent every potential violation of OFAC sanctions, and our expansion into additional jurisdictions may subject us to additional risks related to use of our services by sanctioned persons.

From time to time, we have submitted voluntary disclosures to OFAC or responded to administrative subpoenas from OFAC. Certain of these voluntary self-disclosures are currently under review by OFAC. To date, none of those proceedings has resulted in a monetary penalty or finding of violation. Any present or future government inquiries relating to sanctions could result in negative consequences for us, including costs related to government investigations, financial penalties, and harm to our reputation. The impact on us related to such matters could be substantial. Although we have implemented controls and are working to implement additional controls and screening tools designed to prevent sanctions violations, there is no guarantee that we will not inadvertently provide access to our products and services to sanctioned parties or jurisdictions in the future.

Regulators worldwide frequently study each other’s approaches to the regulation of the digital financial system. Consequently, developments in any jurisdiction may influence other jurisdictions. New developments in one jurisdiction may be extended to additional services and other jurisdictions. As a result, the risks created by any new law or regulation in one jurisdiction are magnified by the potential that they may be replicated, affecting our business in another place or involving another service. Conversely, if regulations diverge worldwide, we may face difficulty adjusting our products, services, and other aspects of our business with the same effect.

The complexity of U.S. federal and state and international regulatory and enforcement regimes could result in a single event prompting numerous overlapping investigations and legal and regulatory proceedings by multiple government authorities across different jurisdictions. Any of the foregoing could, individually or in the aggregate, harm our reputation, damage our brands and business, and adversely affect our operating results and financial condition. Due to the uncertain application of existing laws, rules, and regulations, it may be that, despite our regulatory and legal analysis concluding that certain products and services are currently unregulated, such products or services may indeed be subject to financial regulation, licensing, or authorization obligations that we have not obtained or with which we have not complied. As a result, we are at a heightened risk of enforcement action, litigation, regulatory, and legal scrutiny which could lead to sanctions, cease and desist orders, or other penalties and censures which could significantly and adversely affect our continued operations and financial condition.

Complex and evolving U.S. and international laws, rules and regulation regarding privacy and data protection could result in claims, changes to our business practices, penalties, increased cost of operations, or otherwise harm our business.

We are subject to requirements relating to data privacy and the collection, processing, storage, transfer, and use of data under U.S. federal, state and foreign laws. For example, the FTC routinely investigates the privacy practices of companies and has commenced enforcement actions against many, resulting in multi-million dollar settlements and multi-year agreements governing the settling companies’ privacy practices. The California Consumer Protection Act, which became effective on January 1, 2020, imposes heightened data privacy requirements on companies that collect information from California residents. If we are unable to meet any such requirements, we may be subject to significant fines or penalties. As the number of jurisdictions enacting privacy and related laws increases and the scope of these laws and enforcement efforts expands, we will increasingly become subject to new and varying requirements. Failure to comply with existing or future data privacy laws, rules, regulations and requirements, including by reason of inadvertent disclosure of personal information, could result in significant adverse consequences, including reputational harm, civil litigation, regulatory enforcement, costs of remediation, increased expenses for security systems and personnel, and harm to our users. These consequences could materially adversely affect our business, financial condition and results of operations.

In addition, we make information available to certain U.S. federal and state, as well as certain foreign, government agencies in connection with regulatory requirements to assist in the prevention of money laundering and terrorist financing and pursuant to legal obligations and authorizations. In recent years, we have experienced increasing data sharing requests by these agencies, particularly in connection with efforts to prevent terrorist financing or reduce the risk of identity theft. During the same period, there has also been increased public attention to the corporate use and disclosure of personal information, accompanied by legislation and regulations intended to strengthen data protection, information security, and consumer privacy. These regulatory goals may conflict, and the law in these areas may not be consistent or settled. While we believe that we are compliant with our regulatory responsibilities, the legal, political, and business environments in these areas are rapidly changing, and subsequent legislation, regulation, litigation, court rulings or other events could expose us to increased program costs, liability and reputational damage that could have a material adverse effect on our business, financial condition, and results of operations.

We are subject to compliance with U.S. anti-money laundering laws, the Foreign Corrupt Practices Act and numerous laws and regulations. Failure to comply with these laws could result in material settlements, fines, penalties, and increased operating costs, all of which may adversely affect our business, financial condition and results of operations.

We are considered a money services business in the U.S. under the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001. As such, we are subject to reporting, recordkeeping and anti-money laundering provisions in the U.S. as well as other jurisdictions. Many of these laws are evolving, with requirements that may be unclear and inconsistent across jurisdictions, making compliance challenging. Subsequent legislation, regulation, litigation, court rulings or other events could expose us to increased program costs, liability and reputational damage. During 2017 and 2018, there were significant regulatory reviews and actions taken by U.S. and other regulators and law enforcement agencies against banks, money services businesses and other financial institutions related to money laundering. We are also subject to regulatory oversight and enforcement by FinCEN. Any determination that we have violated any anti-money-laundering laws could have an adverse effect on our business, financial condition, and results of operations.

We are also subject to regulations imposed by the FCPA in the U.S. and similar anti-bribery laws in other jurisdictions. To the extent we expand our non-U.S. operations, we could experience a higher risk associated with the FCPA and similar anti-bribery laws than other companies. Since 2016, there has been an increase in regulatory reviews and enforcement actions taken by the U.S. and other regulators related to antibribery laws, along with increased scrutiny on payments to and relationships with, foreign entities and individuals. Any investigation or negative finding in connection with such laws could result in significant fines or internal compliance cost, and could also harm our reputation, which would result in a negative impact on our business.

Future developments in tax laws or regulations regarding the treatment and reporting of cryptocurrencies for U.S. and foreign tax purposes could adversely impact our tax expense and liabilities, reporting obligations, liquidity, and business.

Due to the new and evolving nature of cryptocurrencies and the absence of comprehensive legal and tax guidance with respect to digital asset products and transactions, many significant aspects of the U.S. and foreign tax treatment of transactions involving cryptocurrencies, such as the purchase and sale of cryptocurrencies, are uncertain, and it is unclear whether, when and what guidance may be issued in the future on the treatment of digital asset transactions for U.S. and foreign income tax purposes.

In 2014, the IRS released Notice 2014-21, discussing certain aspects of “virtual currency” for U.S. federal income tax purposes and, in particular, stating that such virtual currency (i) is “property,” (ii) is not “currency” for purposes of the rules relating to foreign currency gain or loss, and (iii) may be held as a capital asset. In 2019, the IRS released Revenue Ruling 2019-24 and a set of “Frequently Asked Questions” (which have been periodically updated), that provide additional guidance, including guidance to the effect that, under certain circumstances, hard forks of digital currencies are taxable events giving rise to ordinary income and guidance with respect to the determination of the tax basis of virtual currency. However, this guidance does not address other significant aspects of the U.S. federal income tax treatment of cryptocurrencies and related transactions.

There continues to be uncertainty with respect to the timing, character and amount of income inclusions for various digital asset transactions. Although we believe our treatment of digital asset transactions for federal income tax purposes is consistent with existing guidance provided by the IRS and existing U.S. federal income tax principles, because of the rapidly evolving nature of digital asset innovations and the increasing variety and complexity of digital asset transactions and products, it is possible the IRS and various U.S. states may disagree with our treatment of certain digital asset transactions for U.S. tax purposes, which could adversely affect our users and our business. Similar uncertainties exist in the foreign markets in which we operate, affecting our non-U.S. user base, and these uncertainties and potential adverse interpretations of tax law could affect our non-U.S. users and the vitality of our platforms outside of the U.S. There can be no assurance that the IRS, the U.S. state revenue agencies or other foreign tax authorities, will not alter their respective positions with respect to cryptocurrencies in the future or that a court would uphold the treatment set forth in existing guidance. It also is unclear what additional guidance may be issued in the future on the treatment of existing digital asset transactions and future digital asset innovations for purposes of U.S. tax or other foreign tax regulations. Any such alteration of existing IRS, U.S. state and foreign tax authority positions or additional guidance regarding digital asset products and transactions could result in adverse tax consequences for holders of cryptocurrencies and could have an adverse effect on the value of cryptocurrencies and the broader cryptocurrency markets. Future technological and operational developments that may arise with respect to cryptocurrencies may increase the uncertainty with respect to the treatment of cryptocurrency for U.S. and foreign tax purposes. The uncertainty regarding tax treatment of digital asset transactions impacts our users, and could adversely impact our business, including if the volume of cryptocurrency transactions decreases due to adverse tax effect.

The ongoing military action between Russia and Ukraine could adversely affect our business, financial condition and results of operations.

On February 24, 2022, Russian military forces launched a military action in Ukraine, and sustained conflict and disruption in the region is likely. Although the length, impact and outcome of the ongoing military conflict in Ukraine is highly unpredictable, this conflict could lead to significant market and other disruptions, including significant volatility in commodity prices and supply of energy resources, increases in inflation and interest rates, instability in financial markets, supply chain interruptions, political and social instability, labor shortages, changes in consumer or purchaser preferences as well as increase in cyberattacks and espionage.

The situation is rapidly evolving and the United States, the European Union, the United Kingdom and other countries may implement additional sanctions, export controls or other measures against Russia, Belarus and other countries, regions, officials, individuals or industries in the respective territories. Such sanctions and other measures, as well as the existing and potential further responses from Russia or other countries to such sanctions, tensions and military actions, could adversely affect the global economy and financial markets and could adversely affect our business, financial condition and results of operations.

We are actively monitoring the situation in Ukraine and assessing its impact on our business. To date we have not experienced any material interruptions in our infrastructure, supplies, technology systems or networks needed to support our operations. We are unable to predict the progress or outcome of the conflict in Ukraine or its impacts in Ukraine, Russia or Belarus as the conflict, and any resulting government reactions, are rapidly developing and beyond our control. The extent and duration of the military action, sanctions and resulting market disruptions could be significant and could potentially have a substantial impact on the global economy and our business for an unknown period of time. Any of the above mentioned factors could affect our business, financial condition and results of operations. Any such disruptions may also magnify the impact of other risks described in this prospectus.

Risks Related to Third Parties

We currently rely on third-party service providers and their systems for certain aspects of our operations, and any interruptions in services provided by these third parties may impair our ability to support our users.

We rely on third parties and their systems in connection with many aspects of our business, including our kiosk manufacturers, our retail partners, logistics providers, and banks; cloud computing services and data centers that provide facilities, infrastructure, website functionality and access, components, and services, including databases and data center facilities and cloud computing; as well as third parties that provide outsourced user service, compliance support and product development functions, which are critical to our operations. Because we rely on third parties to provide these services and systems and to facilitate certain of our business activities, we face increased operational risks. We do not directly manage the operation of any of these third parties, including their data center facilities that we use. These third parties may be subject to financial, legal, regulatory, and labor issues, cybersecurity incidents, break-ins, computer viruses, denial-of-service attacks, sabotage, theft, acts of vandalism, privacy breaches, service terminations, disruptions, interruptions, and other misconduct. They are also vulnerable to damage or interruption from human error, power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes, pandemics (including the COVID-19 pandemic), and similar events. For example, on February 24, 2021, the U.S. Federal Reserve’s payments network experienced an outage, which had the potential to result in reduced functionality for certain of our products. In addition, these third parties may breach their agreements with us, disagree with our interpretation of contract terms or applicable laws and regulations, refuse to continue or renew these agreements on commercially reasonable terms or at all, fail or refuse to process transactions or provide other services adequately, take actions that degrade the functionality of our services, impose additional costs or requirements on us or our users, or give preferential treatment to competitors. There can be no assurance that third parties that provide services to us or to our users on our behalf will continue to do so on acceptable terms, or at all. If any third parties do not adequately or appropriately provide their services or systems or perform their responsibilities to us or our users on our behalf, such as if third-party service providers close their data center facilities without adequate notice, are unable to restore operations and data, fail to perform as expected, or experience other unanticipated problems, we may be unable to procure alternatives in a timely and efficient manner and on acceptable terms, or at all, and we may be subject to business disruptions, losses or costs to remediate any of the deficiencies, user dissatisfaction, reputational damage, legal or regulatory proceedings, or other adverse consequences which could harm our business.

Many of our kiosks and key components to these kiosks are procured from a single or limited number of suppliers. Thus, we are at risk of shortage, price increases, tariffs, changes, delay, or discontinuation of these kiosks or components, which could disrupt and materially and adversely affect our business.

Due to our reliance on the components or products produced by certain of our suppliers, we are subject to the risk of shortages and long lead times or other disruptions in the supply of certain components or products. Our ongoing efforts to identify alternative manufacturers for the assembly of our products and for many of the single-sourced components used in our products may not be successful. In the case of off-the-shelf and other hardware components of our kiosk-based equipment, we are subject to the risk that our suppliers may discontinue or modify them, or that the components may cease to be available on commercially reasonable terms, or at all. We have in the past experienced, and may in the future experience, component shortages or delays or other problems in product assembly, and the availability of these components or products may be difficult to predict. For example, our manufacturers may experience temporary or permanent disruptions in their manufacturing operations due to equipment breakdowns, labor strikes or shortages, natural disasters, the occurrence of a contagious disease or illness, component or material shortages, cost increases, acquisitions, insolvency, bankruptcy, business shutdowns, trade restrictions, changes in legal or regulatory requirements, or other similar problems. The current global supply chain disruptions and shortages, in particular with respect to integrated circuits, have affected our supply chain and resulted in low levels of inventory for some of our hardware products. Therefore, our suppliers may be unable to timely fulfill orders for some hardware products. These hardware shortages could negatively affect our ability to deploy our kiosks and serve our users, and if such shortages continue for an extended period of time, could materially and adversely impact our financial results.

Additionally, various sources of supply-chain risk, including strikes or shutdowns at delivery ports or loss of or damage to our products while they are in transit or storage, intellectual property theft, losses due to tampering, third-party vendor issues with quality or sourcing control, failure by our suppliers to comply with applicable laws and regulation, potential tariffs or other trade restrictions, or other similar problems could limit or delay the supply of our products or harm our reputation. In the event of a shortage or supply interruption from suppliers of these components, such as the current global shortage of integrated circuits, we may not be able to develop alternate sources quickly, cost-effectively, or at all. Any interruption or delay in manufacturing, component supply, any increases in component costs (or prices charged by our vendors generally), or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would harm our ability to provide our products and services to users. This could harm our relationships with our users and retail partners, prevent us from acquiring new users and merchants, and materially and adversely affect our business.

A substantial portion of our kiosks are placed with a small number of retailers today. The expiration, termination or renegotiation of any of these contracts with our top retail partners or if one or more of our top retail partners were to cease doing business with us or substantially reduce its dealings with us, could cause our revenues to decline significantly and our business, financial condition and results of operations could be adversely impacted.

For the year ended December 31, 2023 and 2022, we derived approximately 27% and 32.0%, respectively, of our total revenue from kiosks placed at the locations of our largest retail partner, Circle K, under individual corporate and franchisee lease agreements.

Because a significant portion of our kiosks are placed with a small number of retailers, a portion of our future revenues and operating income depends upon the successful continuation of our relationship with our top retail partners and the loss of any of our largest retail partners, a decision by any one of them to reduce the number of our kiosks placed in their locations, or a decision to sell or close their locations could result in a decline in our revenues or otherwise adversely impact our business operations. Furthermore, if their financial conditions were to deteriorate in the future, and as a result, one or more of these retail partners were required to close a significant number of their store locations, our revenues would be significantly impacted.

Additionally, these retail partners may elect not to renew their contracts when they expire. Even if our major contracts are extended or renewed, the renewal terms may be less favorable to us than the current contracts. If any of our largest retail partners enters bankruptcy proceedings and rejects its contract with us, fails to renew its contract upon expiration, or if the renewal terms with any of them are less favorable to us than under our current contracts, it could result in a decline in our revenues and profits and have a material adverse impact on our operations and cash flows.

Risks Related to our Management and Employees

Our management team has limited experience managing a public company.

Our management team has limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, operating results, and financial condition.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial condition.

We operate in a relatively new industry that is not widely understood and requires highly skilled and technical personnel. We believe that our future success is highly dependent on the talents and contributions of our senior management team, members of our executive team, and other key employees across product, engineering, risk management, finance, compliance and legal, and marketing. Our future success depends on our ability to attract, develop, motivate, and retain highly qualified and skilled employees. Due to the nascent nature of the digital financial system, the pool of qualified talent is extremely limited, particularly with respect to executive talent, engineering, risk management, and financial regulatory expertise. We face intense competition for qualified individuals from numerous software and other technology companies. To attract and retain key personnel, we incur significant costs, including salaries and benefits and equity incentives. Even so, these measures may not be enough to attract and retain the personnel we require to operate our business effectively. The loss of even a few key employees or senior leaders, or an inability to attract, retain and motivate additional highly skilled employees required for the planned expansion of our business could adversely impact our operating results and impair our ability to grow.

Our officers, directors, employees, and large stockholders may encounter potential conflicts of interests with respect to their positions or interests in cryptocurrencies, entities, and other initiatives and digital asset-related businesses, which could adversely affect our business and reputation.

Certain of our officers, directors, and employees are involved with or active investors in certain digital asset-related businesses, such as cryptocurrency miners, as well as active investors in digital asset projects themselves, and may make investment decisions that favor projects that they have personally invested in. Our largest stockholders may also make investments in these digital asset projects. Similarly, certain of our directors, officers, employees, and large stockholders may hold cryptocurrencies that we are considering supporting, and may be more supportive of such listing notwithstanding legal, regulatory, and other issues associated with such cryptocurrencies. While we have instituted policies and procedures to limit and mitigate such risks, there is no assurance that such policies and procedures will be effective, or that we will be able to manage such conflicts of interests adequately. If we fail to manage these conflicts of interests, or we receive unfavorable media coverage with respect to actual or perceived conflicts of interest, our business may be harmed and the brand, reputation and credibility of our company may be adversely affected.

Risks Related to our Organizational Structure and the Tax Receivable Agreement

We are a holding company. Our sole material asset is our interests in BT HoldCo, and we are accordingly dependent upon distributions from BT HoldCo to pay taxes, make payments under the Tax Receivable Agreement, and cover our corporate and other overhead expenses.

We are a holding company and have no material assets other than our ownership of equity interests in BT HoldCo. As such, we do not have any independent means of generating revenue or cash flow, and our ability to pay taxes and operating expenses or declare and pay dividends in the future, if any, is dependent upon the financial results and cash flows of BT HoldCo and its subsidiaries (including BT OpCo), and distributions we receive from BT HoldCo.

BT HoldCo is treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to entity-level U.S. federal income taxation. Instead, taxable income will be allocated to the unitholders of BT HoldCo. Furthermore, BT OpCo is disregarded as an entity separate from BT HoldCo for U.S. federal income tax purposes. Accordingly, we are required to pay income taxes on our allocable share of any net taxable income of BT HoldCo, which includes income of BT OpCo. To the extent BT HoldCo has available cash, we generally intend to cause BT HoldCo to make pro rata distributions to its unitholders, including us, in an amount at least sufficient to allow us to cover our tax obligations, to satisfy our payment obligations under the Tax Receivable Agreement and to cover our corporate and other overhead expenses. There can be no assurance that BT HoldCo and its subsidiaries (including BT OpCo) will generate sufficient cash flow to distribute funds to us, or that applicable state law and contractual restrictions, including negative covenants in any financing agreements of BT HoldCo or its subsidiaries (including BT OpCo), will permit such distributions. To the extent that we need funds and BT HoldCo or its subsidiaries (including BT OpCo) are restricted from making such distributions under applicable law or under the terms of any financing agreements, or are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

We are a “controlled company” within the meaning of the Nasdaq rules and, as a result, we qualify for, and currently and may in the future rely on, certain exemptions from Nasdaq’s corporate governance requirements. As such, you may not have the same protections afforded to stockholders of companies that are subject to such requirements.

Because Brandon Mintz (through his ownership interests in BT Assets) owns a majority of the voting power of our outstanding common stock, we qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under the Nasdaq rules, a listed company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the nominating and corporate governance committee of the Board be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	there be an annual performance evaluation of the nominating and corporate governance and compensation committees.

These requirements will not apply to us as long as we remain a controlled company. We currently rely on two of these exemptions. As a result, we will not have a fully independent compensation committee or a fully independent nominating and corporate governance committee. We may in the future also rely on the other exemptions so long as we qualify as a controlled company. To the extent we rely on any of these exemptions, holders of shares of Class A common stock will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Brandon Mintz and his affiliates (including BT Assets) own a substantial majority of the common stock and have the right to appoint a majority of our board members, and his interests may conflict with those of other stockholders.

Holders of our voting stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or the Amended and Restated Charter. As a result of BT Assets’ majority ownership, we are a “controlled company” within the meaning of Nasdaq corporate governance standards and BT Assets will be able to substantially influence matters requiring stockholder or board approval, including the election of directors, approval of any potential acquisition of us, changes to our organizational documents, significant corporate transactions, and certain decisions we make with respect to directing the manager of BT HoldCo. In particular, for so long as BT Assets continues to own a majority of our voting stock, Brandon Mintz, through BT Assets, will be able to substantially influence matters requiring stockholder or board approval, including the election of directors, approval of any potential acquisition of us, changes to our organizational documents, significant corporate transactions, and certain board decisions with respect to the management of BT HoldCo. This concentration of ownership makes it unlikely that any other holder or group of holders of common stock or Preferred Stock will be able to affect the way we and BT HoldCo are managed or the direction of our business. Furthermore, the concentration of ownership could deprive you of an opportunity to receive a premium for your shares of Class A common stock as part of a sale of us and ultimately might adversely affect the trading price of the Class A common stock to the extent investors perceive a disadvantage in owning stock of a company with a controlling stockholder. The interests of BT Assets and Brandon Mintz with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings, and other corporate opportunities and attempts to acquire us, may conflict with the interests of our other stockholders.

For example, the interests of BT Assets may conflict with the interests of our other stockholders in light of the Tax Receivable Agreement and its ownership of the BT HoldCo Preferred Units. In particular, BT Assets’ right to receive payments under the Tax Receivable Agreement could influence its decisions regarding whether and when to support the disposition of assets, the incurrence or refinancing of new or existing indebtedness, the timing or amount of distributions by BT HoldCo or the termination of the Tax Receivable Agreement and acceleration of our obligations thereunder. The determination of future tax reporting positions, the structuring of future transactions and the handling of any challenge by any taxing authority to our tax reporting positions may take into consideration tax or other interests of BT Assets, including the effect of such positions on our obligations under the Tax Receivable Agreement and with respect to the amount of tax distributions, which may differ from our interests or the interests of our other stockholders. In addition, BT Assets’ ownership of the BT HoldCo Preferred Units and the right to receive distributions pursuant thereto could influence decisions regarding the timing or amount of distributions by BT HoldCo, and BT Assets’ interests in connection with such matters may differ from the interests of our other stockholders. These decisions could adversely affect our liquidity or financial condition.

We are required to make payments to BT Assets under the Tax Receivable Agreement for certain Tax Attributes, and no such payments will be made to any party other than BT Assets. The amounts of such payments could be significant.

In connection with the closing of the Business Combination, we entered into a Tax Receivable Agreement with BT HoldCo and BT Assets. Pursuant to the Tax Receivable Agreement, we are generally required to pay BT Assets 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign income taxes that we actually realize, or in certain circumstances are deemed to realize, as a result of certain Tax Attributes, including:

•

existing tax basis in certain assets of BT HoldCo and BT OpCo, including assets that will eventually be subject to depreciation or amortization, once placed in service, attributable to BT HoldCo Common Units acquired by us in connection with the closing of the Business Combination and thereafter in accordance with the terms of the BT HoldCo Amended and Restated Limited Liability Company Agreement;

•

tax basis adjustments resulting from our acquisition of BT HoldCo Common Units from BT Assets at the closing of the Business Combination and thereafter pursuant to the terms of the BT HoldCo Amended and Restated Limited Liability Company Agreement (including any such adjustments resulting from certain payments made by us under the Tax Receivable Agreement);

•	disproportionate tax-related allocations as a result of Section 704(c) of the Code; and

•	tax deductions in respect of interest payments deemed to be made by us in connection with the Tax Receivable Agreement (collectively, “Tax Attributes”).

The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of BT HoldCo. For purposes of the Tax Receivable Agreement, we will generally be treated as realizing a tax benefit from the use of a Tax Attribute on a “with and without” basis, by comparing our actual tax liability to the amount we would have been required to pay had we not been able to utilize any of the Tax Attributes. The amounts payable, as well as the timing of any payments, under the Tax Receivable Agreement are dependent upon significant future events, including (but not limited to) the timing of the exchanges of BT HoldCo Common Units and surrender of a corresponding number of shares of Class V common stock, the price of the Class A common stock at the time of each exchange, the extent to which such exchanges are taxable transactions, the depreciation and amortization periods that apply to any increase in tax basis resulting from such exchanges, the types of assets held by BT HoldCo and BT OpCo, the amount and timing of taxable income we generate in the future, the U.S. federal income tax rate then applicable and the portion of our payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis.

Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that we determine (with the amount of subject payments determined in consultation with an advisory firm and subject to BT Assets’ review and consent). The IRS or another taxing authority may challenge all or any part of a position taken with respect to Tax Attributes or the utilization thereof, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any Tax Attributes initially claimed or utilized by us are disallowed, BT Assets will not be required to reimburse us for any excess payments that may previously have been made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to BT Assets will be applied against and reduce any future cash payments otherwise required to be made by us to BT Assets under the Tax Receivable Agreement, after the determination of such excess. However, a challenge to any Tax Attributes initially claimed or utilized by us may not arise for a number of years following the initial time of such payment. Moreover, even if a challenge arises earlier, any such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. As a result, there might not be future cash payments against which such excess can be applied and we could be required to make payments under the Tax Receivable Agreement in excess of our actual savings in respect of the Tax Attributes, which could materially impair our financial condition.

We expect that the payments that we will be required to make under the Tax Receivable Agreement could be substantial. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement. Moreover, the payments under the Tax Receivable Agreement will not be conditioned upon BT Assets having a continued ownership interest in us.

In certain cases, payments under the Tax Receivable Agreement may be accelerated or significantly exceed the actual benefits we realize, if any, in respect of the Tax Attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement provides that, in the case of certain early termination events (including certain changes of control, material breaches, or at our option subject to the approval of a majority of our independent directors), we will be required to make a lump-sum cash payment to BT Assets equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including that we will have sufficient future taxable income to fully utilize the Tax Attributes over certain specified time periods and that all BT HoldCo Common Units that had not yet been exchanged for Class A common stock, Class M common stock, or cash are deemed exchanged.

Accordingly, as a result of these assumptions, the required lump-sum payment may be significantly in advance of, and could materially exceed, the realized future tax benefits to which the payment relates. Consequently, our obligations under the Tax Receivable Agreement could have a material and adverse impact on Bitcoin Depot’s liquidity and financial condition and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. For example, in connection with the preparation of the proxy statement filed in connection with the Business Combination, we previously estimated that, if we had experienced a change of control or the Tax Receivable Agreement had otherwise been terminated immediately after the closing of the Business Combination, the estimated lump-sum payment would have been approximately $90.2 million. This estimated lump-sum payment was based on certain assumptions and was calculated using a discount rate equal to the Secured Overnight Financing Rate plus 100 basis points, applied against an undiscounted liability of approximately $134.6 million (based on the 21% U.S. federal corporate income tax rate and an estimated state and local income tax rate). These amounts are estimates and were prepared for informational purposes only. The actual amount of such lump-sum payment could vary significantly. There can be no assurance that we will be able to finance such lump-sum payment. In addition, to the extent that we are unable to make such lump-sum payment for any reason, the unpaid amounts will be deferred and will accrue interest until paid.

In the event that our payment obligations under the Tax Receivable Agreement are accelerated upon certain changes of control, the consideration payable to holders of Class A common stock could be substantially reduced.

If we experience a change of control (as defined under the Tax Receivable Agreement), our obligation to make the lump-sum payment required under the Tax Receivable Agreement could result in holders of Class A common stock receiving substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Further, BT Assets is not required to have a continued equity interest in us or BT HoldCo in order to receive payments under the Tax Receivable Agreement and therefore may not have an equity interest in us at the time of any such change of control. Accordingly, the interests of BT Assets may conflict with those of the holders of Class A common stock.

If BT HoldCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we and BT HoldCo might be subject to potentially significant tax inefficiencies, and we would not be able to recover payments previously made by us under the Tax Receivable Agreement even if the corresponding Tax Attributes were subsequently determined to have been unavailable due to such status.

We and BT HoldCo intend to operate such that BT HoldCo does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, exchanges of BT HoldCo Common Units pursuant to the BT HoldCo Amended and Restated Limited Liability Company Agreement or other transfers of BT HoldCo Common Units could cause BT HoldCo to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that exchanges or other transfers of BT HoldCo Common Units qualify for one or more such safe harbors.

If BT HoldCo were to become a publicly traded partnership, significant tax inefficiencies might result for us and for BT HoldCo, including as a result of our inability to file a consolidated U.S. federal income tax return with BT HoldCo. In addition, we would no longer receive the benefit of certain increases in tax basis received as a result of our acquisition of BT HoldCo Common Units from BT Assets, and we would not be able to recover any payments previously made by us under the Tax Receivable Agreement, even if the corresponding Tax Attributes were subsequently determined to have been unavailable due to BT HoldCo’s status as a publicly traded partnership.

In certain circumstances, BT HoldCo will be required to make tax distributions to the BT HoldCo unitholders (including us) and the tax distributions that BT HoldCo will be required to make may be substantial. To the extent we receive tax distributions in excess of our tax liabilities and obligations to make payments under the Tax Receivable Agreement and do not distribute such cash balances as dividends on shares of Class A common stock, BT Assets could benefit from such accumulated cash balances if it exchanges its BT HoldCo Common Units pursuant to the BT HoldCo Amended and Restated Limited Liability Company Agreement.

BT HoldCo is treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to U.S. federal income tax. Instead, taxable income will generally be allocated to the BT HoldCo unitholders (including us). The BT HoldCo Amended and Restated Limited Liability Company Agreement requires tax distributions be made by BT HoldCo to the BT HoldCo unitholders (including us), on a pro rata basis, to the extent funds of BT HoldCo are legally available for distribution and such distribution would not be prohibited under any credit facility or any other agreement to which BT HoldCo or any of its subsidiaries is a party, in each case, as determined by us in our reasonable discretion. Tax distributions will be made on a quarterly basis to each unitholder based on such unitholder’s allocable share of the taxable income of BT HoldCo and an assumed tax rate (and, in our case, taking into account our obligations under the Tax Receivable Agreement). The assumed tax rate will be the highest combined federal, state, and local tax rate that may potentially apply to a corporate or individual taxpayer (whichever is higher), taking into account certain assumptions and without regard to the actual final tax liability of any unitholder.

As a result of (i) potential differences in the amount of net taxable income allocable to us and to BT Assets, (ii) the lower maximum tax rate applicable to corporations than individuals, and (iii) the use of an assumed tax rate in calculating BT HoldCo’s tax distribution obligations, we may receive distributions significantly in excess of our actual tax liabilities and our obligations to make payments under the Tax Receivable Agreement. We will have no obligation to distribute such cash balances to our stockholders. If we do not distribute such cash balances as dividends on shares of Class A common stock and instead, for example, hold such cash balances or lend them to BT HoldCo, BT Assets would benefit from any value attributable to such accumulated cash balances as a result of its right to acquire shares of Class A common stock, Class M common stock or, at our election, an amount of cash equal to the fair market value thereof, in exchange for its BT HoldCo Common Units.

If we are deemed an “investment company” under the Investment Company Act applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

An issuer will generally be deemed to be an “investment company” for purposes of the Investment Company Act if:

•

it is an “orthodox” investment company because it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities; or

•

it is an inadvertent investment company because, absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We believe that we are engaged primarily in the business of operating BTMs that allow users to purchase Bitcoin with cash and not primarily in the business of investing, reinvesting, or trading in securities. We do not propose to engage primarily in the business of investing, reinvesting, or trading in securities. Accordingly, we do not believe that BT Assets is, or that BT OpCo, BT HoldCo, or Bitcoin Depot will be, an “orthodox” investment company as described in the first bullet point above. Furthermore, Bitcoin Depot will treat each of BT OpCo and BT HoldCo as a majority-owned subsidiary for purposes of the Investment Company Act. Therefore, we believe that less than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis following the closing of the Business Combination comprise assets that could be considered investment securities. Accordingly, we do not believe that Bitcoin Depot, BT HoldCo, or BT OpCo will be an inadvertent investment company by virtue of the 40% inadvertent investment company test as described in the second bullet point above. In addition, we believe we will not be an investment company under section 3(b)(1) of the Investment Company Act because we will be primarily engaged in a non-investment company business.

The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. Following the closing of the Business Combination, we have continued and intend to continue to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act. However, if anything were to happen that would cause us to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on our capital structure, ability to transact business with affiliates (including BT HoldCo and BT OpCo) and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among BT OpCo, us or our senior management team, or any combination thereof and materially and adversely affect our business, financial condition, and results of operations.

Our ability to pay dividends to our stockholders will be subject to the discretion of our board of directors and may be limited by our holding company structure and applicable provisions of Delaware law.

As a holding company, we are dependent upon the ability of BT OpCo to generate earnings and cash flows and distribute them to us (through BT HoldCo) so that we may pay our obligations and expenses (including our taxes and payments under the Tax Receivable Agreement) and pay to our stockholders any dividends that our board of directors may declare, in its sole discretion, in the future. See “—We are not obligated to, and do not intend to pay dividends on any class of our common stock for the foreseeable future. Our ability to pay dividends to our stockholders will be subject to the discretion of our board of directors and may be limited by our holding company structure, our financing arrangements and applicable provisions of Delaware law.” We expect to cause BT HoldCo to make distributions to its members. However, the ability of BT HoldCo to make such distributions to holders of its BT HoldCo Common Units is subject to its operating results, cash requirements and financial condition, restrictive covenants in our debt instruments, preferential distributions to the holders of the BT HoldCo Preferred Units, and applicable Delaware law (which may limit the amount of funds available for distribution to its members). Our ability to declare and pay dividends to our stockholders is likewise subject to Delaware law (which may limit the amount of funds available for dividends). If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient distributions from our business, we may not be able to make, or may be required to reduce or eliminate, the payment of future dividends, if any, on Class A common stock or Class M common stock.

Risks Related to our Indebtedness

We are party to debt agreements (and we may in the future become party to new debt agreements) that could restrict our operations and impair our financial condition. The agreements governing our indebtedness will impose restrictions on us that limit the discretion of management in operating our business and that, in turn, could impair our ability to meet our obligations under our debt.

The agreements governing our Term Loan include restrictive covenants that, among other things, restrict our ability to:

•	incur additional debt;

•	pay dividends and make distributions;

•	make certain investments;

•	repurchase equity interests and prepay certain indebtedness;

•	create liens;

•	enter into transactions with affiliates;

•	modify the nature of our business;

•	transfer and sell assets, including material intellectual property;

•	enter into agreements prohibiting our ability to grant liens in favor of our senior secured creditors;

•	amend or modify the terms of any junior financing arrangements;

•	amend our organizational documents; and

•	merge, dissolve, liquidate or consolidate.

In addition, our Term Loan includes other restrictions. Our failure to comply with the terms and covenants of our indebtedness could lead to a default under the terms of the governing documents, which would entitle the lenders to accelerate the indebtedness and declare all amounts owed due and payable.

As of December 31, 2023, our total indebtedness, excluding unamortized debt discounts and debt issuance costs of $3.2 million, was $24.3 million, including the accrual for the current note payable exit fee. In connection with the consummation of the Business Combination, we amended and restated our existing credit agreement, which provided BT OpCo with a $20.8 million term loan. We may also incur significant additional indebtedness in the future. See Note 25—Subsequent Events in the notes to our audited consolidated financial statements included in the section titled “Information Not Required in Prospectus” of this prospectus.

Our substantial indebtedness could have adverse consequences, including:

•	making it more difficult for us to satisfy our obligations;

•	increasing our vulnerability to adverse economic, regulatory and industry conditions;

•	limiting our ability to obtain additional financing for future working capital, capital expenditures, acquisitions and other purposes;

•	requiring us to dedicate a substantial portion of our cash flow from operations to fund payments on our debt, thereby reducing funds available for operations and other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	making us more vulnerable to increases in interest rates; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt.

We may be unable to generate sufficient cash to service all of our indebtedness and financial commitments.

As of March 31, 2024, we have $36.8 million of outstanding indebtedness. Our ability to make scheduled payments on or to refinance our indebtedness and financial commitments depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions including financial, business and other factors beyond our control. We may be unable to generate sufficient cash flow to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund debt and other obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure our indebtedness. Our ability to restructure or refinance indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to service our debt would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. If we face substantial liquidity problems, we might be required to sell assets to meet debt and other obligations. Our debt restricts our ability to dispose of assets and dictates our use of the proceeds from such disposition.

We may not be able to consummate dispositions, and the proceeds of any such disposition may be inadequate to meet obligations. We may be unable to access adequate funding as a result of a decrease in lender commitments due to an unwillingness or inability on the part of lending counterparties to meet their funding obligations and the inability of other lenders to provide additional funding to cover a defaulting lender’s portion. As a result, we may be unable to execute our business plan, make acquisitions or otherwise conduct operations, which would have a material adverse effect on our financial condition and results of operations.

Increases in interest rates could adversely affect our business.

We require continued access to capital. Our business and operating results can be harmed by factors such as the availability, terms of, and cost of capital, increases in interest rates, or a reduction in credit rating. These changes could cause our cost of doing business to increase, limit our ability to pursue acquisition opportunities, reduce cash flow, and place us at a competitive disadvantage. Recent and continuing disruptions and volatility in the global capital markets may lead to a contraction in credit availability impacting our ability to finance our operations. A significant reduction in cash flows from operations or the availability of credit could materially and adversely affect our financial condition and results of operations.

Risks Related to Ownership of Our Securities

The market price of our Class A common stock may be volatile, and could decline significantly and rapidly. Market volatility may affect the value of an investment in our Class A common stock and could subject us to litigation.

The market price of our Class A common stock could be subject to wide fluctuations in response to the risk factors described in this prospectus and others beyond our control, including:

•	the number of shares of Class A common stock publicly owned and available for trading;

•	overall performance of the equity markets or publicly-listed financial services, cryptocurrency and technology companies;

•	our actual or anticipated operating performance and the operating performance of our competitors;

•	changes in the projected operational and financial results we provide to the public or our failure to meet those projections;

•

failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company or our failure to meet the estimates or the expectations of investors;

•	any major change in our board of directors, management or key personnel;

•	issuance of shares of Class A common stock;

•	the highly volatile nature of the digital financial system and the prices of cryptocurrencies;

•	rumors and market speculation involving the digital financial system or us or other companies in our industry;

•

announcements by us or our competitors of significant innovations, new products, services, features, integrations or capabilities, acquisitions, strategic investments, partnerships, joint ventures, or capital commitments; and

•	other events or factors, including those resulting from pandemics, political instability, and acts of war, or terrorism, or responses to these events, including the current conflict in Ukraine.

Since the Closing of the Business Combination, our stock price has been as high as $4.49 and as low as $1.36. On April 26, 2024, our closing stock price was $1.80 per share. Furthermore, the stock market has recently experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies and financial services, cryptocurrency and technology companies in particular. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general macroeconomic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our Class A common stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business.

An active, liquid trading market for our Class A common stock may not develop or be sustained, which may adversely affect the value of our Class A common stock.

Upon the closing of the Business Combination, our Class A common stock commenced trading on Nasdaq under the symbol “BTM.” An active trading market for our shares may not develop or be sustained, which in turn would likely have a material adverse effect on the value of our Class A common stock. The market price of our Class A common stock may decline below the initial public offering price, and you may not be able to sell your shares of our Class A common stock at or above the price you paid, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

The class structure of our Common Stock has the effect of concentrating voting control within Brandon Mintz and his affiliates (including BT Assets), which limits or precludes your ability to influence corporate matters.

Shares of Class M common stock and Class V common stock each have ten votes per share, and shares of Class A common stock and Class O common stock each have one vote per share. Because of the ten-to-one voting ratio between the Class M common stock and the Class V common stock, on the one hand, and all other classes of our voting stock, on the other hand, the holder(s) of Class V common stock collectively holds more than a majority of the combined voting power of our common stock, and therefore such holders are able to control all matters submitted to our stockholders for approval. In the event Brandon Mintz and his affiliates (including, without limitation, BT Assets) cease to beneficially own in the aggregate (directly or indirectly) a number of shares of Class M common stock and Class V common stock that, in the aggregate, is at least 20% of the voting power represented by the shares of Class V common stock held by them, in the aggregate, as of immediately after the closing of the Business Combination, (i) each of the then-outstanding shares of Class M common stock will automatically convert, on a one-for-one basis, into one fully paid and non-assessable share of Class A common stock and (ii) each of the then-outstanding shares of Class V common stock will automatically convert, on a one-for-one basis, into one fully paid and non-assessable share of Class O common stock, in each case without any further action required on the part of Bitcoin Depot or any other person.

Any purported transfer or assignment of shares of Class O common stock or Class V common stock which is not permitted by or otherwise provided for under the Amended and Restated Charter will be null and void and not recognized or given effect. Transfers by holders of shares of Class M common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions. Such conversions of shares of Class M common stock to shares of Class A common stock upon transfer will have the effect, over time, of increasing the relative voting power of those other holders of shares of Class M common stock (if any) who retain their shares in the long-term. However, because of the nature of the relative voting power of classes of our common stock, the holders of Class V common stock and Class M common stock, notwithstanding conversions of shares thereof conversions, may continue to control a majority of the combined voting power of our outstanding capital stock.

We are not obligated to, and do not intend to pay dividends on any class of our common stock for the foreseeable future. Our ability to pay dividends to our stockholders will be subject to the discretion of our board of directors and may be limited by our holding company structure, our financing arrangements and applicable provisions of Delaware law.

We have never declared or paid any cash dividends on any class of common stock, are not obligated to pay, and do not intend to pay any cash dividends in the foreseeable future. We anticipate that for the foreseeable future we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Our payment of any dividends will be subject to contractual and legal restrictions and other factors that our board of directors deems relevant.

Our Amended and Restated Charter contains an exclusive forum provision for certain claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Amended and Restated Charter provides that, to the fullest extent permitted by law, and unless we provide consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Amended and Restated Charter or our Amended and Restated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, provided that this provision, including for any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and the Amended and Restated Charter provides that the federal district courts of the United States of America are, to the fullest extent permitted by law, the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless we consent in writing to the selection of an alternative forum. Our decision to adopt an exclusive forum provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the exclusive forum provision should be enforced in a particular case, application of the exclusive forum provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The exclusive forum provision applies to suits brought to enforce any duty or liability created by the Exchange Act to the fullest extent permitted by law. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities will be deemed to have notice of and consented to our exclusive forum provisions. These provisions may limit our stockholders’ ability to bring a claim in a judicial forum they find favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Amended and Restated Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Anti-takeover provisions contained in our Amended and Restated Charter, our Amended and Restated Bylaws and provisions of Delaware law could impair a takeover attempt.

Our Amended and Restated Charter, Amended and Restated Bylaws and Delaware law contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors and therefore depress the trading price of shares of Class A common stock. Among other things, the class structure of our common stock provides holders of Class M common stock and Class V common stock with the ability to significantly influence the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the outstanding shares of our common stock. Further, our Amended and Restated Charter and Amended and Restated Bylaws include provisions (i) providing our directors with the exclusive ability (subject to the rights of holders of any series of preferred stock) to fill a vacancy on the board of directors; (ii) authorizing our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors; (iii) after we no longer qualify as a “controlled company” under applicable Nasdaq listing rules, limiting stockholders’ ability (a) to call special meetings of stockholders, (b) to require special meetings of stockholders to be called and (c) to take action by written consent; (iv) requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors; and (v) not permitting cumulative voting rights. These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

As a Delaware corporation, we would normally be subject to certain provisions of Delaware law, including Section 203 of the DGCL, which prevents certain stockholders holding more than 15% of our outstanding capital stock from engaging in certain business combinations without the approval of our board of directors or the holders of at least two-thirds of our outstanding voting stock not held by such stockholder. We expressly elect not to be subject to Section 203 of the DGCL in our Amended and Restated Charter.

Any provision of our Amended and Restated Charter, Amended and Restated Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for shares of Class A common stock.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This, as well as other future sales of Class A common stock in the public market, or the perception that any such sales may occur, could cause the market price of Class A common stock to drop significantly, even if our business is doing well, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. Subject to certain limitations and exceptions, BT Unitholders may exchange their BT Units, together with shares of Class V common stock or Class O common stock, for shares of Class M common stock or Class A common stock, respectively (on a one-for-one basis, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions) and then transfer those shares of Class M common stock (which, in that, case automatically convert into shares of Class A common stock) or sell those shares of Class A common stock. This could cause the market price of the Class A common stock to drop significantly, even if our business is doing well. Sales of a substantial number of shares of Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Class A common stock. We may file additional registration statements to provide for the resale from time to time of restricted shares issued in connection with closing of the Business Combination. As restrictions on resale end and the registration statements are available for use, the market price of the Class A common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Warrants will become exercisable for Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in further dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 43,848,750 shares of Class A common stock are exercisable in accordance with the terms of the Warrant Agreement governing those securities. These Public Warrants and Private Placement Warrants are exercisable for $11.50 per share at any time. To the extent such Warrants are exercised, additional shares of Class A common stock will be issued, which will result in further dilution to the holders of shares of Class A common stock and increase the number of shares of Class A common stock eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Warrants may be exercised could adversely affect the market price of shares of Class A common stock.

The Private Placement Warrants are identical to the Public Warrants except as otherwise set forth herein that: (i) the Company may not elect to redeem the Private Placement Warrants; (ii) the Private Placement Warrants (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by Sponsor; (iii) they may be exercised by the Sponsor or its permitted transferees on a cashless basis; and (iv) the Private Placement Warrants (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) are entitled to registration rights.

The Warrants may not be “in the money” or expire worthless, and we may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

The exercise price for each Warrant is $11.50 per share, subject to adjustment, which is greater than the market price of our Class A common stock, which was $1.90 per share based on the closing price on March 28, 2024. There can be no assurance that the Warrants will be “in the money” prior to their expiration and, as such, the Warrants may expire worthless.

We also have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant, provided that the last reported sale price of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Public Warrant holders equals or exceeds $18.00 per share and provided certain other conditions are met. If and when the Public Warrants become redeemable, we may exercise its redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. In addition, such redemption may occur at a time when the Public Warrants are “out of the money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our Class A common stock had your Public Warrants remained outstanding.

We may issue preferred stock whose terms could adversely affect the voting power or value of the Class A common stock.

The Amended and Restated Charter authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. On June 30, 2023, in connection with the closing of the Business Combination, we issued 4,300,000 shares of Series A Preferred Stock in a private placement to entities affiliated with Shaolin in connection with the previously announced PIPE Financing. As of December 31, 2023, 825,000 shares of Series A Preferred Stock have been converted into Class A common stock. Although the Series A Preferred Stock do not carry voting rights (other than in relation to amendments to the certificate of designation itself or as required by the DGCL), the terms of one or more additional classes or series of preferred stock could adversely impact the voting power or value of our Class A common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the Class A common stock.

Each share of Series A Preferred Stock (i) ranks senior to our common stock with respect to dividends, distributions, redemptions, and payments upon liquidation or dissolution, (ii) is entitled to participate in any distributions or dividends made to holders of Class A common stock, (iii) does not have voting rights (other than in relation to amendments to the certificate of designation itself or as required by the DGCL), (iv) is initially convertible at any time at the election of the holder into one share of Class A common stock, subject to accrued and unpaid dividends, if any, and (v) be entitled to customary anti-dilution protections.

The Company has identified material weaknesses in its internal control over financial reporting. If it is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence and materially and adversely affect its business and operating results, and it may face litigation as a result.

In connection with the preparation of the Company’s consolidated financial statements as of December 31, 2022, management of the Company identified material weaknesses in its internal control over financial reporting. The material weaknesses had not been remediated as of December 31, 2023 and additional material weaknesses have been identified as of December 31, 2023. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis. The material weaknesses identified related to (i) the fact that the Company did not have formalized system of internal control over financial reporting in place to ensure that risks are properly assessed, controls are properly designed and implemented and internal controls are properly monitored and functioning, (ii) the Company’s reliance on IT systems and the use of service organizations to initiate, process, and record transactions, for which it did not evaluate or test the respective control objectives and data provided by the service organizations, and did not maintain a sufficient complement of formally documented general IT controls over access, segregation of duties, security, and change management, (iii) the Company’s lack of technical accounting resources to analyze and apply technical accounting considerations, (iv) the Company having insufficient controls in place to prevent potential unauthorized activity related to cryptocurrencies, and (v) ineffective reconciliation controls over cash in transit. Management of the Company has concluded that these material weaknesses arose because, as a private company, the Company did not have the necessary business processes, personnel and related internal controls necessary to satisfy the accounting and financial reporting requirements of a public company.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud, and material weaknesses could limit the ability to prevent or detect a misstatement of accounts or disclosures that could result in a material misstatement of annual or interim financial statements. To address the material weaknesses, the Company will need to add personnel as well as implement additional financial reporting processes. Management of the Company intends to continue to take steps to remediate the material weaknesses described above through hiring additional qualified accounting and financial reporting personnel, further enhancing their accounting processes, and by monitoring the respective controls. Management will not be able to fully remediate these material weaknesses until these steps have been completed and the controls have been operating effectively for a sufficient period of time. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects or that the actions that management may take in the future will be sufficient to remediate the control deficiencies that led to the material weaknesses in the Company’s internal control over financial reporting or that they will prevent or detect potential future material weaknesses. The Company’s current controls and any new controls that management develops may become inadequate because of changes in conditions in the business and weaknesses in disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm the operating results or cause the Company to fail to meet the reporting obligations and may result in a restatement of the Company’s financial statements for prior periods.

The Company’s independent registered public accounting firm is not required to attest to the effectiveness of the internal control over financial reporting until after the Company is no longer an “emerging growth company” as defined in the JOBS Act. At such time, the Company’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which the internal control over financial reporting is documented, designed or operating. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of the internal control over financial reporting that will eventually be required to be included in Bitcoin Depot’s periodic reports that are filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in Bitcoin Depot’s reported financial and other information, which would likely have a negative effect on the trading price of the Class A common stock. In addition, we will not be able to continue to be listed on Nasdaq, which could have an adverse effect on the liquidity of your investment.

General Risk Factors

Adverse economic conditions may adversely affect our business.

Our performance is subject to general economic conditions, and their impact on the digital asset markets and our users. The U.S. and other key international economies have experienced cyclical downturns from time to time in which economic activity declined resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies, and overall uncertainty with respect to the economy. The impact of general economic conditions on the digital financial system is highly uncertain and dependent on a variety of factors, including market adoption of cryptocurrencies, global trends in the digital financial system, central bank monetary policies, and other events beyond our control. Geopolitical developments, such as military conflicts and wars, trade wars and foreign exchange limitations can also increase the severity and levels of unpredictability globally and increase the volatility of global financial and digital asset markets. To the extent that conditions in the general economic and cryptocurrency markets materially deteriorate, our ability to attract and retain users may suffer.

Investors’ expectations of our performance relating to environmental, social, and governance factors may impose additional costs and expose us to new risks.

There is an increasing focus from certain investors, employees, users and other stakeholders concerning corporate responsibility, specifically related to environmental, social, and governance (“ESG”) matters, or ESG. Some investors may use these non-financial performance factors to guide their investment strategies and, in some cases, may choose not to invest in us if they believe our policies and actions relating to corporate responsibility are inadequate. The growing investor demand for measurement of non-financial performance is addressed by third-party providers of sustainability assessment and ratings on companies. The criteria by which our corporate responsibility practices are assessed may change due to the constant evolution of the sustainability landscape, which could result in greater expectations of us and cause us to undertake costly initiatives to satisfy such new criteria. If we elect not to or are unable to satisfy such new criteria, investors may conclude that our policies and actions with respect to corporate social responsibility are inadequate. We may face reputational damage in the event that we do not meet the ESG standards set by various constituencies.

Furthermore, if our competitors’ corporate social responsibility performance is perceived to be better than ours, potential or current investors may elect to invest with our competitors instead. In addition, in the event that we communicate certain initiatives and goals regarding ESG matters, we could fail, or be perceived to fail, in our achievement of such initiatives or goals, or we could be criticized for the scope of such initiatives or goals. If we fail to satisfy the expectations of investors, employees, and other stakeholders or our initiatives are not executed as planned, our reputation and business, operating results, and financial condition could be adversely impacted.

We may be adversely affected by natural disasters, pandemics, such as COVID-19, and other catastrophic events, and by man-made problems such as geopolitical conflicts and terrorism, that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Natural disasters or other catastrophic events may also cause damage or disruption to our operations, international commerce, and the global economy, and could have an adverse effect on our business, operating results, and financial condition. Our business operations are subject to interruption by natural disasters, fire, power shortages, and other events beyond our control. In addition, our non-U.S. operations expose us to risks associated with public health crises, such as pandemics and epidemics, which could harm our business and cause our operating results to suffer. For example, the ongoing effects of the COVID-19 pandemic and the precautionary measures that we have adopted have resulted, and could continue to result, in difficulties or changes to our user support, or create operational or other challenges, any of which could adversely impact our business and operating results. Further, acts of terrorism, labor activism or unrest, and other geopolitical conflicts or unrest, including the ongoing conflicts in Ukraine and Israel, could cause disruptions in our business or the businesses of our partners or the economy as a whole. In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, or telecommunications failure, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in development of our products and services, lengthy interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on our future operating results. We do not maintain insurance sufficient to compensate us for the potentially significant losses that could result from disruptions to our services. Additionally, all the aforementioned risks may be further increased if we do not implement a disaster recovery plan or our disaster recovery plans prove to be inadequate. To the extent natural disasters or other catastrophic events concurrently impact data centers we rely on in connection with processing transactions, users will experience significant delays in withdrawing funds, or in the extreme we may suffer loss of user funds.

Climate change could negatively impact our business long-term.

Global climate change may have an increasingly adverse impact on our business continuity and our ability to keep our employees safe and provide for our users and retail partners. We consider potential risks related to weather as part of our operations strategy and have business continuity and disaster recovery plans in place. However, they may not adequately protect us from serious disasters and adverse impacts. In addition, climate change events could have an impact on critical infrastructure in the U.S. and internationally, which has the potential to disrupt our business, our third-party suppliers, and the business of retail partners. They may also cause us to experience higher losses, attrition, and additional costs to maintain or resume operations.

We have operations all over the world and our BTM kiosks in California, Texas and Florida are particularly vulnerable to climate change effects. In 2021, the west coast of the U.S. experienced historic wildfires; a winter storm in Texas led to massive power outages; and multiple hurricanes formed over the U.S. gulf coast — all of which caused significant destruction to the affected regions. We anticipate that similar weather events will continue to bring significant annual destruction in vulnerable areas. The long-term effects of climate change could have significant repercussions for the global economy and cause significant financial and physical damages.

The requirements of being a public company, including maintaining adequate internal control over our financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.

As a public company we have and will continue to incur significant legal, accounting, and other expenses. Additionally, we are subject to reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the rules subsequently implemented by the SEC, the rules and regulations of the listing standards of Nasdaq, and other applicable securities rules and regulations. Stockholder activism, the current political and social environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which has and will likely continue to result in additional compliance costs and could impact the manner in which we operate our business in ways we cannot currently anticipate. Compliance with these rules and regulations may strain our financial and management systems, internal controls, and employees. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. Moreover, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control, over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures, and internal control, over financial reporting to meet this standard, significant resources and management oversight may be required. If we encounter material weaknesses or deficiencies in our internal control over financial reporting, we may not detect errors on a timely basis and our consolidated financial statements may be materially misstated. Effective internal control is necessary for us to produce reliable financial reports and is important to prevent fraud.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (iii) provide certain disclosures regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years (until January 1, 2027), although we will lose that status sooner if we have more than $1.235 billion of revenues in a fiscal year, have $700.0 million or more in market value of Class A common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. Additionally, we intend to take advantage of the extended transition periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the transition periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the extended transition periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards.

If some investors find Class A common stock to be less attractive as a result, there may be a less active trading market for Class A common stock and our stock price may be more volatile.

We might require additional capital to support business growth, and this capital might not be available.

We have funded our operations since inception primarily through debt, financing lease arrangements, and revenue generated by our operations. While we believe that our existing cash and cash equivalents and availability under our debt financing agreements are sufficient to meet our working capital needs and planned capital expenditures, and to service our debt, there is no guarantee that this will continue to be true in the future. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments in our business to respond to business opportunities and challenges, including developing new products and services, enhancing our operating infrastructure, expanding our non-U.S. operations, and acquiring complementary businesses and technologies, all of which may require us to secure additional funds. In the future, we may also require additional capital due to refinancing needs, regulatory surety bond requirements, or unforeseen circumstances and may decide to engage in equity, equity-linked or debt financings, or enter into additional debt financing agreements for any of the foregoing reasons. We may not be able to secure any such additional financing on terms favorable to us, in a timely manner or at all.

Changes by any rating agency to our outlook or credit rating could negatively affect the value of any debt securities of ours as well as our equity securities, and increase our borrowing costs. If our credit ratings are downgraded or other negative action is taken, our ability to obtain additional financing in the future on favorable terms or at all could be adversely affected. In the event of a downgrade of our credit rating or if other negative action is taken, our ability to obtain additional financing may be adversely affected and any future debt offerings or credit arrangements we propose to enter into may be on less favorable terms or terms that may not be acceptable to us. In addition, even if debt financing is available, the cost of additional financing may be significantly higher than our current debt. If we incur additional debt, the debt holders would have rights senior to holders of Class A common stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on Class A common stock. Furthermore, we have authorized the issuance of “blank check” preferred stock. If we issue additional equity securities or other securities convertible into equity, including convertible debt securities, our existing stockholders could experience dilution in their percentage ownership of our company, and any such securities could have rights, preferences and privileges senior to those of our currently authorized and issued Class A common stock.

The trading prices for Class A common stock may be highly volatile, which may reduce our ability to access capital on favorable terms or at all. In addition, a slowdown or other sustained adverse downturn in the general economic or digital asset markets could adversely affect our business and the value of the Class A common stock. Because our decision to raise capital in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of the Class A common stock and diluting their interests. Our inability to obtain adequate financing or financing on terms satisfactory to us, when we require it, could significantly limit our ability to continue supporting our business growth and responding to business challenges.

Key business metrics and other estimates are subject to inherent challenges in measurement, and our business, operating results, and financial condition could be adversely affected by real or perceived inaccuracies in those metrics.

We regularly review key business metrics, including installed kiosks, returning user transaction count, median transaction size and BDCheckout locations, and other measures to evaluate growth trends, measure our performance, and make strategic decisions. These key metrics are calculated using internal company data based on the activity we measure (and may be compiled from multiple systems) and have not been validated by an independent third party. While these numbers are based on what we believe at the time to be reasonable estimates for the applicable period of measurement, there are inherent challenges in such measurements. If we fail to maintain an effective analytics platform, our key metrics calculations may be inaccurate, and we may not be able to identify those inaccuracies. We regularly review our processes for calculating these metrics, and from time to time we make adjustments to improve their accuracy. Additionally, certain of our key business metrics are measured at a point in time and as our products and internal processes for calculating these metrics evolve over time, a previously reported number could fluctuate. We generally will not update previously disclosed key business metrics for any such inaccuracies or adjustments that are immaterial.

If our estimates or judgment relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the identification and evaluation of tax positions and valuation of embedded derivatives, among others. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of analysts and investors, resulting in a decline in the trading price of the Class A common stock.

The nature of our business requires the application of complex financial accounting rules. If financial accounting standards undergo significant changes, our operating results could be adversely affected.

The accounting rules and regulations that we must comply with are complex and subject to interpretation by the FASB, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. For example, on March 31, 2022, the staff of the SEC issued Staff Accounting Bulletin No. 121, or SAB 121, which represents a significant change regarding how a company safeguarding cryptocurrencies held for its platform users reports such cryptocurrencies on its balance sheet and requires retrospective application as of January 1, 2022. Moreover, recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls. In addition, many companies’ accounting policies are being subjected to heightened scrutiny by regulators and the public.

MARKET, INDUSTRY AND OTHER DATA

This Registration Statement includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms or other independent sources and our own estimates based on our management’s knowledge of and experience in the market sectors in which we compete.

Certain information in the section of this Registration Statement entitled “Business” is derived from third party sources, including Coinatmradar.com, Federal Reserve Bank of San Francisco and Travis Credit Union. In accordance with the use requirements of the foregoing sources, please refer to the following links:

•	Coinatmradar.com:

•	https://coinatmradar.com/country/226/bitcoin-atm-united-states/

•	https://coinatmradar.com/charts/top-operators/united-states/

•	https://coinatmradar.com/charts/top-operators/canada/

•	Federal Reserve Bank of San Francisco: www.frbsf.org/cash/wp-content/uploads/sites/7/2023-Findings-from-the-Diary-of-Consumer-Payment-Choice.pdf

•	Travis Credit Union: https://www.traviscu.org/my-life/blogs/financial-wellness/september-2020/using-cash-during-covid-19-cashless-future/

While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

Certain monetary amounts, percentages and other figures included in this Registration Statement have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. The compound annual growth rates (“CAGR”) included in this Registration Statement reflect the increase or decrease required for a number to vary from its value at the beginning of each applicable period to its value at the end of each applicable period, assuming the increase or decrease occurred steadily and was compounded over the referenced time period.

USE OF PROCEEDS

All of the shares of Class A common stock and the Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We could receive up to an aggregate of $504.3 million if all of the Warrants are exercised for cash. However, we will only receive such proceeds if, and when, the holders of the Warrants choose to exercise them. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. The exercise price of our Public Warrants and Private Placement Warrants is $11.50 per Warrant. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock. If the trading price for our Class A common stock is less than $11.50 per share, we believe holders of our Public Warrants and Private Placement Warrants will be unlikely to exercise their Warrants. As of April 26, 2024, the closing price of our Class A common stock was $1.80 per share. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. See “Description of Securities-Warrants” for more information. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants. We do not currently, and in the future do not expect to, rely on the proceeds from any exercise of the warrants to fund our operations or capital expenditures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources” for further information.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accounting firm.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our Class A common stock and Public Warrants are currently listed on the Nasdaq Capital Market under the symbols “BTM” and “BTMWW,” respectively.

On April 1, 2024, the Company had 13,721,691 shares of Class A common stock outstanding that were held of record by approximately 43 holders, 1,075,761 shares of Class E common stock outstanding that were held of record by 22 holders, 44,100,000 shares of Class V common stock outstanding that were held of record by one holder, and 3,075,000 shares of Series A Preferred Stock outstanding that were held of record by nine holders. There were 43,848,750 shares of Class A common stock underlying the outstanding Warrants, which were held of record by 24 holders. We currently do not intend to list the Private Placement Warrants offered hereby on any stock exchange or stock market.

Dividend Policy

Bitcoin Depot and its predecessor have never declared or paid any cash dividends on any class of common stock. We are not obligated to pay, and do not intend to pay, any cash dividends in the foreseeable future. We anticipate that for the foreseeable future we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Our payment of any dividends will be subject to contractual and legal restrictions and other factors that our board of directors deems relevant.

As a holding company, we will be dependent upon the ability of BT OpCo to generate earnings and cash flows and distribute them to us (through BT HoldCo) so that we may pay our obligations and expenses (including our taxes and payments under the Tax Receivable Agreement) and pay to our stockholders any dividends that our board of directors may declare, in its sole discretion, in the future.

We expect to cause BT HoldCo to make distributions to its members. However, the ability of BT HoldCo to make such distributions to holders of its BT HoldCo Common Units will be subject to its operating results, cash requirements and financial condition, restrictive covenants in our debt instruments, preferential distributions to the holders of the BT HoldCo Preferred Units and applicable Delaware law (which may limit the amount of funds available for distribution to its members). Our ability to declare and pay dividends to our stockholders is likewise subject to Delaware law (which may limit the amount of funds available for dividends). If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient distributions from our business, we may not be able to make, or may be required to reduce or eliminate, the payment of future dividends, if any, on Class A common stock.

BUSINESS

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” the “Company” or “Bitcoin Depot” refer to Bitcoin Depot Inc. and its subsidiaries.

Our Business

Business Overview

Bitcoin Depot owns and operates the largest network of BTMs (or, “kiosks”) across North America where customers can buy and sell Bitcoin. Bitcoin Depot helps power the digital economy for users of cash.

Our mission is to bring Crypto to the Masses TM. Digital means and systems dominate the way that consumers send money, make purchases, and invest; however, we believe that many people still utilize cash as their primary means of initiating a transaction, either as a necessity or as a preference. These individuals have largely been excluded from the digital financial system and associated technological advancements in our global and digitally interconnected society. Bitcoin Depot’s simple and convenient process to convert cash into Bitcoin via our BTMs and full-service mobile app enables not only these users, but also the broader public, to access the digital financial system.

As of December 31, 2023, our offerings included approximately 6,300 BTMs in retailer locations throughout the U.S. and Canada, our BD Checkout product, which is accepted at approximately 5,700 retail locations, and our mobile app. We maintain the leading position among cash-to Bitcoin BTM operators in the U.S., representing an approximate 23% market share in the U.S., and a leading position in Canada. Our BTMs offer one-way exchange of cash-to-Bitcoin, with the limited exception of approximately 29 BTMs (representing less than 1% of our total kiosks as of December 31, 2023) which also provide customers the ability to sell Bitcoin to us in exchange for cash. Currently, we do not have plans to expand our users’ ability to sell Bitcoin to us in exchange for cash. We also operate a leading BTM device and transaction processing system, BitAccess, which provides software and operational capabilities to third party BTM operators, which generates software revenue for the Company.

The below charts illustrate the number of BTMs and corresponding market shares for the leading BTM operators in the U.S. and Canada, as of December 31, 2023: (Note data is delayed from our actual active kiosks, please see Section 7, Management discussion and analysis for additional information regarding kiosk information.)

(1)	Source: Coinatmradar.com as of December 31, 2023. Figures only account for cash-to-Bitcoin ATMs, which results in the exclusion of LibertyX.

Our diverse retail locations and intuitive transaction process make us a convenient option for our users, and our predictable minimum monthly rent payments to our retail partners where our kiosks are located make us an attractive option for these retailers. We have locations across the U.S. and Canada at, among others, the following type of retailers:

•

Convenience Stores and Gas Station Chains: Our largest BTM deployment to date is with Circle K, a convenience store chain with over 9,000 locations in North America and over 4,800 stores in Europe and other international markets. We are the exclusive provider and operator of BTMs for Circle K in the U.S. and Canada, and as of December 31, 2023, we have installed our BTMs in approximately 1,300 Circle K stores.

•

Pharmacies and Grocers: In addition to our installed BTMs at pharmacy and grocery chains, we have thousands of additional access points via our BDCheckout product. Our BDCheckout locations are sourced and connected through our relationship with a leading global payments technology company. See “Our Products”.

•	Mall Operators: Further, we have installed our BTMs at shopping malls across North America, including those operated by Simon Property Group, CBL Properties and others.

The following map illustrates the number of BTMs we operate by U.S. state and Canadian province as of March 11, 2024:

Both our revenue and transaction volumes have historically grown despite volatility in market prices for Bitcoin and other cryptocurrencies. and we expect this trend to continue as Bitcoin becomes increasingly accepted across the world.

Our focus on robust compliance procedures and ease of use of our BTMs has helped create a powerful compounding effect: the convenience and quality of our platform provides a seamless experience for users transacting at our BTMs; thereby driving increased traffic and business at our retail partners; attracting more retailers to partner with us; and in turn driving even more users to our BTMs. Our scale and leadership position has enabled us to develop a deeper understanding of our users’ needs and continually innovate and launch new products and services, such as BDCheckout, further enhancing the value of our platform.

From our inception in July 2016 through December 31, 2023, we have completed more than 3.3 million user transactions, equating to approximately $2.3 billion in total transaction value. During the year ended December 31, 2023, we averaged approximately 21,824 monthly active users, which we define as the total number of unique customers. For the year ended December 31, 2023, we generated approximately $689.0 million of revenue, $88.6 million of gross profit (12.9% of gross profit margin), $1.5 million of net income and $56.3 million in Adjusted EBITDA (non-GAAP), which represented 14.7% of Adjusted Gross Profit Margin (non-GAAP) for the same period. For the year ended December 31, 2022, we generated approximately $646.8 million of revenue, $53.5 million of gross profit (8.3% of gross profit margin), $3.5 million of net income and $41.2 million in Adjusted EBITDA (non-GAAP), which represented 11.2% of Adjusted Gross Profit Margin (non-GAAP) for the same period. See the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” and “Management’s Discussion and Analysis of

Financial Condition and Results of Operations—Non-GAAP Financial Measures” for information regarding our use of Gross Profit Margin, Adjusted EBITDA and Adjusted Gross Profit and a reconciliation of such measures.

Our Products

As of December 31, 2023, we operated a portfolio of approximately 6,300 owned and leased kiosks across 48 U.S. states and 10 Canadian provinces. Within the United States, our kiosks and BDCheckout access points are located in zip codes containing approximately 52% of the U.S. population. While we are currently not operating kiosks in New York or Puerto Rico, we have obtained a license (or equivalent) to operate in Puerto Rico and have applied for the license required to operate in New York. See “ —Government Regulation—Money transmission and virtual currency business activity” for more information.

BTM

Our kiosks are located in convenience stores, gas stations, pharmacies, grocery chains and shopping malls across North America. Our largest deployment across a single retail chain is with Circle K, which accounted for approximately 1,300 of our total number of deployed kiosks as of December 31, 2023. We continuously monitor our BTM performance at each location, and at various times we relocate our BTMs to more profitable locations. The majority of our contracts allow us to move our BTMs with a limited notification to our retail partners. At December 31, 2023, we had approximately 900 BTMs with our logistics providers to redeploy to new locations.

Our kiosks are primarily manufactured and supplied by Genmega, a leading global ATM company. Our BTM suppliers load the operating software on to the kiosks prior to deployment. Because utilization is below that of typical cash ATMs, we believe that that the functional life of our kiosks is extended relative to manufacturer specifications. We have contracted with a network of providers to service our kiosks on an as-needed basis to support kiosk up-time, but our kiosks have typically not required frequent repair or maintenance.

We have found that a key factor affecting transaction volumes at any particular kiosk is its location. Our strategy in deploying our BTMs is to identify locations that are expected to generate high visibility and high transaction volume. Site selection for kiosk deployment is also determined based on an analysis of historical business trends, demographic data, and a determination of the proximity and density of competitors’ kiosks. The approximately 1,300 kiosks deployed at Circle K stores are a prime example of the types of locations that we seek when deploying our BTMs. In addition to the Circle K locations, we have also entered into agreements with a number of other retail partners.

Our retail deployments are secured through negotiation with our retail partners. Contract terms are generally similar across the portfolio of retail partners, such as payment terms, service level agreements, rent, placement, and access. These contracts provide a recurring and stable source of revenue for our retail partners over a typical initial term of approximately five years, although our terms vary because of negotiations at the time of execution. As of December 31, 2023, our contracts with our top 10 retail partners had a weighted average remaining life of 1.7 years. Many of our contracts include auto-renewal features providing for additional one-year terms following the expiration of the initial term. Such contracts may be terminated at either party’s option by giving proper notice in accordance with the subject contract. All contracts with over a 12-month term allow for kiosks to be removed at our discretion, except in one agreement. This agreement is associated with 25 BTMs, which has restrictions on the first nine months of the kiosk placement. The Company has recognized a floor space lease associated with these BTMs. This overall flexibility to move our BTMs allows us to not record a liability on the balance sheet related to these retail location leases.

The software that resides on the kiosk is designed to provide an intuitive user interface for our users. Upon using a Bitcoin Depot kiosk for the first time, users will be prompted to provide certain information for account creation and verification. Users are required to select from three ranges of cash amounts to be inserted in the kiosk for purchasing Bitcoin. The user then provides the address of their digital wallet by scanning a QR code; the user can create and use a Bitcoin Depot-branded wallet (un-hosted and non-custodial), or their other existing digital wallet. Bitcoin Depot’s branded wallet is facilitated through an unaffiliated third party. Bitcoin Depot utilizes this wallet infrastructure to offer users the ability to use an un-hosted non-custodial wallet within the Bitcoin Depot mobile app or through other third-party apps which allow access to non-custodial wallets. Bitcoin Depot is not liable for any losses users may experience because Bitcoin Depot does not have access to users’ wallets or their private keys. Cash is then inserted by the user into the kiosk, and the kiosk will confirm the dollar amount and other details of the transaction, including quantity of Bitcoin being purchased. Once the transaction is complete, the Bitcoin is electronically delivered to the user’s digital wallet and the user is provided with a physical receipt as well as a receipt via SMS text.

Prior to the time at which a user inserts cash in the BTM to purchase Bitcoin, Bitcoin Depot has control of such Bitcoin, and maintains such control until the transaction is completed at the kiosk and Bitcoin Depot initiates a transaction on the blockchain to send Bitcoin to the user. Bitcoin Depot never custodies a user’s Bitcoin. Bitcoin Depot takes custody of the user’s cash at the time the same is inserted into the BTM.

BDCheckout

Additionally, Bitcoin Depot sells Bitcoin without the use of kiosks at several thousand additional retailer locations through a relationship with a leading global payments technology company. This product, called BDCheckout, allows users similar functionality to our kiosks, enabling them to load cash into their accounts at the checkout counter at retailer locations, and then use those funds to purchase Bitcoin. The transaction, is initiated on the Bitcoin Depot mobile app, which is available for download from major app stores for free. We believe that BDCheckout offers an attractive value proposition for retailers, providing fee income and potentially increasing shopper foot traffic, without Bitcoin Depot incurring upfront out-of-pocket hardware costs and certain operational expenses, such as rent.

The primary difference between a BDCheckout transaction and a BTM kiosk transaction is that the former is completed via interaction with a cashier at a retail location and relies more heavily on the use of the Bitcoin Depot mobile app, while the latter involves a user interfacing with a kiosk. From a third-party fee perspective, there is a $3.50 flat fee per BDCheckout transaction charged to the user in connection with the use of payment provider integrated network of retailers’ point-of-sale systems.

Bitcoin Depot’s costs associated with a BDCheckout transaction are lower than its costs associated with a BTM transaction, primarily due to significantly greater operating expenses associated with the BTMs, including cash collection fees and short-term lease payments to the retail locations where the kiosks are placed. However, the profitability of the two services is similar because of the higher markup that Bitcoin Depot applies to BTM transactions to support the higher costs associated therewith.

We regularly monitor official SEC releases and comments made by senior SEC officials, including Chairman Gensler, regarding the regulation of cryptocurrencies and related activities. Based on such statements, historical enforcement actions and existing regulations and laws, we have made the determination that our activities and the cryptocurrencies that we currently sell, which consists of only Bitcoin, do not subject us to SEC regulation, and thus we believe we are not required to be registered with the SEC as a broker dealer to support transactions which consist of only Bitcoin at our BTMs and via BDCheckout. We note that we have previously provided products and services related to Litecoin and Ethereum, however, based on a risk-based determination made after consideration of public statements by the SEC, historical enforcement actions, and existing regulations and laws in effect at the time, we have determined to limit our activities to Bitcoin only.

Industry Trends

The adoption of cryptocurrencies as a medium of exchange has grown significantly since Bitcoin’s introduction in 2009 and cryptocurrency is continuing to become more mainstream among consumers. In 2023, centralized and decentralized exchanges reported nearly $82.0 trillion, in cryptocurrency trading volume, a 6.5% decrease from 2022 levels. According to New York Digital Investment Group LLC d/b/a NYDIG, Bitcoin alone was the third largest payment network in 2022 with over $3.0 trillion in transaction volume, next only to Visa and Mastercard and ahead of American Express and Discover, and an estimated 22% of the U.S. adult population owns cryptocurrency. Several notable developments have contributed to this growth, including broader acceptance of cryptocurrency on payment platforms, the proliferation of financial products offering investors exposure to cryptocurrencies, and market participants looking for ways to simplify transactions for the everyday consumer.

At the same time, consumers have become attracted to the accessibility and user experience of BTMs as an entry ramp into the digital financial system. Several companies began to work on BTM prototypes as early as 2013, and the BTM market has shown rapid growth since then. According to Coin ATM Radar, from January 1, 2017 to December 31, 2023, the total number of BTMs deployed grew from 968 to 33,936, representing a CAGR of approximately 84%, with the vast majority of BTMs now located in North America. According to Coin ATM Radar, as of December 31, 2023, 90% of installed BTMs worldwide reside in the U.S. and Canada, in which Bitcoin Depot had a market share of 23% and 11%, respectively. Many BTMs deployed around the world initially supported transacting only in Bitcoin. Our BTMs currently support transactions in Bitcoin.

Market Opportunity

Although U.S. consumers continued to use credit cards and debit cards for a majority of their payments, market studies indicate there is still a significant desire to utilize cash for various purposes in the U.S. The 2023 Diary of Consumer Payment Choice, a study conducted by Federal Reserve Bank of San Francisco found that while it has declined over time, the share of payments in cash was 18% in 2022, which was a decrease from the data in 2021. As of October 2022, the value of currency in circulation passed $2.23 trillion, a 28% increase compared to February 2020, but with slower growth since 2021. In addition, according to a study by Travis Credit Union conducted in 2020, 29% of U.S. adults sampled prefer to use cash to purchase goods. We believe a portion of this population finds obtaining cryptocurrencies through online cryptocurrency exchanges challenging and inconvenient and prefers to directly convert their cash to cryptocurrencies. The chart below shows the proportions of various methods of payments since 2016. The 2023 Diary of Consumer Payment Choice also shows that a significant percentage of person-to-person payments continue to be made in cash, and credit cards, the percentage of these payments made with credit cards has been steadily increasing compared to the prior years. According to a user survey we conducted, many of our users report that the reason they used our BTMs was to send cryptocurrency to others. This use case can represent a more efficient means of sending money for those who are using cash to make person-to-person payments, or an alternative means of sending money for those who are using mobile apps.

Share of payment instrument use for all payments (1)

(1)	Source: 2023 Findings from the Diary of Consumer Payment Choice;

For the most up-to-date figures please consult the links in the section titled “Market, Industry and Other Data.”

Our Competitive Strengths

We believe the below competitive strengths differentiate us from our competition and enhance our ability to compete.

•	Largest BTM Operator in North America

We are the largest operator of BTMs in North America with an approximately 23% market share as of December 31, 2023, according to Coin ATM Radar. As of December 31, 2023, we have approximately 6,300 active kiosks across 48 states in the U.S. and 10 provinces in Canada across convenience stores, gas stations, pharmacies, grocery chains and shopping malls. Bitcoin Depot’s strategically placed network of BTMs and BDCheckout access points are located in zip codes addressing approximately 52% of the U.S. population. Our strong presence has given us increased visibility among users and retail partners and has helped drive user traffic to our kiosks.

•	Superior User and Retailer Experience

In addition to offering intuitive user interfaces at our BTMs for transactions, we believe we offer a streamlined alternative to online exchanges for transacting in Bitcoin. Online exchanges can in certain instances require users to wait over three business days to convert money to Bitcoin, and they also require a user to have a bank account and therefore provide no cash conversion options. Our users can purchase Bitcoin without a bank account through our kiosks in typically under two minutes for new accounts and in under a minute for returning users. Our streamlined mobile app offers an easy way for our users to locate points-of-transaction, create a digital wallet, transfer Bitcoin between digital wallets and initiate BDCheckout transactions. We provide telephonic customer service almost around the clock to address questions or concerns from our users and to facilitate a smooth transaction process.

We have flexible hosting contract terms with our retail partners that offer location payments tied to a predictable minimum rate monthly rent (which, for certain locations, may be increased based on transaction volumes, thereby aligning partners’ success with our own performance). Based on our observations, our kiosks provide the benefit of driving additional foot traffic at retail locations, which as a result potentially drives additional business to our partners, thereby increasing their revenue.

•	Robust Compliance Procedures

We complete our customer KYC process prior to permitting a user to transact. We have invested in and maintain robust, multi-layer compliance procedures to evaluate potential users, open user accounts and monitor transactions at our BTMs. Our compliance team, comprised of 16 individuals, has over 100 years of combined experience in AML (Anti-Money Laundering), KYC (Know-Your-Customer), BSA (Bank Secrecy Act), and OFAC (Office of Foreign Assets Control) compliance. The level of user verification for any given user transacting at our kiosks is generally based on the user’s proposed transaction volume with us. Generally, verification involves collecting users’ names, email addresses, phone numbers, driver’s licenses or other ID, social security numbers and photos of each user. Further, our BTMs take photos throughout the transaction process, which allows us to verify that users match the identifying information that has been provided during the KYC process. We utilize blockchain analysis and work with various third parties for transaction monitoring, case management and regulatory filings and reporting. We prioritize proactive reporting procedures in accordance with local, state, and federal requirements. Our compliance team routinely rejects user applicants that fail authentication requirements, and bans users from transacting at our kiosks and via BDCheckout when our compliance team discovers suspicious activity or when the users violate our terms of service (which can be accessed on our website) to which users agree prior to transacting at a BTM or during the BDCheckout transaction process, as applicable. These user bans represent approximately 4% of our overall transaction volumes in a given month. We do not believe there are any material challenges related to conducting KYC at a kiosk. We believe many of our retail partners have selected us to be their BTM provider based on our focus and commitment to robust compliance.

•	Limited Exposure to Cryptocurrency Prices

Our revenue has not been correlated to the price of Bitcoin historically, even in light of volatile Bitcoin prices. Based on our own user surveys, a majority of our users use our products and services for non-speculative purposes, including money transfers, international remittances, and online purchases, among others.

•	Prudent Bitcoin Management

We use a sophisticated Bitcoin management process to reduce our exposure to volatility in Bitcoin prices by maintaining a relatively low balance (typically less than $1 million) of Bitcoin at any given time, which we believe differentiates us from our competition. We do not act as an agent or exchange for users in our transactions; we maintain balances of Bitcoin from which we satisfy our users’ demand from kiosk or BDCheckout transactions. As we send users Bitcoin, we replenish our Bitcoin balance on an ongoing basis to meet user demand. Our typical practice is to purchase Bitcoin through a liquidity provider such as Cumberland DRW. We replenish our Bitcoin only through purchases from leading Bitcoin liquidity providers and do not engage in any mining of Bitcoin ourselves. Our sophisticated replenishment process enables us to satisfy our users’ Bitcoin purchases with our own Bitcoin holdings, yet maintain relatively small balances of Bitcoin to effectively manage our principal risk.

•	Management Team With Deep Industry Experience

We are led by a management team that built our business from the ground up to become the largest operator of BTMs in North America. Our founder and other executive officers bring extensive multidisciplinary experience in technology and business. We believe our management team has a competitive advantage in their ability to attract a highly talented pool of experienced engineers and seasoned industry professionals. We believe our management team’s expertise in this industry enables them to pursue attractive and opportunistic acquisition targets to further strengthen our competitive advantage.

Our Strategies

We intend to continue to grow our business by employing the following strategies:

•	Geographical and Retailer Expansion

We intend to continue to expand into more physical locations at our existing partners as well as build new partner relationships for further greenfield market penetration. Among existing partners, our kiosks are located in approximately 1,300 out of the over 9,000 total Circle K locations in the U.S. and Canada. Our broad footprint and user base presents us an opportunity to offer additional products and services in the future, which we believe will further strengthen and grow our user base. To expand into new geographies, we have applied for a license to operate in the state of New York, a market we believe could support thousands of kiosks, an estimate we adopted based on other states with more established BTM networks and comparable populations, such as Florida. Finally, approximately 92% of BTMs worldwide are in North America, according to Coin ATM Radar as of March 26, 2024, presenting an attractive international expansion opportunity for us. Various countries have begun accepting cryptocurrency as a legal form of payment, which we believe is going to accelerate the adoption of cryptocurrency and offer us an opportunity to establish a presence in these countries.

•	Leverage Scale and Profitability to Reinvest in the Business

We operate the largest network of BTMs in North America. We have generated positive net income and cash flow from operations during every year since our inception. For the year ended December 31, 2023 and 2022, we generated revenue of approximately $689.0 million and $646.8 million, respectively, gross profit of $88.6 million and $53.5 million, respectively, and adjusted gross profit of $101.0 million and $72.3 million, respectively. We currently intend to reinvest the majority of the profits back in our business to continue to develop new products and services to address the needs of our users, such as BDCheckout, allowing us to achieve further brand recognition and brand loyalty and grow our user base.

•	Strategic Acquisitions and Partnerships

We believe the BTM market is fragmented. We plan to opportunistically evaluate acquiring other kiosk operators and complementary businesses to support our operations and strategy. Provided we are able to secure appropriate opportunities, we intend to pursue inorganic growth in the form of strategic bolt-on acquisitions to build on our leading market position and to supplement our in-house capabilities in both hardware kiosks and software that run on these kiosks as well as any product or service that provides Bitcoin access in a retail setting. In addition, we continue to look for potential acquisitions to enhance our capabilities in areas such as cyber security and compliance, among others.

•	Grow Volume of Retail Transactions Through BDCheckout

We launched BDCheckout in June 2022 and as of December 31, 2023, it is available at approximately 5,700 retail locations across North America, including convenience stores, gas stations, pharmacies, grocery chains and shopping malls. BDCheckout enables our users to load cash into their accounts at the checkout counter at retailer locations, and then use those funds to purchase Bitcoin using the same fee structure in place at our kiosks, thereby lowering our required upfront capital expenditures and operating expenses and providing us with additional revenues from the sale of Bitcoin. For more information about how we generate our revenue, please see the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Components of Results of Operations—Revenue.” We intend to fully capitalize on this by actively targeting our users with BDCheckout through online advertising and our free mobile app. We believe the expansion of BDCheckout to new locations across the U.S. and Canada will diversify our revenue streams as well as further grow our transaction volumes, revenue and profitability.

Recent Highlights

In March 2023, we announced a partnership agreement with GetGo® Café + Market, an innovative, food-first convenience store retailer with locations throughout western Pennsylvania, Ohio, northern West Virginia, Maryland and Indiana. We plan to install our BTMs into 125 GetGo® Café + Market stores in multiple metropolitan areas, strengthening our presence throughout the Midwest and Mid-Atlantic.

In September 2023, the Company entered into an On-Site Agreement, with Tanger Management, the property manager for the outlet centers located throughout the United States and Canada. The agreement anticipates the placement of BTMs in 16 mall locations.

In October 2023, we fostered a critical relationship for the placement of our kiosks with one of the foremost distributors in the ATM industry, CORD, underscoring our reputation as a formidable player in the market which has more than 3000+ ATMs in the US. We believe this partnership will expand our reach of connecting our BTMs with those that wish to own or operate BTMs.

In December 2023, we announced a partnership with MAPCO for kiosk placement, which encompasses 63 of their corporate locations. With MAPCO’s expansive network of over 145+ locations spanning six states, this collaboration presents an opportunity to bolster our market presence and engage with a wider audience. Initially commencing with their corporate sites, we have laid a robust foundation for additional expansion. Furthermore, we have a strategic alliance with Majors Management that carries the potential to extend our reach to an additional 570+ franchisee locations, and 200+ corporate locations. This strategic alliance holds immense promise for expanding our market positions.

Entering January 2024, we signed a master placement agreement with EG America LLC, in one of the largest retail partner deals in the Company’s history. With this agreement, we are set to install our BTMs in approximately 900+ locations, a significant leap forward in our expansion trajectory.

In February 2024, we were able to secure a deal with CEFCO for 72 out of their 200+ locations which marks a significant milestone for our company. This partnership not only expands our market reach but also diversifies us within the convenience store industry. By aligning with CEFCO, a reputable and rapidly growing chain, we gain access to a broader customer base and increase brand visibility.

Competition

We operate in a highly competitive industry with an increasing number of participants. Industries adjacent to the digital financial system are highly fragmented, quickly evolving, intensely competitive, and subject to growing global regulatory scrutiny and oversight.

There are several publicly traded companies that operate cash to Bitcoin ATMs, including Athena Bitcoin Inc. and Bitcoin Well Inc. We believe we do not have any direct, pure-play competitors, traded on major exchanges, who operate cash to Bitcoin ATMs at scale.

Several private companies and wholly-owned subsidiaries of other publicly traded companies may be considered to be our competitors, including BitNational, Bitstop, Byte Federal, Inc., Cash2Bitcoin.com, Coin Hub, Coin Flip Bitcoin ATMs, Coinme, Instacoin, Moon Inc., dba LibertyX, a division of NCR Atleos Corporation, Localcoin, NationalBitcoin ATM, and RockItCoin, among others.

Separately, given our mission to Bring Bitcoin to the Masses™ by enabling our users to transact on everyday activities using Bitcoin, from paying bills to sending money transfers to a variety of other use cases, other established payment processing and money transfer businesses may become our competitors, including PayPal, Block, Global Payments, Coinbase, Jack Henry, and MoneyGram, among others.

Sales and Marketing

Our sales team focuses principally on maintaining relationships with our existing retail partners and developing new relationships with national, regional and local retailers. The team is organized into groups that specialize in marketing to specific retail industry segments, which allows us to tailor our offering to the specific requirements of each retail partner. As of December 31, 2023, our sales and marketing teams consisted of 28 employees. Those who are exclusively focused on sales typically receive a combination of base salary and an incentive-based compensation.

In addition to targeting new business opportunities, our sales team supports our business initiatives by building and maintaining relationships with new retail partners. We seek to identify growth opportunities within each account by analyzing the retailer’s sales at each of its locations, foot traffic, and various demographic data to determine the best opportunities for new BTM placements.

Our marketing team is focused on attracting users to our BTMs as well as to our BDCheckout retail locations. Our marketing team primarily uses digital marketing tools, such as Google AdWords, to acquire and retain users but also deploys email, SEO, and physical marketing presences as applicable. Our marketing team also supports the sales team in attracting new retail partners.

Intellectual Property, Patents and Trademarks

Although we believe our success depends upon our technical and marketing expertise more than our proprietary rights, our future success and ability to compete depend in part upon our proprietary technology. We have registered or filed applications for our primary trademarks. Most of our technology is not patented. Instead, we rely on a combination of contractual rights, copyrights, trademarks, and trade secrets to establish and protect our proprietary technology. We generally enter into confidentiality agreements with our employees, consultants, third-party contractors, and retail partners. Access to, and distribution of, our source code is restricted, and the disclosure and use of other proprietary information is further limited. Despite our efforts to protect our proprietary rights, unauthorized parties can attempt to copy or otherwise obtain, or use our products or technology. We cannot be certain that the steps taken in this regard will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology in a manner that would avoid our intellectual property rights.

Research and Development

We invest in ongoing research to develop new software solutions and services and enhance existing solutions with additional functionality and features required to ensure regulatory compliance. Product-specific enhancements are largely user-driven with recommended enhancements formally gathered through survey results, strategic initiatives meetings and ongoing user contact. We also continually evaluate and implement process improvements that expedite the delivery of new products, services and enhancements to our users and reduce related costs. For instance, our research and development capabilities and efforts resulted in the successful launch and deployment of BDCheckout, recently at thousands of major retailers. Associated costs are recorded in Selling, general and administrative expense on the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) and are not material.

Our Retail Partners

In the U.S., we have contracts with approximately 56 major national and regional retailers, including convenience stores, supermarkets, drug stores, and other high-traffic retail chains, which represent approximately 2,200 BTMs. We also have BTMs in approximately 3,900 independent retail locations in the U.S. In Canada, we have contracts with one national merchant and approximately 100 independent merchants. Circle K is the largest retailer in our portfolio, representing approximately 27% and 32% of our total revenues for the year ended December 31, 2023 and 2022, respectively. The underlying retail agreement with Circle K has an initial term of five years. As of December 31, 2023 our contracts with Circle K have a weighted average remaining life of 1.5 years. Our other top ten retail partners (excluding Circle K) comprise 7.4% of our retail locations. Contracts with these nine other nine retail partners have a weighted average remaining life of 1.9 years as of December 31, 2023. Many of our contracts include auto-renewal features providing for additional one-year terms following the expiration of the initial term. Such contracts may be terminated at either party’s option by giving proper notice in accordance with the subject contract. The terms of our retail partner contracts vary because of negotiations at the time of execution. In addition, through BDCheckout, our users can now load cash into their accounts at the checkout counter at approximately 5,700 retailer locations, and then use those funds to purchase Bitcoin.

Our Vendors/Suppliers

Cumberland DRW

Cumberland DRW (“Cumberland”) is one of our co-primary liquidity providers from whom we purchase Bitcoin that we sell to our users. We have had a relationship with Cumberland for over three years. Cumberland is a leading OTC liquidity provider in the digital financial system. The company has operations globally and is owned by DRW, a diversified principal trading firm with more than 25 years of experience in multiple asset classes around the world.

Abra

Abra is one of our co-primary liquidity providers from whom we purchase Bitcoin that we sell to our users. We have had a relationship with Abra for almost one year. Abra is a financial services and technology company that operates a cryptocurrency wallet service including a trading service for buying and selling cryptocurrencies and a service for earning interest on cryptocurrencies and stablecoins.

Genmega

Genmega is a global provider of kiosks and traditional cash ATMs and is currently the sole provider of our BTM kiosks. The company was founded over ten years ago and has cumulatively delivered more than 150,000 ATMs worldwide. Since 2016, Genmega has supplied more than 7,200 kiosks to us.

Gemini

Gemini is an American cryptocurrency exchange and custodian that allows customers to buy, sell, and store digital assets. To place orders for Bitcoin on the Gemini exchange, we are required to have USD on account and available which facilitates the purchasing process. We maintain a minimum USD balance needed for anticipated Bitcoin purchases for the day. We replenish the account with USD as needed. Gemini is the sole cryptocurrency exchange with which we hold USD balances. For the year ended December 31, 2023, our average daily USD balance held in fiat wallets on the Gemini exchange was approximately $0.5 million.

Cash Transportation

We contract with large and reputable armored courier services to transport and transfer funds to and from our kiosks. We use leading armored couriers such as Loomis, Brinks and Garda in the U.S. and Canada to collect and transport cash. Under these arrangements, the armored couriers collect cash either on a regular schedule or pickups are initiated when cash in a particular kiosk has reached a specified threshold dollar amount, which we can track on a real-time basis. The armored couriers then confirm cash counts and our bank accounts are then credited.

ATM Operations

We contract with large and reputable service providers that support the various activities of our BTMs operations related to deployment, repairs and maintenance, and wireless communications. Operations vendors include, but are not limited to, Bibbeo, Burroughs, Cennox, DropPin, Fiserv, National Services, and OptConnect. We also supplement our vendors by insourcing some field activities with several employees who travel to various markets as needed.

Lease Providers

We utilize four major lessors to finance approximately 6,000 of our BTMs. We believe these lessors are experienced in lease transactions and have adequate equity reserves.We have been able to negotiate with several lease providers and are able to receive market rates for these lease arrangements. As of December 31, 2023, we have lease commitments to acquire all the kiosks for a bargain purchase option at the end the lease term.

User Transactions

We hold an amount of Bitcoin in a hot wallet that we own and send Bitcoin to users from that wallet when transactions are completed at a BTM or through BDCheckout. We replenish our hot wallet from time to time through open market purchases of Bitcoin with certain liquidity providers. When a user buys Bitcoin from us, the purchase price is based on the spot price of Bitcoin at the time of the user’s transaction. When a user sells Bitcoin to us, such Bitcoin is held in a Bitcoin Depot hot wallet for a period of time, which could be up to several days, until such Bitcoin is later sold through a liquidity provider to fund operations or is resold to users transacting at BTM kiosks or through BDCheckout; however, the volume of transactions of this type are de minimis. Our policy for transfers from our hot wallet (the private keys to which are stored in geographically dispersed locations throughout the U.S.) that do not involve fulfilling user purchases require dual approval by our Chief Executive Officer and Chief Operating Officer. Transfers from our hot wallet to fulfill user purchases occur automatically through an application program interface that is secured by passwords and login credentials.

We do not custody Bitcoin for our kiosk users. Our relationship with our primary liquidity provider allows us to purchase Bitcoin to quickly replenish amounts sold to users, which means that we hold relatively small amounts of Bitcoin at any given time. Due to the minimal amount of Bitcoin held at any given time (typically less than $1 million), coupled with our high transaction volumes, we do not store Bitcoin in cold wallets.

Human Capital

As of December 31, 2023, we had 124 full-time employees, most of whom were in the U.S. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we have not experienced any work stoppages. We believe we have a positive relationship with our employees.

We believe that our success is driven by our employees. Our human capital strategy focuses on:

Diversity, Equity and Inclusion: We recognize the value of diversity, equity and inclusion within our organization and strive to ensure that our workplace reflects the diverse communities in which we operate in order to promote collaboration, innovation, creativity and belonging. We are committed to recruiting and employing qualified candidates regardless of their gender or cultural background.

Employee Benefits: We believe in the importance of offering our employees competitive salaries and wages, together with comprehensive insurance options. We recognize the importance of comprehensive healthcare benefits, including medical, prescription drug, vision and dental, and employees and their family members are provided with tools and resources to assist in adopting and maintaining a healthy lifestyle. We offer medical, dental, vision, short and long-term disability, life insurance, match 401K contributions up to 3%, and pay for a ClassPass membership.

Training and Talent Development: We are committed to the education of our employees and have committed to provide our employees with a variety of learning opportunities, including, but not limited to, technical skill development, soft skills development, workplace conduct guidance, and IT security training.

Facilities

Our principal executive offices and headquarters are located in leased premises at 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia, 30326, consisting of approximately 5,700 square feet. We also lease office space in Canada, located at 267 Richmond Rd, 3rd Fl., Ottawa, Ontario K1Z 6X3 and consisting of approximately 1,000 square feet. We believe that these facilities are generally suitable to meet our needs.

Seasonality and Inflation

We have typically experienced seasonality in the 4th quarter of the calendar year in our revenue and the related cost of cryptocurrency. We believe this trend is attributable to less business days in the quarter as a result of public holidays. Our costs of goods, services and labor and third-party services have been impacted by the recent high inflationary environment. To date, we have been successful in managing these inflationary cost increases. There can be no assurance that our operating results will not continue to be affected by inflation in the future or that we will be successful in managing such cost increases.

Governmental Regulation

Currently, we operate in the U.S. and Canada in a complex and rapidly evolving regulatory environment and are subject to a wide range of laws, rules and regulations enacted by U.S. and Canadian federal, state, provincial, and local governments and regulatory authorities. At a high-level, this evolving regulatory environment currently is characterized by a heightened focus by regulators on the cryptocurrency industry and countering terrorist financing and anti-money laundering. The scope of laws, rules, and regulations that can impact our business, including many laws, rules, and regulations that were enacted prior to the creation of the digital financial system, are expansive and include certain of the requirements that apply to financial services, money transmission, privacy protection, cybersecurity, electronic payments, and securities and commodities regulation, as well as bespoke cryptocurrency laws that have been adopted in some jurisdictions. Notwithstanding the applicability of the above-described regulatory framework, currently we are not supervised or examined by any banking, securities or commodities regulator such as the Office of the Comptroller of the Currency, the Office of the Superintendent of Financial Institutions, the SEC, or the Commodity Futures Trading Commission.

We monitor changes to the regulatory environment closely and invest significant resources in our legal and compliance teams to ensure that we are able to design and maintain appropriate compliance systems and practices. However, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the digital financial system and related industries, require us to exercise our judgment as to whether certain laws, rules, and regulations apply to us, and it is possible that regulators may disagree with our conclusions. New or changing laws and regulations, including changes to their interpretation or implementation, as well as our failure to appreciate that the laws and regulations apply to our business, could have a material adverse impact on our business, results of operations, and financial condition.

We regularly monitor official SEC releases and comments made by senior SEC officials, including Chairman Gensler, regarding the regulation of cryptocurrencies and related activities. Based on such statements, historical enforcement actions and existing regulations and laws, we have made the determination that our activities and the cryptocurrencies that we currently sell, which consists of only Bitcoin, do not subject us to SEC regulation (other than in connection with our status as a public company) and thus we believe we are not required to be registered with the SEC as a broker dealer to support transactions which consist of only Bitcoin at our BTMs and via BDCheckout. We note that we have previously provided products and services related to Litecoin and Ethereum, however, based on a risk-based determination made after consideration of public statements by the SEC, historical enforcement actions, and existing regulations and laws in effect at the time, we have determined to limit our activities to Bitcoin only.

Anti-money laundering and counter-terrorist financing

We are subject to various anti-money laundering and counter terrorist financing laws, including the BSA in the U.S. and similar laws and regulations in Canada. In the U.S. as a money services business registered with the FinCEN, the BSA requires us to develop, implement, and maintain a risk-based anti-money laundering program, provide an anti- money laundering-related training program, report suspicious activities and transactions, comply with certain reporting and recordkeeping requirements, and collect and maintain information about our users. In addition, the BSA requires us to comply with certain user due diligence requirements as part of our anti-money laundering obligations, including developing risk-based policies, procedures, and internal controls reasonably designed to verify each user’s identity. We have implemented a compliance program designed to prevent our kiosks, products and services from being used to facilitate money laundering, terrorist financing, and other illicit activity in countries, or with persons or entities, included on designated lists issued by the OFAC, and equivalent foreign authorities. Our compliance program includes policies, procedures, reporting protocols, training and internal controls, and is designed to address legal and regulatory requirements as well as to assist us in managing business risks associated with money laundering and terrorist financing.

Money transmission and virtual currency business activity

In the U.S., we have obtained licenses to operate as a money transmitter, or the equivalent, in the states where we understand such licenses or equivalent are required to conduct our business. In addition, we have applied for a BitLicense from the NYDFS. As a licensed money transmitter, we are subject to a range of legal obligations and requirements including bonding, net worth maintenance, customer notice and disclosure, reporting and recordkeeping requirements, and obligations that apply to the safeguarding of third-party funds and crypto assets. In addition, the licensed entity within our corporate structure is subject to inspection and examination by the state licensing agencies and certain actions involving that entity, such as changes in controlling equity holders, board members, and senior management, may require regulatory approval.

Privacy and protection of user data

We are subject to a number of laws, rules, directives, and regulations relating to the collection, use, retention, security, processing, and transfer of personally identifiable information about our users and employees in the jurisdictions where we operate. We are subject to privacy and information safeguarding requirements under the Gramm-Leach-Bliley Act and the California Consumer Privacy Act in the U.S., as well as the Personal Information Protection and Electronic Documents Act in Canada, which impose certain privacy protections and require the maintenance of a written, comprehensive information security program.

Our business relies on the processing of personal data in many jurisdictions and the movement of data across state and national borders. As a result, much of the personal data that we process, which may include certain financial information associated with individuals, is regulated by multiple privacy and data protection laws and, in some cases, the privacy and data protection laws of multiple jurisdictions. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between or among us, our subsidiaries, and other parties with which we have commercial relationships.

Regulatory scrutiny of privacy, data protection, cybersecurity practices, and the processing of personal data is increasing in the U.S. and around the world. Regulatory authorities are continuously considering numerous new legislative and regulatory proposals and interpretive guidelines that may contain additional privacy and data protection obligations. Any expansion or changes in the application of these privacy, data protection and cybersecurity laws or other regulatory requirements could increase our compliance costs and have a material adverse impact on our business, results of operations, and financial condition.

Consumer protection

The FTC, the CFPB, and other U.S. federal, state, and local and foreign regulatory agencies regulate business activities, including money transfer services related to remittance or user-to-user transfers. These agencies, as well as certain other governmental bodies, including state attorneys general, have broad consumer protection mandates and discretion in enforcing consumer protection laws, including matters related to unfair or deceptive, and, in the case of the CFPB, abusive, acts or practices, or Unfair, deceptive, or abusive acts and practices (“UDAAPs”), and they promulgate, interpret, and enforce rules and regulations that affect our business. The CFPB has enforcement authority to prevent an entity that offers or provides financial services or products to consumers in the United States from committing or engaging in UDAAPs, including the ability to engage in joint investigations with other agencies, issue subpoenas and civil investigative demands, conduct hearings and adjudication proceedings, commence a civil action, grant relief (e.g., limit activities or functions; rescission of contracts), and refer matters for criminal proceedings.

Additional regulatory developments

Various regulatory authorities continue to evaluate and implement laws, rules and regulations governing a wide variety of issues, including cryptocurrencies, identity theft, account management guidelines, disclosure rules, cybersecurity, marketing, ESG performance, transparency, and reporting, including requirements related to overall corporate ESG disclosures and climate-related financial disclosures which may impact our business. For an additional discussion on the impact of governmental regulation on our business, please see “Risk Factors” included in this Registration Statement.

Legal Proceedings

On January 13, 2023, Canaccord Genuity Corp. (“Canaccord”) commenced proceedings against Lux Vending, LLC and Bitcoin Depot Operating LLC (collectively, for purposes of this paragraph, “Lux Vending”) in the Ontario Superior Court of Justice (the “Canaccord Claim”).The Canaccord Claim asserts that Canaccord is entitled to $23.0 million in fees alleged to be payable for breach of contract upon the closing of an alleged transaction pursuant to a previously terminated engagement letter between Lux Vending and Canaccord under which Canaccord was to provide certain financial advisory services. The claim also seeks an award for legal and other costs relating to the proceeding. Lux Vending denies the allegations made against it and intends to vigorously defend against them. The range of potential loss related to the identified claim is between $0 and the $23.0 million, the amount of damages that Canaccord is seeking in the lawsuit. The additional costs mentioned in the claim are not able to be estimated at this time. Apart from the initial exchange of pleadings, as of December 31, 2023, no further steps have been taken in the proceeding.

We are also party to various other legal proceedings and claims in the ordinary course of our business. We believe these matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

Corporate Information

Our principal executive office is located at 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia, 30326, which is where our records are kept and the principal business address for our executive officers. Our mailing address is 2870 Peachtree Road #327, Atlanta, Georgia, 30305 and our telephone number is (678) 435-9604.

Lux Vending, LLC was incorporated as a Georgia limited liability company on June 7, 2016. In connection with the Closing, Lux Vending, LLC merged with and into Bitcoin Depot Operating LLC, a Delaware limited liability Company, with Bitcoin Depot Operating LLC surviving the merger.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis is set forth elsewhere in this prospectus, including with respect to our plans and strategy for our business and related financing, and includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” the “Company” or “Bitcoin Depot” refer to Bitcoin Depot Inc. and its subsidiaries.

Business Overview

Bitcoin Depot owns and operates the largest network of Bitcoin ATMs (“BTMs”) across North America where customers can buy and sell Bitcoin. Bitcoin Depot helps power the digital economy for users of cash.

Our mission is to bring Crypto to the Masses™. Digital means and systems dominate the way that consumers send money, make purchases, and invest; however, many people continue to utilize cash as their primary means of initiating a transaction, either as a necessity or as a preference. These individuals have largely been excluded from the digital financial system and associated technological advancements in our global and digitally interconnected society. Bitcoin Depot’s simple and convenient process to convert cash into Bitcoin via our BTMs and feature-rich mobile app enables not only these users, but also the broader public, to access the digital financial system.

As of December 31, 2023, our offerings included approximately 6,300 BTMs in retailer locations throughout the U.S. and Canada, our BDCheckout product, which is accepted at approximately 5,700 retail locations, and our mobile app. We maintain a leading position among cash-to-Bitcoin BTM operators in the U.S. and Canada.

Kiosk Network and Retailer Relationships

Bitcoin Depot operates a network of kiosks that allow users to purchase Bitcoin with cash and with respect to 29 kiosks allows them to sell us Bitcoin for cash. Upon using a Bitcoin Depot kiosk for the first time, users will be prompted to provide certain information for account creation and verification. Users are required to select from three ranges of cash amounts to be inserted in the kiosk for purchasing Bitcoin. The user then provides the address of their digital wallet by scanning a QR code or manually inputting their unique wallet address; the user can create and use a Bitcoin Depot-branded wallet (un-hosted and non-custodial), or their own other existing digital wallet. Cash is then inserted by the user into the kiosk, and the kiosk will confirm the dollar amount and other details of the transaction, including quantity of Bitcoin being purchased. Once the transaction is complete, the Bitcoin is electronically delivered to the user’s digital wallet and the user is provided with a physical receipt as well as a receipt via SMS text.

Bitcoin Depot’s largest BTM deployment as of December 31, 2023 is with Circle K, a convenience store chain of over 9,000 stores in North America and over 4,800 stores in Europe and other international markets. We are the exclusive provider and operator of BTMs for Circle K in the U.S. and Canada, and as of December 31, 2023 we have installed our BTMs in approximately 1,300 Circle K stores. We also have kiosks deployed in other convenience stores, gas stations, grocery stores, pharmacies, and shopping malls.

Cryptocurrencies

Our revenues, $689.0 million and $646.8 million for the year ended December 31, 2023 and 2022, respectively, have not been correlated to the price of Bitcoin historically, even in light of volatile Bitcoin prices. For example, our revenue for the year ended December 31, 2023 grew by 6.5% year-over-year, while the market price of Bitcoin increased by 155% during the same period. Based on our own user surveys, a majority of our users use our products and services for non-speculative purposes, including money transfers, international remittances, and online purchases, among others.

We use a sophisticated Bitcoin management process to reduce our exposure to volatility in Bitcoin prices by maintaining a relatively low balance (typically less than $0.8 million) of Bitcoin at any given time, which we believe differentiates us from our competition. Our typical practice is to purchase Bitcoin through a liquidity provider such as Cumberland DRW or Abra. We replenish our Bitcoin only through purchases from leading Bitcoin liquidity providers and do not engage in any mining of Bitcoin ourselves. Our sophisticated replenishment process enables us to satisfy our users’ Bitcoin purchases with our own Bitcoin holdings yet maintain relatively small balances of Bitcoin to effectively manage our principal risk. There are two main components of the working capital required in our operations. On the Bitcoin side, we maintain Bitcoin in our hot wallets to fulfill orders from users while we are automatically placing orders with liquidity providers and exchanges to replenish the Bitcoin we have sold to users. The second component to working capital is the cash that accumulates in the BTM kiosks. As users insert cash into the BTM kiosks, cash accumulates until armored carriers collect the cash and process it back to our bank accounts. While not required, we typically maintain a variable level of cash in the BTM kiosks at all times. As of December 31, 2023, cash in the BTM kiosks was approximately 21.2% of average monthly revenues.

BitAccess and BDCheckout

In July 2021, we acquired BitAccess, and in the second quarter of 2022, we launched BDCheckout. BitAccess added new software features to our BTMs and positions us to service new channels of users while eventually having full control over our own software capabilities. All of our BTMs use the BitAccess software. The acquisition also diversified our revenue streams into software offerings and generated significant savings in transaction processing fees and reduced other operating expenses. BitAccess revenues from third-party customers from the date of acquisition have not been material and the launch of BDCheckout has not yet had a meaningful impact on our results of operations.

The Business Combination

On June 30, 2023, we consummated the Business Combination. GSRM’s stockholders approved the Business Combination at a special meeting of the stockholders held on June 28, 2023 (the “Special Meeting”).

Pursuant to the Transaction Agreement, the following occurred:

•

GSR II Meteora Acquisition Corp. (“GSRM”) filed a Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, pursuant to which GSRM changed its name to “Bitcoin Depot Inc.” and the number of authorized shares of our common stock was increased to 2,272,250,000 shares, consisting of (i) 800,000,000 shares of Class A common stock, (ii) 20,000,000 shares of Class B common stock, (iii) 300,000,000 shares of Class M common stock, (iv) 800,000,000 shares of Class O common stock, (v) 300,000,000 shares of Class V common stock, (vi) 2,250,000 shares of Class E common stock, consisting of three series: (a) 750,000 shares of Class E-1 common stock, (b) 750,000 shares of Class E-2 common stock and (c) 750,000 shares of Class E-3 common stock, and (vii) 50,000,000 shares of Preferred Stock;

•

A restructuring was consummated, consisting of (a) the merger of BT OpCo with and into a newly-formed Delaware limited liability company known as “Bitcoin Depot Operating LLC”, with Bitcoin Depot Operating LLC surviving the merger and (b) the formation of BT HoldCo LLC (“BT HoldCo”) and contribution of all of BT Assets’ equity in BT OpCo to BT HoldCo, pursuant to which BT HoldCo issued BT HoldCo Common Units, BT HoldCo Preferred Units and BT HoldCo Earnout Units to BT Assets; (ii) we paid cash to BT Assets in exchange for certain BT HoldCo Common Units; (iii) we contributed (a) cash to BT HoldCo in exchange for BT HoldCo Common Units, (b) warrants issued by BT HoldCo to purchase a number of BT HoldCo Common Units equal to the number of shares of Class A common stock that may be purchased upon the exercise in full of all warrants of GSRM outstanding immediately after the closing of the Business Combination and (c) a number of BT HoldCo Earnout Units equal to the number of newly issued shares of Class E common stock issued to Sponsor; (iv) Sponsor exchanged all shares of Class B common stock for newly issued shares of Class A common stock and Class E common stock, subject to the terms of conversion or forfeiture and cancellation set forth in that certain Sponsor Support Agreement, dated as of August 24, 2022, by and among Sponsor, GSRM and BT Assets, as amended by the First Amendment to the Sponsor Support Agreement, dated as of June 7, 2023; (v) BT Assets was issued 44,100,000 newly issued shares of high vote Class V common stock, convertible at BT Assets’ election into Class A common stock; and (vi) we issued 500,000 shares of Class A common stock under the Incentive Plan to the Chief Executive Officer of the Company; and

•

upon the execution and delivery to BT OpCo and GSRM of Phantom Equity Award Termination Agreements by the holders of Phantom Equity Awards (as defined in the Phantom Plan) outstanding immediately prior to the closing of the Business Combination were converted into the right to receive, in aggregate cash payments in an amount equal to $350,000 and 35,000 restricted stock units, which vest quarterly over one year from the date of grant.

Regulatory Environment

We operate internationally and in a rapidly evolving regulatory environment characterized by a heightened focus by regulators globally on all aspects of the payments industry, including countering terrorist financing, anti-money laundering, privacy, cybersecurity, and consumer protection. The laws and regulations applicable to us, including those enacted prior to the advent of digital payments, are continuing to evolve through legislative and regulatory action and judicial interpretation. New or changing laws and regulations, including changes to their interpretation and implementation, as well as increased penalties and enforcement actions related to non-compliance, could have a material adverse impact on our business, results of operations, and financial condition. See “Business—Governmental Regulation” and “Business—Legal Proceedings”.

Key Business Metrics

We monitor and evaluate the following key business metrics to measure performance, identify trends, develop and refine growth strategies and make strategic decisions. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business, and to facilitate comparisons of our performance to that of our competitors.

Our key metrics are calculated using internal company data based on the activity we measure on our platform and may be compiled from multiple systems. While the measurement of our key metrics is based on what we believe to be reasonable methodologies and estimates, there are inherent challenges and limitations in measuring our key metrics internationally. The methodologies used to calculate our key metrics require judgment and we regularly review our processes for calculating these key metrics, and from time to time, we may make adjustments to improve their accuracy or relevance.

	Three Months Ended
	December 31	September 30	June 30	March 31	December 31	September 30	June 30	March 31	December 31	September 30	June 30	March 31	December 31	September 30	June 30	March 31
	2023				2022				2021				2020
Installed kiosks (at period end) (2)	6,334	6,404	6,351	6,441	6,530	6,787	6,955	6,711	6,220	4,520	2,811	1,859	1,061	671	159	127
Returning user transaction count	8.3	9.1	9.2	10.0	10.5	11.2	11.5	11.9	12.3	11.5	11.8	12.2	12.0	12.3	14.0	13.8

	Three Months Ended
	December 31	September 30	June 30	March 31	December 31	September 30	June 30	March 31	December 31	September 30	June 30	March 31	December 31	September 30	June 30	March 31
	2023				2022				2021				2020
Median kiosk transaction size (in $)	200	200	200	200	200	180	170	176	168	160	160	140	140	100	70	90
BDCheckout locations (at period end) (1) (3)	5,681	5,681	5,195	2,754	8,661	8,661	8,395	—	—	—	—	—	—	—	—	—
Kiosks held with logistics providers (2)	898	842	981	891	795	—	—	—	—	—	—	—	—	—	—	—

(1)	BDCheckout was launched in the second quarter of 2022.
(2)	Kiosks held with our logistic providers or in-transit to new locations, which we believe will result in higher transaction volume and revenue once deployed.
(3)	During the three months ended March 31, 2023, one of our retail partners discontinued all BDCheckout and cryptocurrency transactions in its stores.

Installed Kiosks

We believe this metric provides us an indicator of our market penetration, the growth of our business and our potential future business opportunities. We define installed kiosks as the number of kiosks we have installed at the end of the quarter in a retail location and that are connected to our network. We monitor transaction volume at our kiosks on a continuous basis to maximize transaction volumes from the locations where our kiosks are placed. Based on these monitoring activities, we may re-deploy certain of our kiosks, using third-party logistics providers, to new locations (e.g., those available with our new retail partners) that we believe will maximize transaction volumes and revenues.

Returning User Transaction Count

We believe this metric provides us an indicator of user retention and our competitive advantage relative to our peers, as well as the trajectory of adoption of cryptocurrency, and allows us to make strategic decisions. We define returning user transaction count as the average number of aggregate transactions completed at any kiosk in the four quarters trailing the quarter in which a given user’s first transaction occurred, measured only for users who complete more than one transaction. For example, as of December 31, 2023, users who first transacted at one of our kiosks during the three months ended December 31, 2022 and who subsequently completed a second transaction completed an average of 8.3 transactions over the twelve months following their initial transaction.

Median Kiosk Transaction Size

We believe this metric provides us information to analyze user behavior as well as evaluate our performance and formulate financial projections. We calculate median kiosk transaction size based on the dollar value of all purchases and sales of Bitcoin at our kiosks, including transaction fees, during the rolling twelve month period.

BDCheckout Locations

We believe this metric provides us an indicator of our market penetration, the growth of our business and our potential future business opportunities. We calculate BDCheckout locations as the number of locations where BDCheckout is available at the end of the quarter. We are currently in discussion with other retail partners to expand our BDCheckout offering into additional locations.

Segment Reporting

Our financial reporting is organized into one segment. We make specific disclosures concerning our products and services because they facilitate our discussion of trends and operational initiatives within our business and industry. Our products and services are aggregated and viewed by management as one reportable segment due to a similarity in the nature of customers and overall economic characteristics, the nature of the products and services provided and the applicable regulatory environment.

Components of Results of Operations

Revenue

We generate substantially all of our revenue from the cash paid by customers to purchase Bitcoin from our kiosks. For example, approximately 99.9% of our revenue in the year ended December 31, 2023 was derived from the sale of our cryptocurrency, including the markup at which we sell cryptocurrency to users (which can vary between BDCheckout and BTM kiosks) and a separate flat transaction fee. These user-initiated transactions are governed by terms and conditions agreed to at the time of each point-of-sale transaction and do not extend beyond the transaction.

For the periods presented, the markup percentage for BTM kiosk transactions ranged between 15% and 31%, of the USD amount of the transaction with such markup rates historically having been, and continuing to be, subject to fluctuation as a result of our ongoing price strategy testing. The markup percentage for BDCheckout transactions has been 15% since inception/rollout of such transaction type in 2023. Finally, the Company receives a commission as a percentage for our website transactions which was 12.0% through December 31, 2023. Markup percentages are determined by examining user transaction patterns in various geographic locations, based on ongoing markup rate testing, with the ultimate aim of optimizing profitability, growth and user base.

For each Bitcoin transaction on our kiosks or utilizing BDCheckout, the cryptocurrency price displayed to users includes the exchange rate at which we sell Bitcoin to users as well as a separate flat transaction fee. As of December 31, 2023, we charged (i) a flat $3.00 fee on all transactions at BTM kiosks, which generally corresponds to the costs underlying such transactions and (ii) a flat $3.50 fee on BDCheckout transactions, which is what our payment provider charges us to facilitate transactions using their network.

We support the purchase of Bitcoin from users at only 29 kiosks, or less than 1.0% of our total kiosks as of December 31, 2023, and currently do not have plans to expand the ability of our users to sell Bitcoin to us in exchange for cash. We charge the same fees on Bitcoin we purchase from users via our kiosks as we do for Bitcoin we sell to users at our kiosks.

Cost of revenue (excluding depreciation and amortization)

Our cost of revenue (excluding depreciation and amortization), which is primarily driven by transaction volume, consists primarily of direct costs related to selling Bitcoin and operating our network of kiosks. Cost of revenue (excluding depreciation and amortization) includes the cost of Bitcoin, fees paid to obtain Bitcoin, impairment of cryptocurrencies, gains on sales of Bitcoin on an exchange, fees paid to operate the software on the BTMs, rent paid for floorspace for BTMs, fees paid to transfer Bitcoin to users, cost of BTM repair and maintenance, and the cost of armored trucks to collect and transport cash deposited into the BTMs.

Our costs associated with a BDCheckout transaction are lower than costs associated with a BTM transaction, primarily due to significantly greater operating expenses associated with the BTMs, including cash collection fees and short-term lease payments to the retail locations where the kiosks are placed. However, the profitability of the two services is similar because of the higher markup that Bitcoin Depot applies to BTM transactions to support the higher costs associated therewith.

Operating expenses

Operating expenses consists of selling, general and administrative expenses and depreciation and amortization.

Selling, general and administrative. Selling, general and administrative expenses consist primarily of expenses related to our customer support, marketing, finance, legal, compliance, operations, human resources, and administrative personnel. Selling, general and administrative expenses also include costs related to fees paid for professional services, including legal, tax, and accounting services.

Depreciation and amortization. Depreciation and amortization include depreciation on computer hardware and software, BTMs (including both BTMs owned by us and those subject to finance leases), office furniture, equipment and leasehold improvements and amortization of intangible assets.

Other (expense) income

Other (expense) income includes interest expense, expenses associated with the PIPE transaction, the impact of lease modifications, and gains and losses on foreign currency transactions.

Interest expense. Interest expense consists primarily of the interest expense on our borrowings and our finance leases.

Results of Operations

Comparison between Year Ended December 31, 2023 and Year Ended December 31, 2022

The following table sets forth selected historical operating data for the periods indicated:

	Year Ended December 31,
(in thousands)	2023	2022	$ Change	% Change
Statements of Income and Comprehensive Income (Loss) information:
Revenue	$688,967	$646,830	$42,137	6.5%
Cost of revenue (excluding depreciation and amortization reported separately below)	587,938	574,535	13,403	2.3%
Operating expenses
Selling, general and administrative	57,770	36,991	20,779	56.2%
Depreciation and amortization	12,788	18,783	(5,995)	(31.9)%

Total operating expenses	$70,558	$55,774	$14,784	26.5%

Income from operations	$30,471	$16,521	$13,950	84.4%

Other income (expense)
Interest expense	(11,926)	(12,318)	392	(3.2)%
Other (expense) income	(16,737)	118	(16,855)	(14,283.9)%
Loss on foreign currency transactions	(289)	(380)	91	(23.9)%

Total other expense	$(28,952)	$(12,580)	$(16,372)	130.1%

Income before provision for income taxes and non-controlling interest	1,519	3,941	(2,422)	(61.5)%
Income tax (expense) benefit	(49)	(395)	346	(87.6)%

Net income	$1,470	$3,546	$(2,076)	(58.5)%

Net income attributable to Legacy Bitcoin Depot unit holders	12,906	3,980	8,926	224.3%
Net income (loss) attributable to non-controlling interest	14,666	(434)	15,100	(3,479.3)%

Net loss attributable to Bitcoin Depot Inc.	$(26,102)	$—	$(26,102)	(100.0)%

	Year Ended December 31,
(in thousands)	2023	2022	$ Change	% Change
Other comprehensive income (loss), net of tax
Net income	1,470	3,546	(2,076)	(58.5)%
Foreign currency translation adjustments	(4)	(110)	106	(96.4)%

Total comprehensive income	$1,466	$3,436	$(1,970)	(57.3)%

Comprehensive income attributable to Legacy Bitcoin Depot unit holders	$12,885	$3,870	$9,015	232.9%
Comprehensive income (loss) attributable to non-controlling interest	$14,683	$(434)	$15,117	(3,483.2)%

Comprehensive loss attributable to Bitcoin Depot Inc.	$(26,102)	$—	$(26,102)	(100.0)%

Revenue

Revenue increased by approximately $42.1 million, or 6.5%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022, primarily due to increases in kiosk transaction revenue which was resulting from an increase in the average transaction size and an increased number of users and transaction volume in relocated kiosks offset by a lower average number of installed kiosks in 2023.

Revenue disaggregated by revenue stream is as follows for the periods indicated:

	Year Ended December 31,
(in thousands)	2023	2022	$ Change	% Change
Kiosk Transaction Revenue	$686,314	$639,965	$46,349	7.2%
BDCheckout	1,149	692	457	66.0%
OTC	—	2,080	(2,080)	(100.0)%
Company Website	879	173	706	408.1%
Software Services Revenue	575	3,185	(2,610)	(81.9)%
Hardware Revenue	50	735	(685)	(93.2)%

Total Revenue	$688,967	$646,830	$42,137	6.5%

Kiosk Transaction Revenue

Revenue generated by our BTM kiosks increased by approximately $46.3 million, or 7.2%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022, primarily related to an increase in the average transaction size and an increased number of users and transaction volume in relocated kiosks. Additionally, during 2023, the Company had on average 5% lower amount of kiosks installed than compared to 2022, due to kiosk optimization efforts.

BDCheckout

Our BDCheckout revenue increased by approximately $0.5 million or 66.0%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022, primarily due to the fact that we launched our BDCheckout product in June 2022.

OTC

We discontinued our OTC services in June 2022. Our OTC revenue was $2.1 million for the year ended December 31, 2022.

Software Services

Our software services revenue decreased by approximately $2.6 million, or 81.9%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022, primarily due to a decrease in revenues from a significant customer due to a contract termination in August 2022.

Hardware Revenue

Our hardware revenue decreased by approximately $0.7 million, or 93.2%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022, primarily due to sales of hardware to new customers in 2022 that did not re-occur in 2023.

Cost of revenue (excluding depreciation and amortization)

Cost of revenue (excluding depreciation and amortization) increased by approximately $13.4 million, or 2.3%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022, primarily due to the expansion of our network of kiosks and increase in transaction volume.

The following table sets forth the components of cost of revenue for the periods indicated:

	Year Ended December 31,
(in thousands)	2023	2022	$ Change	% Change
Cryptocurrency Expenses	$534,234	$519,347	$14,887	2.9%
Floorspace Leases	34,616	39,765	(5,149)	(12.9)%
Kiosk Operations	19,088	15,423	3,665	23.8%

Total of Cost of Revenue (excluding Depreciation and Amortization)	$587,938	$574,535	$13,403	2.3%

Cryptocurrency Expenses

The following table sets forth the components of cryptocurrency expenses in our cost of revenue for the periods indicated:

	Year Ended December 31,
(in thousands)	2023	2022	$ Change	% Change
Cost of Cryptocurrency – BTM Kiosks	$532,356	$513,951	$18,405	3.6%
Cost of Cryptocurrency – OTC (1)	—	1,958	(1,958)	(100.0)%
Cost of Cryptocurrency – BDCheckout	985	595	390	65.5%
Software Processing Fees	280	2,519	(2,239)	(88.9)%
Exchange Fees	22	119	(97)	(81.5)%
Mining Fees	575	195	380	194.9%
Software Processing Fee – BDCheckout	16	10	6	60.0%

Total Cryptocurrency Expenses	$534,234	$519,347	$14,887	2.9%

(1)	We discontinued the OTC product in June 2022

Cost of Cryptocurrency – BTM Kiosks

Our cost of cryptocurrency related to BTM kiosks increased by approximately $18.4 million, or 3.6%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022, primarily as a result of higher overall sales.

Cost of Cryptocurrency – OTC

Our cost of cryptocurrency related to OTC decreased by approximately $2.0 million, or 100.0%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022, as a result of our decision to discontinue our OTC service in June 2022.

Cost of Cryptocurrency – BDCheckout

Our cost of goods sold related to BDCheckout increased by approximately $0.4 million, or 65.5 % for the year ended December 31, 2023, as compared to the year ended December 31, 2022. The increase was a result of BDCheckout being first introduced in June 2022.

Software Processing fees

Our software processing fees decreased by approximately $2.2 million, or 88.9%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022. The decrease was a result of the decrease in costs from using third-party software as a result of our acquisition of a majority interest in BitAccess in July 2021 and incorporating the BitAccess operating system into our kiosks. We have converted all of our kiosks to the BitAccess technology which has reduced the costs we paid to a third-party software provider for software services.

Floorspace Leases

Our floorspace lease expenses decreased by approximately $5.1 million, or 12.9%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022. Our lease expenses related to rents paid to store owners for floorspace decreased for the period as a result of the decreased numbers of kiosks in operation during 2023 compared to the same period in the prior year.

Kiosk Operations

Our kiosk operations increased by approximately $3.7 million, or 23.8%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022. Our kiosk operations consisted of armored cash collection, bank fees, software costs, insurance and repair and maintenance. As a result of relocating kiosks, our costs associated with maintaining and operating the kiosks increased accordingly.

Operating expenses

Selling, general and administrative expenses increased by approximately $20.8 million, or 56.2%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022. These costs increased primarily due to expenses related to the closing of the Business Combination which for the year ended December 31, 2023 which has generated an incremental cost of approximately $9.3 million attributed to legal, accounting and advisory services.

Operating expenses were also driven higher by generally higher payroll costs resulting from the significant increase in headcount to support our operations during 2023, along with stock compensation expense associated with our RSU grants after closing of the Transaction. Additionally, the company incurred increased professional services expenses corresponding to the expansion of our operations.

Depreciation and amortization decreased by approximately $6.0 million, or 31.9%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022, primarily due to the refinancing of leases in the second half of 2022 and during 2023.

Other (expense) income

Other expenses increased by approximately $16.4 million or 130.1% for the year ended December 31, 2023, as compared to the year ended December 31, 2022. The Company incurred a loss on lease modifications of $1.7 million during the year ended December 31, 2023 that did not occur in 2022. Interest expense decreased by approximately $0.4 million, or 3.2%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022, primarily due to a decrease in interest expense arising from the significant number of kiosks financed through modifications of finance leases in the year ended December 31, 2023. Additionally, we incurred $0.3 million of interest related to the modification of our note payable in May 2023. As a result of our Note Payable refinance in June 2023, we incurred $1.0 million lower interest costs in the year ended December 31, 2023 compared to the year ended December 31, 2022 due to a $16.4 million paydown of the balance.

Other expenses increased by approximately $14.9 million related to the expenses incurred associated with the PIPE Financing agreement. This agreement was entered into upon completion of the Business Combination on June 30, 2023 and settled on October 11, 2023 for de minimis consideration. Based on the settlement terms of this agreement, for the year ended December 31, 2023, we recorded the difference between the fair value of the Series A Preferred Shares and the de minimis cash consideration received of $13.9 million as Other Expenses. In addition, we incurred cash fees due to the Subscribers of $0.9 million.

Net income (loss) attributable to Legacy Bitcoin Depot unit holders

Prior to the close of the Business Combination, net income was allocated to the Legacy Bitcoin Depot unit holders. After the close of the Business Combination on June 30, 2023, the Legacy Bitcoin Depot unit holders no longer receive any income allocation as they are owners of BT HoldCo.

Net income attributable to non-controlling interest

Prior to the Business Combination, the non-controlling interest reflected the unaffiliated interest in BitAccess. Subsequent to the close of the Business Combination, the non-controlling interest reflects both the unaffiliated interest in BitAccess and the interest held by BT Assets in BT HoldCo. BT Assets is entitled to a preferred return of $29.0 million before any distributions may be made to the other unit holders (other than certain permitted tax distributions). To the extent net income exceeds the $29.0 million preferred return, the excess income will be allocated to Bitcoin Depot and BT Assets based on their pro rata economic interests in BT HoldCo.

Net income (loss) attributable to Bitcoin Depot Inc.

During the year ended December 31, 2023, no net income was allocated to Bitcoin Depot Inc from BT HoldCo. The public entity incurred direct legal and professional services in maintaining its operations as well as costs associated with the PIPE Financing resulting in a $26.1 million net loss attributable to Bitcoin Depot Inc.

Non-GAAP Financial Measures

Adjusted Gross Profit

We define Adjusted Gross Profit (a non-GAAP financial measure) as revenue less cost of revenue (excluding depreciation and amortization) and depreciation and amortization adjusted to add back depreciation and amortization. We believe Adjusted Gross Profit provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted Gross Profit in this prospectus because it is a key measurement used internally by management to measure the efficiency of our business. This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP. We compensate for these limitations by relying primarily on U.S. GAAP results and using Adjusted Gross Profit on a supplemental basis. Our computation of Adjusted

Gross Profit may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of Gross Profit to Adjusted Gross Profit below and not rely on any single financial measure to evaluate our business.

The following table presents a reconciliation of revenue to Adjusted Gross Profit for the periods indicated:

	Year Ended December 31,
(in thousands)	2023	2022
Revenue	$688,967	$646,830
Cost of revenue (excluding depreciation and amortization)	(587,938)	(574,535)
Depreciation and amortization excluded from cost of revenue	(12,455)	(18,783)

Gross Profit	$88,574	$53,512
Adjustments:
Depreciation and amortization excluded from cost of revenue	$12,455	$18,783
Adjusted Gross Profit	$101,029	$72,295
Gross Profit Margin (1)	12.9%	8.3%
Adjusted Gross Profit Margin (1)	14.7%	11.2%

(1)	Calculated as a percentage of revenue.

Adjusted EBITDA

We define Adjusted EBITDA (a non-GAAP financial measure) as net income before interest expense, tax expense, depreciation and amortization, non-recurring expenses, share-based compensation, expenses related to PIPE financing and miscellaneous cost adjustments.

The items below are excluded from Adjusted EBITDA because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this prospectus because it is a key measurement used internally by management to make operating decisions, including those related to operating expenses, evaluate performance and perform strategic and financial planning. However, you should be aware that when evaluating Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. The presentation of this measure should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Further, this non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP. We compensate for these limitations by relying primarily on U.S. GAAP results and using Adjusted EBITDA on a supplemental basis. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of net income to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table presents a reconciliation of net income to Adjusted EBITDA for the periods indicated:

	Year Ended December 31,
(in thousands)	2023	2022
Net income	$1,470	$3,546
Adjustments:
Interest expense	11,926	12,318
Income tax (benefit) expense	49	395
Depreciation and amortization	12,788	18,783
Expense related to the PIPE transaction (1)	14,896	—
Non-recurring expenses (2)	9,298	4,879
Share-based compensation	2,524	1,230
Special bonus (3)	3,040	—
Expenses associated with the termination of the phantom equity participation plan	350	—

Adjusted EBITDA	$56,341	$41,151

Adjusted EBITDA margin (4)	8.2%	6.4%

(1)

Amounts include the recognition of a non-cash expense of $13.9 million related to the PIPE transaction for the year ended December 31, 2023, entered into as of close of the Business Combination on June 30, 2023.

(2)	Comprised of non-recurring professional service fees incurred by the Company related to the close of the Transaction.
(3)

Amount includes (A) Transaction bonus and related taxes to employees of approximately $1.4 million and (B) Founder Transaction bonus as a result of close of the Business Combination, of approximately $1.6 million, recognized as share-based compensation, for the year ended December 31, 2023.

(4)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue. The Company uses this measure to evaluate its overall profitability.

Liquidity and Capital Resources

On December 31, 2023, we had negative working capital of approximately $(8.8) million, which included cash and cash equivalents and other current assets of approximately $37.3 million, offset by accounts payable and other current liabilities of approximately $46.0 million. We reported net income of approximately $1.5 million during the year ended December 31, 2023.

On December 31, 2022, we had working capital of approximately $(6.5) million, which included cash and cash equivalents and other current assets of approximately $40.3 million, offset by accounts payable and other current liabilities of approximately $46.8 million. We reported net income of approximately $3.5 million during the year ended December 31, 2022.

For each of the periods presented in this prospectus, approximately 99.9% of our total transaction volume was attributable to transactions in Bitcoin and, as of December 31, 2023, transactions in Bitcoin accounted for 100% of our transaction volumes. We purchase Bitcoin through a liquidity provider on a just-in-time basis based on expected transaction volumes in order to maintain a balance at a specified amount. Our ability to dynamically rebalance the levels of Bitcoin we hold at any given time based on transaction volumes and the market price of Bitcoin means that there are limited working capital requirements related to our Bitcoin management activities. There are two main components of the working capital required in our operations. We maintain Bitcoin (currently in an amount which, at any given time, is typically less than $0.8 million) in our hot wallets to fulfill orders from users while we are automatically placing orders with liquidity providers and exchanges to replenish the Bitcoin we have sold to users. The second component to working capital is cash and cash equivalents generated from sales at our BTM kiosks. As users insert cash into the BTM kiosks, cash accumulates until armored carriers collect the cash and process it back to our bank accounts. While not required, we typically maintain a variable level of cash in the BTM kiosks at all times. As of December 31, 2023, cash in the BTM kiosks was approximately 21.2% of average monthly revenues.

In connection with the closing of the Business Combination, we had several events impacting our liquidity. We refinanced our note payable and paid down approximately $16.4 million of principal, as well as incurred a $2.3 million exit fee. As of December 31, 2023, we had $21.1 million outstanding under our notes payable. In March 2024, we borrowed an additional $15.7 million pursuant to Amendment No. 1 to the Amended and Restated Credit Agreement.

Future Cash Requirements

The Company’s primary future cash requirements will be to fund operations, debt service, capital expenditures, employee defined contribution plans, and lease payment obligations. In addition, the Company may use cash in the future to make strategic acquisitions or investments. Specifically, the Company expects its primary cash requirements for fiscal year 2024 to be as follows:

Debt service

We expect to make principal and interest payments of approximately $7.5 million during fiscal year 2024 under our currently outstanding debt facilities based on interest rates at year end. Capital expenditures. The Company is planning to either purchase or lease finance additional kiosks. The total amount of kiosk purchases and kiosk lease financing is approximately $5.0 million for the year ended 2024.

Lease payments

We expect to make lease payments of approximately $8.3 million for our operating and finance leases during fiscal year 2024 under our effective leases as of December 31, 2023. In addition to the matters identified above, in the ordinary course of business, the Company may be involved in litigation, claims, government inquiries, investigations and proceedings relating to commercial, employment, environmental and regulatory matters. An unfavorable resolution in this or other matters could have a material adverse effect on the Company’s future cash requirements.

Our future capital requirements will depend on many factors including our revenue growth rate, the timing and extent of spending to support research and development efforts and the timing and extent of additional capital expenditures to purchase additional kiosks and invest in the expansion of our products and services. We may in the future enter into arrangements to acquire or invest in complementary businesses, products and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing or sell assets to raise and/or maintain our liquidity. If additional financing is required from outside sources, we may not be able to raise it on acceptable terms or at all. If we are unable to raise additional capital when desired, our business, results of operations and financial condition would be materially and adversely affected.

We believe our existing cash and cash equivalents, together with cash provided by operations, will be sufficient to meet our needs for at least the next twelve months.

Share repurchase program

On September 22, 2023, the Company announced that its Board authorized a share repurchase program pursuant to which the Company is authorized to repurchase up to $10 million of outstanding shares of its Class A common stock beginning immediately and continuing through and including June 30, 2024. From the date of authorization through December 31, 2023, 120,644 shares of the Company’s Class A common stock had been repurchased with a total costs of $0.3 million. The Company anticipates using cash flows from operations to make any future share repurchases.

Sources of Liquidity

Term Loan

On December 21, 2020, we entered into a credit agreement among Legacy Bitcoin Depot, as borrower, BT Assets, as guarantor, the subsidiary guarantors party thereto, the financial institutions and institutional investors from time to time party thereto, as lenders, and Silverview Credit Partners, LP, (f/k/a Silverpeak Credit Partners, LP), as administrative agent (the “Credit Agreement”) which provided for (i) initial term loans in an aggregate principal amount of $25.0 million, comprised of two $12.5 million tranches and (ii) a $15.0 million delayed draw term loan facility. In 2021, we utilized the delayed draw term loan facility in the full amount of $15.0 million, and on March 31, 2022, we amended the Credit Agreement to add a new $5.0 million tranche 3 term loan (the initial term loans, the delayed draw term loan, and the tranche 3 term loan, collectively, the “Term Loans”). Upon consummation of certain assumption conditions under the amended and restated note, Legacy Bitcoin Depot and BT Assets, Inc. were substituted for BT OpCo and BT HoldCo, LLC respectively. The term loans are guaranteed by BT HoldCo and all of our subsidiaries and were collateralized by substantially all of our assets. As of December 31, 2023 and December 31, 2022, the aggregate amounts owed under the Credit Agreement totaled approximately $19.9 million and $39.4 million, respectively. The proceeds of the borrowings under the term loans were used to fund the acquisition of BitAccess and expand headcount to support additional kiosks brought online.

The tranche 1 term loan had a maturity date of December 15, 2023, and the tranche 2 term loan, tranche 3 term loan and delayed draw term loan had maturity dates of December 15, 2024. The Credit Agreement contains certain affirmative and negative covenants customary for financings of this type, including compliance with a minimum cash balance of $2.5 million, and a maximum consolidated total leverage ratio of 2.50 to 1.00.

In May 2023, the Company entered into an amendment to the Credit Agreement whereby the interest rate increased from 15% to 20% per annum from February 16, 2023 through August 15, 2023, contingent upon the closing of the Business Combination to allow for a renegotiation of the repayment schedule. Additionally, the amendment provided for a catch-up payment of $0.3 million for additional interest from February 16, 2023 through May 1, 2023, was made by May 15, 2023.

On June 23, 2023, the Company amended and restated the credit agreement with our lender (the “Amended and Restated Credit Agreement”). As of that date $16.4 million was outstanding under the original Credit Agreement as amended to that date. Under the Amended and Restated Credit Agreement, we borrowed $20.8 million which is subject to an annual interest at a rate of 17% per annum, and repaid approximately $16.4 million of the outstanding principal balance of the Term Loans. We also paid an exit fee of $2.3 million. We are required to make monthly interest payments and fixed principal payments every six months beginning on December 15, 2023 through June 15, 2026. The Amended and Restated Credit Agreement matures on June 23, 2026, at which time, any outstanding principal balance and any accrued interest become due. The Amended and Restated Credit Agreement is collateralized by substantially all of our assets and is guaranteed by Mintz Assets, Inc., Express Vending, Inc., Intuitive Software, LLC, Digital Gold Ventures, Inc. and BitAccess Inc. BT HoldCo and certain of its subsidiaries are subject to certain financial covenants contained in the Amended and Restated Credit Agreement, which require us to maintain certain cash balances, and a maximum consolidated total leverage ratio, in addition to customary administrative covenants. As of December 31, 2023, we were in compliance with all financial and administrative covenants. See Note 14 to our audited financial statements as of December 31, 2023 and December 31, 2022, respectively.

On March 26, 2024, the Company entered into Amendment No. 1 (the “Amendment”) to the Amended and Restated Credit Agreement. Pursuant to the Amendment we borrowed an additional tranche B term loan in the amount of $15.7 million, which is subject to the same terms as the existing tranche A term loan outstanding under the Amended and Restated Credit Agreement.

Other debt

In December 2023, the Company entered into a 36-month collateralized term loan with a financing company in the amount of $1.3 million to facilitate the purchase of previously leased kiosks. In accordance with the term loan, the kiosks are collateral for the loan. The loan is subject to annual interest of 15.75% with interest and principal payments due monthly. Additionally, the Company transferred certain right-of-use assets recorded as finance leases held with the financing company to kiosks – owned and finance lease liabilities to notes payable during the year-ended December 31, 2023. The remaining unpaid obligation under these arrangements is $1.4 million as of December 31, 2023. Under these arrangements, the loans mature between June and August 2024 and is subject to annual interest of 17.81% with interest and principal payments due monthly. The total amount of principal due on this loan was $2.6 million as of December 31, 2023.

PIPE Financing

On June 23, 2023, GSRM entered into a private placement agreement with certain subscribers (“Subscribers”). For purposes of settlement under the PIPE Agreement, the notional amount of 5,000,000 shares consisted of (a) the 4,300,000 shares of Series A Preferred Stock sold at the closing of the Business Combination, and (b) 700,000 shares of Class A common stock that were held by the Subscribers prior to the consummation of the Transaction. In connection with the Transaction, the Subscribers entered into non-redemption agreements with the Company and received additional shares of Class A common stock in exchange for their commitments not to redeem. See the discussion below under GSRM Share Issuance for further information.

On October 11, 2023, the PIPE Agreement was settled with Subscribers for de minimis consideration. For the year ended December 31, 2023, the Company incurred expenses of $15.2 million associated with the PIPE agreement which has been recognized on the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

Kiosk Financing Transactions

We have finance leases with our kiosk suppliers that expire on various dates through March 2026. Such leases are financed by third parties, none of which are our suppliers. Our finance lease agreements are for two or three-year terms and include various options to either renew the lease or exercise an option to purchase (which, in all cases, is a bargain purchase option) the equipment at the end of the term. As of December 31, 2023, the weighted average life remaining on the finance leases was approximately 1.61 years. The outstanding total lease liability balance of approximately $9.6 million as of December 31, 2023, is recorded within Current portion of obligations under finance lease and Obligations under finance lease, net of current portion.

Cash Flows

The following table presents the sources of cash and cash equivalents for the periods indicated:

	Year Ended December 31,
	2023	2022
Cash provided by operating activities	$41,100	$31,255
Cash (used) in investing activities	$(22)	$(3,110)
Cash (used) in financing activities	$(48,858)	$(28,542)

Net (decrease) in cash and cash equivalents (1)	$(7,781)	$(488)

(1)	Includes effect of exchange rate changes on cash.

Operating Activities

Net cash provided by operating activities increased $9.8 million for the year ended December 31, 2023, as compared to the year ended December 31, 2022, due to a $12.8 million increase in non-cash items principally related to an $14.5 million increase from Series A Preferred Share PIPE Issuance and a $2.9 million increase in stock compensation, slightly offset by a $6.0 million decrease in depreciation and amortization, and a $2.5 million decrease in purchases of services in cryptocurrency.

Investing Activities

Net cash used in investing activities decreased $3.1 million for the year ended December 31, 2023, as compared to the year ended December 31, 2022, due to a $2.0 million contingent consideration payment in 2022, and a $1.1 million decrease in acquisition of property and equipment.

Financing Activities

Net cash used in financing activities increased $20.3 million for the year ended December 31, 2023, as compared to the year ended December 31, 2022, due to a $15.6 million increase in principal payments on notes payable, a $3.7 million decrease in issuance of notes payable and a $3.7 million increase in cash distributions. The cash outflows were offset by the Company recognizing net proceeds from the Business Combination of $3.3 million which did not occur in 2022 and $3.1 million less principal payments on finance lease due to lease modifications and buyouts in 2023.

Commitments and Contractual Obligations

As of December 31, 2023, the aggregate amount of our operating and finance lease obligations was approximately $10.2 million. As of December 31, 2023, we had no open purchase orders for kiosks.

See Note 14 to our audited consolidated financial statements included in the section titled “Information Not Required in Prospectus” of this prospectus for additional information about our notes payable.

See Note 18 to our audited consolidated financial statements included in the section titled “Information Not Required in Prospectus” of this prospectus for additional information about our tax receivable agreement.

See Note 23 to our audited consolidated financial statements included in the section titled “Information Not Required in Prospectus” of this prospectus for additional information about our leases.

See Note 24 to our audited consolidated financial statements included in the section titled “Information Not Required in Prospectus” of this prospectus for additional information about our material commitments and contingencies.

Summary of Critical Accounting Policies and Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements. Estimates are used for, but not limited to, cryptocurrencies and the associated impairment, recoverability of intangible assets and goodwill, revenue recognition, valuation of current and deferred income taxes, the determination of the useful lives of property and equipment, for share-based compensation specifically the performance-based awards and the probability of achieving the performance criteria, fair value of long-term debt, present value of lease liabilities and right of use assets, assumptions and inputs for fair value measurements used in business combinations and contingencies, including liabilities that we deem are not probable of assertion. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, actual results could differ from these estimates.

Critical accounting policies are those that reflect significant judgments of uncertainties and potentially result in materially different results under different assumptions and conditions. The critical accounting policies should be read in connection with the discussion of significant accounting policies included in the notes of the consolidated financial statements. Except with respect to the following additional critical accounting policies in connection with the business combination, refer to discussion of the Company’s critical accounting policies, in Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Current Report on Form 8-K, which was filed with the SEC on July 7, 2023.

Our financial position, results of operations and cash flows are impacted by the accounting policies we have adopted. To get a full understanding of our financial statements, one must have a clear understanding of the accounting policies employed. A summary of our critical accounting policies follows:

Cryptocurrencies

Cryptocurrencies are a unit of account that functions as a medium of exchange on a respective blockchain network, and a digital and decentralized ledger that keeps a record of all transactions that take place across a peer-to-peer network. Our cryptocurrencies were primarily comprised of Bitcoin, LTC, and ETH for the periods presented and are collectively referred to as “cryptocurrencies” in the consolidated financial statements. We primarily purchase cryptocurrencies to sell to customers.

We account for cryptocurrencies as indefinite-lived intangible assets in accordance with ASC 350, Intangibles—Goodwill and Other, and they are recorded on our consolidated Balance Sheets at cost, less any impairments. We have control and ownership over our cryptocurrencies which are stored in both our proprietary hot wallet and hot wallets hosted by a third party, BitGo, Inc.

The primary purpose of our operations is to buy and sell Bitcoin using the BTM kiosk network and other services. We do not engage in broker-dealer activities. We use various exchanges and liquidity providers to purchase, liquidate and manage our Bitcoin positions; however, this does not impact the accounting for these assets as intangible assets.

Impairment

Because our cryptocurrencies are accounted for as indefinite-lived intangible assets, the cryptocurrencies are tested for impairment annually or more frequently if events or changes in circumstances indicate it is more likely than not that the asset is impaired in accordance with ASC 350. We have determined that a decline in the quoted market price below the carrying value at any time during the assessed period is viewed as an impairment indicator because the cryptocurrencies are traded in active markets where there are observable prices. Therefore, the fair value is used to assess whether an impairment loss should be recorded. If the fair value of the cryptocurrency decreases below the initial cost basis, or the carrying value, at any time during the assessed period, an impairment charge is recognized at that time in cost of revenue (excluding depreciation and amortization). After an impairment loss is recognized, the adjusted carrying amount of the cryptocurrency becomes our new accounting basis and this new cost basis will not be adjusted upward for any subsequent increase in fair value. For the purposes of measuring impairment on our cryptocurrencies, we determine the fair value of our cryptocurrency on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted (unadjusted) prices on an active exchange in the United States that the Company has determined is its principal market (Level 1 Inputs).

We purchase cryptocurrencies, which are held in our hot wallets, on a just-in-time basis to facilitate sales to customers and mitigate exposure to volatility in cryptocurrency prices. We sell our cryptocurrencies to our customers from our BTM kiosks, OTC and BDCheckout locations in exchange for cash, for a prescribed transaction fee applied to the current market price of the cryptocurrency at the time of the transaction, plus a predetermined markup. When the cryptocurrency is sold to customers, we relieve the adjusted cost basis of our cryptocurrency, net of impairments, on a first-in, first-out basis within cost of revenue (excluding depreciation and amortization). In the fourth quarter of 2022, we discontinued the sale of ETH and LTC to our customers.

The related cash flows from purchases and sales of cryptocurrencies are presented as cash flows from operating activities on the consolidated Statements of Cash Flows.

Goodwill and intangible assets, net

Goodwill represents the excess of the consideration transferred over the estimated fair value of the acquired assets, assumed liabilities, and any non-controlling interest in the acquired entity in a business combination. We test for impairment at least annually, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated primarily through the use of a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, estimation of the useful life over which cash flows will occur, and determination of our weighted average cost of capital. The Company performs their annual test for impairment as of December 31 at the reporting unit level.

As a result of the acquisition of BitAccess in July 2021, we determined we had two reporting units. In August 2022, we terminated a significant BitAccess customer contract and determined that the termination of a significant customer was a triggering event requiring an assessment of impairment of both the acquired intangible assets and goodwill as of the date of the termination. In addition, as a result of the migration of our BTM kiosks onto the BitAccess platform and the integration of BitAccess operations and processes into our core operations, we re-assessed our reporting unit determination and concluded there was one reporting unit subsequent to the triggering event. As a result of the triggering event and reporting unit re-organization, we performed an impairment test of our acquired intangible assets and goodwill both before and after the re-organization based on the methodology described above. Based on these events, no impairment was determined as of the triggering event date.

For purposes of performing our annual impairment test, we evaluated the recoverability of our goodwill using the consolidated cash flows of the single reporting unit to determine if our goodwill and intangible asset were impaired as of December 31, 2023 in accordance with the methodology described above. There were no triggering events identified during the year ended December 31, 2023.

Intangible assets, net consist of tradenames, customer relationships, and software applications. Intangible assets with finite lives are amortized over their estimated lives and evaluated for impairment when an event or change in circumstances occurs that warrants such a review. Management periodically evaluates whether changes to estimated useful lives of intangible assets are necessary to ensure our estimates accurately reflect the economic use of the related intangible assets.

Revenue Recognition

BTM Kiosks, BDCheckout and OTC

Revenue is principally derived from the sale of cryptocurrencies at the point-of-sale on transactions initiated by customers. These customer-initiated transactions are governed by terms and conditions agreed to at the time of each point-of-sale transaction and do not extend beyond the transaction. We charge a fee at the transaction level. The transaction price for the customer is the price of the cryptocurrency, which is based on the exchange value at the time of the transaction plus a markup, and a nominal flat fee. The exchange value is determined using real-time exchange prices and the markup percentage is determined by us and depends on the current market, competition, the geography of the location of the sale, and the method of purchase.

Our revenue from contracts with customers is principally comprised of a single performance obligation to provide cryptocurrencies when customers buy cryptocurrencies at a BTM kiosk, through BDCheckout or directly via an over-the-counter (OTC) trade. BDCheckout sales are similar to sales from BTM kiosks, in that customers buy cryptocurrencies with cash; however, the BDCheckout transactions are completed at the checkout counter of retail locations, initiated using the Bitcoin Depot mobile app instead of through the BTM kiosks. OTC sales are initiated and completed through our website. Regardless of the method by which the customer purchases the cryptocurrency, we consider our performance obligation satisfied when control of the cryptocurrency is transferred to the customer, which is at the point in time the cryptocurrency is transferred to the customer’s cryptocurrency wallet and the transaction is validated on the blockchain.

The typical process time for our transactions with customers is 30 minutes or less. Through December 31, 2022, for reasons of operational practicality, the Company applied an accounting convention at period-ends to use the date of the transaction, which corresponded to the timing of the cash received, for purposes of recognizing revenue. This accounting convention did not result in materially different revenue recognition from using the time the cryptocurrency had transferred to the customer’s wallet and the transaction validated on the blockchain (see Note 6). Contract liabilities are amounts received from customers in advance of the Company transferring the cryptocurrencies to the customer’s wallet and the transaction validated on the blockchain. Contract liabilities are presented in “Deferred revenue” on the consolidated Balance Sheets and are not material as of December 31, 2023.

Accounting for PIPE Financing, including Subscription Receivable

Concurrently with the closing of the business combination, the Company entered into the PIPE Financing for which the Subscribers purchased 4,300,000 shares of Series A Preferred Stock in exchange for a subscription receivable (“Subscription Receivable”). As described in Note 4 of consolidated financial statements, the Subscription Receivable represents a hybrid financial instrument comprising a subscription receivable and an embedded derivative. The embedded derivative represents a net cash settled forward contract with a value that is indexed to the trading price of the Company’s Class A Common Stock. The derivative will be carried at its fair value with changes in fair value recognized in earnings.

The fair value of the embedded derivative was estimated using a Monte Carlo simulation to simulate potential changes in share price and the resulting impact on the amount of cash to be collected under the PIPE Agreement. The fair value of the embedded derivative was then determined by comparing (1) the best estimate of the cash to be collected at the valuation date using this simulation compared to (ii) the cash that would be collected under a hypothetical host contract that assumes the share price did not change since the date of initial recognition (both on a present value basis). The fair value was considered to be a level 2 fair value as there were no significant unobservable inputs.

The Series A Preferred Stock was recorded at fair value of $13.9 million. The excess of the fair value the Series A Preferred Stock over the fair value of the Subscription Receivable was deemed to reflect the minimum return promised to the Subscribers, and therefore the Company determined that the difference between the fair value the Series A Preferred Stock and the fair value of the Subscription Receivable, along with certain fees, should be recognized as an expense at the date of the initial recognition.

On October 11, 2023, the Company settled the PIPE Financing. For the year ended December 31, 2023 the Company recognized an expense of $15.2 million which was included within other (expense) income on the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

Tax Receivable Agreement Liability

As described in Note 18 to the Consolidated Financial Statements, the Company is party to the Tax Receivable Agreement under which we are generally required to pay BT Assets 85% of the amount of savings, if any, in

U.S. federal, state, local, and foreign income taxes that we realize. The Company recognized a liability under the Tax Receivable Agreement of approximately $0.9 million in connection with the business combination. This amount does not take into account any future exchanges of BT HoldCo Common Units by BT Assets pursuant to the BT HoldCo Amended and Restated Limited Liability Company Agreement. The future amounts payable, as well as the timing of any payments, under the Tax Receivable Agreement are dependent upon significant future events and estimates, which are described in further detail under the Related Party Transactions Section below.

Commitments and Contingencies

We assess legal contingencies in accordance with ASC 450—Contingencies and determines whether a legal contingency is probable, reasonably possible or remote. When contingencies become probable and can be reasonably estimated, we record an estimate of the probable loss. When contingencies are considered probable or reasonably possible but cannot be reasonably estimated, we disclose the contingency when the probable or reasonably possible loss could be material.

Litigation

From time to time in the regular course of our business, we are involved in various lawsuits, claims, investigations and other legal matters. Except as noted below, there are no material legal proceedings pending or known by us to be contemplated to which we are a party or to which any of our property is subject to.

We believe that adequate provisions for resolution of all contingencies, claims and pending litigation have been made for probable losses that are reasonably estimable. These contingencies are subject to significant uncertainties and we are unable to estimate the amount or range of loss, if any, in excess of amounts accrued. We do not believe that the ultimate outcome of these actions will have a material adverse effect on our financial condition but could have a material adverse effect on our results of operations, cash flows or liquidity in a given quarter or year.

Quantitative and Qualitative Disclosures About Market Risk

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risk. The term “market risk” refers to the risk of loss arising from adverse changes in cryptocurrency prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures.

Foreign Currency Exchange Rate Risk

Certain of our operations are conducted in foreign currencies. Consequently, a portion of our revenues and expenses may be affected by fluctuations in foreign currency exchange rates on cash residing in the kiosks. We have not historically hedged our translation risk on foreign currency exposure, but we may do so in the future. For the year ended December 31, 2023, and for the year ended December 31, 2022, currency exchange rate fluctuations had an insignificant impact on our consolidated revenues.

Generally, the functional currency of our various subsidiaries is their local currency except BitAccess whose functional currency is USD. We are exposed to currency fluctuations on transactions that are not denominated in the functional currency. Gains and losses on such transactions are included in determining net income for the period. We may seek to mitigate our foreign currency risk through timely settlement of transactions and cash flow matching, when possible. For the year ended December 31, 2023 and for the year ended December 31, 2022, our transaction gains and losses were insignificant.

We are also affected by fluctuations in exchange rates on our investments in foreign operations. Relative to our net investment in foreign operations, the assets and liabilities of subsidiaries whose functional currency is a foreign currency are translated at the period end rate of exchange. The resulting translation adjustment is recorded as a component of other comprehensive income and is included in Stockholders’ equity.

Adoption and Market Price of Cryptocurrency

Our business is dependent on the broader use and adoption of Bitcoin, which can to an extent be impacted by the spot price of the cryptocurrency we sell. Bitcoin is our sole cryptocurrency offering. Bitcoin represents 99% of our total transaction volume for the year ended December 31, 2023, with the remaining cryptocurrencies accounting for the remaining less than 1% of transaction volume. As the adoption of cryptocurrency continues to grow for the general public, we expect continued growth from our addressable market. The prices of cryptocurrencies, including the cryptocurrencies we sell, have experienced substantial volatility, and high or low prices may have little or no relationship to identifiable market forces, may be subject to rapidly changing investor sentiment, and may be influenced by factors such as technology, regulatory void or changes, fraudulent actors, manipulation and media reporting. Bitcoin (as well as other cryptocurrency) may have value based on various factors, including their acceptance as a means of exchange by consumers and producers, scarcity, and market demand.

Equipment Costs

The cost of new kiosks can be impacted significantly by inflation, supply constraints, and labor shortages, and could be significantly higher than our fair value for new kiosks. As a result, at times, we may obtain kiosks or other hardware from third parties at higher prices, to the extent they are available.

Competition

In addition to factors underlying kiosk business growth and profitability, our success greatly depends on our ability to compete. The markets in which we compete are highly competitive, and we face a variety of current and potential competitors that may have larger and more established customer bases and substantially greater financial, operational, marketing, and other resources than we have. The digital financial system is highly innovative, rapidly evolving, and characterized by healthy competition, experimentation, changing customer needs, frequent introductions of new products, and subject to uncertain and evolving industry and regulatory requirements. We expect competition to intensify as existing and new competitors introduce new products and services or enhance existing ones. We compete against a number of companies operating both within the United States and abroad, including traditional financial institutions, financial technology companies and brokerage firms that have entered the cryptocurrency market in recent years, digital and mobile payment companies offering overlapping features targeted at our users, and companies focused on cryptocurrencies. To stay competitive in the evolving digital financial system, both against new entrants into the market and existing competitors, we anticipate that we will have to continue to offer competitive features and functionalities and keep up with technological advances at fair prices to our users relative to our competitors.

Off-Balance Sheet Arrangements

None.

Recently Issued Accounting Standards

Accounting Pronouncement Adopted

In October 2021, the FASB issued Accounting Standards Update (“ASU”) 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers,” which requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination as if the acquiring entity had originated the contracts. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. The Company adopted this accounting standard effective January 1, 2023 with no impact on the consolidated financial statements.

In March 2022, the SEC issued SAB No. 121 (SAB 121), “Accounting for obligations to safeguard crypto-assets an entity holds for platform users,” which adds interpretive guidance requiring an entity to consider when they have obligations to safeguard crypto-assets held for their platform users. The Company adopted SAB 121 as of June 30, 2022 with retrospective application as of January 1, 2022. The adoption of this guidance did not have a material impact to the consolidated financial statements.

In June 2022, the FASB issued ASU 2022-03, “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions,” which clarifies that contractual sale restrictions are not considered in measuring fair value of equity securities and requires additional disclosures for equity securities subject to contractual sale restrictions. The standard is effective for public companies for fiscal years beginning after December 15, 2023. Early adoption is permitted. The Company adopted this update effective January 1, 2024 and does not expect the adoption to have a material impact on the consolidated financial statements.

Accounting Pronouncement Pending Adoption

In October 2023, the FASB issued ASU 2023-06 “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosures Update and Simplification Initiative”. The guidance amends certain disclosure and presentation requirements related to the statement of cash flows, accounting changes and error corrections, earnings per share, interim reporting, commitments, debt, equity, derivatives, transfers and services and various industry specific guidance. For entities subject to the SEC’s existing disclosure requirements, the effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation S-X or Regulation S-K becomes effective. However, if by June 30, 2027, the SEC has not removed the existing disclosure requirements, the amendments will not become effective. Early adoption is not permitted. The Company is in the process of assessing the overall impact of adopting this guidance on its disclosures.

In November 2023, the FASB issued ASU 2023-07 “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”. The amendments require entities to disclose significant segment expenses impacting profit and loss that are regularly provided to the chief operating decision maker. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements. The update is required to be applied retrospectively to prior periods presented, based on the significant segment expense categories identified and disclosed in the period of adoption. The amendments are required to be adopted for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024 with early adoption permitted. The Company is still assessing the impacts to its consolidated financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires companies to break out their income tax expense, income tax rate reconciliation and income tax payments made in more detail. For public companies, the requirements will become effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is still assessing the impacts to its consolidated financial statements.

In December 2023, the FASB issued ASU 2023-08 “Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60) Accounting for and Disclosure of Crypto Assets”. ASU 2023-08 will require entities to measure crypto assets that meet the scope criteria at fair value and to reflect changes in fair value in net income each reporting period. The amendments in ASU 2023-08 will also require entities to present crypto assets measured at fair value separately from other intangible assets on the balance sheet and changes in the fair value measurement of crypto assets separately from changes in the carrying amounts of other intangible assets on the income statement. The amendments in the ASU are effective for all entities for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued (or made available for issuance). The Company is still assessing the impacts to its consolidated financial statements.

MANAGEMENT

Executive Officers

The following table sets forth certain information, as of April 1, 2024, concerning the persons who serve as our executive officers and directors:

Name	Age	Position
Brandon Mintz	29	President, Chief Executive Officer and Chairman
Scott Buchanan	33	Chief Operating Officer, Director
Glen Leibowitz	54	Chief Financial Officer
Mark Smalley	55	Chief Compliance officer
Dan Gardner	42	Director
Jackie Marks	46	Director
Daniel Stabile	40	Director
Bradley Strock	61	Director
Tim Vanderham	45	Director

Brandon Mintz. Brandon Mintz has served as President, Chief Executive Officer, and Chairman of the board of directors of Bitcoin Depot since the Closing. Mr. Mintz founded and has served as the President and Chief Executive Officer of Bitcoin Depot since its inception in June 2016. Prior to founding Bitcoin Depot, Mr. Mintz founded and served as Chief Executive Officer of Premier Technologies, LLC beginning in November 2013. Mr. Mintz holds a B.B.A. in Marketing from the University of Georgia. Mr. Mintz was recognized by Ernst & Young as a finalist for the 2021 Southeast Entrepreneur of the Year. As the founder of Bitcoin Depot, we believe Mr. Mintz is qualified to serve as director because of his historical knowledge about the cryptocurrency industry, deep understanding of our business and entrepreneurial spirit and leadership.

Scott Buchanan. Scott Buchanan has served as a director and Chief Operating Officer of Bitcoin Depot since the Closing. Mr. Buchanan has served as Bitcoin Depot’s Chief Operating Officer since March 2022, and also served as Bitcoin Depot’s Chief Financial Officer from August 2020 to January 2023. From June 2019 to August 2020, Mr. Buchanan served as Bitcoin Depot’s Vice President of Finance/HR. Before his tenure at Bitcoin Depot, Mr. Buchanan worked at Acuity Brands (NYSE: AYI) in different finance-related roles beginning in December 2015. Mr. Buchanan holds a B.S. in Accounting from North Carolina State University and a Masters of Science in Accountancy from Wake Forest School of Business. Mr. Buchanan is a certified public accountant. We believe Mr. Buchanan is qualified to serve on Bitcoin Depot’s board of directors because of his finance-related expertise and credentials and his deep understanding of our business and operations.

Glen Leibowitz. Glen Leibowitz has served as Bitcoin Depot’s Chief Financial Officer since January 2023. Mr. Leibowitz previously served as Chief Financial Officer for Acreage Holdings, Inc. from March 2018 to April 2021. He has over 20 years of finance and accounting experience with expertise in building and scaling operations, improving controls and working to manage an organization through accelerated business growth, and has also served as a board member of not-for-profit organizations. From October 2016 to February 2018, Mr. Leibowitz worked as an independent consultant, advising clients in the financial services industry on GAAP accounting standards and SEC financial statement disclosure and presentation. From 2007 to 2016, Mr. Leibowitz held various key roles at Apollo Global Management LLC, including the accounting lead in taking the organization public in 2011. Under his tenure, he implemented the public reporting framework, accounting policies and directed the company-wide Sarbanes-Oxley program. Prior to Apollo, Mr. Leibowitz spent almost 10 years at PricewaterhouseCoopers focused on multiple complex foreign registrant financial statements and client IPO documents across sectors including: alternative asset managers, Internet/software, telecommunications, pharmaceutical, and mining.

Mark Smalley. Mark Smalley serves as a Compliance Officer of Bitcoin Depot. Mr. Smalley has served as Bitcoin Depot’s Chief Compliance Officer since March 2020. Before his tenure at Bitcoin Depot, Mr. Smalley worked at AML RightSource as a Risk & Regulatory Senior Manager from 2018 to 2020. He also served as a Risk & Regulatory Consultant at Crowe Horwath from 2014 to 2018. Prior to his time at Crow Horwath LLP, he held several key roles at KeyBank in different compliance-related roles beginning in October 2005. Mr. Smalley holds a BA in Political Science from University of Dayton, a JD from the School of Law at University of Akron, as well as an MBA in Executive Masters of Business Administration from Cleveland State University.

Non-Employee Directors

Dan Gardner. Dan Gardner has served as a director of Bitcoin Depot since the Closing. Mr. Gardner co-founded Gardner Capital Group and has served as its Chief Executive Officer since November 2020, and has been a Principal at Correlate, LLC and ValuFi, LLC since December 2020 and April 2021, respectively. He co-founded and has been a partner of GPF Holdings since April 2019, and of Nova Group, LLC since January 2021. He has also served as Senior Advisor at CentSai since August 2020. From February 2013 to November 2020, Mr. Gardner worked as a Consultant and Director of Strategic Accounts and Acquisitions at Paramount Management Group, a wholly owned subsidiary of Heller Capital, and since December 2021, he has served as a consultant to Paramount. During his tenure at Paramount, Mr. Gardner has led the consolidation of ATM companies across the continental United States and Puerto Rico. In January 2006, Mr. Gardner co-founded Select-A-Branch, an ATM software company, where he developed patented software capable of delivering branded, surcharge-free ATM transactions for an unlimited number of financial institutions at each ATM, which was acquired in February 2013 by Seven Bank, Ltd. Mr. Gardner serves on the advisory board of Univest Bank & Trust. He also serves on the boards of two Philadelphia nonprofits: Impact Services Corporation and Philly Startup Leaders. Mr. Gardner holds a Bachelor of Science in Business Administration and Management from the College of Charleston. We believe Mr. Gardner is qualified to serve on Bitcoin Depot’s board of directors because of his expertise in both business development strategies and transportation in the electronic payments industry as well as his significant mergers and acquisitions experience and related ability to provide valuable insight and guidance.

Jackie Marks. Jackie Marks has served as a director of Bitcoin Depot since the Closing. Ms. Marks served as Chief Financial Officer of Condé Nast from March 2021 until May 2023. Ms. Marks served as Chief Financial Officer of Mercer from May 2018 to March 2021. Prior to joining Mercer in 2018, Ms. Marks held, over the course of 15 years, a variety of financial leadership positions at Thomson Reuters, including serving as Chief Financial Officer of enterprise technology and operations from August 2015 to April 2018. Earlier in her career, Ms. Marks served as an associate at Siemens Westinghouse from 1998 to 2000. Ms. Marks received her Bachelor of Science in Business from the College of Business at University of Central Florida. We believe Ms. Marks is qualified to serve on Bitcoin Depot’s board of directors because of her finance-related expertise and her experience as a senior executive at two public companies.

Daniel Stabile. Daniel Stabile has served as a director of Bitcoin Depot since the Closing. Mr. Stabile has been a Partner at Winston & Strawn LLP since May 2022, serving as a co-chair of the firm’s Digital Assets and Blockchain Technology Group. Mr. Stabile also served as a vice chairperson of the Miami-Dade County Cryptocurrency Task Force. Prior to his tenure at Winston, he was an attorney at Shutts & Bowen from March 2012 to May 2022, and at Dewey & LeBoeuff LLP from September 2008 to March 2012. Mr. Stabile has over 10 years of experience as an attorney with expertise in the distributed ledger, blockchain and digital asset sector. Mr. Stabile has advised banks, broker-dealers, FinTech companies and other businesses regarding their implementation of blockchain technology, as well as government officials and regulators on digital asset technology and regulation. He has also represented financial institutions and other businesses in contentious matters and disputes, including government investigations and enforcement actions, arbitrations and civil litigations. Mr. Stabile hold both a BA in Philosophy from the University of Virginia and a JD from The George Washington University Law School. We believe Mr. Stabile is uniquely qualified to serve on Bitcoin Depot’s board of directors because of his crypto regulatory industry related expertise and his legal expertise related to digital assets.

Bradley Strock. Bradley Strock has served as a director of Bitcoin Depot since the Closing. Mr. Strock has served as President of Klaxon Holdings, LLC since January 2019. Mr. Strock served as Chief Information Officer at PayPal from October 2014 to December 2018, and from March 2011 to October 2014 he served as PayPal’s Vice President of Global Operations Technology. Prior to joining PayPal in 2011, Mr. Strock held several senior executive roles at Bank of America and at JP Morgan Chase. Mr. Strock served on the board of directors of Elevate Credit, Inc. from January 2018 to February 2023, and is a member of Elevate’s Compensation Committee and Chairperson of its Risk Committee. Mr. Strock has also served on the board of Ascensus, LLC, a financial services and technology company, since February of 2023. Mr. Strock has also served on the board of Kiavi, Inc., one of the nation’s largest lenders to real estate investors, from December 2021 to September 2022. Mr. Strock also serves on the board of Hiigna, Inc., a non-profit organization providing micro-finance loans in Africa. He received his MSM (MBA) from the Krannert School of Management at Purdue University, along with a BS in Mechanical Engineering from Purdue. We believe Mr. Strock is qualified to serve on Bitcoin Depot’s board of directors because of his experience in transformative technology, information security, growth strategies and advanced analytics as a senior executive.

Tim Vanderham. Tim Vanderham has served as a director of Bitcoin Depot since the Closing. Mr. Vanderham has served on the technology advisory board of Ryan, LLC since December 2022. He also serves as a member of the President’s advisory board at Georgia Institute of Technology. Mr. Vanderham served as Chief Technology Officer and Executive Vice President at NCR from July 2018 to March 2022. During his tenure at NCR, he led the Software Strategy, Engineering and Innovation teams, integrating and consolidating such teams into one unit under the company’s new organizational structure. Prior to joining NCR, he served as Chief Technology Officer at Thomson Reuters for its Tax and Accounting division. Mr. Vanderham held several key roles at IBM, including the position of Vice President of Development and Operations of IBM Cloud Platform Services (Bluemix) which he held from February 2014 to October 2016. Mr. Vanderham received his BS in Mechanical Engineering from South Dakota State University. We believe Mr. Vanderham is qualified to serve on Bitcoin Depot’s board of directors because of his experience serving as Chief Technology Officer at a public payments company and a public technology company.

Composition of Our Board of Directors

Our business and affairs are organized under the direction of our board of directors. Our board of directors meets on a regular basis and additionally as required.

In accordance with the terms of the Bylaws, our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of seven members. Each member of the board of directors will hold office until a successor is duly elected and qualified at the annual meeting of stockholders or until his or her earlier death, resignation, or removal, and directors may hold consecutive terms.

Controlled Company Status and Director Independence

The Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. However, BT Assets beneficially owns a majority of the voting power of all outstanding shares of the Company’s common stock. As a result, the Company is a “controlled company” within the meaning of the Nasdaq listing rules. Under the Nasdaq listing rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (i) that a majority of its board of directors consist of independent directors, (ii) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (iii) that director nominees must either be selected, or recommended for the board of directors’ selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Board has determined that Ms. Marks and Messrs. Gardner, Stabile, Strock and Vanderham are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. The Company currently avails itself of the exemptions described in clauses (ii) and (iii) of the prior paragraph.

Lead Independent Director

Bradley Strock serves as the lead independent director of our board of directors. As lead independent director, Mr. Strock presides over periodic meetings of our independent directors, serves as a liaison between the Chairman of our board of directors and the independent directors and performs such additional duties as Bitcoin Depot’s board of directors may otherwise determine and delegate.

Information Regarding Committees of the Board of Directors

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Copies of the committee charters are available on the investor relations page of our website, www.BitcoinDepot.com. The information on our website is not part of this prospectus and is not deemed incorporated by reference into this prospectus or any other public filing made with the SEC.

The composition and function of each of these committees are described below.

Audit Committee

The rules of the SEC and listing standards of Nasdaq require that the audit committee of the Company (the “Audit Committee”) be comprised of at least three directors who meet the enhanced independence and experience standards established by Nasdaq and the Exchange Act as they relate to audit committees, subject to the phase in exceptions. Our Audit Committee consists of Ms. Marks, Mr. Strock and Mr. Vanderham, with Ms. Marks serving as the chair of the Audit Committee. Each member of the Audit Committee is independent under the rules of the SEC and financially literate, and the Bitcoin Depot board of directors has determined that Ms. Marks qualifies as an “audit committee financial expert” as defined in applicable SEC rules. This committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Bitcoin Depot board of directors, including: the selection of Bitcoin Depot’s independent accountants, the scope of Bitcoin Depot’s annual audits, fees to be paid to them, Bitcoin Depot’s performance and Bitcoin Depot’s accounting practices. In addition, the Audit Committee will oversee Bitcoin Depot’s compliance programs relating to legal and regulatory requirements. The Audit Committee will also review and approve or disapprove of related party transactions. The purpose and responsibilities of our Audit Committee are set forth in the Audit Committee Charter adopted by our Board on June 30, 2023.

Compensation Committee

Because the Company is a “controlled company” within the meaning of the Nasdaq corporate governance rules, we are not currently required to have a fully independent compensation committee. Our compensation committee currently consists of Mr. Gardner, Mr. Mintz and Mr. Stabile, with Mr. Mintz serving as the chair of the compensation committee.

The compensation committee reviews and approves, or recommends that our board of directors approve, the compensation of Bitcoin Depot’s chief executive officer, reviews and recommends to Bitcoin Depot’s board of directors the compensation of Bitcoin Depot’s non-employee directors, review and approve, or recommend that Bitcoin Depot’s board of directors approve, the terms of compensatory arrangements with Bitcoin Depot’s executive officers, administer Bitcoin Depot’s incentive compensation and benefit plans, select and retain independent compensation consultants and assess whether any of Bitcoin Depot’s compensation policies and programs has the potential to encourage excessive risk-taking. The purpose and responsibilities of our Compensation Committee are set forth in the Compensation Committee Charter adopted by our Board on June 30, 2023.

Nominating and Corporate Governance Committee

Because the Company is a “controlled company” within the meaning of the Nasdaq corporate governance rules, we are not currently required to have a fully independent nominating and corporate governance committee. Our NCG Committee currently consists of Mr. Mintz, Mr. Stabile and Mr. Strock, with Mr. Mintz serving as the chair of the nominating and corporate governance committee.

The NCG Committee identifies, evaluates and recommends qualified nominees to serve on Bitcoin Depot’s board of directors, considers and make recommendations to the Bitcoin Depot board of directors regarding the composition of the Bitcoin Depot board of directors and its committees, and oversees Bitcoin Depot’s internal corporate governance processes, maintains a management succession plan and oversees an annual evaluation of the Bitcoin Depot board of directors’ performance. The purpose and responsibilities of our Compensation Committee are set forth in the NCG Committee Charter adopted by our Board on June 30, 2023. Since the Business Combination, there have been no changes to the procedures by which stockholders may recommend nominees to our Board. Since the Business Combination, there have been no changes to the procedures by which stockholders may recommend nominees to our Board.

Code of Ethics

In connection with the Closing of the Business Combination, the Board approved and adopted a new Code of Business Conduct and Ethics (the “Code of Conduct”) applicable our CEO, CFO and all other employees, officers and directors of the Company. A copy of the Code of Conduct can be found in the Investor Relations section of the Company’s website at https://bitcoindepot.com/investor-relations.

Compensation Committee Interlocks and Insider Participation

Brandon Mintz served as Chair of the Compensation Committee and also served as our President and Chief Executive Officer during 2023. None of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation Committee or our Board.

Limitations on Liability and Indemnification of Officers and Directors

The Amended and Restated Charter limits the liability of the directors and officers to the fullest extent permitted by the DGCL and provides that Bitcoin Depot will provide them with customary indemnification and advancement of expenses.

In addition, we entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at its request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the

Charter and the Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation, for our last completed fiscal year. Further, BT OpCo reporting obligations extend only to “Named Executive Officers,” which are the individuals who served as principal executive officer and the next two most highly compensated executive officers at any time during fiscal year 2023 or fiscal year 2022;

Executive	Principal Position
Brandon Mintz	President and Chief Executive Officer
Scott Buchanan	Chief Operating Officer
Glen Leibowitz	Chief Financial Officer

2023 Summary Compensation Table

The following table summarizes the compensation awarded to or earned by or paid to BT OpCo’s Named Executive Officers for the fiscal year ended December 31, 2023 and the fiscal year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Brandon Mintz	2023	$688,188	$80,000	$2,923,380	$—	$3,691,568
President and Chief Executive Officer	2022	$613,187	$—	$—	$—	$613,187
Scott Buchanan	2023	$305,730	$50,000	$948,538	$825,000	$2,129,268
Chief Operating Officer	2022	$273,077	$80,000	$—	$—	$353,077
Glen Leibowitz	2023	$275,687	$100,000	$130,527	$—	$506,214
Chief Financial Officer	2022	$32,967	$—	$—	$—	$32,967

(1)	The amount in this column reflects the base salary actually earned by each Named Executive Officer during each of fiscal year 2023 and 2022
(2)

The amount in this column reflects the annual bonus earned by Mr. Buchanan (i) in fiscal year 2023 based on the achievement of net profit goals for BT OpCo, which was earned at 50% of target and (ii) in fiscal year 2022 based on the achievement of net profit goals for BT OpCo, which was earned at 80% of target. Mr. Mintz was not eligible to receive any annual bonus or other incentive compensation during fiscal year 2022.

(3)

The amount in this column includes the grant of a share-based bonus earned by the Chief Executive Officer as a result of the Closing of the SPAC merger on June 30, 2023. The Company issued 500,000 Class A Common shares and had a fair value of $3.23 per share. These shares have no vesting requirements when issued. See the table below for RSUs outstanding. RSUs were granted in July 2023 at a fair market value of $3.61 per unit.

(4)

The amount in this column reflects the Closing of the SPAC merger Sale Bonus to Mr. Buchanan. In July 2023, Mr. Buchanan’s Sale Bonus Agreement was amended to include the following provisions: (i) $500,000 was paid in July 2023 (ii) $325,000 was paid as soon as the Tangible Net Worth of Bitcoin Depot Operating LLC was above $3 million (iii) $750,000 to be paid over time as the BT Assets Preferred Dividends are paid. For each $5.0 million of Preferred Dividends that are paid Mr. Buchanan will be paid $125,000 until he has received the full $750,000 (iv) 120,500 RSUs which will vest quarterly over 1 year. As of December 31, 2023 both the $500,000 and $325,000 have been paid as well as the 120,500 RSUs were granted during the three months ended September 2023. The RSUs granted are accounted for in the Stock Awards column.

Outstanding Equity Awards at Fiscal Year End

The following table provides information about the outstanding equity awards held by our named executive officers as of December 31, 2023.

		Stock Awards
Name	Year	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested (6) ($)
Brandon Mintz	2023	362,432	$1,170,655
	2022	—	$—
Scott Buchanan	2023	232,628	$749,062
	2022	—	$—
Glen Leibowitz	2023	36,157	$116,787
	2022	—	$—

Narrative Disclosure to Summary Compensation Table

Employment Agreements

BT OpCo is not party to an employment agreement with Brandon Mintz. On July 1, 2020, BT OpCo entered into an employment agreement with Scott Buchanan to serve as the Vice President, Finance & Human Resources of BT OpCo. Mr. Buchanan’s title was subsequently changed to Chief Operating Officer and Chief Financial Officer. The employment agreement does not have a fixed term. Mr. Buchanan’s employment agreement provides for an initial annual base salary of $125,000 (which has subsequently been increased to $290,000), as well as eligibility for Mr. Buchanan to earn an annual cash bonus as described below in the “Annual Bonus” section. Mr. Buchanan is also eligible for paid time off, reimbursement of business expenses, and participation in any health, dental and vision benefits provided by BT OpCo to similarly situated employees.

Mr. Buchanan also entered into separate non-disclosure and restrictive covenant agreements that provide for the following restrictive covenants: (i) non-competition and non-solicitation of customers and employees or service providers, in each case, during employment and for two years following termination and (ii) perpetual non-disclosure of confidential information.

Base Salary

The base salaries of BT OpCo’s Named Executive Officers are paid to retain qualified talent and are set at a level that is commensurate with the Named Executive Officer’s duties and authorities.

Prior to closing of the Business Combination on June 30, 2023, Mr. Mintz’s base salary was $600,000, Mr. Buchanan’s base salary was $290,000, and Mr. Leibowitz’s base salary was $250,000. After the close of the Business Combination, on July 1, 2023, the base salary for Mr. Mintz was increased to $750,000, Mr. Buchanan’s was increased to $320,000, and Mr. Leibowitz’s was increased to $300,000. BT OpCo expects to further evaluate the base salaries of its executive officers, including its Named Executive Officers, in consultation with the Compensation Committee, periodically.

For fiscal year 2022, Mr. Mintz’s base salary was $600,000 and Mr. Buchanan’s base salary was $250,000 until it was increased to $290,000, effective September 1, 2022. Mr. Leibowitz’s base salary was $250,000.

Non-Equity Incentive Plan Compensation

With respect to fiscal year 2023 and fiscal year 2022, Mr. Buchanan was eligible to receive an annual bonus, with the target amount of $100,000, pursuant to his employment agreement with BT OpCo, as described above. The annual bonus for fiscal year 2023 and fiscal year 2022 for Mr. Buchanan was earned at 50% and 80% respectively, of target based on the attainment of net profit goals for BT OpCo.

Equity Incentive Compensation and Long Term Incentive Plan

Effective with the Business Combination, the Company and its’ Board of Directors adopted the Bitcoin Depot Inc. 2023 Omnibus Incentive Equity Plan (the “Incentive Equity Plan”). The aggregate number of shares of PubCo Class A common stock that may be issued or used for reference purposes or with respect to which awards may be granted under the Incentive Equity Plan shall not exceed an amount equal to the sum of (i) ten percent (10%) of the number of shares of PubCo common stock outstanding as of immediately following the Closing of the business combination, plus (ii) the aggregate number of shares of PubCo Class A common stock issuable upon settlement of the Phantom Equity Awards or the BT Transaction Bonus Payments in accordance with the Transaction Agreement (in each case, subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the Incentive Equity Plan) (together, the “Initial Share Reserve”). The number of shares available for issuance under the Incentive Equity Plan will be subject to an annual increase on the first day of each calendar year beginning January 1, 2023 and ending and including January 1, 2032, equal to the lesser of (i) four percent (4%) of the aggregate number of shares of PubCo Class A common stock outstanding on the final day of the immediately preceding calendar year and (ii) any such smaller number of shares as is determined by our board of directors. The aggregate number of shares that may be issued or used under the Incentive Equity Plan pursuant to incentive stock options (“ISOs”) shall not exceed the Initial Share Reserve. Shares of PubCo Class A common stock subject to an award that expires or is canceled, forfeited or otherwise terminated without delivery of shares, shares tendered in payment of an option, shares covered by a stock-settled SAR (as defined below) or other award that were not issued upon settlement, and shares delivered or withheld to satisfy any tax withholding obligations will again be available for delivery pursuant to other awards under the Incentive Equity Plan. The number of shares available for issuance under the Incentive Equity Plan will not be reduced by shares issued pursuant to awards issued or assumed in connection with a merger or acquisition as contemplated by applicable stock exchange rules.

Additional Narrative Disclosure

Scott Buchanan Sale Bonus Agreement

On July 21, 2020, BT OpCo entered into a sale bonus agreement with Mr. Buchanan, as modified by a letter from BT OpCo dated August 24, 2022 (collectively, the “Sale Bonus Agreement”). Pursuant to the Sale Bonus Agreement, upon a Sale Transaction (as defined in the Sale Bonus Agreement, which includes the business combination) where (i) the enterprise value of BT OpCo (as calculated in accordance with the terms of the Sale Bonus Agreement) is at least $25,000,000, BT OpCo will pay Mr. Buchanan a sale transaction bonus in an amount equal to 0.5% of the net proceeds realized in connection with such Sale Transaction, payable in a lump sum cash payment on or within 30 days following the date of the closing of such Sale Transaction (the “Original Bonus”) and (ii) BT OpCo will pay Mr. Buchanan an additional bonus payment of $1,000,000 minus the amount of the Original Bonus (such amount the “Additional Bonus”). In the event the net proceeds from the business combination are equal to or greater than $5,000,000, then 50% of the Additional Bonus is payable in a lump sum cash payment on the first payroll date following the date of the Closing of the business combination. In the event the net proceeds from the business combination are equal to or greater than $10,000,000, the remaining 50% of the Additional Bonus is payable in a lump sum cash payment on BT OpCo’s first payroll date following BT OpCo’s determination that BT OpCo has sufficient cash on hand to make such payment (but in no event later than the first to occur of (1) March 15 of the calendar year immediately following the calendar year in which the Closing of the business combination occurs and (2) the Grant Date (as defined below)).

On or within 30 days following the date on which the registration statement on Form S-8 with respect to the common stock of BT OpCo is filed (the “Grant Date”), subject to Mr. Buchanan’s continued employment by BT OpCo through the Grant Date, BT OpCo will grant Mr. Buchanan a number of restricted stock units, each representing the right to receive one share of PubCo common stock (the “RSUs”), equal to (i) 0.5% of the number of shares of BT OpCo’s common stock received by BT Assets, Inc. upon the Closing of the business combination, minus (ii) the quotient of (x) the cumulative amount, if any, of the Original Bonus and Additional Bonus paid to Mr. Buchanan as of the Grant Date, divided by (y) 10.15. The RSUs will vest in four equal installments on the dates on which the share consideration to be issued to existing equity holders of BT Assets, Inc. in the business combination is released from lock-up (which is anticipated to be on the first four quarterly earnings releases of BT OpCo following the Grant Date), subject to Mr. Buchanan’s continued employment by BT OpCo through each vesting date.

Mr. Buchanan’s Sale Bonus Agreement provides for the following restrictive covenants: (i) non-disparagement until July 21, 2025 and (ii) perpetual non-disclosure of confidential information. In the event that the Closing of the business combination does not occur on or prior to August 26, 2023, the terms of the modification letter dated August 24, 2022 (which include, among other things, payment of the Additional Bonus and grant of the RSUs) will become void.

Amended Sale bonus agreement

In July, 2023 Mr. Buchanan’s Sale Bonus Agreement was amended to include the following provisions: (i) $500,000 to be paid in July 2023 (ii) $325,000 to be paid as soon as the Tangible Net Worth of Bitcoin Depot Operating LLC is above $3 million (iii) $750,000 to be paid over time as the BT Assets Preferred Dividends are paid. For each $5.0 million of Preferred Dividends that are paid Mr. Buchanan will be paid $125,000 until he has received the full $750,000 (iv) 120,500 RSU’s which will vest quarterly over 1 year, which were granted in July 2023.

Employee and Retirement Benefits

BT OpCo currently provides broad-based health and welfare benefits that are available to its full-time employees, including its Named Executive Officers, including health, life, vision, and dental insurance. In addition, BT OpCo currently makes available a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees (including its Named Executive Officers) may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. BT OpCo believes that such health, welfare, and retirement benefits are necessary and appropriate to provide a competitive compensation package to its Named Executive Officers.

Director Compensation

After the close of the Business Combination on June 30, 2023, the Company established its Board of independent directors and the respective committees as outlined below. Non-employee directors receive compensation for their service on our board and committees they serve on. The Company compensates our non-employee directors as follows i) $30,000 annually for non-employee directors other than the lead independent director of the Board and ii) $48,750 for the lead independent director of the Board. The payments are made for the quarterly period after the closing of the Business Combination. Compensation for the non-employee directors consists of a cash payments based on their role on each committee they serve. In addition to annual cash compensation, the Company compensates its non-employee directors for their participation on our various committees. The compensation is based on the following roles on the board and the committees they serve on:

Committee/Role	Committee Compensation
Audit committee chairperson	$20,000
Audit committee member	$8,125
Compensation committee chairperson	$11,500
Compensation committee member	$5,250
Nominating and corporate governance committee chairperson	$8,000
Nominating and corporate governance committee member	$5,000

The following charts highlight the Board composition and their role on our various committees of the Board.

Director	Audit Committee	Compensation Committee	Nomination and Corporate Governance Committee
Brandon Mintz		∎	∎
Bradley Strock	☐		☐
Dan Gardner		☐
Daniel Stabile		☐	☐
Jackie Marks	∎
Scott Buchanan
Tim Vanderham	☐

Committee member	☐
Committee chair	∎

Director	Fiscal Year	Cash Compensation ($)	Committee Compensation ($)	Stock Awards ($) (1)	Total ($)
Brandon Mintz	2023	$—	$—	$—	$—
Bradley Strock	2023	$24,375	$6,563	$126,350	$157,288
Dan Gardner	2023	$15,000	$2,625	$126,350	$143,975
Daniel Stabile	2023	$15,000	$5,125	$126,350	$146,475
Jackie Marks	2023	$15,000	$10,000	$126,350	$151,350
Scott Buchanan	2023	$—	$—	$—	$—
Tim Vanderham	2023	$15,000	$4,063	$126,350	$145,413

(1)	Each director was granted 35,000 RSUs which cliff vest after 1 year.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audit Committee Charter provides for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the Audit Committee. The Audit Committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

Tax Receivable Agreement

At the Closing of the Business Combination, we entered into the Tax Receivable Agreement with BT HoldCo and BT Assets. Pursuant to the Tax Receivable Agreement, we are generally required to pay BT Assets 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign income taxes that we realize, or in certain circumstances is deemed to realize, as a result of certain Tax Attributes, including:

•

existing tax basis in certain assets of BT HoldCo and BT OpCo, including assets that will eventually be subject to depreciation or amortization, once placed in service, attributable to BT HoldCo Common Units acquired by us at the Closing and thereafter in accordance with the terms of the BT HoldCo Amended and Restated Limited Liability Company Agreement;

•

tax basis adjustments resulting from our acquisition of BT HoldCo Common Units from BT Assets at the Closing and thereafter pursuant to the terms of the BT HoldCo Amended and Restated Limited Liability Company Agreement (including any such adjustments resulting from certain payments made by us under the Tax Receivable Agreement);

•	disproportionate tax-related allocations as a result of Section 704(c) of the Code; and

•	tax deductions in respect of interest payments deemed to be made by us in connection with the Tax Receivable Agreement.

The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of BT HoldCo. Under the Tax Receivable Agreement, we are generally treated as realizing a tax benefit from the use of a Tax Attribute on a “with and without” basis, by comparing our actual tax liability to the amount we would have been required to pay had we not been able to utilize any of the Tax Attributes. The term of the Tax Receivable Agreement commenced upon the Closing and will continue until all Tax Attributes have been utilized or expired, unless an early termination event occurs and we are required to make the termination payment specified in the Tax Receivable Agreement (as described further below).

The amounts payable, as well as the timing of any payments, under the Tax Receivable Agreement are dependent upon significant future events, including (but not limited to) the timing of the exchanges of BT HoldCo Common Units and surrender of a corresponding number of shares of Class V common stock, the price of Class A common stock at the time of each exchange, the extent to which such exchanges are taxable transactions, the depreciation and amortization periods that apply to any increase in tax basis resulting from such exchanges, the types of assets held by BT HoldCo and BT OpCo, the amount and timing of taxable income we generate in the future, the U.S. federal income tax rate then applicable and the portion of our payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. In connection with the preparation of the proxy statement filed in connection with the Business Combination, we previously estimated that the payment of the Over the Top Consideration (as defined in the Transaction Agreement) to BT Assets in the Business Combination would result in aggregate payments under the Tax Receivable Agreement of approximately $1.7 million. This amount did not take into account any future exchanges of BT HoldCo Common Units by BT Assets pursuant to the BT HoldCo Amended and Restated Limited Liability Company Agreement and this assumed (i) there would be a certain number of redemptions in connection with the Business Combination, (ii) a constant federal and state blended tax rate of 26.1% would apply to the Company, (iii) there would be no material changes in tax law and (iv) we have sufficient taxable income to utilize all Tax Attributes. These amounts are estimates and were prepared for informational purposes only. The actual amount of payments under the Tax Receivable Agreement could vary significantly.

Payments under the Tax Receivable Agreement will generally be based on the tax reporting positions that we determine (with the amount of subject payments determined in consultation with an advisory firm and subject to BT Assets’ review and consent). The IRS or another taxing authority may challenge all or any part of a position taken with respect to Tax Attributes or the utilization thereof, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any Tax Attributes initially claimed or utilized by us are disallowed, BT Assets will not be required to reimburse us for any excess payments that may previously have been made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to BT Assets will be applied against and reduce any future cash payments otherwise required to be made by us under the Tax Receivable Agreement after the determination of such excess. However, a challenge to any Tax Attributes initially claimed or utilized may not arise for a number of years following the initial time of such payment. Moreover, even if a challenge arises earlier, any excess cash payment may be greater than the amount of future cash payments that we are otherwise required to make under the terms of the Tax Receivable Agreement. As a result, there might not be future cash payments against which any excess can be applied and we could be required to make payments under the Tax Receivable Agreement in excess of our actual savings in respect of the Tax Attributes, which could materially impair our financial condition.

The Tax Receivable Agreement provides that, in the case of certain early termination events (including certain changes of control, material breaches, or at our option subject to the approval of a majority of our independent directors), we will be required to make a lump-sum cash payment to BT Assets equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to us having sufficient future taxable income to fully utilize the Tax Attributes over certain specified time periods and that all BT HoldCo Common Units that had not yet been exchanged for shares of Class A common stock, shares of Class M common stock or cash are deemed exchanged.

Accordingly, as a result of these assumptions, the lump-sum payment may be due significantly in advance, and could materially exceed, the actual future tax benefits we realize. In these situations, our obligations under the Tax Receivable Agreement could have a material and adverse impact on our liquidity and financial condition, and could have the effect of delaying, deferring, or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. For example, in connection with the preparation of the proxy statement filed in connection with the Business Combination, we previously estimated that if we had experienced a change of control or the Tax Receivable Agreement had otherwise been terminated immediately after the Closing, the estimated lump-sum payment would have been approximately $90.2 million. This estimated lump-sum payment was based on certain assumptions and was calculated using a discount rate equal to the Secured Overnight Financing Rate plus 100 basis points, applied against an undiscounted liability of approximately $134.6 million (based on the 21% U.S. federal corporate income tax rate and an estimated state and local income tax rate). These amounts are estimates and have been prepared for informational purposes only. The actual amount of such lump-sum payment could vary significantly.

Under the Tax Receivable Agreement, we are required to provide BT Assets with a schedule showing the calculation of payments that are due under the Tax Receivable Agreement with respect to each applicable taxable year. This calculation will be based upon the advice of an advisory firm. Payments under the Tax Receivable

Agreement generally will be required to be made to BT Assets a short period of time after an applicable schedule becomes final pursuant to the procedures set forth in the Tax Receivable Agreement. Interest on such payments will begin to accrue on the due date (without extensions) of our U.S. federal income tax return for the applicable taxable year. Any late payments that may be made under the Tax Receivable Agreement will continue to accrue interest (generally at a default rate) until such payments are made. Our failure to make any payment required under the Tax Receivable Agreement within three months of the date on which the payment is required to be made will constitute a material breach under the Tax Receivable Agreement, which will terminate the Tax Receivable Agreement and accelerate future payments thereunder (as described above), unless making such payment would cause us to become insolvent or the failure to make the applicable payment is attributable to us (i) being prohibited from making such payment under the terms governing certain portions of our indebtedness and (ii) not having, and being unable to obtain with commercially reasonable efforts, sufficient funds to make such payment.

We are required to notify and keep BT Assets reasonably informed regarding tax audits or other proceedings the outcome of which is reasonably expected to materially and adversely affect payments to BT Assets under the

Tax Receivable Agreement, and BT Assets has the right to (i) discuss with us, and provide input and comment to us regarding, any portion of any such tax audit or proceeding and (ii) participate in, at BT Assets’ expense, any such portion of any such tax audit or proceeding to the extent it relates to issues the resolution of which would reasonably be expected to affect payments to BT Assets under the Tax Receivable Agreement. We are not permitted to settle or fail to contest any issue pertaining to income taxes that is reasonably expected to adversely affect BT Assets’ rights and obligations under the Tax Receivable Agreement without the consent of BT Assets (such consent not to be unreasonably withheld, conditioned or delayed).

The foregoing description of the Tax Receivable Agreement is qualified in its entirety by the full text of the Tax Receivable Agreement, a copy of which has been filed as an exhibit to this prospectus.

BT HoldCo Amended and Restated Limited Liability Company Agreement

We operate our business through BT OpCo, a wholly owned subsidiary of BT HoldCo, and BT OpCo’s subsidiaries. At the Closing, we entered into the BT HoldCo Amended and Restated Limited Liability Company Agreement with BT HoldCo and BT Assets, which set forth, among other things, the rights and obligations of the members and the manager of BT HoldCo.

Management

Pursuant to the BT HoldCo Amended and Restated Limited Liability Company Agreement, the business, property and affairs of BT HoldCo are managed by Brandon Mintz, as the manager of BT HoldCo, whose actions as manager are subject to our sole, absolute and exclusive direction.

Capitalization; Earnout Units

In connection with the BT Entity Restructuring and the Transaction Agreement, BT HoldCo now has three authorized classes of units: BT HoldCo Preferred Units, BT HoldCo Common Units and BT HoldCo Earnout Units, with the BT HoldCo Earnout Units further divided into three subclasses, being (i) Class 1 Earnout Units of BT HoldCo, (ii) Class 2 Earnout Units of BT HoldCo and (iii) Class 3 Earnout Units of BT HoldCo.

In connection with the Closing of the Business Combination and subject to the terms and conditions of the Transaction Agreement, BT HoldCo issued BT HoldCo Common Units and the BT HoldCo Matching Warrants to us in exchange for a cash contribution to BT HoldCo. The BT HoldCo Matching Warrants issued to us are exercisable to purchase a number of BT HoldCo Common Units equal to the number of shares of Class A common stock that may be purchased upon the exercise in full of all Warrants outstanding immediately after the Closing, such that immediately after completion of the Business Combination and the issuance of BT HoldCo

Common Units and BT HoldCo Matching Warrants by BT HoldCo to us, the total number of BT HoldCo Common Units held by us will equal the total number of outstanding shares of Class A common stock and the total number of BT HoldCo Common Units into which the BT HoldCo Matching Warrants held by us are exercisable are equal to the total number of shares of Class A common stock for which outstanding warrants issued by us are exercisable. Upon the valid exercise of a BT HoldCo Matching Warrant by us in accordance with the Warrant Agreement, BT HoldCo will issue to us the number of BT HoldCo Common Units to be issued in connection with such exercise. If any holder of a Warrant exercises such warrant, then we will cause a corresponding exercise of a BT HoldCo Matching Warrants, such that the number of shares of Class A common stock issued in connection with the exercise of the Warrants will equal the number of BT HoldCo Common Units issued by BT HoldCo. The exercise price to exercise a BT HoldCo Matching Warrant will be equal to the exercise price paid by the holder of the corresponding Warrants. We further agreed that we will not exercise any BT HoldCo Matching Warrants other than in connection with the corresponding exercise of a Warrant.

Additionally, in connection with the Closing of the Business Combination, BT Assets sold, transferred and assigned to us, and we purchased and accepted from BT Assets, certain BT HoldCo Common Units in consideration for the Over the Top Consideration (as defined in the Transaction Agreement).

In connection with the Closing of the Business Combination, BT HoldCo issued BT HoldCo Earnout Units to BT Assets and to us that are accompanied by certain conversion requirements and rights, including that the BT HoldCo Earnout Units may either be converted into BT HoldCo Common Units or forfeited based on achievement milestones for the per-share price of Class A common stock during applicable earnout periods. Additionally, BT HoldCo Earnout Units may be automatically converted into BT HoldCo Common Units upon the consummation of a change of control transaction that meets a certain per-share price of Class A common stock.

Preferred Units

BT Assets holds 2,900,000 BT HoldCo Preferred Units. The BT HoldCo Preferred Units are non-voting units of BT HoldCo that are senior to the BT HoldCo Common Units in respect of distributions (as further described below). Each BT HoldCo Preferred Unit will automatically convert into one BT HoldCo Common Unit upon the distribution of $10.00 in respect of each such BT HoldCo Preferred Unit (or $29.0 million in the aggregate). The conversion of the BT HoldCo Common Units will occur automatically upon such event without any further action by BT HoldCo, the manager of BT HoldCo, BT Assets or any other person. Following the conversion of the BT HoldCo Preferred Units, such units will entitle the holder to the rights and obligations of a holder of a BT HoldCo Common Unit and each converted BT HoldCo Preferred Unit will cease to be issued or outstanding.

Additional Units; Repurchase or Redemption of Class A common stock

The manager of BT HoldCo has the right to cause BT HoldCo to issue and create additional equity securities of BT HoldCo.

Subject to certain exceptions, at any time that we issue shares of Class A common stock, we will contribute to BT HoldCo all of the net proceeds (if any) we receive with respect to such shares of Class A common stock. Upon the contribution by us to BT HoldCo of all of such net proceeds we receive, BT HoldCo will issue a number of BT HoldCo Common Units equal to the number of shares of Class A common stock so issued.

If, at any time, any shares of Class A common stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by us for cash, except where such repurchase or redemption is paired with a stock split or stock dividend such that after the split or dividend there is an equal number of shares of Class A common stock outstanding as prior to the split or dividend, then the manager of BT HoldCo will cause BT HoldCo to, immediately prior to such repurchase or redemption of such shares, redeem a corresponding number of BT HoldCo Common Units held by us at an aggregate redemption price equal to the aggregate purchase or redemption price per share of Class A common stock being repurchased or redeemed by us (plus any reasonable expenses related thereto) and upon such other terms as are the same for the share or shares of Class A common stock being repurchased or redeemed by us.

Distributions

The BT HoldCo Amended and Restated Limited Liability Agreement requires tax distributions be made by BT HoldCo to the BT HoldCo unitholders (including us), on a pro rata basis, to the extent funds of BT HoldCo are legally available for distribution and such distribution would not be prohibited under any credit facility or any other agreement to which BT HoldCo or any of its subsidiaries is a party, in each case, as determined by the manager of BT HoldCo in its reasonable discretion. Tax distributions shall be made on a quarterly basis to each unitholder based on such unitholder’s allocable share of the taxable income of BT HoldCo and an assumed tax rate (and, in our case, taking into account our obligations under the Tax Receivable Agreement). The assumed tax rate will be the highest combined federal, state, and local tax rate that may potentially apply to a corporate or individual taxpayer (whichever is higher), taking into account certain assumptions and without regard to the actual final tax liability of any unitholder.

Other than with respect to tax distributions and subject to distributions to reimburse the manager of BT HoldCo and us for reasonable expenses, the manager may cause BT HoldCo to make distributions at such time, in such amounts and in such form (including in kind property) as determined by the manager, in each case, to the holders of BT HoldCo Preferred Units and Common Units in the following order of priority: (1) first, to the holders of the BT HoldCo Preferred Units until each such unit has received $10.00 in distributions (or $29.0 million in the aggregate) and (2) to the holders of the BT HoldCo Preferred Units and Common Units, pro rata based on the relative ownership of such units.

We expect BT HoldCo may make distributions out of distributable cash periodically and as necessary to enable us to cover our operating expenses and other obligations, including tax liabilities and other obligations under the Tax Receivable Agreement, except to the extent such distributions would be prohibited under the BT HoldCo Amended and Restated Limited Liability Company Agreement or are otherwise prohibited by law.

Liability; Indemnification; Manager Reimbursement

The BT HoldCo Amended and Restated Limited Liability Company Agreement limits the liability of the members and unitholders of BT HoldCo and the officers, directors and managers of our, BT HoldCo and each of our subsidiaries to the fullest extent permitted by the DGCL and provides that BT HoldCo provide such persons with customary indemnification and advancement of expenses. BT HoldCo will reimburse the manager for any expenses incurred on behalf of BT HoldCo.

The manager will not be compensated for its services as the manager of BT HoldCo, but the manager will be reimbursed by BT HoldCo for any reasonable out-of-pocket expenses incurred by it on behalf of BT HoldCo.

Requested Services

Pursuant to the BT HoldCo Amended and Restated Limited Liability Company Agreement, for so long as BT Assets holds at least 5% or more of the outstanding BT HoldCo Common Units, BT HoldCo will use its reasonable best efforts to provide (or cause to be provided) at BT HoldCo expense, any accounting, tax, legal, insurance and administrative support to BT Assets and its affiliates as BT Assets may reasonably request.

The foregoing description of the BT HoldCo Amended and Restated Limited Liability Company Agreement is qualified in its entirety by the full text of the BT HoldCo Amended and Restated Limited Liability Company Agreement, a copy of which has been filed as an exhibit to this prospectus.

Amended and Restated Registration Rights Agreement

At the Closing, we amended and restated the Registration Rights Agreement, dated as of February 24, 2022, as may be amended, by and among GSRM, Sponsor and the other holders party thereto. Pursuant to the Amended and Restated Registration Rights Agreement, we granted certain customary registration rights with respect to our securities. Pursuant to the Amended and Restated Registration Rights Agreement, within 45 days of the Closing Date, we agreed to use commercially reasonable efforts to file with the SEC (at our sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the parties to the Amended and Restated Registration Rights Agreement. In certain circumstances, certain parties to the Amended and Restated Registration Rights Agreement can demand our assistance with underwritten offerings and block trades, and certain parties to the Amended and Restated Registration Rights Agreement are entitled to piggyback registration rights.

Pursuant to the Amended and Restated Registration Rights Agreement, shares held directly or indirectly by Sponsor, or distributed by Sponsor to certain third parties and affiliates of Sponsor concurrently with Closing, and BT Assets are subject to the Lock-Up Period, with 25% of such Lock-Up Shares being released at each quarterly earnings release that occurs at least 60 days after the Closing Date, subject to an early release if approved by a majority of the independent members of our board of directors.

The foregoing description of the Amended and Restated Registration Rights Agreement is qualified in its entirety by the full text of the Amended and Restated Registration Rights Agreement, a copy of which has been filed as an exhibit to this prospectus.

Preferred Sale Registration Rights Agreement

On October 3, 2023, the Company entered into a registration rights agreement (the “Preferred Sale RRA”) in connection with the Preferred Sale (as defined in the Preferred Sale RRA) with the Holders (as defined in the Preferred Sale RRA). The Preferred Sale RRA, among other things, provides that the Company is obligated to, within 15 calendar days of the consummation of the Preferred Sale, file with the SEC a registration statement to register the resale of the shares of Class A common stock issuable upon conversion of the Series A Preferred subscribed for and purchased by the Holders.

The foregoing description of the Preferred Sale RRA does not purport to be complete and is qualified in its entirety by the full text of the Preferred Sale RRA, a copy of which has been filed as an exhibit to the 8-K filed on October 4, 2023, which has been incorporated by reference in this prospectus.

Indemnification Agreements

In connection with the Closing of the Business Combination, we entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our organizational documents. These agreements, among other things, require us to indemnify our directors and executive officers for certain costs, charges and expenses, including attorneys’ fees, judgments, fines and settlement amounts, reasonably incurred by a director or executive officer in any action or proceeding because of their association with us or any of our subsidiaries.

The foregoing description of the Indemnification Agreements is qualified in its entirety by the full text of the Indemnification Agreements, a copy of each of which has been filed as an exhibit to this prospectus.

Policies and Procedures for Related Person Transactions

Effective upon the Closing, our board of directors adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “related person transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or directors;

•	any person who is known by us to be the beneficial owner of more than 5% of shares of Voting common stock (as defined below);

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of shares of Voting common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of shares of Voting common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to the Audit Committee Charter, the Audit Committee will have the responsibility to review, approve and ratify related party transactions.

The Audit Committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our shares of common stock as of April 1, 2024 by:

•	each person known by us, based on Schedules 13D and 13G filed with the SEC, to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our named executive officers as set forth in Item 11 of this Annual Report and directors; and

•	all of our executive officers and directors as a group.

A person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of such securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, the sole voting and investment power with respect to the indicated shares of common stock. Percentages are based on 13,721,691 shares of Class A Common Stock and 44,100,000 shares of Class V Common Stock issued and outstanding at the close of business on April 1, 2024.

Name and Address of Beneficial Owner	Shares of Class A Common Stock		%	Shares of Class V Common Stock		%
Directors and named executive officers :
Brandon Mintz (v)	878,966	(i)	6.4%	44,100,000	(ii)	100.0%
Scott Buchanan	401,276	(iii)	2.9%	—		—
Glen Leibowitz	67,630	(iv)	0.5%	—		—
Dan Gardner	—		—	—		—
Jackie Marks	—		—	—		—
Daniel Stabile	—		—	—		—
Bradley Strock	—		—	—		—
Tim Vanderham	—		—	—		—
All directors and all executive officers as a group (9 persons)	1,408,260		10.3%	44,100,000		100.0%
Five Percent Holders:
BT Assets, Inc. (v)	—		—	44,100,000		—
Meteora Strategic Capital, LLC (vi)	1,477,371		10.8%	—		—
LMR Investment Managers (vii)	1,439,871		10.5%	—		—
Polar Multi-Strategy Master Fund (viii)	1,439,395		10.5%	—		—
Shaolin Capital Management LLC (ix)	1,365,646		10.0%	—		—
AWM Investment Company, Inc. (x)	1,323,944		9.6%	—		—

(i)

Consists of 878,966 shares of Class A common stock held by Brandon Mintz, a U.S. citizen. Mr. Mintz is Bitcoin Depot’s President and Chief Executive Officer and has served as Chairman of the board of directors of Bitcoin Depot since its inception in June 2016. The address of Mr. Mintz is c/o Bitcoin Depot Inc., 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia 30326.

(ii)	Consists of 44,100,000 shares of Class V common stock held by BT Assets, of which Mr. Mintz is the sole voting stockholder and therefore Mr. Mintz may be deemed to beneficially own such shares.
(iii)

Consists of 401,276 shares of Class A common stock held by Scott Buchanan, a U.S. citizen. Mr. Buchanan is Bitcoin Depot’s Chief Operating Officer and has served as a member of the board of directors of Bitcoin

Depot since the Closing. The address of Mr. Buchanan is c/o Bitcoin Depot Inc., 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia 30326.
(iv)

Consists of 67,630 shares of Class A common stock held by Glen Leibowitz, a U.S. citizen. Mr. Leibowitz is Bitcoin Depot’s Chief Financial Officer. The address of Mr. Leibowitz is c/o Bitcoin Depot Inc., 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia 30326.

(v)

Consists of 44,100,000 BT HoldCo Common Units (corresponding to 44,100,000 shares of Class V common stock). Brandon Mintz is the sole voting stockholder of BT Assets and may be deemed to have voting and investment control with respect to the shares held by BT Assets. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of BT Assets and Mr. Mintz is c/o Bitcoin Depot Inc., 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia 30326.

(vi)

Consists of (i) 774,421 shares of Class A common stock, including (x) 468,545 shares registered for resale hereby and (y) 305,876 shares purchased in the open market, (ii) 29,794 shares of Class E-1 common stock, (iii) 29,794 shares of Class E-2 common stock, (iv) 29,794 shares of Class E-3 common stock, (v) 1,434,739 Private Placement Warrants, and (vi) 1,171,495 Public Warrants purchased in the open market, held directly by Meteora Strategic Capital, LLC (“MSC”). Meteora Capital, LLC (“Meteora”) is the Manager of MSC and has investment and dispositive power over the securities. Vikas Mittal is the Managing Member of MSC and Meteora and may be deemed to have voting and investment control with respect to the securities held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Mittal is 1200 N Federal Hwy, Ste 200, Boca Raton, Florida 33432.

(vii)

Consists of 1,439,871 Public Warrants exercisable for shares of Class A common stock. LMR Partners LLP, LMR Partners Limited, LMR Partners LLC, LMR Partners AG and LMR Partners (DIFC) Limited (collectively, the “LMR Investment Managers”), serve as the investment managers to certain funds with respect to the shares of Class A common stock held by certain funds. The ultimate natural persons who have voting and dispositive power over the securities held by certain funds and managed by LMR Investment Managers are Ben Levin and Stefan Renold. The securities beneficially owned by the preceding reporting parties are directly held by LMR Master Fund and LMR CCSA Master Fund, for which the LMR Investment Managers serve as the Investment Managers. The business address of LMR Investment Managers is c/o LMR Partners LLP, 9th Floor, Devonshire House, 1 Mayfair Place London, W1J 8AJ, United Kingdom.

(viii)

Consists of (i) 144,884 shares of Class A common stock and (ii) 1,294,511 Public Warrants exercisable for shares of Class A common stock subject to an ownership blocker pursuant to the Non-Redemption Agreement entered into by the Company and Polar Multi-Strategy Master Fund (the “Polar Fund”), each held directly by the Polar Fund. The Polar Fund is under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as Investment Advisor to the Polar Fund and has control and discretion over the securities held by the Polar Fund. As such, PAMPI may be deemed the beneficial owner of the securities held by the Polar Fund. PAMPI disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest therein. The ultimate natural persons who have voting and dispositive power over the securities held by the Polar Fund are Paul Sabourin and Abdalla Ruken, Co-Chief Investment Officers of PAMPI. The business address of the Polar Fund is c/o Polar Asset Management Partners Inc., 16 York Street, Suite 2900, Toronto, Ontario, M5J 0E6 Canada.

(ix)

Consists of, in each case, without giving effect to the 9.9% beneficial ownership blocker pursuant to the PIPE Agreement, (i) 770,727 shares of Class A common stock of which (w) 315,019 shares of Class A common stock are owned by Shaolin Capital Partners Master Fund Ltd, (x) 143,596 shares of Class A common stock are owned by MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC, (y) 173,614 shares of Class A common stock are owned by DS Liquid DIV RVA SCM LLC and (z) 138,498 shares of Class A common stock are owned by Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC (collectively, the “Shaolin funds”), including (1) 509 shares held by Shaolin Capital Partners Master Fund Ltd., 7,792 shares held by MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC, 208 shares held by DS Liquid DIV RVA SCM LLC, and 7,292 shares held by Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC, registered for resale hereby by each such Shaolin fund, respectively, and (2) collectively among the Shaolin funds, 754,926 shares purchased in GSRM’s IPO (including rights that were exchanged into shares at the Closing), and (ii) 1,874,274 Public Warrants purchased in GSRM’s IPO and in the open market, of which (w) 751,584 Public Warrants are held by Shaolin Capital Partners Master Fund Ltd, (x) 367,358 Public Warrants are owned by MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC, (y) 414,215 Public Warrants are owned by DS Liquid DIV RVA SCM LLC and (z) 341,117 Public Warrants are owned by Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC. Shaolin Capital Management LLC (“SCM”) is the Manager of the Shaolin funds and has sole investment and dispositive power over the securities. David Puritz, in his position as CIO at SCM and Michael Jester in his position as Co-founder and Head of Research at SCM may be deemed to have voting and investment control with respect to the securities held by these entities. SCM has sole voting and dispositive power over the securities held by each of these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 230 NW 24th Street, Suite 603, Miami, Florida 33127. Pursuant to the PIPE Agreement, the exercise or conversion of any Series A Preferred Stock, warrants or other convertible or equity-linked securities of the Company is subject to ownership limitations such that Shaolin Capital Management, LLC and its affiliates cannot beneficially own in excess of 9.9% of the pro forma issued and outstanding Class A common stock of the Company at any time. The number of shares beneficially owned by the Shaolin funds is based on 13,183,691 shares of Class A common stock outstanding as of the date of this prospectus supplement, plus an aggregate of 610,720 shares of Class A common stock issuable upon exercise of 610,720 Public Warrants held by the Shaolin funds, which represents the maximum number of such warrants exercisable by the Shaolin funds to be in compliance with the 9.9% ownership limitation to which the Shaolin funds are subject.
(x)

Consists of 1,323,944 shares of Class A common stock, of which (a) 134,832 shares are held by Special Situations Cayman Fund, L.P., 463,214, (b) 463,214 shares are held by Special Situations Fund III QP, L.P., (c) 81,782 shares are held b Special Situations Private Equity Fund, L.P., (d) 40,653 shares are held by Special Situations Technology Fund, L.P., and (e) 216,521 shares held by Special Situations Technology Fund II, L.P. (collectively, shares held by the “Funds”). AWM Investment Company, Inc. is the investment advisor to these Funds. The ultimate natural persons who have voting and dispositive power over the securities held by the Funds are David M. Greenhouse and Adam C. Stettner, as controlling principals of AWM Investment Company, Inc. The business address of AWM Investment Company, Inc. is c/o Special Situations Funds, 527 Madison Avenue, Suite 2600, New York, NY 10022.

Equity Compensation Plan Information

The following table presents aggregate information regarding grants under all equity compensation plans of the Company through December 31, 2023:

	(A)	(B)	(C)
	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
2023 Incentive plan	1,352,085	3.59	6,184,722

Restrictions on Transfers of Founder Shares and Private shares

The founder shares and private placement warrants and any shares of Class A common stock issued upon conversion or exercise thereof are subject to transfer restrictions pursuant to lock-up provisions in a letter agreement entered into by us with our founder, officers and directors. Those lock-up provisions provide that such securities are not transferable or salable (i) in the case of the founder shares, until the earlier of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last reported sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (ii) in the case of the private placement warrants and the Class A common stock underlying such warrants, until 30 days after the completion of our initial business combination, except in each case (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our founder, or any affiliates of our founder, (b) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a business combination at prices no greater than the price at which the securities were originally purchased; (f) in the event of our liquidation prior to the completion of our initial business combination; (g) by virtue of the laws of Delaware or our sponsor’s limited liability company agreement upon dissolution of our sponsor; or (h) in the event of our liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the completion of our initial business combination; provided, however, that in the case of clauses (a) through (h) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

Our executive officers and our Sponsor are our “promoters,” as that term is defined under the federal securities laws.

SELLING SECURITYHOLDERS

The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A common stock or Private Placement Warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of Class A common stock held by each Selling Securityholders immediately prior to the sale of the shares of Class A common stock in this offering, the number of shares of our Class A common stock that may be sold by each Selling Securityholder under this prospectus and the number of shares of Class A common stock that each Selling Securityholder will beneficially own after this offering. The following table also sets forth, as of the date of this prospectus, the aggregate number of Private Placement Warrants held by each Selling Securityholder immediately prior to the sale of the Private Placement Warrants under this prospectus and the number of Private Placement Warrants that each Selling Securityholder will beneficially own after this offering.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the securities in transactions exempt from the registration requirements of the Securities Act.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our Class A common stock and Private Placement Warrants with respect to which the Selling Securityholders have sole or shared voting and investment power. The percentage of shares of our Class A common stock beneficially owned by each of the Selling Securityholders prior to the offering shown in the table below is based on responses received to information requests sent to the Selling Securityholders and an aggregate of 13,721,691 shares of our Class A common stock outstanding on April 1, 2024.

Name	Shares of Class A common stock					Warrants to Purchase Common Stock**
	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering		Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
AQR Capital
Management, LLC(1)	21,000	21,000	—		—	—	—	—	—
Arena Investors, LP(2)	21,000	21,000	—		—	—	—	—	—
Atalaya Capital Management LP(3)	18,125	15,000	3,125	*		—	—	—	—
Baris Guzel(4)	77,567	77,567	—		—	—	—	—	—
Brandon Mintz(5)	500,000	500,000	—		—	—	—	—	—
BT Assets, Inc.(6)	59,100,000	59,100,000	—		—	—	—	—	—
Carlos Garcia(7)	21,589	21,589	—		—	25,000	25,000	—	—
Carnegie Park Capital LLC(8)	345,410	345,410	—		—	800,000	800,000	—	—
Claybaker LLC(9)	616,078	616,078	—		—	1,015,510	1,015,510	—	—
David Lorber(10)	48,784	48,784	—		—	33,333	33,333	—	—
Drakes Landing Associates, LP(11)	28,836	28,836	—		—	66,785	66,785
Eve Mongiardo(12)	77,567	77,567	—		—	—	—	—	—
Fir Tree Capital Management, LP(13)	16,500	16,500	—		—	—	—	—	—
Guines LLC(14)	272,889	272,889	—		—	800,000	800,000	—	—
Harraden Circle Investments, LLC(15)	245,727	21,000	224,727	*		—	—	—	—
JMT Holdings LLC(16)	180,935	180,935	—		—	75,513	75,513	—	—
Mark McCauley(17)	7,195	7,195	—		—	8,333	8,333	—	—
Meteora Strategic Capital, LLC(18)	557,927	557,927	—		—	1,434,739	1,434,739	—	—
Michael Moe (19)	20,000	20,000	—		—	—	—	—	—
OPI Series 2022-1 (GSRM)(20)	1,191,660	1,191,660	—		—	1,380,000	1,380,000	—	—
Owl Creek Asset Management, L.P.(21)	21,000	21,000	—		—	—	—	—	—
Perga Capital Management LP(22)	7,500	7,500	—		—	—	—	—
Polar Asset Management Partners Inc.(23	2,454,804	454,350	2,000,454		—	—	—	—	—
Radcliffe Capital Management, L.P.(24)	624,473	624,473	—		—	1,400,000	1,400,000	—	—
Rangeley Capital, LLC(25)	274,689	274,689	—		—	636,215	636,215	—	—

Name	Shares of Class A common stock				Warrants to Purchase Common Stock**
	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Ridgeview Holdings LLC(26)	20,904	20,904	—	—	60,000	60,000
Sandia Investment Management LP(27)	540,944	20,991	519,953	4.2%	—	—	—	—
SASA Investments LLC(28)	25,904	25,904	—	—	60,000	60,000
Scott Buchanan(29)	120,500	120,500	—	—	—	—	—	—
Sea Otter Trading LLC(30)	565,199	405,199	160,000	1.3%	460,000	460,000	—	—
Shaolin Capital Management LLC (31)	5,108,499	4,321,000	787,499	6.4%	—	—	—	—
Space Summit Opportunity Fund I LP(32)	137,000	10,500	126,500	1.0%	—	—	—	—
SPAC GSR II LLC(33)	973,906	973,906	—	—	1,921,661	1,921,661	—	—
Venus Investments I LLC(34)	973,906	973,906	—	—	1,921,661	1,921,661	—	—
Yuya Orime(35)	50,000	50,000	—	—	125,000	125,000	—	—

*	Less than 1%.
**	Does not include beneficial ownership of Public Warrants.

(1)

Consists of (i) 1,155 shares of Class A common stock held directly by AQR Tax Advantaged Absolute Return Fund, L.P., (ii) 4,401 shares of Class A common stock held directly by AQR Corporate Arbitrage Master Account, L.P., (iii) 2,673 shares of Class A common stock held directly by AQR Absolute Return Master Account, L.P., (iv) 5,445 shares of Class A common stock held directly by AQR Global Alternative Investment Offshore Fund, L.P., and (v) 7,326 shares of Class A common stock held directly by AQR Diversified Arbitrage Fund, a series of AQR Funds (collectively, the “AQR funds”). AQR Capital Management, LLC is a wholly-owned subsidiary of AQR Capital Management Holdings, LLC. AQR Arbitrage, LLC is deemed to be controlled by AQR Capital Management, LLC. AQR Capital Management, LLC and AQR Arbitrage, LLC act as investment adviser of AQR Tax Advantaged Absolute Return Fund, L.P., AQR Corporate Arbitrage Master Account, L.P., AQR Absolute Return Master Account, L.P. and AQR Global Alternative Investment Offshore Fund, L.P. and have investment and dispositive power over the shares held by these funds. AQR Capital Management, LLC serves as the investment adviser and AQR Arbitrage, LLC serves as the investment sub-adviser to AQR Diversified Arbitrage Fund, a series of AQR Funds, an open-end registered investment company, and have investment and dispositive power over the shares held by this fund. AQR Tax Advantaged GP II, LLC is the general partner of AQR Tax Advantaged Absolute Return Fund, L.P. AQR Corporate Arbitrage GP, LLC is the general partner of AQR Corporate Arbitrage Master Account, L.P. AQR Principal Global Asset Allocation, LLC is the general partner of AQR Absolute Return Master Account, L.P. AQR Capital Management GP Ltd. is the general partner of AQR Global Alternative Investment Offshore Fund, L.P. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities is One Greenwich Plaza, Suite 130, Greenwich, Connecticut 06830.

(2)

Consists of (i) 1,862 shares of Class A common stock held directly by Arena Special Opportunities (Offshore) Master, LP, (ii) 3,585 shares of Class A common stock held directly by Arena Finance Markets, LP, (iii) 10,740 shares of Class A common stock held directly by Arena Special Opportunities Partners II, LP, and (iv) 4,813 shares of Class A common stock held directly by Arena Special Opportunities Partners (Cayman Master) II, LP (collectively, the “Arena funds”). Arena Investors, LP is the Manager of the Arena funds and has investment and dispositive power over the shares. Daniel Zwirn is the CIO of Arena

Investors, LP and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 2500 Westchester Ave, Suite 401, Purchase, New York 10577.
(3)

Consists of (i) 12,000 shares of Class A common stock held directly by ACM ASOF VIII Secondary-C LP (“ACM ASOF”) and (ii) 6,125 shares of Class A common stock held directly by Atalaya Special Purpose Investment Fund II LP (“Atalaya Fund II”), including (x) 3,000 shares registered for resale hereby and (y) 3,125 shares purchased in the open market. Atalaya Capital Management LP (“ACM”) is the Manager of ACM ASOF and of Atalaya Fund II and has investment and dispositive power over the shares. Drew Phillips is the Partner/Chief Operating Officer of ACM and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is One Rockefeller Plaza, 32nd Floor New York, New York 10020.

(4)

Consists of (i) 68,345 shares of Class A common stock, (ii) 3,074 shares of Class E-1 common stock, (iii) 3,074 shares of Class E-2 common stock and (iv) 3,074 shares of Class E-3 common stock held by Baris Guzel, a U.S. citizen. Mr. Guzel served as a member of the board of directors of GSRM until the closing of the Business Combination. The address of Mr. Guzel is c/o GSR II Meteora Sponsor LLC, 418 Broadway, Suite N, Albany, New York 12207.

(5)

Consists of 500,000 shares of Class A common stock held by Brandon Mintz, a U.S. citizen. Mr. Mintz is Bitcoin Depot’s President and Chief Executive Officer and has served as Chairman of the board of directors of Bitcoin Depot since the Closing. The address of Mr. Mintz is c/o Bitcoin Depot Inc, 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia 30326.

(6)

Consists of 59,100,000 shares of Class A common stock underlying the following securities held directly by BT Assets: (i) 15,000,000 BT HoldCo Earnout Units, consisting of (A) 5,000,000 Class 1 Earnout Units of BT HoldCo, (B) 5,000,000 Class 2 Earnout Units of BT HoldCo, and (C) 5,000,000 Class 3 Earnout Units of BT HoldCo, and (ii) 44,100,000 BT HoldCo Common Units (corresponding to 44,100,000 shares of Class V common stock). Brandon Mintz is the sole voting stockholder of BT Assets and may be deemed to have voting and investment control with respect to the shares held by BT Assets. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of BT Assets and Mr. Mintz is c/o Bitcoin Depot Inc, 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia 30326.

(7)

Consists of (i) 18,130 shares of Class A common stock, (ii) 1,153 shares of Class E-1 common stock, (iii) 1,153 shares of Class E-2 common stock, (iv) 1,153 shares of Class E-3 common stock and (v) 25,000 Private Placement Warrants held by Carlos Garcia, a U.S. citizen. The address of Mr. Garcia is 10 K Street SE, Apt. PH10, Washington, DC 20003.

(8)

Consists of (i) (A) 131,983 shares of Class A common stock, (B) 8,393 shares of Class E-1 common stock, (C) 8,393 shares of Class E-2 common stock, (D) 8,393 shares of class E-3 common stock and (E) 364,000 Private Placement Warrants held directly by CPC Sponsor Opportunities I (Parallel), LP (“Parallel Fund”), and (ii) (A) 158,089 shares of Class A common stock, (B) 10,053 shares of Class E-1 common stock, (C) 10,053 shares of Class E-2 common stock, (D) 10,053 shares of Class E-3 common stock, and (E) 436,000 Private Placement Warrants held directly by CPC Sponsor Opportunities I, LP (together with Parallel Fund, the “CPC funds”). Carnegie Park Capital LLC (“CPC”) is the Manager of the CPC funds and has investment and dispositive power over the shares. Edward Tsun-Wei Chen is the Managing Partner of CPC and may be deemed to have voting and Investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 200 East 94th Street, Suite 2109, New York, New York 10128.

(9)

Consists of (i) 517,378 shares of Class A common stock, (ii) 32,900 shares of Class E-1 common stock, (iii) 32,900 shares of Class E-2 common stock, (iv) 32,900 shares of Class E-3 common stock and (v) 1,015,510 Private Placement Warrants held directly by Claybaker LLC. Claybaker LLC has sole investment and dispositive power over the shares. Lewis Silberman is the Managing Member of Claybaker LLC and may be

deemed to have voting and investment control with respect to the shares held by this entity. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of this entity and individual is 139 North Street, Greenwich, Connecticut 06830.
(10)

Consists of (i) 44,173 shares of Class A common stock, (ii) 1,537 shares of Class E-1 common stock, (iii) 1,537 shares of Class E-2 common stock, (iv) 1,537 shares of Class E-3 common stock and (v) 33,333 Private Placement Warrants held by David Lorber, a U.S. citizen. Mr. Lorber served as a director on GSRM’s board of directors from the Company’s inception in August 2022 until the closing of the Business Combination. The address of Mr. Lorber is c/o GSR II Meteora Sponsor LLC, 418 Broadway, Suite N, Albany, New York 12207.

(11)

Consists of (i) 24,216 shares of Class A common stock, (ii) 1,540 shares of Class E-1 common stock, (iii) 1,540 shares of Class E-2 common stock, (iv) 1,540 shares of Class E-3 common stock and (v) 66,785 Private Placement Warrants held directly by Drakes Landing Associates, LP. JBF Capital, Inc. is the General Partner of Drakes Landing Associates LP. John B. Fullerton is the President of JBF Capital, Inc. and may be deemed to have voting and investment control with respect to the shares held by this entity. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and these individuals is 306 West Francis Street, Aspen, Colorado 81611.

(12)

Consists of (i) (A) 48,345 shares of Class A common stock, (B) 3,074 shares of Class E-1 common stock, (C) 3,074 shares of Class E-2 common stock and (D) 3,074 shares of Class E-3 common stock held directly by EGMKRM, LLC and (ii) 20,000 shares of Class A common stock held by Eve Mongiardo, a U.S. citizen. Eve Mongiardo is the Managing Member of EGMKRM, LLC and may be deemed to have voting and investment control with respect to the shares held by this entity. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of this entity and individual is c/o GSR II Meteora Sponsor LLC, 418 Broadway, Suite N, Albany, New York 12207.

(13)

Consists of (i) 33 shares of Class A common stock held directly by Fir Tree Capital Opportunity Master Fund, LP, (ii) 325 shares of Class A common stock held directly by Fir Tree Capital Opportunity Master Fund III, LP, (iii) 5,366 shares of Class A common stock held directly by FT SOF XIII (SPAC) Holdings, LLC, (iv) 315 shares of Class A common stock held directly by Fir Tree Value Master Fund, LP and (v) 10,461 shares of Class A common stock held directly by Boston Patriot Merrimack St LLC (collectively, the “Fir Tree funds”). Fir Tree Capital Management, LP is the Investment Manager of the Fir Tree funds and has sole investment and dispositive power over the shares. Clinton Biondo and David Sultan are Managing Partners of Fir Tree Capital Management, LP and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and these individuals is c/o Fir Tree Capital Management, 500 Fifth Ave., 9th Floor, New York, New York 10110.

(14)

Consists of (i) 217,554 shares of Class A common stock, (ii) 18,445 shares of Class E-1 common stock, (iii) 18,445 shares of Class E-2 common stock, (iv) 18,445 shares of Class E-3 common stock and (v) 800,000 Private Placement Warrants held directly by Guines LLC. Roystone Capital Management LP is the Manager of Guiness LLC and has sole investment and dispositive power over the shares. Rich Barrera is the Managing Member of Roystone Capital Management LP and may be deemed to have voting and investment control with respect to the shares held by this entity. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Barrera is 767 Third Ave., 29th Floor, New York, New York 10017.

(15)

Consists of (i) 202,138 shares of Class A common stock, including (x) 17,700 shares registered for resale hereby and (y) 184,438 shares purchased in the open market, held directly by Harraden Circle Investors, LP, (ii) 5,932 shares of Class A common stock, including (x) 1,200 shares registered for resale hereby and (y) 4,732 shares purchased in the open market, held directly by Warbasse67 Fund LLC, (iii) 17,583 shares of Class A common stock, including (x) 1,005 shares registered for resale hereby and (y) 16,578 shares purchased in the open market, held directly by Frederick V. Fortmiller, Jr., and (iv) 20,074 shares of Class A common stock, including (x) 1,095 shares registered for resale hereby and (y) 18,979 shares purchased in the open market, held directly by Gantcher Family Limited Partnership. Frederick V. Fortmiller, Jr. is the Managing Member of each of these entities and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Fortmiller is 299 Park Ave., 21st Floor, New York, New York 10171.
(16)

Consists of (i) 151,949 shares of Class A common stock, (ii) 9,662 shares of Class E-1 common stock, (iii) 9,662 shares of Class E-2 common stock, (iv) 9,662 shares of Class E-3 common stock and (v) 75,513 Private Placement Warrants held by JMT Holdings LLC. Joseph Tonnos is the Managing Member of JMT Holdings LLC and may be deemed to have voting and investment control with respect to the shares held by JMT Holdings LLC. Mr. Tonnos served as Chief Financial Officer of GSR II Meteora Acquisition Corporation until the closing of the Business Combination. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of JMT Holdings LLC and Mr. Tonnos is 5200 N Ocean Dr, 18D, West Palm Beach, Florida 33404.

(17)

Consists of (i) 6,043 shares of Class A common stock, (ii) 384 shares of Class E-1 common stock, (iii) 384 shares of Class E-2 common stock, (iv) 384 shares of Class E-3 common stock and (v) 8,333 Private Placement Warrants held by Mark McCauley, a U.S. citizen. The address of Mr. McCauley is 138 Sam Hill Road, Guilford, Connecticut 06437.

(18)

Consists of (i) 468,545 shares of Class A common stock, (ii) 29,794 shares of Class E-1 common stock, (iii) 29,794 shares of Class E-2 common stock, (iv) 29,794 shares of Class E-3 common stock and (v) 1,434,739 Private Placement Warrants held directly by Meteora Strategic Capital, LLC (“MSC”). Meteora Capital, LLC (“Meteora”) is the Manager of MSC and has investment and dispositive power over the shares. Vikas Mittal is the Managing Member of MSC and Meteora and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Mittal is 1200 N Federal Hwy, Ste 200, Boca Raton, Florida 33432.

(19)

Consists of 20,000 shares of Class A common stock held by Michael Moe, a U.S. citizen. Mr. Moe served as a director on GSRM’s board of directors from the Company’s inception in August 2022 until the closing of the Business Combination. The address of Mr. Moe is c/o GSR II Meteora Sponsor LLC, 418 Broadway, Suite N, Albany, New York 12207.

(20)

Consists of (i) (A) 1,000,749 shares of Class A common stock, (B) 63,637 shares of Class E-1 common stock, (C) 63,637 shares of Class E-2 common stock, (D) 63,637 shares of class E-3 common stock and (E) 1,380,000 Private Placement Warrants held directly by OPI Series 2022-1 (GSRM). Oppenheimer Alternative Investment Management LLC (the “Managing Member”) is the Manager of OPI Series 2022-1 (GSRM) and has investment and dispositive power over the shares. Bryan McKigney is the President of the Managing Member. Robert S. Lowenthal and Dennis P. McNamara are each an SVP of the Managing Member. Messrs. McKigney, Lowenthal and McNamara may be deemed to have voting and investment control with respect to the shares held by OPI Series 2022-1 (GSRM). The Managing Member is a subsidiary of Oppenheimer Holdings, Inc. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of each of these entities and individuals is 85 Broad Street, 22nd Floor, New York, New York 10004.

(21)

Consists of 21,000 shares of Class A common stock held directly by Owl Creek Credit Opportunities Master Fund, L.P. Owl Creek Asset Management, L.P., as investment advisor to Owl Creek Credit Opportunities Master Fund, L.P. (“Owl Creek L.P.”), has voting and investment power with respect to the shares of Class A common stock. Owl Creek GP, LLC is the General Partner of Owl Creek Credit Opportunities Master Fund, L.P. Jeffrey A. Altman, as managing member of Owl Creek GP, LLC, may be deemed to control such general partner. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Altman is 640 5th Ave #20, New York, New York 10019.
(22)

Consists of (i) 7,500 shares of Class A common stock held directly by Perga Capital Partners, LP. Perga Capital Management LP is the Manager of Perga Capital Partners, LP and has investment and dispositive power over the shares. Jonathan Hoke and Alex Sharp control Perga Capital Management LP. Each of Perga Capital Partners, LP and Messrs. Hoke and Sharp has voting and investment power with respect to the shares of Class A common stock held by Perga Capital Partners, LP and may be deemed to be a beneficial owner of such shares. The business address of these entities and individuals is 1000 Biscayne Blvd, Miami, Florida 33132.

(23)

Consists of (i) 634,680 shares of Class A common stock and (ii) 1,830,124 Public Warrants exercisable for shares of Class A common stock subject to an ownership blocker pursuant to the Non-Redemption Agreement entered into by the Company and Polar Multi-Strategy Master Fund (the “Polar Fund”), each held directly by the Polar Fund. The Polar Fund is under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as Investment Advisor to the Polar Fund and has control and discretion over the shares held by the Polar Fund. As such, PAMPI may be deemed the beneficial owner of the shares held by the Polar Fund. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The ultimate natural persons who have voting and dispositive power over the shares held by the Polar Fund are Paul Sabourin and Abdalla Ruken, Co-Chief Investment Officers of PAMPI. The business address of the Polar Fund is c/o Polar Asset Management Partners Inc., 16 York Street, Suite 2900, Toronto, Ontario, M5J 0E6 Canada.

(24)

Consists of (i) (A) 507,626 shares of Class A common stock, (B) 32,279 shares of Class E-1 common stock, (C) 32,279 shares of Class E-2 common stock, (D) 32,279 shares of Class E-3 common stock, and (E) 1,400,000 Private Placement Warrants held directly by Radcliffe SPAC Opportunity Fund, L.P. and (ii) 20,010 shares of Class A common stock held directly by Radcliffe Multi-Strategy Master Fund, L.P. (collectively, the “Radcliffe funds”). Radcliffe Capital Management, L.P. (“RCM”) is the Manager of the Radcliffe funds and has investment and dispositive power over the shares. Pursuant to an investment management agreement, RCM serves as the investment manager of the Radcliffe funds. RGC Management Company, LLC (“RGC Management”) is the general partner of RCM. Steve Katznelson and Christopher Hinkel serve as the managing members of RGC Management. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 50 Monument Road, Suite 300, Bala Cynwyd, Pennsylvania 19004.

(25)

Consists of (i) (A) 125,921 shares of Class A common stock, (B) 8,007 shares of Class E-1 common stock, (C) 8,007 shares of Class E-2 common stock, (D) 8,007 shares of Class E-3 common stock and (E) 347,282 Private Placement Warrants held directly by Rangeley Capital Partners, LP, (ii) (A) 12,745 shares of Class A common stock, (B) 810 shares of Class E-1 common stock, (C) 810 shares of Class E-2 common stock, (D) 810 shares of Class E-3 common stock and (E) 35,150 Private Placement Warrants held directly by Rangeley Capital Special Opportunities Fund, LP and (iii) (A) 92,019 shares of Class A common stock, (B) 5,851 shares of Class E-1 common stock, (C) 5,851 shares of Class E-2 common stock, (D) 5,851 shares of Class E-3 common stock and (E) 253,783 Private Placement Warrants held directly by Rangeley Capital Partners II, LP, (collectively, the “Rangeley funds”). Rangeley Capital, LLC is the investment manager of the Rangeley funds and has investment and dispositive power over the shares. Christopher DeMuth Jr. is the Managing Member of Rangeley Capital, LLC and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 3 Forest Street, New Canaan, Connecticut 06840.

(26)

Consists of (i) (A) 16,755 shares of Class A common stock, (B) 1,383 shares of Class E-1 common stock, (C) 1,383 shares of Class E-2 common stock, (D) 1,383 shares of Class E-3 common stock and (ii) 60,000 Private Placement Warrants held directly by Ridgeview Holdings LLC. Ridgeview Holdings LLC has sole investment and dispositive power over the shares. Griffin Rotman is the Managing Member of Ridgeview Holdings LLC and may be deemed to have voting and investment control with respect to the shares held by this entity. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of this entity and individual is 261 Palmetto Ln., West Palm Beach, Florida 33405.
(27)

Consists of shares of 540,944 shares of Class A common stock, including (i) 20,991 shares registered for resale hereby and (ii) 519,953 shares purchased in the open market, allocated to investors managed by Sandia Investment Management LP (“Sandia”). Sandia Investment Management LLC is the general partner of Sandia. Tim Sichler serves as Founder & CIO of the general partner of Sandia, and in such capacity may be deemed to be the beneficial owner. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Sichler is 201 Washington Street, Boston, Massachusetts 02108.

(28)

Consists of (i) 21,755 shares of Class A common stock, (ii) 1,383 shares of Class E-1 common stock, (iii) 1,383 shares of Class E-2 common stock, (iv) 1,383 shares of Class E-3 common stock, and (v) 60,000 Private Placement Warrants held directly by SASA Investments LLC. Shiv Abrol may be deemed to have voting and investment control with respect to the shares held by this entity. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of this entity and individual is 14 E 4th St., New York, New York 10012.

(29)

Consists of 120,500 shares of Class A common stock issuable upon exercise of the restricted stock units issued at Closing to Scott Buchanan, a U.S. citizen, under the Bitcoin Depot Inc. 2023 Omnibus Incentive Equity Plan. Mr. Buchanan is Bitcoin Depot’s Chief Operating Officer and has served as a member of the board of directors of Bitcoin Depot since the Closing. The address of Mr. Buchanan is c/o Bitcoin Depot Inc, 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia 30326.

(30)

Consists of (i) 501,563 shares of Class A common stock, including (x) 341,563 shares registered for resale hereby and (y) 160,000 shares purchased in the open market, (ii) 21,212 shares of Class E-1 common stock, (iii) 21,212 shares of Class E-2 common stock, (iv) 21,212 shares of Class E-3 common stock and (v) 460,000 Private Placement Warrants held directly by Sea Otter Trading LLC. Sea Otter Advisors LLC is the Advisor of Sea Otter Trading LLC and has investment and dispositive power over the shares and warrants held by these entities. Peter Smith and Nicholas Fahey are the Managing Members of Sea Otter Advisors, LLC and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 107 Grand St., 7th Floor, New York, New York 10013.

(31)

Consists of (i) 808,499 shares of Class A common stock, including (x) 21,000 shares registered for resale hereby and (y) 787,499 shares purchased in GSRM’s IPO (including rights that were exchanged into shares at the Closing, and (ii) 4,300,000 shares of Series A Preferred Stock held by funds managed by Shaolin Capital Management LLC (the “Shaolin funds”). Shaolin Capital Management LLC (“SCM”) is the Manager of the Shaolin funds and has sole investment and dispositive power over the shares. David Puritz, in his position as CIO at SCM and Michael Jester in his position as Co-founder and Head of Research at SCM may be deemed to have voting and investment control with respect to the shares held by these entities. SCM has sole voting and dispositive power over the shares held by each of these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 230 NW 24th Street, Suite 603, Miami, Florida 33127. Pursuant to the PIPE Agreement, the exercise or conversion of any Series A Preferred Stock, warrants or other convertible or equity-linked securities of the Company is subject to ownership limitations such that Shaolin Capital Management, LLC and its affiliates cannot beneficially own in excess of 9.9% of the pro forma issued and outstanding Class A common stock of the Company at any time.

(32)

Consists of 137,000 shares of Class A common stock, including (i) 10,500 shares registered for resale hereby and (ii) 126,500 shares purchased in the open market, held directly by Space Summit Opportunity Fund I LP. Space Summit Capital LLC is the Manager of Space Summit Opportunity Fund I LP and has investment and dispositive power over the shares. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities is 15455 Albright Street, Pacific Palisades, California 90272.
(33)

Consists of (i) 817,882 shares of Class A common stock, (ii) 52,008 shares of Class E-1 common stock, (iii) 52,008 shares of Class E-2 common stock, (iv) 52,008 shares of Class E-3 common stock, and (v) 1,921,661 Private Placement Warrants held by SPAC GSR II LLC. Gustavo Garcia has beneficial ownership of the shares held by SPAC GSR II LLC. Mr. Garcia served as a Co-Chief Executive Officer and Director of GSR II Meteora Acquisition Corporation’s board of directors until the closing of the Business Combination. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of SPAC GSR II LLC and Mr. Garcia is 7887 Broadway St., Apt 806, San Antonio, Texas 78209.

(34)

Consists of (i) 817,882 shares of Class A common stock, (ii) 52,008 shares of Class E-1 common stock, (iii) 52,008 shares of Class E-2 common stock, (iv) 52,008 shares of Class E-3 common stock, and (v) 1,921,661 Private Placement Warrants held by Venus Investments I LLC. Anantha Ramamurti has beneficial ownership of the shares held by Venus Investments I LLC. Mr. Ramamurti served as a President and Director of GSR II Meteora Acquisition Corporation’s board of directors until the closing of the Business Combination. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of Venus Investments I LLC and Mr. Ramamurti is 3138 Honey Tree Lane, Austin, Texas 78746.

(35)

Consists of (i) 50,000 shares of Class A common stock and (ii) 125,000 Private Placement Warrants held by Yuya Orime, a U.S. permanent resident. Mr. Orime served as a Senior Vice President at GSR II Meteora Acquisition Corporation until the closing of the Business Combination. The address of Mr. Orime is c/o GSR II Meteora Sponsor LLC, 418 Broadway, Suite N, Albany, New York 12207.

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our Common Stock, Preferred Stock and Warrants. This summary is qualified by reference to the complete text of our Amended and Restated Charter, Certificate of Designation, Amended and Restated Bylaws and Warrant Agreement filed as exhibits to the Registration Statement of which this prospectus forms a part.

Authorized and Outstanding Capital Stock

The Amended and Restated Charter authorizes the issuance of 2,272,250,000 shares of capital stock, comprised of 800,000,000 shares of Class A common stock (each of which is entitled to one vote per share), 20,000,000 shares of Class B common stock (each of which is entitled to one vote per share), 2,250,000 total shares of Class E common stock, consisting of three series (none of which is entitled to a vote): 750,000 shares of Class E1 common stock, 750,000 shares of Class E-2 common stock, 750,000 shares of Class E-3 common stock, 300,000,000 shares of Class M common stock (each of which is entitled to ten votes per share), 800,000,000 shares of Class O common stock (each of which is entitled to one vote per share) and 300,000,000 shares of Class V common stock (each of which is entitled to ten votes per share), and 50,000,000 shares of preferred stock (none of which is entitled to a vote).

As of April 1, 2024, there were 13,721,691 shares of Class A common stock issued and outstanding held of record by approximately 43 holders, 1,075,761 shares of Class E common stock outstanding held of record by 22 holders, 44,100,000 shares of Class V common stock outstanding held of record by one holder, and 3,075,000 shares of Series A Preferred Stock outstanding held of record by four holders. There are currently 43,848,750 shares of Class A common stock underlying the outstanding Warrants, which were held of record by 24 holders. There are no shares of Class B common stock outstanding and no shares of Class O common stock outstanding.

Common Stock

Voting

Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of the Amended and Restated Charter:

•	Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder.

•	Each holder of Class B common stock is entitled to one vote for each share of Class B common stock held of record by such holder.

•	Each holder of Class E common stock has no voting rights with respect to each share of Class E common stock held of record by such holder.

•	Each holder of Class M common stock is entitled to ten votes for each share of Class M common stock held of record by such holder.

•	Each holder of Class O common stock is entitled to one vote for each share of Class O common stock held of record by such holder.

•	Each holder of Class V common stock is entitled to ten votes for each share of Class V common stock held of record by such holder.

The Class A common stock, Class B common stock, Class M common stock, Class O common stock and Class V common stock are collectively referred to as the “Voting common stock.”

Except as otherwise required by the Amended and Restated Charter, holders of Voting common stock vote together as a single class on all matters on which stockholders are generally entitled to vote. Pursuant to the

Amended and Restated Charter, the holders of the outstanding shares of Voting common stock are entitled to vote separately as a class upon any amendment to the Amended and Restated Charter (including by merger, consolidation, reorganization or similar event or otherwise) that would alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely.

As of April 1, 2024, BT Assets controls approximately 97.0% of the combined voting power of Voting common stock as a result of its ownership of all of the shares of Class V common stock. Accordingly, BT Assets indirectly controls our business policies and affairs and can control any action requiring the general approval of our stockholders, unless otherwise provided by applicable law.

Dividends

Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A common stock and Class M common stock with respect to our payment of dividends in cash, stock, or property, such dividends may be declared and paid on the Class A common stock and Class M common stock out of our assets at such times and in such amounts as our board of directors shall determine in its sole discretion.

Pursuant to the terms of the Certificate of Designation, holders of Series A Preferred Stock participate fully with respect to all distributions and dividends made to the holders of the Class A common stock as if such shares of Series A Preferred Stock were converted to shares of Class A common stock in accordance with the terms of the Certificate of Designation immediately prior to the applicable record date for such Class A common stock dividend or distribution.

Dividends shall not be declared or paid on shares of Class B common stock, Class E common stock, Class O common stock or Class V common stock.

Liquidation or Dissolution

Upon the liquidation, dissolution or winding up of our affairs, after payment or provision for payment of our debts and other liabilities as required by law and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A common stock and Class M common stock will be entitled to receive our remaining assets available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B common stock, Class E common stock, Class O common stock and/or shares of Class V common stock, as such, shall not be entitled to receive any of our assets in the event of any such liquidation, dissolution or winding up its affairs.

Redemption Rights

At all times we reserve and keep available out of our authorized and unissued shares of Class A common stock and Class M common stock, for the purposes of effecting any redemptions or exchanges pursuant to the applicable provisions of Article IX of the BT HoldCo Amended and Restated Limited Liability Company Agreement, the number of shares of Class A common stock and Class M common stock that are issuable in connection with the Redemption or Direct Exchange (each as defined in the BT HoldCo Amended and Restated Limited Liability Company Agreement) of all outstanding BT HoldCo Common Units as a result of any Redemption or Direct Exchange pursuant to the applicable provisions of Article IX of the BT HoldCo Amended and Restated Limited Liability Company Agreement, as applicable. In the event that (i) a share of Class A common stock and Class M common stock is issued as a result of any Redemption or Direct Exchange of any BT HoldCo Common Unit pursuant to the applicable provisions of Article IX of the BT HoldCo Amended and Restated Limited Liability Company Agreement or (ii) a Redemption by Cash Payment (as defined in the BT HoldCo Amended and Restated Limited Liability Company Agreement) is effected with respect to any BT HoldCo Common Units pursuant to the applicable provisions of Article IX of the BT HoldCo Amended and

Restated Limited Liability Company Agreement, or (iii) all of the outstanding shares of Class V common stock are converted to Class O common stock, a share of Class O common stock or Class V common stock held by such unitholder chosen by us in our sole discretion will automatically and without further action on our part or the holder thereof be transferred to us for no additional consideration and thereupon shall automatically be retired and cease to exist, and such share thereafter may not be reissued by us.

Other Provisions

No holder of Common Stock has any preemptive or other similar subscription rights.

Shares of Class V common stock may only be issued by us to BT Assets and its affiliates. Notwithstanding anything to the contrary herein, any Redemption or Direct Exchange involving an exchange of Class V common stock for Class M common stock may, at the option of the applicable member of BT HoldCo, be an exchange of Class V common stock for Class A common stock.

Preferred Stock

We are authorized to issue 50,000,000 shares of Preferred Stock. Our board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares of Preferred Stock then outstanding) by the approval of our board of directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of our capital stock entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

In connection with the Closing, we filed a certificate of designation (the “Certificate of Designation”) with the Secretary of State of the State of Delaware establishing the Series A Preferred Stock issued pursuant to the PIPE Agreement. Each share of Series A Preferred Stock (i) ranks senior to the Common Stock with respect to dividends, distributions, redemptions and payments upon liquidation or dissolution, (ii) is entitled to participate in any distributions or dividends made to holders of Class A common stock, (iii) does not have voting rights (other than in relation to amendments to the certificate of designation itself or as required by the DGCL), (iv) is initially convertible at any time at the election of the holder into one share of Class A common stock, subject to accrued and unpaid dividends, if any, and (v) is entitled to customary anti-dilution protections.

Warrants

There were 43,848,750 Warrants issued and outstanding as of April 1, 2024, including 31,625,000 Public Warrants and 12,223,750 Private Placement Warrants.

Public Warrants

Each Public Warrant entitles the registered holder to purchase one whole share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on July 30, 2023, 30 days after the completion of the Business Combination, except as described below. The Public Warrants will expire on June 30, 2028, five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a Public Warrant unless the issuance of Class A common stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.

We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a post-effective amendment to the to our IPO registration statement or a new registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the Public Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if our shares of Class A common stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective by the 60th day after the closing of the Business Combination, Public Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Public Warrants by (ii) the fair market value. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the shares of Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Notwithstanding the above, if our Class A common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Public Warrants in exchange for that number of shares of Class A common stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied by the excess of the fair market value (as defined below) over the exercise price of the Public Warrants by (ii) the fair market value.

Redemption of Public Warrants.

Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each Public Warrant holder; and

•

if, and only if, the closing price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “-Warrants-Public Warrants-Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the Public Warrant holders.

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the shares of Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “Warrants-Public Warrants-Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, we will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our Public Warrants. If we take advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value”(defined below) by (ii) the fair market value. The “fair market value” means the 10-day average closing price as of the third day prior to the date on which the notice of redemption is sent to the holders of the Public Warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants after the Business Combination. If we call our Public Warrants for redemption and we do not take advantage of this option, the holders of the Private Placement Warrants would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Public Warrant holders would have been required to use had all Public Warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.

No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

Redemption Procedures. A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of issued and outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the issued and outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (i) as described above, (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (iii) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed business combination, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of issued and outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in issued and outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (ii) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another entity in which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting power of our securities, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of our shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event.

The Public Warrants were issued in registered, book entry form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the Registration Statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then issued and outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum but will apply to claims under the Securities Act.

Private Placement Warrants

In connection with the closing of its IPO, GSRM completed the private sale of 12,223,750 Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant, to the Sponsor, generating gross proceeds to GSRM of $12.2 million. The Private Placement Warrants are identical to the Public Warrants sold as part of the units in the IPO except that, so long as they are held by the Sponsor or its permitted transferees: (i) they are not be redeemable by us; (ii) they (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until July 30, 2023, 30 days after the completion of the Business Combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) are entitled to registration rights.

If holders of the Private Placement Warrants elect to exercise their Private Placement Warrants on a cashless basis, they would pay the exercise price by surrendering their Private Placement Warrants in exchange for that number of shares of Class A common stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A common stock underlying the Private Placement Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Private Placement Warrants by (ii) the fair market value. The “fair market value” shall mean the average reported last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Private Placement Warrant exercise is sent to the warrant agent.

Choice of Forum

The Amended and Restated Charter provides that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Amended and Restated Charter or Amended and Restated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. The Amended and Restated Charter further provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The clauses described above will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Anti-Takeover Effects of Provisions of the Amended and Restated Charter and Amended and Restated Bylaws

The provisions of the Amended and Restated Charter and Amended and Restated Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.

The Amended and Restated Charter and the Amended and Restated Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control unless such takeover or change in control is approved by our board of directors.

These provisions include:

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Action by Written Consent; Special Meetings of Stockholders. The Amended and Restated Charter provides that, following the Trigger Date (as defined in the Amended and Restated Charter), stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting, unless such action has previously been approved and recommended by our board of directors. The Amended and Restated Charter and the Amended and Restated Bylaws also provide that, subject to any special rights of the holders of any series of Preferred Stock and except as otherwise required by law, special meetings of our stockholders may be called only (i) by or at the direction of (a) our board of directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors our board of directors would have if there were no vacancies, (b) the Chairman of our board of directors, or (c) the Chief Executive Officer (if any) or (ii) prior to Trigger Date, by the Chairman of our board of directors at the written request of the holders of Class V common stock.

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Advance Notice Procedures. The Amended and Restated Bylaws established an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to the board of directors to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting are to be only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Amended and Restated Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Amended and Restated Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

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Authorized but Unissued Shares. Our authorized but unissued shares of Class A common stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Class A common stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of Class A common stock by means of a registration contest, tender offer, merger or otherwise.

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Business Combinations with Interested Stockholders. The Amended and Restated Charter provides that we are expressly not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. Nevertheless, the Amended and Restated Charter contains provisions that, once we are no longer a “controlled company,” will have a similar effect to Section 203, except that they provide that Sponsor, the holders of Class V common stock, and their respective affiliates or any other person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of our Common Stock or Preferred Stock, or any person who would otherwise be an interested stockholder either in connection with or because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent or more of the outstanding Voting Stock (in one transaction or a series of transactions) by any holders of Class V common stock or any of their respective affiliates or associates to such person, are not be deemed to be “interested stockholders,” and accordingly are not be subject to such restrictions.

Limitations on Liability and Indemnification of Officers and Directors

The Amended and Restated Charter limits the liability of the directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended, and provides that we will provide them with customary indemnification and advancement of expenses. In addition, our Amended and Restated Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Our Amended and Restated Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

On the Closing Date, in connection with the consummation of the Business Combination, we entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their service as one of our directors or executive officers.

Corporate Opportunity

Our Amended and Restated Charter provides that, to the fullest extent permitted by applicable law, certain “exempted persons” do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our affiliates, and no such persons will have any liability to us or our stockholders for breach of any fiduciary duty solely by reason of any such activities.

To the fullest extent permitted by law, (i) we, on our behalf and on behalf of our affiliates, will renounce any interest or expectancy in a transaction or matter that may be a corporate opportunity for us and (ii) the exempted persons will have no duty to present any such corporate opportunity to us and will not be liable to us, our affiliates or our stockholders for refraining to present any such corporate opportunity to us (other than in such person’s capacity as our director or officer). Notwithstanding anything to the contrary in the Amended and Restated Charter, we do not renounce any interest or expectancy we may have in any business opportunity that is expressly offered to any Exempted Person (as defined in the Amended and Restated Charter) in his or her capacity as our director or officer.

Transfer Agent and Registrar

The transfer agent for the Common Stock is Continental Stock Transfer & Trust Company.

Listing of Class A common stock and Public Warrants

The shares of Class A common stock and Public Warrants to are listed on Nasdaq under the symbols “BTM” to “BTMWW,” respectively.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax considerations with respect to the acquisition, ownership and disposition of Class A common stock and Private Placement Warrants, which we refer to collectively as our securities. This discussion applies only to beneficial owners of our securities that will hold our securities as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rules and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements set forth herein. We have not sought any rulings from the IRS with respect to the statements made and the positions or conclusions described in this summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements, positions and conclusions.

The following discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances. In addition, this summary does not address the “Medicare” tax on certain investment income, any alternative minimum tax, U.S. federal estate or gift tax laws, any U.S. state, local or non-U.S. tax laws, or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt or governmental organizations;

•	dealers in securities or foreign currencies;

•	U.S. persons whose functional currency is not the U.S. dollar;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons that acquire our securities through the exercise of employee stock options or otherwise as compensation or through tax-qualified retirement plans;

•	persons that hold our securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	certain former citizens or long-term residents of the United States;

•	persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;

•	regulated investment companies;

•	real estate investment trusts;

•	individual retirement or other tax-deferred accounts;

•	except as specifically provided below, persons that actually or constructively hold 5% or more (by vote or value) of any class of our shares; and

•	the Selling Securityholders.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding our securities to consult with their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

This section applies to you if you are a “U.S. Holder.” For purposes of this discussion, a “U.S. Holder” is a holder that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Taxation of Distributions with Respect to Class A common stock

If we make distributions of cash or other property to U.S. Holders of shares of Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of a U.S. Holder’s adjusted tax basis in its Class A common stock, which will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Class A common stock and will be treated as described under “U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants” below.

Distributions treated as dividends that we pay to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to U.S. federal income tax at the preferential rates applicable to long-term capital gains. If the holding period requirements are not satisfied, a corporate U.S. Holder may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a non-corporate U.S. Holder may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants

Upon a sale or other taxable disposition of Class A common stock or Private Placement Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its Class A common stock or Private Placement Warrants, as applicable. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A common stock or Private Placement Warrants, as applicable, so disposed of exceeds one year. If the one-year holding period requirement is not satisfied, any gain on a sale or other taxable disposition of the Class A common stock or Private Placement Warrants, as applicable, would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A common stock or Private Placement Warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Class A common stock or Private Placement Warrants generally will equal the U.S. Holder’s acquisition cost of the Class A common stock or Private Placement Warrants, as applicable, less, in the case of Class A common stock, any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes (as discussed above). Special rules apply for determining the tax basis of Class A common stock received upon exercise of a Private Placement Warrant (as discussed below).

Exercise of a Private Placement Warrant

Except as discussed below with respect to the “cashless exercise” of a Private Placement Warrant, a U.S. Holder generally will not recognize gain or loss on the acquisition of Class A common stock upon the exercise of a Private Placement Warrant. The U.S. Holder’s tax basis in its Class A common stock received upon exercise of a Private Placement Warrant generally will be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Private Placement Warrant and the exercise price of such Private Placement Warrant.

The tax consequences of a cashless exercise of a Private Placement Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not treated as a realization event or, if it is treated as a realization event, because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either case, a U.S. Holder’s initial tax basis in the Class A common stock received would equal the holder’s basis in the Private Placement Warrants exercised therefor. However, it is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of Private Placement Warrants having an aggregate value equal to the exercise price of the number of Private Placement Warrants to be exercised. The U.S. Holder would then recognize capital gain or loss in an amount generally equal to the difference between the fair market value of the Private Placement Warrants deemed surrendered and the U.S. Holder’s tax basis in such Private Placement Warrants. In this case, a U.S. Holder’s initial tax basis in the Class A common stock received would equal the sum of the U.S. Holder’s initial tax basis in the Private Placement Warrants exercised and the exercise price of such Private Placement Warrants. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance as to which, if any, of the alternative tax consequences described herein would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult with their own tax advisors regarding the tax consequences of a cashless exercise.

If we purchase Private Placement Warrants in an open market transaction, such purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described under “U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants” above.

Expiration of a Private Placement Warrant

If a Private Placement Warrant is allowed to expire unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Private Placement Warrant. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions with Respect to Private Placement Warrants

The terms of the Private Placement Warrants provide for an adjustment to the number of shares of Class A common stock for which Private Placement Warrants may be exercised or to the exercise price of the Private Placement Warrants in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. U.S. Holders of the Private Placement Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Private Placement Warrant holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise or through a decrease in the exercise price of the Private Placement Warrant) in connection with a distribution of cash or other property to the holders of shares of Class A common stock. Any such constructive distribution would be treated in the same manner as if U.S. Holders of Private Placement Warrants received a cash distribution from us generally equal to the fair market value of the increased interest and would be taxed in a manner similar to distributions to U.S. Holders of Class A common stock described herein. See “U.S. Holders—Taxation of Distributions with Respect to Class A common stock” above.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of Class A common stock and Private Placement Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our securities that is not a U.S. Holder and that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust.

Taxation of Distributions with Respect to Class A common stock

Distributions of cash or property on Class A common stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the Non-U.S. Holder’s tax basis in its Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock. See “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants” below. Subject to the discussion of effectively connected dividends below, any distribution made to a Non-U.S. Holder on its Class A common stock that is treated as a dividend for U.S. federal income tax purposes generally will be subject to U.S. withholding tax at the rate of 30% of the gross amount of the dividend unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants

Subject to the discussions below under “Non-U.S. Holders—Information Reporting and Backup Withholding” and “Non-U.S. Holders—Additional Withholding Requirements under FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of Class A common stock or Private Placement Warrants unless:

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); or

•

shares of Class A common stock or Private Placement Warrants constitute United States real property interests by reason of our status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by certain U.S.-source capital losses.

A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe that we are a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we were to become a USRPHC, a Non-U.S. Holder who disposes of our Class A common stock generally will not be subject to tax on any gain realized as a result of our status as a USRPHC as long as our Class A common stock is “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations, referred to herein as “regularly traded”) and such Non-U.S. Holder did not actually or constructively own, at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for such Class A common stock, more than 5% of our Class A common stock. It is unclear how a Non-U.S. Holder’s ownership of Warrants (whether Public Warrants or Private Placement Warrants) will affect the determination of whether such Non-U.S. Holder owned more than 5% of the Class A common stock. In addition, special rules apply in the case of a disposition of Private Placement Warrants if the Class A common stock is considered to be regularly traded, but such Private Placement Warrants are not considered to be regularly traded. We can provide no assurance as to our future status as a USRPHC or as to whether the Class A common stock or Private Placement Warrants will be treated as regularly traded. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the tax consequences related to ownership in a USRPHC and the application of the rules above to the Private Placement Warrants.

Exercise of a Private Placement Warrant

The U.S. federal income tax characterization of a Non-U.S. Holder’s exercise of a Private Placement Warrant generally will correspond to the U.S. federal income tax characterization of the exercise of a Private Placement Warrant by a U.S. Holder, as described under “U.S. Holders—Exercise of a Private Placement Warrant” above. To the extent a cashless exercise is characterized as a taxable exchange, the consequences would be similar to those described above under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants.” If we purchase Private Placement Warrants in an open market transaction, the U.S. federal income tax treatment for a Non-U.S. Holder generally will correspond to that described above under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants.”

Expiration of a Private Placement Warrant

The U.S. federal income tax treatment of the expiration of a Private Placement Warrant held by a Non-U.S. Holder generally will correspond to the U.S. federal income tax treatment of the expiration of a Private Placement Warrant held by a U.S. Holder, as described under “U.S. Holders—Expiration of a Private Placement Warrant” above.

Possible Constructive Distributions with Respect to Private Placement Warrants

The terms of the Private Placement Warrants provide for an adjustment to the number of shares of Class A common stock for which Private Placement Warrants may be exercised or to the exercise price of the Private Placement Warrants in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. Non-U.S. Holders of Private Placement Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Private Placement Warrant holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise or through a decrease in the exercise price of the Private Placement Warrant) in connection with a distribution of cash or other property to the holders of shares of Class A common stock. Any such constructive distribution would be treated in the same manner as if Non-U.S. Holders of Private Placement Warrants received a cash distribution from us generally equal to the fair market value of the increased interest and would be taxed in a manner similar to distributions to Non-U.S. Holders of Class A common stock described herein. See “Non-U.S. Holders—Taxation of Distributions with Respect to Class A Common Stock” above. The applicable withholding agent may withhold any resulting withholding tax from future cash distributions or other amounts owed to the Non-U.S. Holder.

Information Reporting and Backup Withholding

Any dividends paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Payments of dividends to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a Non-U.S. Holder of shares of Class A common stock or Private Placement Warrants generally will be subject to information reporting and backup withholding unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends on shares of Class A common stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of shares of Class A common stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E) or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of shares of Class A common stock paid after January 1, 2019 would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in shares of Class A common stock.

PLAN OF DISTRIBUTION

We are registering the possible resale by the Selling Securityholders of up to 83,747,027 shares of Class A common stock and up to 12,223,750 Private Placement Warrants.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants. We have agreed to maintain the effectiveness of this Registration Statement until all such securities have been sold under this Registration Statement or Rule 144 under the Securities Act or are no longer outstanding.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholders as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the distributions by any Selling Securityholder or its affiliates to its partners, members or stockholders;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the Registration Statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. To the extent that such distributees are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also resell a portion of our Common Stock or Warrants in reliance upon Rule 144 under the Securities Act, if available, or in other transactions exempt from registration requirements of the Securities Act, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A common stock are currently listed on Nasdaq under the symbol “BTM” and our Public Warrants are currently listed on Nasdaq under the symbol “BTMWW.”

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholders or borrowed from any Selling Securityholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, that offering will be conducted in accordance with the relevant provisions of FINRA Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Milbank LLP, New York, New York.

EXPERTS

The consolidated financial statements of Bitcoin Depot Inc. as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information in the Registration Statement and its exhibits. For further information with respect to Bitcoin Depot and the securities offered by this prospectus, we refer you to the Registration Statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the Registration Statement of which this prospectus forms a part. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the Registration Statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, registration statements and other information with the SEC. These reports, registration statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at www.BitcoinDepot.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (the “Post-Effective Amendment No. 1”) to the Registration Statement on Form
S-1
of Bitcoin Depot Inc. (File
No. 333-273287),
originally declared effective by the Securities and Exchange Commission (“SEC”) on September 1, 2023 (the “Registration Statement”), is being filed to include information contained in the registrant’s Annual Report on Form
10-K
for the year ended December 31, 2023 which was filed with the SEC on April 15, 2024, and to update certain other information in the Registration Statement.
The information included in this filing amends and restates the information contained in the
Registration
Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement on July 17, 2023.

INFORMATION NOT REQUIRED IN PROSPECTUS

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors
Bitcoin Depot Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Bitcoin Depot Inc. and subsidiaries (the Company) as of December 31, 2023 and 2022, the related consolidated statements of income (loss) and comprehensive income (loss), statement of changes in stockholders’ equity and member’s equity, statement of changes in member’s equity, and statements of cash flows for each of the years in the two-year
period ended December 31, 2023, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year
period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2021.
Atlanta, Georgia
April 15, 2024

BITCOIN DEPOT INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	As of December 31,
	2023	2022
Assets
Current:
Cash and cash equivalents	$29,759	$37,540
Cryptocurrencies	712	540
Accounts receivable	245	263
Prepaid expenses and other current assets	6,554	2,015

Total current assets	37,270	40,358
Property and equipment:
Furniture and fixtures	635	618
Leasehold improvements	172	172
Kiosk machines—owned	24,222	15,234
Kiosk machines—leased	20,524	36,591
Vehicles	—	17

Total property and equipment	45,553	52,632
Less: accumulated depreciation	(20,699)	(13,976)

Total property and equipment, net	24,854	38,656
Intangible assets, net	3,836	5,351
Goodwill	8,717	8,717
Operating lease right-of-use assets, net	484	302
Deposits	412	17
Deferred tax assets	1,804	—

Total assets	$77,377	$93,401

The accompanying notes are an integral part of these audited consolidated financial statements.

BITCOIN DEPOT INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	As of December 31,
	2023	2022
Liabilities and Stockholders’ Equity and Member’s Equity
Current:
Accounts payable	$8,337	$8,119
Accrued expenses and other current liabilities	21,545	11,309
Notes payable	3,985	8,050
Income taxes payable	2,484	647
Deferred revenue	297	19
Operating lease liabilities, current portion	279	228
Current installments of obligations under finance leases	6,801	18,437
Other non-income tax payable	2,297	—

Total current liabilities	$46,025	$46,809
Long-term liabilities
Notes payable, non-current	17,101	29,522
Operating lease liabilities, non-current	319	247
Obligations under finance leases, non-current	2,848	6,140
Deferred income tax, net	846	1,239
Tax receivable agreement liability due to related party	865	—

Total Liabilities	$68,004	$83,957

Commitments and Contingencies (Note 24)
Stockholders’ Equity and Member’s Equity
Series A Preferred Stock, $0.0001 par value; 50,000,000 authorized, 3,125,000 shares issued and outstanding, at December 31, 2023	—	—
Class A common stock, $0.0001 par value; 800,000,000 authorized, 13,602,691 shares issued, and 13,482,047 shares outstanding at December 31, 2023	1	—
Class B common stock, $0.0001 par value; 20,000,000 authorized, no shares issued and outstanding at December 31, 2023	—	—
Class E common stock, $0.0001 par value; 2,250,000 authorized, 1,075,761 shares issued and outstanding at December 31, 2023	—	—
Class M common stock, $0.0001 par value; 300,000,000 authorized, no shares issued and outstanding at December 31, 2023	—	—
Class O common stock, $0.0001 par value; 800,000,000 authorized, no shares issued and outstanding at December 31, 2023	—	—
Class V common stock, $0.0001 par value; 300,000,000 authorized, 44,100,000 shares issued and outstanding at December 31, 2023	4	—
Treasury stock	(279)	—
Additional paid-in capital	17,326	—
Accumulated deficit	(32,663)	—
Equity attributed to Legacy Bitcoin Depot	—	7,396
Accumulated other comprehensive loss	(203)	(182)

Total Stockholders’ (Deficit) Equity and Equity Attributable to Legacy Bitcoin Depot	$(15,814)	$7,214

Equity attributable to non-controlling interests	25,187	2,230

Total Stockholders’ Equity and Member’s Equity	$9,373	$9,444

Total Liabilities and Stockholders’ Equity and Member’s Equity	$77,377	$93,401

The accompanying notes are an integral part of these audited consolidated financial statements.

BITCOIN DEPOT INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except share and per share amounts)

	Year ended December 31,
	2023	2022
Revenue	$688,967	$646,830
Cost of revenue (excluding depreciation and amortization)	587,938	574,535
Operating expenses:
Selling, general, and administrative	57,770	36,991
Depreciation and amortization	12,788	18,783

Total operating expenses	$70,558	$55,774

Income from operations	$30,471	$16,521

Other (expense) income:
Interest (expense)	(11,926)	(12,318)
Other (expense) income	(16,737)	118
Loss on foreign currency transactions	(289)	(380)

Total other (expense)	$(28,952)	$(12,580)

Income before provision for income taxes and non- controlling interest	1,519	3,941
Income tax expense	(49)	(395)

Net income	$1,470	$3,546

Net income attributable to Legacy Bitcoin Depot unit holders	12,906	3,980
Net income (loss) attributable to non-controlling interest	14,666	(434)

Net (loss) attributable to Bitcoin Depot Inc.	$(26,102)	$—

Other comprehensive income (loss), net of tax
Net income	$1,470	$3,546
Foreign currency translation adjustments	(4)	(110)

Total comprehensive income	$1,466	$3,436

Comprehensive income attributable to Legacy Bitcoin Depot unit holders	12,885	3,870
Comprehensive income (loss) attributable to non-controlling interest	14,683	(434)

Comprehensive loss attributable to Bitcoin Depot Inc.	$(26,102)	$—

Net (loss) attributable to Bitcoin Depot Inc.	$(26,102)	$—
Loss per share basic and diluted	$(1.57)

Weighted average shares: basic and diluted	16,675,529

The accompanying notes are an integral part of these audited consolidated financial statements.

BITCOIN DEPOT INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY AND MEMBER’S EQUITY
YEAR ENDED DECEMBER 31, 2023
(in thousands, except share amounts)

	Equity Attributed to Legacy Bitcoin Depot	Series A Preferred Stock		Class A Common Stock		Class E Common Stock		Class V Common Stock		Treasury Stock		Accumulated Other Comprehensive Loss	Stock Subscription Receivable	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit) and Equity Attributable to Legacy Bitcoin Depot	Non- Controlling Interest	Total Stockholders’ Equity and Member’s Equity
		Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
January 1, 2023	$7,396	—	$—	—	$—	—	$—	—	$—	—	$—	$(182)	$—	$—	$—	$7,214	$2,230	$9,444
Distributions	(12,737)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(12,737)	(2,294)	(15,031)
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	(21)	—	—	—	(21)	17	(4)
Net income (loss) prior to transaction	12,906	—	—	—	—	—	—	—	—	—	—	—	—	—	—	12,906	—	12,906
Recapitalization of Legacy Bitcoin Depot equity and establishment of non-controlling interest	(7,565)	—	—	11,858,691	1	1,075,761	—	44,100,000	4	—	—	—	(4)	—	(5,807)	(13,371)	9,866	(3,505)
Establishment of TRA	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(754)	(754)	—	(754)
Shares issued in connection with the PIPE Financing	—	4,300,000	—	—	—	—	—	—	—	—	—	—	(5,609)	13,889	—	8,280	—	8,280
Settlement of stock subscription receivable	—	—	—	—	—	—	—	—	—	—	—	—	5,613	—	—	5,613	—	5,613
Conversion from Series A preferred stock to class A common stock	—	(1,175,000)	—	1,175,000	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	1,822	—	1,822	702	2,524
Treasury Shares	—	—	—	(120,644)	—	—	—	—	—	120,644	(279)	—	—	—	—	(279)	—	(279)
Stock compensation expense related to shares issued to founder	—	—	—	500,000	—	—	—	—	—	—	—	—	—	1,615	—	1,615	—	1,615
Shares issued for vested RSU awards	—	—	—	69,000	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Net Income (loss) attributable to Bitcoin Depot Inc.	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(26,102)	(26,102)	14,666	(11,436)

December 31, 2023	$—	3,125,000	$—	13,482,047	$1	1,075,761	$—	44,100,000	$4	120,644	$(279)	$(203)	$—	$17,326	$(32,663)	$(15,814)	$25,187	$9,373

The accompanying notes are an integral part of these audited consolidated financial statements.

BITCOIN DEPOT INC.
CONSOLIDATED STATEMENT OF CHANGES IN MEMBER’S EQUITY
YEAR ENDED DECEMBER 31, 2022
(in thousands, except share and per share amounts)

	Equity Attributed to Legacy Bitcoin Depot	Accumulated Other Comprehensive (Loss)	Total Equity Attributed to Legacy Bitcoin Depot	Equity Attributed to Non- Controlling Interest	Total Member’s Equity
Balance at January 1, 2022	$17,615	$(72)	$17,543	$1,434	$18,977
Contributions	1,778	—	1,778	—	1,778
Distributions	(15,977)	—	(15,977)	—	(15,977)
Share-based compensation expense	—	—	—	1,230	1,230
Foreign currency translation	—	(110)	(110)	—	(110)
Net income (loss)	3,980	—	3,980	(434)	3,546

Balance at December 31, 2022	$7,396	$(182)	$7,214	$2,230	$9,444

The accompanying notes are an integral part of these audited consolidated financial statements.

BITCOIN DEPOT INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2023	2022
Cash flows from Operating Activities:
Net Income	$1,470	$3,546
Adjustments to reconcile net income to net cash (used in) operating activities:
Amortization of deferred financing costs	1,567	611
Accretion to contingent earn-out liability	159	962
Depreciation and amortization	12,788	18,783
Loss on Series A Preferred Share PIPE Issuance	14,472	—
Non-cash stock compensation	4,139	1,230
Purchase of services in cryptocurrencies	1,151	3,679
Deferred taxes	(1,392)	(252)
Loss on finance lease modification	1,705	—
Loss on disposal of property and equipment	273	—
Reduction in carrying amount of right-of-use assets	151	81
Cryptocurrency received as payment	(1,450)	(3,244)
Other	1,060
Change in operating assets and liabilities, net of effects of Merger:
Deposits	(412)	—
Accounts receivable	59	(171)
Cryptocurrencies	105	2,796
Prepaid expenses and other current assets	(1,113)	567
Accounts payable	(2,238)	(1,907)
Accrued expenses and other current liabilities	5,388	4,049
Income taxes payable	1,538	647
Other taxes payable	1,502	—
Tax receivable agreement liability	111	—
Deferred revenue	278	19
Operating leases, net	(211)	(141)

Net Cash Flows Provided by Operations	$41,100	$31,255

Cash flows from Investing Activities:
Acquisition of property and equipment	(22)	(1,110)
Contingent consideration payment	—	(2,000)

Net Cash Flows Used In Investing Activities	$(22)	$(3,110)

Cash flows from Financing Activities:
Net proceeds from Merger	3,343	—
PIPE commitment fees paid	(933)	—
Contingent consideration payment	(2,000)	—
Proceeds from stock subscription receivable	4	—
Proceeds from issuance of notes payable	1,269	5,000
Principal payments on notes payable	(20,101)	(4,531)
Principal payments on short-term financing arrangement	—	(342)
Principal payments on finance lease	(14,005)	(17,106)
Payment of deferred financing costs	(1,149)	(210)
Purchase of treasury stock	(279)	—
Distributions	(15,007)	(11,353)

Net Cash Flows Used In Financing Activities	$(48,858)	$(28,542)

Effect of exchange rate changed on cash and cash equivalents	(1)	(91)

Net change in cash and cash equivalents	$(7,781)	$(488)
Cash and cash equivalents—beginning of period	37,540	38,028

Cash and cash equivalents—end of period	$29,759	$37,540

The accompanying notes are an integral part of these audited consolidated financial statements.

BITCOIN DEPOT INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2023	2022
Supplemental disclosures of cash flow information:
Cash paid during the year ended December 31 for:
Interest	$10,116	$10,840

Income taxes	$371	$117

Supplemental disclosures of
non-cash
investing and financing activities:
See Note 5 for information on
non-cash
distribution to the Member.
See Note 23 for information on
non-cash
activity related to lease terminations and new lease arrangements.
The accompanying notes are an integral part of these audited consolidated financial statements

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1) Organization and Background
(a) Organization
Lux Vending, LLC (dba Bitcoin Depot) (“Legacy Bitcoin Depot”) was formed on June 7, 2016. Pursuant to a transaction with GSR II Meteora Acquisition Corp. (“GSRM”), a Delaware corporation formed on October 14, 2021, Legacy Bitcoin Depot merged with and into GSRM and GSRM was renamed Bitcoin Depot Inc. (“Bitcoin Depot”, or the “Company”) (see Note 2(a)). Bitcoin Depot owns and operates a network of cryptocurrency kiosks (“BTMs”) across North America where customers can buy and sell cryptocurrencies. In addition to the BTM network, Bitcoin Depot also sells cryptocurrency to consumers at a network of retail locations through its BDCheckout product offering and through its website via over-the-counter
(“OTC”) trade. The BDCheckout offering allows users similar functionality to the BTM kiosks, enabling users to load cash into their accounts at the checkout counter at retailer locations, and use those funds to purchase cryptocurrency. The Company’s website allows users to initiate and complete OTC trades for cryptocurrency. Bitcoin Depot also offers a software solution to other BTM operators through its controlled subsidiary, BitAccess Inc (“BitAccess”).
(b) Background
Several factors affect the price of cryptocurrencies, including but not limited to: (a) global supply and demand; (b) investors’ expectations with respect to the rate of inflation; (c) interest rates; (d) currency exchange rates, including the rates at which cryptocurrencies may be exchanged for fiat currencies; (e) fiat currency withdrawal and deposit policies of electronic market places where traders may buy and sell cryptocurrencies based on bid-ask
trading activity with the various exchanges and the liquidity of those exchanges; (f) interruptions in service from or failures of major cryptocurrency exchanges; (g) investment and trading activities of large investors, including private and registered funds, that may directly or indirectly invest in cryptocurrencies; (h) monetary policies of governments, trade restrictions, currency devaluations and revaluations; (i) regulatory measures, if any, that restrict the use of cryptocurrencies as a form of payment; (j) the maintenance and development of the open-source protocol governing the cryptocurrency’s network; (k) global or regional political, economic or financial events and situations; and (l) expectations among market participants that the value of a cryptocurrency will soon change; (m) the reduction in mining rewards of Bitcoin, including block reward halving events, which are events that occur after a specific period of time and reduces the block reward earned by miners.
Global supply for a particular cryptocurrency is determined by the asset’s network source code, which sets the rate at which assets may be awarded to network participants. Global demand for cryptocurrencies is influenced by such factors as the increase in acceptance by retail merchants and commercial businesses of a cryptocurrency as a payment alternative, the security of online exchanges and digital wallets, the perception that the use of cryptocurrencies is safe and secure, and the lack of regulatory restrictions on their use. Additionally, there is no assurance that any cryptocurrency will maintain its long-term value in terms of purchasing power. Any of these events could have a material adverse effect on the Company’s financial position and the results of its operations.
(c) Liquidity
As of December 31, 2023, the Company had current assets of $37.3 million, including cash and cash equivalents of $29.8 million, current liabilities of $46.0 million, total stockholders’ equity and member’s equity of $9.4 million and an accumulated deficit of $32.7 million. For the year ended December 31, 2023, the Company recognized net income of $1.5 million and generated cash flows from operations of $41.1 million. The Company expects its existing cash and cash equivalents, together with cash provided by operations, to be sufficient to fund its operations for a period of 12 months from the date that these consolidated financial statements are issued.

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(d) Risks and Uncertainties
The operations of Bitcoin Depot are subject to various regulatory challenges and uncertainties. The Company’s ability to operate and expand its cryptocurrency kiosk services in compliance with applicable laws and regulations is a significant risk factor that may impact its financial performance and overall business prospects. The regulatory landscape surrounding cryptocurrencies, including the operation of crypto kiosks, is rapidly evolving and can vary significantly from one jurisdiction to another. The impacts of heightened regulatory oversight is not yet known. For example, recent legislation in California regulates digital financial asset transaction kiosks (“crypto kiosks”) by imposing the following: limiting to $1,000 per day the amount of funds the kiosk operator can accept from or dispense at its crypto kiosks; limiting the direct and indirect charges an operator may collect from a customer for a single transaction to the greater of $5 or 15% of the dollar equivalent of the digital assets involved in the transaction; (iii) requiring that specific information (including the amount of fees, expenses and charges, as well as any spread between the dollar price of the digital asset charged to the customer and the dollar price for that asset listed by a digital asset exchange) be disclosed both prior to a transaction and on transaction receipts printed by crypto kiosks following the transaction; and (iv) requiring operators to provide the California Department of Financial Protection and Innovation with a list of all locations of the crypto kiosks that the operator owns, operates or manages in California. Other state agencies may propose and adopt new regulations (or interpret existing regulations) in ways that could result in significant adverse changes in the regulatory landscape for cryptocurrencies, regardless of whether these or other new laws are adopted.
The Company’s financial performance and ability to achieve its business objectives may be significantly impacted by the outcome of ongoing regulatory discussions and potential changes in the regulatory framework governing cryptocurrencies in California and in other states that have passed, or may pass, similar legislation. These uncertainties may result in increased compliance costs, operational restrictions, or limitations on the Company’s ability to expand its services or enter new markets. Compliance with current and proposed legislation that has not yet been published may be more challenging than expected.
In addition, the Company’s ability to obtain and maintain the necessary licenses, permits, and approvals from state regulatory authorities is subject to various factors beyond its control, including changes in laws, regulations, or interpretations thereof. Failure to comply with these requirements may result in penalties, fines, or even the suspension or termination of the Company’s operations in the state.
(2) Basis of Presentation Summary of Significant Accounting Policies
(a) Basis of Presentation
Reverse Recapitalization
GSR II Meteora Acquisition Corp. (“GSRM”) was a blank check company incorporated as a Delaware corporation on October 14, 2021, for the purpose of effecting a merger or similar business combination with one or more businesses. On March 1, 2022, GSRM consummated its Initial Public Offering (“IPO”). On August 24, 2022, GSRM entered into a Transaction Agreement, as subsequently amended (the “Transaction Agreement”), by and among GSRM, GSR II Meteora Sponsor LLC (the “Sponsor”), Lux Vending, LLC (dba Bitcoin Depot), and BT Assets, Inc. (“BT Assets”). Prior to the events contemplated in the Transaction Agreement (collectively, the “Merger”), BT Assets was the sole owner and member in Legacy Bitcoin Depot (the “Member”).
On June 30, 2023 (the “Closing Date”), Legacy Bitcoin Depot merged with and into Bitcoin Depot Operating, LLC (“BT OpCo”), with BT OpCo surviving the Merger as the post-transaction operating company owned solely by a newly formed entity, BT HoldCo, LLC (“BT HoldCo”) with common units (the “BT HoldCo Common Units”), preferred units (the “BT HoldCo Preferred Units”) and earnout units (the “BT HoldCo Earnout Units”)

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

outstanding and issued to BT Assets. In connection with the Merger, GSRM changed its name to Bitcoin Depot Inc., purchased BT HoldCo Common Units owned by BT Assets and was issued BT HoldCo Earnout Units and warrants issued by BT HoldCo to the Company to purchase a number of BT HoldCo Common Units equal to the number of shares of Class A common stock that may be purchased upon the exercise in full of all Warrants outstanding immediately after the Closing Date (“BT HoldCo Matching Warrants”). The former owners of Legacy Bitcoin Depot (i.e., BT Assets and the owners thereof) were issued 44,100,000 non-economic,
super voting shares of Class V common stock in Bitcoin Depot. The Class V common stock held by BT Assets corresponds to units held by BT Assets in BT HoldCo and represents non-controlling
interests in the Company, as described in Note 11. Following the Closing Date, the Company is organized under an
“Up-C”
structure in which the business of the Company is operated by BT HoldCo and its subsidiaries, and Bitcoin Depot’s only material direct asset consists of equity interests in BT HoldCo. At June 30, 2023, the Company had issued and outstanding 12,358,691 common units, 4,300,000 Series A Preferred Units and 43,848,750 warrants in BT HoldCo. Also at June 30, 2023, BT Assets owned 41,200,000 common units, 2,900,000 Founder Preferred Units, 5,000,000 Class 1 Earnout Units, 5,000,000 Class 2 Earnout Units and 5,000,000 Class 3 Earnout Units in BT HoldCo.
On the Closing Date, the Company also issued 4,300,000 shares of Series A Convertible Preferred Stock of the Company (the “Series A Preferred Stock”) in connection with the private placement (“PIPE Financing”) discussed in Note 4, and 12,358,691 shares of Class A common stock.
Notwithstanding the legal form of the Merger pursuant to the Transaction Agreement, the Merger is accounted for as a reverse recapitalization. The Merger is accounted for as a common control transaction and reverse recapitalization in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), as BT Assets controls BT OpCo both before and after the transactions. Legacy Bitcoin Depot is determined to be the predecessor and represents a continuation of BT OpCo’s balance sheet and consolidated statement of Income (Loss) and Comprehensive Income (Loss), reflective of the recapitalization of the Merger.
As a result of the reverse capitalization accounting, the consolidated assets and liabilities of Legacy Bitcoin Depot are reflected by the Company at their historical cost with no additional goodwill or intangible assets recorded, accompanied by a recapitalization of the equity structure. The Company has reflected the recapitalization within the Consolidated Statements of Changes in Stockholders’ Equity and Member’s Equity.
In connection with the Merger, the Company’s Class A common stock is now listed on the Nasdaq stock market under the symbol BTM and the Warrants to purchase the Class A common stock are listed on the Nasdaq stock market under the symbol BTMWW in lieu of the GSRM Ordinary Shares and GSRM’s warrants, respectively. GSRM’s units automatically separated into the GSRM’s Ordinary Shares and GSRM’s warrants and ceased trading separately on the Nasdaq stock market following the Closing Date. Prior to the Merger, GSRM neither engaged in any operations nor generated any revenue. Until the Merger, based on GSRM’s business activities, it was a shell company as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The consolidated assets, liabilities and results of operations prior to the Merger reflect those of Legacy Bitcoin Depot, which represents the predecessor of the Company. All such references to the Company for periods prior to the Merger refer to the activity of Lux Vending, LLC.
The Company consolidates business enterprises that it controls by ownership of a majority voting interest. However, there are situations in which consolidation is required even though the usual condition of consolidation (ownership of a majority voting interest) does not apply. An enterprise must consolidate a Variable Interest Entity (“VIE”) if it is determined to be the primary beneficiary of the VIE. The primary beneficiary has both (a) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance,

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and (b) the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company consolidates all entities that it controls by ownership of a majority voting interest as well as VIEs for which the Company is the primary beneficiary.
In connection with the Merger, the Company became the sole managing member of BT HoldCo, which holds all of the Company’s operating subsidiaries, and has the sole authority to make the key operating decisions on behalf of BT HoldCo. As such, the Company determined that BT HoldCo is a VIE and the Company is the primary beneficiary. Accordingly, these consolidated financial statements include the assets, liabilities and results of operations of BT HoldCo.
The consolidated financial statements of the Company include the accounts of Bitcoin Depot Inc. and its controlled subsidiaries: BT HoldCo, Bitcoin Depot Operating, LLC, Mintz Assets, Inc., Express Vending, Inc., Intuitive Software, LLC, Digital Gold Ventures, Inc. (“Digital Gold”), and BitAccess Inc. BT HoldCo is a holding company with ownership of Bitcoin Depot Operating, LLC. Bitcoin Depot Operating, LLC is a holding company with ownership of Mintz Assets, Inc. and Intuitive Software, LLC. Mintz Assets, Inc. is a holding company that holds the ownership of Express Vending, Inc. Express Vending, Inc. is a Canadian corporation whose business activities include owning and operating a network of BTM kiosks in Canada. Intuitive Software, LLC is a holding company that holds an 82.14% equity interest (through its ownership of Digital Gold) in BitAccess Inc., a Canadian corporation. The non-controlling
interests held by investors directly in BT HoldCo and BitAccess are presented separately as further discussed in Note 11. Intercompany balances and transactions have been eliminated in consolidation.
(b) Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates are used for, but not limited to, valuation of current and deferred income taxes, the determination of the useful lives of property and equipment, recoverability of intangible assets and goodwill, fair value of long-term debt, present value of lease liabilities and right-of-use
assets, assumptions and inputs for fair value measurements used in business combinations and in the transaction, impairments of cryptocurrencies, share-based compensation, and contingencies, including liabilities that the Company deems are not probable of assertion. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates.
(c) Concentration of Credit Risk Arising from Cash Deposits in Excess of Insured Limits
The Company maintains cash in established U.S. and Canadian financial institutions that often will exceed federally insured limits. The Company has not experienced any losses in such accounts that are maintained at the financial institutions.
The Company maintains cash balances in its BTMs and in fiat wallets with cryptocurrency exchanges to facilitate the purchase and sale of cryptocurrencies. The cash balances in the BTMs are insured up to a specified limit. From time to time, the Company’s cash balance in the BTMs exceeds such limits. The Company had cash of $12.2 million and $16.0 million in BTMs at December 31, 2023 and December 31, 2022, respectively. Cash maintained in fiat wallets with cryptocurrency exchanges is not insured. The Company had $0.1 million and $2.5 million in cash with cryptocurrency exchanges as of December 31, 2023 and December 31, 2022, respectively.

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A significant customer concentration is defined as one from whom at least 10% of annual revenue is derived. The Company had no significant customer concentration for the year ended December 31, 2023 and 2022.
(d) Cash and Cash Equivalents
Cash and cash equivalents includes cash maintained at various financial institutions, cryptocurrency exchanges, cash in transit, and cash in BTMs owned and leased by the Company.
Cash in transit consists of cash that is picked up by armored truck companies from the Company’s BTM machines but not yet deposited in the Company’s bank accounts. As of December 31, 2023 and December 31, 2022, the Company had cash in transit of $5.3 million and $7.8 million, respectively. Management evaluates cash in transit based on outstanding cash deposits on cash picked up by the armored truck companies, historical cash deposits and cash that is lost during transit, which is immaterial. The armored truck companies maintain insurance over theft and losses.
(e) Cryptocurrencies
Cryptocurrencies are a unit of account that function as a medium of exchange on a respective blockchain network, and a digital and decentralized ledger that keeps a record of all transactions that take place across a peer-to-peer
network. The Company primarily purchases cryptocurrencies to sell to customers. The Company’s cryptocurrencies consisted primarily of Bitcoin (“BTC”) as of and for the year ended December 31, 2023 and BTC, Litecoin (“LTC”), and Ethereum (“ETH”) as of and for the year ended December 31, 2022. These are collectively referred to as “cryptocurrencies” in the consolidated financial statements.
The Company accounts for cryptocurrencies as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350,
Intangibles—Goodwill and Other
, and they are recorded on the Company’s consolidated Balance Sheets at cost, less any impairments. The Company has control and ownership of its cryptocurrencies which are stored in both the Company’s proprietary hot wallets and hot wallets hosted by a third-party, BitGo, Inc.
The primary purpose of the Company’s operations is to buy and sell Bitcoin using the BTM kiosk network and other services. The Company does not engage in broker-dealer activities. The Company uses various exchanges and liquidity providers to purchase, liquidate and manage its cryptocurrency positions; however, this does not impact the accounting for these assets as intangible assets.
Crypto Custody Asset and Safeguarding Liability
In accordance with Staff Accounting Bulletin 121 (SAB 121), the Company determined that it has a safeguarding obligation with respect to cryptocurrencies held in third-party operator wallets and in a shared wallet with one of its liquidity providers. The Company has certain obligations to safeguard these assets and/or private keys from loss, theft, or other misuse. The Company has adopted measures to safeguard crypto assets it secures, including establishing security around private key management to minimize the risk of theft or loss. The Company measures the safeguarding obligation liability initially and subsequently at the fair value of the digital asset per the principal market in accordance with ASC 820,
Fair Value Measurement
, at midnight UTC on the last day of the reporting period. The custody asset is measured in the same manner, however, the carrying amount may be adjusted to reflect any actual or potential safeguarding loss events, such as those resulting from fraud or theft.
Impairment
Because the Company’s cryptocurrencies are accounted for as indefinite-lived intangible assets, the cryptocurrencies are tested for impairment annually or more frequently if events or changes in circumstances

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

indicate it is more likely than not that the asset is impaired in accordance with ASC 350. The Company has determined that a decline in the quoted market price below the carrying value at any time during the assessed period is viewed as an impairment indicator because the cryptocurrencies are traded in active markets where there are observable prices. Therefore, the fair value is used to assess whether an impairment loss should be recorded. If the fair value of the cryptocurrency decreases below the initial cost basis or the carrying value during the assessed period, an impairment charge is recognized at that time in cost of revenue (excluding depreciation and amortization). After an impairment loss is recognized, the adjusted carrying amount of the cryptocurrency becomes its new accounting basis and this new cost basis will not be adjusted upward for any subsequent increase in fair value. For purposes of measuring impairment on its cryptocurrencies, the Company determines the fair value of its cryptocurrency on a non-recurring
basis in accordance with ASC 820,
Fair Value Measurement,
based on quoted (unadjusted) prices on an active exchange in the United States that the Company has determined is its principal market (Level 1 inputs).
The Company purchases cryptocurrencies, which are held in the Company’s hot wallets, on a just-in-time
basis to facilitate sales to customers and mitigate exposure to volatility in cryptocurrency prices. After June 30, 2022, the Company only sells its cryptocurrencies to its customers from its BTM kiosks and BDCheckout locations in exchange for cash, for a prescribed transaction fee applied to the current market price of the cryptocurrency at the time of the transaction, plus a predetermined markup. When the cryptocurrency is sold to customers, the Company relieves the adjusted cost basis of its cryptocurrency, on a first-in,
first-out
basis within cost of revenue (excluding depreciation and amortization). In the fourth quarter of 2022, the Company discontinued the sale of ETH and LTC to its customers.
During the year ended December 31, 2021, the Company purchased quantities of cryptocurrencies in excess of expected sales and began selling these cryptocurrencies to customers, on exchange or distributing to the Member during the year ended December 31, 2022. Upon disposition, the Company relieved the adjusted cost basis of the cryptocurrencies with any gains recorded to cost of revenue (excluding depreciation and amortization).
The related cash flows from purchases and sales of cryptocurrencies are presented as cash flows from operating activities on the consolidated Statements of Cash Flows.
See Notes 2(i) and 2(j) to the consolidated financial statements for further information regarding the Company’s revenue recognition and cost of revenue related to the Company’s cryptocurrencies.
(f) Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation. Finance leases for kiosk machines are stated at the present value of the future minimum lease payments, less accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation are eliminated from their respective accounts and any resulting gain or loss is recognized in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss) upon disposition.
Depreciation of property and equipment is determined using the straight-line method over the estimated useful lives of the assets, which are as follows:

Furniture and fixtures	7 years
Leasehold improvements	Lesser of estimated useful life or life of the lease
Kiosk machines - owned	5 years
Kiosk machines - leased	2-5 years
Vehicles	5 years

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciation expense for the year ended December 31, 2023 and 2022 totaled $11.3 million, and $17.3 million, respectively.
(g) Impairment of Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset group to its fair value, which is normally determined through analysis of the future net cash flows expected to be generated by the asset group. If such asset group is considered to be impaired, the impairment to be recognized is measured by the amount that the carrying amount of the asset group exceeds the fair value of the asset group. There were no impairments of long-lived assets for the year ended December 31, 2023 and 2022.
(h) Goodwill and Intangible Assets, net
Goodwill represents the excess of the consideration transferred over the estimated fair value of the acquired assets, assumed liabilities, and any non-controlling
interest in the acquired entity in a business combination. The Company tests for impairment at least annually, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The Company performs their annual test for impairment as of December 31 at the reporting unit level. There was no impairment of goodwill for the year ended December 31, 2023 and 2022.
Intangible assets, net consist of tradenames, customer relationships, and software applications. Intangible assets with finite lives are amortized over their estimated lives and evaluated for impairment when an event or change in circumstances occurs that warrants such a review. Management periodically evaluates whether changes to estimated useful lives of intangible assets are necessary to ensure its estimates accurately reflect the economic use of the related intangible assets.
(i) Revenue Recognition
BTM Kiosks, BDCheckout and OTC
Revenue is principally derived from the sale of cryptocurrencies at the point-of-sale
on transactions initiated by customers. These customer-initiated transactions are governed by terms and conditions agreed to at the time of each point-of-sale
transaction and do not extend beyond the transaction. The Company charges a fee at the transaction level. The transaction price for the customer is the price of the cryptocurrency, which is based on the exchange value at the time of the transaction, plus a markup, and a flat fee. The exchange value is determined using real-time exchange prices and the markup percentage is determined by the Company and depends on the current market, competition, the geography of the location of the sale, and the method of purchase.
The Company’s revenue from contracts with customers is principally comprised of a single performance obligation to provide cryptocurrencies when customers buy cryptocurrencies at a BTM kiosk, through BDCheckout or directly via an OTC trade. The Company discontinued its OTC sales in June 2022. BDCheckout sales are similar to sales from BTM kiosks in that, customers buy cryptocurrencies with cash; however, the BDCheckout transactions are completed at the checkout counter of retail locations, initiated using the Bitcoin Depot mobile app instead of through the BTM kiosks. OTC sales were initiated and completed through the Company’s website. Regardless of the method by which the customer purchases the cryptocurrency, the Company considers its performance obligation satisfied when control of the cryptocurrency is transferred to the customer, which is at the point in time the cryptocurrency is transferred to the customer’s cryptocurrency wallet and the transaction is validated on the blockchain.

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The typical processing time for the Company’s transactions with customers is 30 minutes or less. Through December 31, 2022, for reasons of operational practicality, the Company applied an accounting convention at period-ends to use the date of the transaction, which corresponded to the timing of the cash received, for purposes of recognizing revenue. The net impact from this accounting convention was a $0.1 million increase in revenue for the year ended December 31, 2022. Contract liabilities are amounts received from customers in advance of the Company transferring the cryptocurrencies to the customer’s wallet and the transaction validated on the blockchain. Contract liabilities are presented in “Deferred revenue” on the consolidated Balance Sheet as of December 31, 2023 are not material.
Judgment is required in determining whether the Company is the principal or the agent in transactions with customers. The Company evaluates the presentation of revenue on a gross or net basis based on whether it controls the cryptocurrency before control is transferred to the customer (gross) or whether it acts as an agent by arranging for other customers on the platform to provide the cryptocurrency to the customer (net). The Company controls the cryptocurrency before it is transferred to the customer, has ownership risk related to the cryptocurrency (including market price volatility), sets the transaction fee to be charged, and is responsible for transferring the cryptocurrency to the customer upon purchase. Therefore, the Company is the principal in transactions with customers and presents revenue and cost of revenue (excluding depreciation and amortization) from the sale of cryptocurrencies on a gross basis.
In a limited number of BTM kiosks, the Company has technology that allows customers to sell their cryptocurrencies to the Company. In these limited cases, the Company receives the customer’s cryptocurrencies in the Company’s hot wallet, and the kiosk dispenses U.S. Dollar (“USD”) to the selling customer. Because all orders are processed within a very short time frame (typically within minutes), no orders are pending when the customer receives cash upon completion of the transaction at the kiosk. Transaction fee revenue is recognized at the time the cash is dispensed to the customer. The cryptocurrencies are initially recorded at cost. Subsequently, they are measured at cost, net of any impairment losses incurred since acquisition, and reflected in Cryptocurrencies on the consolidated Balance Sheets.
Software Services
The Company, through its subsidiary BitAccess, generates revenue from contracts with third-party BTM operators to provide software services that enables these customers to operate their own BTM kiosks and facilitate customer cash-to-cryptocurrency
transactions. In exchange for these software services, the Company earns a variable fee equal to a percentage of the cash value of the transactions processed by the kiosks using the software during the month, paid in BTC. The Company has determined that the software services are a single, series performance obligation to provide continuous access to the transaction processing system that is simultaneously provided to and consumed by the customer. Each day of the service periods comprises a distinct, stand-ready service that is substantially the same and with the same pattern of transfer to the customer as all the other days. The Company allocates the variable service fees earned to each distinct service period on the basis that (a) each variable service fee earned relates specifically to the entity’s efforts to provide the software services during that period and (b) allocation of the variable fee entirely to the distinct period in which the transaction giving rise to the fee occurred is consistent with the allocation objective in ASC 606. Accordingly, the Company allocates and recognizes variable software services revenue in the period in which the transactions giving rise to the earned variable fee occur.
BitAccess also generates revenue by selling kiosk hardware to BTM operators in exchange for cash. Hardware revenue is recognized at a point-in-time
when the hardware is shipped to the customer and control is transferred to the customer. When customers pay in advance for the kiosk hardware, the Company records deferred revenue until the hardware is delivered and control is transferred to the customer. Hardware and software services are generally sold separately from each other and are distinct from each other.

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has considered whether its contracts with BitAccess customers for software services are themselves derivative contracts or contain an embedded derivative in accordance with ASC 815—
Derivatives and Hedging
, because the Company elects to receive BTC as payment for these software fees. The Company determined that the contracts are not themselves derivative contracts in their entirety but do contain an embedded derivative for the right to receive the USD denominated receivable in BTC as settlement. Due to the immaterial amount of BTC not received as settlement of receivables from customers at each month end, the fair value of the embedded derivative was determined to be de minimis.
(j) Cost of Revenue (excluding depreciation and amortization)
The Company’s cost of revenue consists primarily of direct costs related to selling cryptocurrencies and operating the Company’s network of BTM kiosks. The cost of revenue (excluding depreciation and amortization) caption includes cryptocurrency expenses, floorspace expenses, and kiosk operations expenses.
Cryptocurrency expenses
Cryptocurrency expenses include the cost of cryptocurrencies, fees paid to obtain cryptocurrencies, impairment of cryptocurrencies, gains on sales of cryptocurrencies on exchange, fees paid to operate the third-party software on the BTM kiosks, and fees paid to transfer cryptocurrencies to customers.
Floorspace lease expenses
Floorspace lease expenses include lease expenses for floorspace leases related to the placement of BTM kiosks.
Kiosk Operations expenses
Kiosk operations expenses include the cost of kiosk repair and maintenance and the cost of armored trucks to collect and transport cash deposited into the BTM kiosks.
The Company presents cost of revenue in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss) exclusive of depreciation related to BTM kiosks and amortization of intangible assets related to software applications, tradenames and customer relationships.
(k) Advertising
The Company expenses advertising costs as incurred. Advertising expenses were $5.6 million and $4.2 million for the year ended December 31, 2023 and 2022, respectively. Amounts are included in selling, general and administrative expenses in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss).
(l) Foreign Currency
The functional currency of the Company is the USD. The functional currency of Express Vending, Inc. is the Canadian Dollar. All revenue, cost and expense accounts recorded in foreign currencies are translated at an average of exchange rates in effect during the period. Assets and liabilities recorded in foreign currencies are translated at the exchange rate as of the balance sheet date. The resulting translation adjustments are recorded as a separate component of Stockholders’ and Member’s Equity, identified as accumulated other comprehensive loss. As a result of the integration of BitAccess (the Company’s controlled Canadian subsidiary) during 2022, the Company determined that the functional currency of BitAccess was the
USD
.

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(m) Income Taxes
Bitcoin Depot Inc. is treated as a corporation for federal income tax purposes.
BT HoldCo is treated as a partnership for federal income tax purposes. Bitcoin Depot Operating, LLC is a Single-Member Limited Liability Company and owned by BT HoldCo and with the consent of BT HoldCo, has elected under the Internal Revenue Code and similar state statutes to be a disregarded entity. In lieu of federal corporate income taxes, Bitcoin Depot Operating, LLC reflects its operating results on BT HoldCo’s federal tax return as a division of the partnership. As such, there were no federal income taxes for these entities.
Mintz Assets, Inc., is treated as a corporation for federal income tax purposes. Intuitive Software, LLC., and its wholly owned subsidiary, Digital Gold, are treated as corporations for federal income tax purposes. BitAccess Inc., and Express Vending, Inc., are each taxed as Canadian corporations. For the year ended December 31, 2023 and 2022, there was no activity for Mintz Assets, Inc., Intuitive Software, LLC and Digital Gold. As such, there were no federal income taxes for these entities.
Deferred taxes are recognized for future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax basis and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
The effect of any tax rate change on deferred taxes is recognized in the period that includes the enactment date of the tax rate change. Realization of deferred tax assets is assessed on an annual basis and, unless a deferred tax asset is more likely than not to be utilized, a valuation allowance is recorded to write down the deferred tax assets to their net realizable value. In assessing the realizability of deferred income tax assets, management considers whether it is more-likely-than-not
that some portion or all of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those deductible temporary differences reverse. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. For uncertain income tax positions, the Company uses a more-likely-than-not
recognition threshold based on the technical merits of the income tax position taken. Income tax positions that meet the more-likely-than-not
recognition threshold are measured in order to determine the tax benefit recognized in the financial statements. The Company recognizes accrued interest related to unrecognized tax benefits as part of income tax expense. Penalties, if incurred, are recognized as a component of income tax expense.
The Global Intangible
Low-taxed
Income (GILTI) is a provision that was introduced by the Tax Cuts and Jobs Act. U.S. shareholders, who are domestic corporations, of controlled foreign corporations (CFCs) are eligible for up to an 80% deemed paid foreign tax credit (FTC) and a 50% deduction of the current year inclusion with the full amount of the Section 78 gross-up
subject to limitation. This provision was effective for tax years of foreign corporations beginning after December 31, 2017. The Company has evaluated whether it has additional provision amount resulting from the GILTI inclusion on current earnings and profits of its foreign controlled corporations. The Company has made an accounting policy choice of treating taxes due on future U.S. inclusions in taxable amount related to GILTI as a current period expense when incurred. Amounts related to the GILTI inclusion are not material.
(n) Fair Value of Financial Instruments
Certain assets and liabilities are reported or disclosed at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the measurement date in the Company’s principal market for such transactions. If the Company has not established a principal market for such transactions, fair value is determined based on the most advantageous market. The Company uses a three-level hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques. The three levels of the fair value hierarchy are described below:

•	Level 1: Quoted (unadjusted) prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•
Level 2: Inputs other than quoted prices that are either directly or indirectly observable, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•
Level 3: Inputs that are generally unobservable, supported by little or no market activity, and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

The categorization of an asset or liability within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The valuation techniques used by the Company when measuring fair value maximize the use of observable inputs and minimize the use of unobservable inputs.
(o) Share-Based Compensation
BitAccess
The Company maintains an equity award plan under which the officers and employees of BitAccess were awarded various types of share-based compensation, including options to purchase shares of BitAccess common stock and restricted stock units.
For stock options, share-based compensation expense is based on the fair value of the awards on the date of grant, as estimated using the Black-Scholes option pricing model. The model requires management to make a number of assumptions, including the fair value and expected volatility of BitAccess’ underlying BitAccess common stock price, expected life of the option, risk-free interest rate, and expected dividend yield. The fair value of the underlying stock is estimated the fair value of BitAccess common stock on the date of grant. The expected stock price volatility assumption for BitAccess’ stock is determined by using a weighted average of the historical stock price volatility of comparable companies from a representative peer group, as BitAccess stock is not actively traded. The Company uses historical exercise information and contractual terms of options to estimate the expected term. The risk-free interest rate for periods within the expected life of the option is based on the U.S. Treasury zero coupon bonds with terms consistent with the expected term of the award at the time of grant. The expected dividend yield assumption is based on BitAccess’ history and expectation of no dividend payouts.
2023 Omnibus Incentive Plan
In conjunction with the close of the Transaction the Company established the Bitcoin Depot Inc. 2023 Omnibus Incentive Plan (the “Incentive Plan”) under which officers, directors, and employees may be awarded various types of share-based compensation, including but not limited to, restricted stock, stock options, and restricted stock units. Under the Incentive Plan, the Company has granted time-based and issued performance-based restricted stock units (“RSUs”). The Company recognizes compensation expense for the RSUs in accordance with ASC 718—
Compensation—Stock Compensation,
(“ASC 718”).

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For RSUs, share-based compensation expense is based on the fair value of the Company’s Class A common stock at the closing price on the day before the date of grant. Share-based compensation expense associated with time-based RSUs is recognized on a straight-line basis over the award’s requisite service period (generally the vesting period). Share-based compensation expense associated with performance-based RSUs is determined based on the number of performance-based RSUs that are earned based on the Company’s achievement of certain adjusted EBITDA targets that are determined and approved by the Company’s Compensation Committee at its sole discretion. Forfeitures of awards granted under the Incentive Plan are accounted for at the time the forfeiture occurs.
(p) Segment Reporting
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (the “CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a global, consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates as one operating segment and one reportable segment, and substantially all of the Company’s revenues and long-lived assets are located in the U.S.
(q) Net Income Per Share Attributable to Class A Common Stock
Basic earnings per share of Class A common stock is computed by dividing net income attributable to the Company by the weighted-average number of shares of Class A common stock outstanding during the same period. Diluted net income per share of Class A common stock is computed by dividing net income attributable to the Company by the weighted-average number of shares of Class A common stock outstanding adjusted to give effect to potentially dilutive securities. Potential shares of common stock consist of incremental shares issuable upon the assumed exercise of stock options and warrants, vesting of RSUs, vesting of Class E common stock and Class V common stock and conversion of the Company’s preferred stock, as applicable. Net income per share is not presented for periods prior to the Merger as such amounts would not be meaningful to users of the financial statements because the equity structure materially changed in connection with the Merger.
(r) Litigation
The Company assesses legal contingencies in accordance with ASC 450—
Contingencies
and determines whether a legal contingency is probable, reasonably possible or remote. When contingencies become probable and can be reasonably estimated, the Company records an estimate of the probable loss. When contingencies are considered probable or reasonably possible but cannot be reasonably estimated, the Company discloses the contingency when the probable or reasonably possible loss could be material. Legal costs are expensed in the period in which the costs are incurred.
(s) Earnouts
At the closing of the Merger, GSRM received a total of 1,075,761 earnout shares (“Sponsor Earnout Shares”) in the form of Class E common stock of the Company. In current form, the Sponsor Earnout Shares are represented by the Company’s
Class E-1,
E-2,
and
E-3
common stock, each class comprising of
one-third
(1/3) of the total Sponsor Earnout Shares, or 358,587 s
hares e
ach.
Class E-1
Shares automatically convert to Class A common stock if during the seven-year period following the closing of the Merger, the Company’s stock price is greater than $12.00 over 10 trading days (which may be consecutive or not consecutive) within any 20 consecutive trading days (“First Milestone”).
Class E-2
and
Class E-3
are subject to similar milestones. The “Second

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Milestone” is reached when the Company’s stock price is greater than $14.00 per share over any 10 trading days (which may be consecutive or not consecutive) within any 20 consecutive trading days during the seven-year
period following the Merger. The “Third Milestone” has a threshold of $16.00 per share over any 10 trading days (which may be consecutive or not consecutive) within any 20 consecutive trading days during the
10-year
period following the Merger.
In addition to the Sponsor Earnout Shares, certain owners of BT HoldCo are entitled to receive an additional 15,000,000 BT HoldCo Earnout Units (“BT Earnout”). The BT Earnout is structured similarly to the Sponsor Earnout Shares with consistent milestones and vesting conditions.
The Company evaluated the Sponsor Earnout Shares and BT HoldCo Earnout Shares under ASC
815-40,
Derivatives and Hedging—Contracts in Entity’s Own Equity
, and concluded equity classification is appropriate. As equity-classified contracts, the Sponsor Earnout Shares are not subject to remeasurement provided the conditions for equity-classification continue to be met. The Sponsor Earnout Shares have been recorded in connection with the reverse recapitalization accounting as part of the adjustment to accumulated deficit due to the absence of additional paid in capital.
In connection with the Merger, the BT Earnout will be settled in Common Units which represent non-controlling
interest, to be measured under the hypothetical liquidation at book value method, as described further in Note 11.
(t) Warrants
In connection with the Merger, the Company assumed a total of 43,848,750 Warrants, consisting of 31,625,000 Public Warrants and 12,223,750 Private Placement Warrants issued by GSRM which continue to be outstanding following the Merger. The outstanding Warrants are accounted for as freestanding equity contracts and are classified in equity under ASC
815-40,
Derivatives and Hedging—Contracts in Entity’s Own Equity.
(u) Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.
(3) Recent Accounting Pronouncements
Accounting Pronouncement Adopted
In October 2021, the FASB issued Accounting Standards Update (“ASU”)
2021-08,
“Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers,”
which requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination as if the acquiring entity had originated the contracts. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. The Company adopted this accounting standard effective January 1, 2023 with no impact on the consolidated financial statements.
In March 2022, the SEC issued SAB No. 121 (SAB 121), “
Accounting for obligations to safeguard crypto-assets an entity holds for platform users,”
which adds interpretive guidance requiring an entity to consider when they

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

have obligations to safeguard crypto-assets held for their platform users. The Company adopted SAB 121 as of June 30, 2022 with retrospective application as of January 1, 2022. The adoption of this guidance did not have a material impact on the consolidated financial statements.
In June 2022, the FASB issued ASU
2022-03,
“Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions,”
which clarifies that contractual sale restrictions are not considered in measuring fair value of equity securities and requires additional disclosures for equity securities subject to contractual sale restrictions. The standard is effective for public companies for fiscal years beginning after December 15, 2023. Early adoption is permitted. The Company adopted this update effective January 1, 2024 and did not have a material impact on the consolidated financial statements.
Accounting Pronouncement Pending Adoption
In October 2023, the FASB issued ASU
2023-06
“
Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosures Update and Simplification Initiative”.
The guidance amends certain disclosure and presentation requirements related to the statement of cash flows, accounting changes and error corrections, earnings per share, interim reporting, commitments, debt, equity, derivatives, transfers and services and various industry specific guidance. For entities subject to the SEC’s existing disclosure requirements, the effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation
S-X
or Regulation
S-K
becomes effective. However, if by June 30, 2027, the SEC has not removed the existing disclosure requirements, the amendments will not become effective. Early adoption is not permitted. The Company is in the process of assessing the overall impact of adopting this guidance on its disclosures.
In November 2023, the FASB issued ASU
2023-07
“
Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”
. The amendments require entities to disclose significant segment expenses impacting profit and loss that are regularly provided to the chief operating decision maker. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements. The update is required to be applied retrospectively to prior periods presented, based on the significant segment expense categories identified and disclosed in the period of adoption. The amendments are required to be adopted for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024 with early adoption permitted. The Company is still assessing the impacts to its consolidated financial statements.
In December 2023, the FASB issued ASU
No. 2023-09,
Improvements to Income Tax Disclosures (Topic 740)
. The ASU requires companies to break out their income tax expense, income tax rate reconciliation and income tax payments made in more detail. For public companies, the requirements will become effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is still assessing the impacts to its consolidated financial statements.
In December 2023, the FASB issued ASU
2023-08
“
Intangibles—Goodwill and Other—Crypto Assets (Subtopic
350-60)
Accounting for and Disclosure of Crypto Assets”
. ASU
2023-08
will require entities to measure crypto assets that meet the scope criteria at fair value and to reflect changes in fair value in net income each reporting period. The amendments in ASU
2023-08
will also require entities to present crypto assets measured at fair value separately from other intangible assets on the balance sheet and changes in the fair value measurement of crypto assets separately from changes in the carrying amounts of other intangible assets on the income statement. The amendments in the ASU are effective for all entities for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued (or made available for issuance). The Company is still assessing the impacts to its consolidated financial statements.

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) Merger
For accounting purposes, the Merger was treated as the equivalent of Legacy Bitcoin Depot issuing stock for the net assets of GSRM accompanied by a recapitalization. The following summarizes the elements of the Merger to the consolidated Statement of Cash Flows, including the transaction funding, sources and uses of cash (in thousands):

As of June 30, 2023
Cash - GSR II Meteora Acquisition Corp Trust	$332,102
Less: GSRM transactions cost paid from Trust(1)	(25,958)
Less: Purchase of BT HoldCo common units from BT Assets	(10,066)
Less: Redemptions of existing shareholders of GSRM	(292,735)

Net proceeds from GSRM shareholders	3,343
Assumed net liabilities from GSRM, excluding net cash proceeds	(6,850)

Net Impact of the Merger on the Statement of Changes in Stockholders’ and Member’s Equity	$(3,507)

(1)
Transaction costs paid from the GSRM trust account include $18.7 million of non-redemption
payments, $4.9 million of other transaction-related expenses and $2.4 million of franchise and income taxes, all of which were recorded by GSRM.

PIPE Financing
On June 23, 2023, GSRM entered into a private placement agreement with certain subscribers (“Subscribers”). Concurrently with the closing of the Merger, the Subscribers purchased 4,300,000 shares of Series A Preferred Stock in exchange for a subscription receivable (“Subscription Receivable”). The terms of the Subscription Receivable provided that the Subscribers would pay a purchase price of up to $43.3 million if the trading price of the Company’s Class A common stock exceeded certain hurdle prices ranging from $10.50 to $11.39 per share over the period from September 2023 through February 2024 (or April 2024 if the Company elected certain extensions). The price paid by the Subscribers would be reduced if the trading price did not exceed the hurdle price and, if the Class A common stock trading price declined to zero, could have resulted in the Company making a cash payment to the Subscribers of up to $10.9 million (or $12.1 million if the Company elected to extend the observation period).
For purposes of determining the settlement payments under the Subscription Receivable, the notional amount of 5,000,000 shares consisted of (a) the 4,300,000 shares of Series A Preferred Stock sold at the closing of the Merger, and (b) 700,000 shares of Class A common stock that were held by the Subscribers prior to the consummation of the Merger. The Subscribers also entered into non-redemption
agreements with the Company and received additional shares of Class A common stock in exchange for their commitments not to redeem in connection with the Merger. See the discussion below under
GSRM Share Issuance
for further information.
The Series A Preferred Stock issued to the Subscribers was recorded in stockholders’ equity at a fair value of approximately $13.9 million based on the price of the Company’s Class A common stock as the Series A Preferred Stock are convertible at any time by the Subscribers on a 1:1 basis.

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Subscription Receivable represented a hybrid financial instrument comprising a subscription receivable and a compound embedded derivative. The host subscription receivable was recognized at fair value as a reduction to stockholders’ equity. The embedded derivative represented a net cash settled forward contract with a value that is indexed to the trading price of the Company’s Class A common stock and was bifurcated pursuant to subtopic ASC
815-15
–
Embedded derivatives
and was initially recorded as a liability at
de minimis
fair value at inception, with changes in fair value recognized in earnings.
On October 11, 2023, the PIPE Agreement was settled with the Subscribers for de minimis
consideration. The effects of the settlement resulted in the elimination of the subscription receivable and the embedded derivative liability with the difference being recorded as other expenses within Other (expense) income in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss). For the year-ended December 31, 2023, the Company recognized approximately $15.2 million in expenses related to the agreement including $13.9 million of expense related to the fair value of the Series A Preferred Shares and $1.3 million of other transaction-related expenses.
Non-Redemption
Agreements
Prior to the Merger, GSRM entered into voting and
non-redemption
agreements (“Voting and
Non-Redemption
Agreements”) with unaffiliated third parties
(“Non-Redeeming
Stockholders”) in exchange for such
Non-Redeeming
Stockholders, including the Subscribers referenced above, agreeing to either not redeem or to reverse any previously submitted redemption request with respect to an aggregate of 6,783,000 shares of the Company’s Class A common stock sold in its initial public offering
(“Non-Redeemed
Shares”) and to allow the Company, without another stockholder vote, to further extend the date to consummate an initial business combination on a monthly basis up to eight times by an additional one month each time after July 1, 2023 (each one month extension, a “Monthly Extension”), until March 1, 2024, unless the closing of an initial business combination shall have occurred prior thereto (the “Extension”).
GSRM Share Issuance
In exchange for the commitments not to redeem such
Non-Redeemed
Shares, GSRM agreed to issue to the
Non-Redeeming
Stockholders an aggregate of 67,830 shares (“Commitment Shares”) (representing 1% of the
Non-Redeemed
Shares) of the Company’s Class A common stock. The
Non-Redeeming
Stockholders also received 135,660 shares (“Extension Shares”) of the Company’s Class A common stock in connection with the initial extension. Additionally, a backstop fee was paid immediately upon closing of the Merger, which was paid to all
Non-Redeeming
Stockholders, except for one investor, to which the Company paid the backstop fee in the form of 454,350 shares of the Company’s Class A common stock. In total, the Company issued 657,840 shares of Class A common stock at the closing of the Merger and $18.7 million of cash was paid out of the SPAC trust account proceeds. The cash paid by GSRM to
Non-Redeeming
Stockholders of $18.7 million reduced GSRM’s trust account balance at closing of the Merger. In connection with the reverse recapitalization, the Company recorded the remaining trust account balance and other net liabilities as an adjustment to accumulated deficit on the consolidated Balance Sheet and Statement of Changes in Stockholders’ Equity and Member’s Equity. The expenses related to the
Non-Redemption
Agreements and the GSRM Share Issuance described above have been recognized in the GSRM Statement of Operations as these transactions occurred prior to the Merger.
Bonus Agreements
The Company entered into sale bonus agreements with an officer and an employee of Bitcoin Depot as part of the Merger and agreed to pay bonuses to these individuals based on the results of the Merger. The Company paid in cash an aggregate bonus compensation of $0.8 million as of year end December 31, 2023 and granted 120,500

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

restricted stock units related to the sale bonus agreement. The compensation expense is included in selling, general and administrative expenses in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss). Additionally, as part of the closing of the Transaction, the Company issued 500,000 Class A Common shares to the Chief Executive Officer. See Note 19 Share-Based Compensation for additional details.
(5) Related Party Transactions
During the year ended December 31, 2023, the Company distributed to BT Assets 112.4 LTC and 7.5 ETH with a total cost basis of $0.02 million. During the year ended December 31, 2022, the Company distributed to BT Assets 2,760 ETH with a total cost basis of $4.6 million. Total cash distributions made to BT Assets during the year ended December 31, 2023 and December 31, 2022 were $15.0 million and $11.4 million, respectively and are classified as cash outflows from financing activities in the Consolidated Statements of Cash Flows. The total cash and non-cash
distributions are reflected in the consolidated Statement of Changes in Stockholders’ Equity and Member’s Equity.
At the closing of the Merger, the Company entered into the Tax Receivable Agreement with by and among Bitcoin Depot Inc, HoldCo, and BT Assets. Pursuant to the Tax Receivable Agreement, the Company is generally required to pay BT Assets 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign income taxes that the Company realizes, or in certain circumstances are deemed to realize. See Note 18.
Income Taxes
for further discussion.
In connection with the closing of the Merger, the Company entered into separate indemnification agreements with its directors and executive officers. These agreements, among other things, require the Company to indemnify its directors and executive officers for certain costs, charges and expenses, including attorneys’ fees, judgments, fines and settlement amounts, reasonably incurred by a director or executive officer in any action or proceeding because of their association with the Company or any of its subsidiaries. No amounts have been recognized related to these agreements as of December 31, 2023.
On September 28, 2023, the Company entered into an advisory agreement with SPAC Advisory Partners, LLC (“SAP”). The agreement is for capital markets advice. SAP is managed by the same investment professionals that managed GSRM prior to the Merger. Total fees associated with their advisory services on a success basis is $0.3 million and are recorded in selling, general and administrative expenses in the consolidated Statements of Income.
(6) Revenue
Revenue disaggregated by revenue stream is as follows (in thousands):

	Year Ended December 31,
	2023	2022
BTM Kiosks	$686,314	$639,965
BD Checkout	1,149	692
OTC	—	2,080
Company Website	879	173
Software Services	575	3,185
Hardware Revenue	50	735

Total Revenue	$688,967	$646,830

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) Cost of Revenue (Excluding Depreciation and Amortization)
Cost of Revenue (excluding depreciation and amortization) is comprised of expenses associated with the selling of cryptocurrencies and operating the Company’s BTM kiosks, excluding depreciation and amortization. The following table presents cost of revenue (excluding depreciation and amortization) by category (in thousands):

	Year Ended December 31,
	2023	2022
Cryptocurrency expenses	$534,234	$519,347
Floorspace lease expenses	34,616	39,765
Kiosk operations expenses	19,088	15,423

Total Cost of Revenue (excluding depreciation and amortization reported separately)	$587,938	$574,535

The following table presents the components of cryptocurrency expenses (in thousands):

	Year Ended December 31,
	2023	2022
Cost of Cryptocurrency (1)—BTM Kiosk	$532,356	$513,951
Cost of Cryptocurrency (1)—OTC	—	1,958
Cost of Cryptocurrency (1)—BDCheckout	985	595
Software Processing Fees	280	2,519
Exchange Fees	22	119
Mining Fees	575	195
Software Processing Fee - BDCheckout	16	10

Total cryptocurrency expenses	$534,234	$519,347

(1)
Cost of Cryptocurrency
includes impairment losses recognized on cryptocurrencies net of any gains recognized from sales of cryptocurrencies on an exchange. Impairment of $7.7 million and $6.8 million were offset by $0.1 million and $2.3 million gains from the sale of cryptocurrencies on exchange for the year ended December 31, 2023 and 2022, respectively.

The Company presents cost of revenue in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss) exclusive of depreciation related to BTM kiosks and amortization of intangible assets related to software applications, tradenames and customer relationships.

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table reconciles amounts excluded from the cost of revenue (excluding depreciation and amortization) caption in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss) included in total depreciation and amortization expense in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for the period presented (in thousands):

	Year Ended December 31,
	2023	2022
Depreciation of owned BTM kiosks	$2,447	$3,474
Depreciation of leased BTM kiosks	8,492	13,729
Amortization of intangible assets	1,516	1,514

Total depreciation and amortization excluded from cost of revenue	$12,455	$18,717
Other depreciation and amortization included in operating expenses	333	66

Total depreciation and amortization	$12,788	$18,783

(8) Fair Value Measurements
Contingent Consideration
The following table presents the changes in the estimated fair value and level of the contingent consideration liability, as of: (in thousands):

	Level 1	Level 2	Level 3
Beginning balance - January 1, 2022	$—	$—	$2,879
Change in fair market value	—	—	962
Payment	—	—	(2,000)
Transfer out	—	—	(1,841)
Transfer in	1,841	—	—

Ending balance - December 31, 2022	1,841	—	—

Change in fair market value	159	—	—
Payment	(2,000)	—	—

Ending balance - December 31, 2023	$—	$—	$—

Contingent consideration related to the BitAccess acquisition in July 2021 was measured at the probability-weighted fair value at the date of acquisition, which was estimated by applying an income valuation approach based on Level 3 inputs consisting primarily of a discount rate and probability of achieving the performance metrics. During the year-ended December 31, 2022, the Company made the first year payment of $2.0 million to the former owners of BitAccess as the performance conditions were determined to have been met. In addition, the Company amended the contingent consideration arrangement to remove the performance conditions for the second year payment such that the full $2.0 million related to the second year payment would be paid out in accordance with the agreement on July 31, 2023. As a result of the change in the agreement, the contingent liability changed from Level 3 to Level 1, in accordance with ASC 820. The change in fair value of the contingent consideration is recognized in interest expense in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for the year ended December 31, 2023 and 2022. The difference between the recorded fair value of the payments and the ultimate payment amounts was not material to any period. In July 2023, in accordance with the BitAccess acquisition agreement, the Company paid $2.0 million to settle the remaining contingent consideration.

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assets and Liabilities Measured at Fair Value on a
Non-recurring
Basis
The Company’s
non-financial
assets, such as goodwill, intangible assets, property and equipment, operating lease right-of-use
assets, and cryptocurrencies are adjusted down to fair value when an impairment charge is recognized. Certain fair value measurements are based predominantly on Level 3 inputs. No impairment charges related to goodwill, intangible assets, operating lease right-of-use
assets and property and equipment have been recognized for the year ended December 31, 2023 and 2022.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The carrying value of the Company’s cryptocurrency reflects any impairment charges recorded since its purchase or receipt.
The Company’s safeguarding liability and corresponding asset are valued using quoted prices on the principal market which are Level 1 inputs. The Company was not aware of any actual or possible safeguarding loss events as of December 31, 2023, and accordingly, the bitcoin safeguarding obligation liability and the corresponding asset were recorded at the same value. The fair value of the safeguarding asset and liability is recognized in Prepaid and other current assets and Accrued expenses and other current liabilities on the Consolidated Balance Sheets, see Note 9 and 10, respectively. Due to the change in fair values of the cryptocurrency and the variability of quantity held at each reporting period, the Company anticipates these balances could change significantly at the end of each reporting period.
Assets and Liabilities Not Measured and Recorded at Fair Value
The Company considers the carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses (excluding contingent consideration) in the consolidated financial statements to approximate fair value due to their short maturities.
The Company estimates the fair value of its fixed-rated notes payable based on quoted prices in markets that are not active, which is considered a Level 2 valuation input. As of December 31, 2023, the estimated fair value of the fixed-rated notes was approximately $22.1 million and the carrying value was $21.1 million.
(9) Prepaid and Other Current Assets
The following table presents Prepaid and other current assets (in thousands):

	As of December 31,
	2023	2022
Prepaid expenses	$2,334	$1,328
Cryptocurrency safeguarding asset	3,040	—
Other current assets	1,180	687

Prepaid expenses and other current assets	$6,554	$2,015

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10) Accrued Expenses and Other Current Liabilities
The following table presents Accrued expenses and other current liabilities (in thousands):

	As of December 31,
	2023	2022
Payables to liquidity providers	$5,143	$1,665
Cryptocurrency safeguarding liability	3,040	—
Earnout liability	—	1,841
Accrued expenses	13,362	7,803

Accrued expenses and other current liabilities	$21,545	$11,309

(11)
Non-controlling
Interests
The following table presents the changes in the balances of
non-controlling
interests for the year ended December 31, 2022 and December 31, 2023 (in thousands):

	BitAccess	BT HoldCo	Total
Beginning balance January 1, 2022	$1,432	$—	$1,432
Stock compensation	1,230	—	1,230
Net (loss)	(432)	—	(432)

Ending balance December 31, 2022	$2,230	$—	$2,230

Distributions	—	(2,294)	(2,294)
Stock compensation	702	—	702
Foreign currency translation	—	17	17
Recapitalization	—	9,866	9,866
Net (loss) income	(225)	14,891	14,666

Ending balance December 31, 2023	$2,707	$22,480	$25,187

Non-controlling
Interest - BitAccess
In July 2021, the Company obtained a controlling interest in BitAccess Inc. in a business combination. The un-affiliated
interest in BitAccess Inc. is reported as
non-controlling
interests in the accompanying consolidated financial statements. As of December 31, 2023 and December 31, 2022, the
non-controlling
interest ownership was 17.86% and 15.31%, respectively.
The
non-controlling
interest has certain rights as defined in the Amended and Restated Shareholders Agreement, including the right, but not the obligation, to cause the Company to purchase the non-controlling
interest immediately prior to a liquidity event (as defined in the Amended and Restated Shareholders Agreement) at the fair value of the non-controlling
interest as of the liquidity event. The
non-controlling
interest is not mandatorily redeemable. The Company also holds a right, but not an obligation, to cause the non-controlling
interest holders to sell the
non-controlling
interest under the same conditions. The Merger was not considered to be a liquidity event as defined in the agreement.
Non-controlling
Interest - BT HoldCo
The Company is the primary beneficiary of BT HoldCo. The majority stockholder of BT HoldCo, BT Assets, holds 41,200,000 common units, and 2,900,000 preferred units of BT HoldCo, along with 44,100,000 Class V

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

voting,
non-economic
shares in the Company. BT Assets has the right to exchange the common units, together with a corresponding number of shares of Class V common stock, for, at the Company’s option, (i) shares of the Company’s Class A common stock or (ii) cash from a substantially concurrent public offering or private sale (based on the price of the Company’s Class A common stock). The ownership interests in BT HoldCo held by BT Assets represent the non-controlling
interest not directly attributable to Bitcoin Depot and are reported as part of non-controlling interests in BT HoldCo on the accompanying consolidated financial statements. As of December 31, 2023, BT Assets has not exchanged any common units.
The preferred units are entitled to a $10.00 per unit preference (total preference of $29.0 million) on liquidation or distribution before any distributions may be made to other unitholders (other than certain permitted tax distributions).After the close of the Merger, up to $29.0 million of the net income from BT OpCo may be allocated to BT HoldCo. If net income exceeds $29.0 million, such excess income will be allocated to Bitcoin Depot and BT HoldCo based on their pro rata economic ownership interest in BT OpCo. When the preference amount is paid, the preferred units are automatically converted to common units. As such, the Company uses the hypothetical liquidation at book value (“HLBV”) method to determine its equity in the earnings of BT HoldCo. Under the HLBV method, a calculation is prepared at each balance sheet date to determine the amount that the Company would receive if BT HoldCo were to liquidate all of its assets (at book value in accordance with U.S. GAAP) on that date and distribute the net proceeds to the partners based on the contractually-defined liquidation priorities. The difference between the net assets at the beginning and end of the period, after adjusting for capital contributions, tax distributions, stock compensation and distributions, is the Company’s income or loss from BT HoldCo for the period.
As of December 31, 2023, the
non-controlling
interest ownership of BT HoldCo was 72.6% and the
non-controlling
interests measured under the HLBV method were $25.2 million.
BT Assets also holds 15,000,000 BT Earnout units, which are discussed in more detail at Note 16.
(12) Cryptocurrencies
Cryptocurrency transactions
Cryptocurrencies are accounted for as indefinite-lived intangible assets and are recognized at cost, net of impairment losses. Impairments are recorded whenever the fair value of the cryptocurrency decreases below its carrying value at any time during the period from acquisition. After an impairment loss is recognized, the adjusted carrying amount of the cryptocurrency becomes its new accounting basis and this new adjusted cost basis will not be adjusted upward for any subsequent increase in fair value.
The carrying values of cryptocurrencies were the following at December 31, 2023 and December 31, 2022 (in thousands):

Cryptocurrency	2023	2022
BTC	$711	$523
ETH	1	9
LTC	—	8

	$712	$540

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables present additional information about the adjusted cost basis of cryptocurrencies (in thousands):

	BTC	ETH	LTC	Total
Beginning balance—January 1, 2023	$523	$9	$8	$540
Purchase or receipts of cryptocurrency	534,947	4	3	534,954
Cost of cryptocurrencies sold or distributed	(527,036)	(12)	(11)	(527,059)
Impairment of cryptocurrencies	(7,723)	—	—	(7,723)

Balance—December 31, 2023	$711	$1	$—	$712

	BTC	ETH	LTC	Total
Beginning balance - January 1, 2022	$563	$5,988	$6	$6,557
Purchase or receipts of cryptocurrency	520,487	2,423	2,510	525,420
Cost of cryptocurrencies sold or distributed	(513,750)	(8,395)	(2,471)	(524,616)
Impairment of cryptocurrencies	(6,777)	(7)	(37)	(6,821)

Balance—December 31, 2022	$523	$9	$8	$540

Purchases or receipts of cryptocurrency consists of: (a) cash paid by the Company to purchase cryptocurrencies on various exchanges and from liquidity providers and related transaction costs to acquire the cryptocurrencies, (b) receipts of cryptocurrency sold to the Company by customers at the BTM kiosks, and (c) receipts of cryptocurrency by the Company as consideration for company website and software services revenue. Costs of cryptocurrencies sold or distributed represents the adjusted cost basis of cryptocurrencies sold to customers or payments made in cryptocurrencies, recorded through the date of disposition.
The Company may be extended short-term credits from various exchanges and liquidity providers to purchase Bitcoin. The trade credits are generally due and payable in cash within days after they are extended. As of December 31, 2023 and December 31, 2022, the Company had $5.1 million and $1.7 million outstanding within “Accrued expenses and other current liabilities” on the Consolidated Balance Sheets, respectively.
(13) Goodwill and Intangible Assets, net
Intangible assets, net were comprised of the following at December 31, 2023 (in thousands, except for weighted-average period):

	Estimated life	Cost Basis	Accumulated Amortization	Net	Remaining Weighted- Average Amortization Period
Tradenames	5 years	$1,233	$(609)	$624	2.53
Customer relationships	5 years	2,574	(1,271)	1,303	2.53
Software applications	5 years	3,771	(1,862)	1,909	2.53

		$7,578	$(3,742)	$3,836

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible assets, net were comprised of the following at December 31, 2022 (in thousands, except for weighted-average period):

	Estimated life	Cost Basis	Accumulated Amortization	Net	Remaining Weighted- Average Amortization Period
Tradenames	5 years	$1,233	$(363)	$870	3.54
Customer relationships	5 years	2,574	(756)	1,818	3.54
Software applications	5 years	3,771	(1,108)	2,663	3.54

		$7,578	$(2,227)	$5,351

Amortization expense related to the intangibles with estimated lives of five years totaled $1.5 million and $1.5 million for the year ended December 31, 2023 and 2022, respectively. Amounts are included in depreciation and amortization in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss).
Estimated future amortization expense as of December 31, 2023 approximately as follows (in thousands):

Amount
2024	$1,516
2025	1,516
2026	804

Total	3,836

There was no change in the amount of goodwill
for
the year ended December 31, 2023 and December 31, 2022.
(14) Notes Payable
Credit Agreement
On December 21, 2020, the Company entered into a credit agreement with a financial institution which provided for initial term loans in an aggregate principal amount of $25.0 million, comprised of two $12.5 million tranches, and which was subject to annual interest at a rate of 15% per annum (the “note”). In 2021, the Company utilized the delayed draw facility of the credit agreement and amended the note to provide an additional $15.0 million to fund the acquisition of BitAccess Inc. In March 2022, the note was again amended to provide an additional term loan in an aggregate principal amount of $5.0 million.
On May 2, 2023, the Company amended its note with its lender. Pursuant to the amendment, the accelerated repayment feature in the event of a business combination transaction or a change in control transaction was removed and the repayment date was extended to August 15, 2023 to allow for a renegotiation of the repayment schedule. In addition, the fixed interest rate in the note was modified to increase the rate from 15% per annum to 20% per annum effective February 16, 2023 through August 15, 2023, and a catch-up
payment was made for the incremental interest from February 16, 2023 through May 1, 2023 of approximately $0.3 million.
On June 23, 2023, the Company amended and restated its credit agreement (the “Amended and Restated Note”) with its existing lender. Under the Amended and Restated note, the Company refinanced $20.8 million of the note which is subject to an annual interest at a rate of 17% per annum. The Company is required to make monthly interest payments and fixed principal payments every six months beginning on December 15, 2023

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

through June 15, 2026. In connection with the Amended and Restated Note, the Company repaid approximately $16.4 million of the outstanding principal balance, refinanced $20.8 million of the outstanding principal balance and paid an exit fee of $2.3 million. The Amended and Restated Note matures on June 23, 2026, at which time, any outstanding principal balance and any accrued interest become due. Additionally, the Company is required to pay an exit fee of $1.8 million upon maturity or prepayment and accordingly, has included this amount in the note payable, non-current
in the Consolidated Balance Sheet. In conjunction with the transaction, Legacy Bitcoin Depot and BT Assets, Inc. were substituted for BT OpCo and BT HoldCo, LLC respectively. The Amended and Restated Note is collateralized by substantially all of the assets of BT HoldCo, LLC and Mintz Assets, Inc., Express Vending, Inc., Intuitive Software, LLC, Digital Gold Ventures, Inc. and BitAccess Inc. The Company is subject to certain financial covenants contained in the Amended and Restated Note, which require BT HoldCo and certain of its subsidiaries to maintain certain cash balances, and a maximum consolidated total leverage ratio, in addition to customary administrative covenants. The Company accounted for the Amended and Restated Note as a debt modification in accordance with ASC 470,
Debt
.
The Company deferred financing costs of approximately $2.4 million of cost (which includes an exit fee of $1.8 million) to the lender associated with refinancing of the note, which was reflected as a reduction of the Amended and Restated Note proceeds. The Company will recognize these deferred financing costs, along with the remaining unamortized deferred financing costs related to the original note, using the effective interest method over the term of the note.
Other Debt
In December 2023, the Company entered into a
36-month
collateralized term loan with a financing company in the amount of $1.3 million to facilitate the purchase of previously leased kiosks (Note 23). In accordance with the term loan, the kiosks are collateral for the loan. The loan is subject to annual interest of 15.75% with interest and principal payments due monthly.
The Company transferred certain
right-of-use
assets recorded as finance leases held with the financing company to kiosks – owned and finance lease liabilities to notes payable during the year-ended December 31, 2023. The remaining unpaid obligation under these arrangements is $1.4 million as of December 31, 2023. Under these arrangements, the loans mature between June and August 2024 and is subject to annual interest of 17.81% with interest and principal payments due monthly.
Notes payable consisted of the following as of December 31, 2023 and December 31, 2022 (in thousands):

	Notes Payable as of December 31, 2023
	Credit Agreement	Other Debt	Total
Credit agreement	$19,920	$—	$19,920
Other debt	—	2,597	$2,597
Plus: exit fee due upon payment of credit agreement	1,764	—	1,764
Less: unamortized deferred financing costs	(3,195)	—	(3,195)

Total notes payable	$18,489	$2,597	$21,086

Less: current portion of notes payable	(2,283)	(1,702)	$(3,985)

Notes payable, non-current	$16,206	$895	$17,101

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note Payable as of December 31, 2022
Credit agreement	$39,419
Less: unamortized deferred financing costs	(1,847)

Total Note payable	$37,572

Less: current portion of credit agreement	(8,050)

Note payable, non-current	$29,522

At December 31, 2023, aggregate future principal payments are as follows (in thousands):

	Aggregate Future Principal Payments at December 31, 2023
	Credit Agreement	Other Debt	Total
2024	$2,283	$1,702	$3,985
2025	3,320	414	3,734
2026	14,317	481	14,798

Total	$19,920	$2,597	$22,517

(15) Warrants
The following table summarizes the warrants outstanding as of December 31, 2023:

Class of Warrants	Number Outstanding
Public warrants	31,625,000
Private placement warrants	12,223,750

Total Warrants outstanding	43,848,750

Warrants
There are 43,848,750 warrants outstanding of which 31,625,000 (“Public Warrants”) were issued by GSRM at the time of its IPO and 12,223,750 (“Private Warrants” and together the “Warrants”) were issued by GSRM to GSR II Meteora Sponsor LLC (“Sponsor”). As a result of the Merger, these Warrants became Bitcoin Depot Warrants.
Each whole Warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share. A holder may exercise its warrants only for a whole number of shares of Class A common stock. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Company may redeem the Public Warrants at a price of $0.01 per share if the closing price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a
30-trading
day period. The Private Warrants cannot be redeemed, even if sold or transferred to a non-affiliate.
The Warrants will expire
five years
after the Closing Date, June 30, 2028, or earlier upon redemption or liquidation. The Company also has the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant, provided that the last reported sale price of Class A

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

common stock for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which we send the notice of redemption to the Public Warrant holders equals or exceeds $18.00 per share and provided certain other conditions are met.
The Private Warrants have terms and provisions that are identical to those of the Public Warrants, except the Private Warrants are not subject to redemption, and do not become subject to redemption after transfer to a non-affiliate
(a distinction from other private placement warrants issued in connection with GSRM transactions).
The Warrants are accounted for as freestanding equity contracts and are classified in equity under ASC
815-40,
Derivatives and Hedging—Contracts in Entity’s Own Equity
. In connection with the Merger, the Warrants were recorded in connection with the reverse recapitalization accounting as part of the adjustment to accumulated deficit on the consolidated Balance Sheet and Consolidated Statement of Changes in Stockholders’ Equity and Member’s Equity.
(16) Earnouts
In connection with the Merger, the Sponsor received the Sponsor Earnout Shares, divided into three classes of Class E common stock;
E-1,
E-2,
and
E-3,
respectively. All classes of Class E common stock are held by a single party. Upon achieving certain milestones (described below), each share of Class E common stock is automatically converted into shares of the Company’s Class A common stock. For the avoidance of doubt, Class E common stock shares do not have any voting or economic rights, and they represent the right to receive shares of Class A common stock.
In addition to the Sponsor Earnout Shares described above, BT HoldCo also issued earnouts (“BT HoldCo Earnout Units”), of which 1,075,061 were issued to the Company and 15,000,000 were issued to BT Assets, Inc. The BT HoldCo Earnout Units issued by BT HoldCo are subject to the same vesting conditions as the Sponsor Earnout Shares. Upon vesting, these units will be automatically exchanged into common units of BT HoldCo. BT HoldCo Earnout Units held by the Company mirror the Sponsor Earnout Shares arrangement as it is intended to maintain the
UP-C
corporation structure of the consolidated reporting group (i.e., for every Class A common stock share outstanding, the Company will own a corresponding Class A Unit in BT HoldCo). BT HoldCo Earnout Units issued to BT Assets, Inc. will impact the non-controlling
interest recognized by the Company when these units vest.
The Earnout Shares (both Sponsor Earnout Shares and BT HoldCo Earnout Units) vest as follows:
First Earnout Period (seven years from date of Merger):
(a)
One-third
(1/3
rd
) of the Earnout Shares (Class
E-1
common stock), if the closing share price of Bitcoin Depot’s Class A common stock, par value $0.0001 per share (Class A common stock) equals or exceeds $12.00 per share for any 10 trading days within any consecutive 20 trading day period that occurs after the Closing Date; and
(b)
One-third
(1/3
rd
) of the Earnout Shares (Class
E-2
common stock), if the closing share price of Class A common stock equals or exceeds $14.00 per share for any 10 trading days within any consecutive 20 trading day period.
Second Earnout Period (ten years from date of Merger):
(a) Remaining Earnout Shares (representing
one-third
(1/3
rd
)) (Class
E-3
common stock) if the closing share price of Bitcoin Depot’s Class A common stock equals or exceeds $16.00 per share for any 10 trading days within any consecutive 20 trading day period that occurs after the Closing Date.

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the year ended December 31, 2023, the market price of the Company’s Class A common stock did not exceed required amount per share. Additionally, in accordance with the earnout provisions, the market price of the Company’s Class A common stock did not exceed $12.00 per share for any 10 trading days within any consecutive 20 trading day period after the Merger to achieve the 1st vesting hurdle.
(17) Common Stock, Preferred Stock and Stockholders’ Equity
The Company is authorized to issue seven classes of stock to be designated, respectively, Class A common stock, Class B common stock, Class M common stock, Class O common stock, Class V common stock (together with Class A common stock, Class B common stock, Class M common stock and Class O common stock, the “Voting Common Stock”) and Class E common stock (together with the Voting Common Stock, the “Common Stock”) and Preferred Stock. The total number of shares of capital stock which the Company shall have authority to issue is 2,223,250,000, divided into the following:

	As of December 31, 2023
	Class A	Class B	Class M	Class O	Class V	Class E	Series A Preferred
Shares authorized	800,000,000	20,000,000	300,000,000	800,000,000	300,000,000	2,250,000	50,000,000
Shares outstanding	13,482,047	—	—	—	44,100,000	1,075,761	3,125,000
Par value	$0.0001	$0.0001	$0.0001	$0.0001	$0.0001	$0.0001	$0.0001
Class
 A Common Stock
-
Holders of Class A common stock are entitled to one vote per share. Any dividends paid to the holders of Class A common stock will be paid on a pro rata basis. On a liquidation event, any distribution to common stockholders is made on a pro rata basis to the holders of the Class A common stock.
Class
 B Common Stock
-
Holders of Class B common stock are entitled to one vote per share. Dividends shall not be declared or paid on shares of PubCo Class B common stock. On a liquidation event, the holders of shares of PubCo Class B common stock shall not be entitled to receive any assets of PubCo in the event of any such liquidation.
Class
 M Common Stock
-
Holders of Class M common stock are entitled to ten votes per share. Any dividends paid to the holders of Class M common stock will be paid on a pro rata basis. On a liquidation event, any distribution to common stockholders is made on a pro rata basis to the holders of the Class M common stock.
Class
 O Common Stock -

Holders of Class O common stock are entitled to one vote per share. Dividends shall not be declared or paid on shares of PubCo Class O common stock. On a liquidation event, the holders of shares of PubCo Class O common stock shall not be entitled to receive any assets of PubCo in the event of any such liquidation.
Class
 V Common Stock
- Class V common stock are voting,
non-economic
shares and exchangeable, along with common units of BT HoldCo, into Class A common stock. Shares of Class V common stock are convertible into an equivalent number of shares
(one-for-one)
of Class A common stock automatically upon transfer, or the Majority
Stockholder
ceasing to beneficially own at least 20% of the voting power represented by the shares in Class V common stock.
Class
 E Common Stock
-
Class E common stock consists of three series: 750,000 shares of PubCo
Class E-1
common stock (which shall not be entitled to vote), 750,000 shares of PubCo
Class E-2
common stock (which

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

shall not be entitled to vote), 750,000 shares of PubCo Class
E-3 common
stock (which shall not be entitled to vote). Dividends shall not be declared or paid on shares of PubCo Class E common stock. On a liquidation event, the holders of shares of PubCo Class E common stock shall not be entitled to receive any assets of PubCo in the event of any such liquidation. Shares of Class E common stock are convertible into an equivalent number of shares
(one-for-one)
of Class A common stock when the reported closing trading price of the common stock exceeds certain thresholds if, from the closing of the Merger until the tenth anniversary thereof, the reported closing trading price of the common stock exceeds certain thresholds and is subject to forfeiture terms. Refer to Note 16 for further discussion regarding the Class E common stock.
Series A Preferred Stock
In connection with the Merger and PIPE Financing, on June 30, 2023, the Company issued 4,300,000 shares of its Series A Preferred Stock. Holders of the Series A Preferred Stock have no voting rights except in certain matters as described in the Company’s Certificate of Designation. There are no other voting rights associated with the Series A Preferred Stock.
The Series A Preferred Stock is only entitled to dividends when and if declared by the Company’s Board of Directors (the “Board”). There is no stated dividend preference. The Series A Preferred Stock participate fully with respect to all distributions and dividends made to the Company’s Class A common stock, including in the event of a liquidation, dissolution, or winding up of the Company.
The Series A Preferred Stock is convertible at any time at the option of the holders into Class A common stock at an initial exchange ratio of 1:1, as adjusted for any dilutive events. The Series A Preferred Stock is economically identical to the Company’s Class A common stock and is therefore treated as another class of common stock for reporting purposes (i.e., net income per share calculation), and is classified in permanent equity. During the year ended December 31, 2023, 1,175,000 shares of Series A Preferred Stock were converted to shares of Class A common stock.
Registration Statement
On September 1, 2023, the Company’s registration statement registering the resale of up to 83,747,027 shares of Class A common stock, up to 43,848,750 shares of Class A common stock underlying Warrants and up to 12,223,750 Warrants to purchase Class A common stock was declared effective.
Share repurchase program
On September 22, 2023, the Company’s Board authorized a share repurchase program pursuant to which the Company is authorized to repurchase up to $10.0 million of outstanding shares of its Class A common stock beginning immediately and continuing through and including June 30, 2024. The Company made an accounting policy election to measure the fair value of purchases or sales of securities, including purchases of its own shares as part of the share repurchase program, as of the trade date. As of December 31, 2023, 120,644 shares had been repurchased with a total cost of $0.3 million with an average cost per share of $2.31.

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(18) Income Taxes
Income (loss) before provision for income taxes consisted of the following (in thousands):

	Year ended December 31,
	2023	2022
United States	$2,215	$7,784
Non-U.S.	(696)	(3,843)

Income before provision for income taxes and non-controlling interest	$1,519	$3,941

Significant components of the provision (benefit) for income taxes for the years ended December 31 are as follows:

	Year Ended December 31,
	2023	2022
Current:
Federal	$959	$—
State	380	647
Foreign	—	—

Total current provision for income taxes	1,339	647
Deferred:
Federal	(800)	—
State	(121)	26
Foreign	(369)	(278)

Total deferred provision for income taxes	(1,290)	(252)

Total provision for income taxes	$49	$395

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A reconciliation of the income tax expense (benefit) at the statutory federal income tax rates as reflected in financial statements is as follows:

	Year Ended December 31,
	2023	2022
Federal income tax (benefit) at statutory rate	21.00%	21.00%
State taxes, net of federal benefit	(37.21)%	9.88%
Permanent differences	5.27%	12.30%
Transaction expenses	106.43%	—
Stock excise tax	22.08%	—
PIPE adjustment	190.66%	—
Shaolin fees	12.38%	—
R&D credits	(1.65)%	—
Change in valuation allowance	329.50%	4.53%
Foreign rate differential	(2.52)%	4.90%
Return to provision	(6.48)%	(1.53)%
Stock compensation	7.65%	—
Non-controlling interest	(417.17)%	(45.74)%
Partnership outside basis adjustments	(229.62)%	—
Global intangible low taxed income	5.35%	—
Other	(2.45)%	4.31%

Effective tax rate	3.22%	9.65%

In 2023, the effective tax rate differs from the statutory U.S. federal rate of 21.0% primarily due to the income or loss not being taxed due to the income and loss flowing through to its partners
(non-controlling
interest), and differences related to the foreign operations, transaction expenses, the PIPE adjustment, posting of the outside partnership basis difference, state taxes, valuation allowance adjustments, and book-tax
adjustments relating to share-based compensation. In the 2022, the effective tax rate differs from the statutory U.S. federal rate of 21.0% primarily due to the income or loss not being taxed due to the income and loss flowing through to its partners
(non-controlling
interest), and permanent differences.

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of
the Company’s deferred tax assets (liabilities) consist of the following:

	Year Ended December 31,
	2023	2022
Deferred tax assets:
Foreign net operating loss carryforwards	$193	$122
Accrued expenses	906	—
Credits	37	—
Investment in partnership	5,169	—
Property and equipment	134	101
Start up costs	751	—
Deferred issuance costs	59	—
Cryptocurrency safeguarding liability	239	—
Foreign currency gains and losses	—	150
Other	65	31

Deferred tax assets before valuation allowance	7,553	404

Less: Valuation allowance	(5,169)	(225)

Deferred tax assets net of valuation allowance	$2,384	$179

Deferred tax liabilities:
Foreign currency gains and losses	$(171)	$—
Cryptocurrency safeguarding asset	(239)	—
Intangibles	(1,016)	(1,418)

Deferred tax liabilities	(1,426)	(1,418)

Total net deferred tax assets (liabilities)	$958	$(1,239)

As of December 31, 2023, the Company had Canada net operating loss carryforwards of $0.7 million, which will begin to expire in 2042, the Company also had capital loss carry forwards of $0.1 million which will carry forward indefinitely.
The Company’s largest change and deferred tax asset is the Company’s outside basis difference in its investment in BT HoldCo, arising in connection with the umbrella
C-corporation
structure undertaken as part of the Merger. Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax asset generated from its partnership interest in BT HoldCo. Management determined based on applicable accounting standards and the weight of all available evidence, it was not more-likely-than-not
(“MLTN”) that the Company will realize its deferred tax asset for the difference in tax basis in excess of the GAAP basis for its investment in BT HoldCo, as the Company will not realize until its investment is liquidated or sold. Consequently, the Company has established a valuation allowance of $5.2 million with respect to its deferred tax asset related to its investment in BT HoldCo. The Company’s change in valuation allowance from 2022 to 2023 was $5.2 million. The Company evaluated that the remaining deferred tax assets of $2.4 million will be recoverable due to significant taxable income at Bitcoin Depot, Inc.
The total liability for unrecognized income tax benefits was approximately $0.8 million as of December 31, 2023, of which included less than $0.1 million of penalties and interest. The Company recognizes interest accrued and penalties, if applicable, related to unrecognized tax benefits in income tax expense. The Company

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

believes that it is reasonably possible a decrease of up to $0.8 million in unrecognized tax benefits, which will occur within the coming 12 months.
In accordance with the Company’s adoption of SAB 121, the Company recognized a deferred tax liability on the safeguarded asset and an offsetting deferred tax asset on the safeguarded liability. In the unlikely event of loss or theft to the safeguarded asset, the Company may be obligated to indemnify the customer for the loss, and could result in a change to the net deferred tax asset. As of December 31, 2023, the Company has not recognized any potential loss event and the SAB 121 deferred tax asset and liability are equal and offsetting.
The reconciliation below summarizes the Company’s unrecognized tax benefits for the respective periods. These amounts primarily relate to state taxes in Texas.

	Year Ended December 31,
	2023	2022
Unrecognized tax benefits beginning of year	$518	$—
Gross change for current year positions	—	—
Increases for prior period positions	327	518
Decrease for prior period positions	—	—
Decrease due to settlements and payments	—	—
Decrease due to statute limitations	—	—

Unrecognized tax benefits end of the year	$845	$518

The Company is subject to taxation in the United States and various states, and Canada. As of December 31, 2023, tax years for 2022 are subject to examination by the tax authorities. In the normal course of business, the Company is subject to examination by federal, state, and Canadian jurisdictions, where applicable. There are currently no pending tax examinations in the U.S. or Canada. The Company has not received notice of examination by any jurisdictions in the U.S. or Canada.
As of December 31, 2023, the Company has made no provision for foreign or domestic income taxes on the cumulative unremitted earnings of our foreign subsidiaries. The Company intends to permanently reinvest all foreign earnings and have no intention to repatriate foreign earnings for the foreseeable future.
Tax Receivable Agreement
Upon the completion of the Merger, Bitcoin Depot is party to the Tax Receivable Agreement (“TRA”). Under the terms of that agreement, Bitcoin Depot generally will be required to pay BT Assets 85% of the tax savings, if any, that Bitcoin Depot Inc. realizes, or in certain circumstances is deemed to realize, as a result of certain tax attributes that are created as part of and after the Merger. The payment of cash consideration to BT Assets in connection with the transaction will result in aggregate payments under the Tax Receivable Agreement of approximately $0.9 million as of December 31, 2023. This amount does not take into account any future exchanges of BT HoldCo Common Units by BT Assets pursuant to the BT HoldCo Amended and Restated Limited Liability Company Agreement. The future amounts payable, as well as the timing of any payments, under the Tax Receivable Agreement are dependent upon significant future events, including (but not limited to) the timing of the exchanges of BT HoldCo Common Units and surrender of a corresponding number of shares of Bitcoin Depot Class V common stock, the price of Bitcoin Depot Class A common stock at the time of each exchange, the extent to which such exchanges are taxable transactions, the depreciation and amortization periods that apply to any increase in tax basis resulting from such exchanges, the types of assets held by BT HoldCo, the amount and timing of taxable income Bitcoin Depot generates in the future, the U.S. federal income tax rate then

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

applicable and the portion of Bitcoin Depot’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. The Company has recognized a Tax Receivable Agreement liability of $0.9 million on the Consolidated Balance Sheets as of December 31, 2023. Changes in this liability will be recognized in future periods through the Other (expense) income caption on the Consolidated Statements of Income (Loss) and Comprehensive Income (
Loss
).
(19) Share-Based Compensation
BitAccess
BitAccess maintained a stock option plan for its employees under the Amended and Restated Stock Option Plan, (the “BitAccess Plan”). Pursuant to BitAccess Plan agreement, awards of stock options and restricted stock units (“BitAccess RSUs”) are permitted to be made to employees and shareholders of BitAccess. As of December 31, 2023, all awards under the BitAccess Plan had been issued.
The options under the BitAccess Plan generally vest over a
two-year
period following the
one-year
anniversary of the date of grant and expire not more than 10 years from the date of grant.
A summary of the BitAccess Plan’s stock option activity and related information is as follows:

	Amount or number of Options	Weighted- average exercise price	Weighted- average remaining contractual term	Weighted- average grant-date fair value
Outstanding at January 1, 2023	106,938	$1.04	8.86	$1.13
Granted	39,600	$2.86	9.01	$3.05
Exercised	(68,058)	$—	—	$4.44
Forfeited	(34,700)	$2.86	—	$3.07

Outstanding at December 31, 2023	43,780	$2.86	8.60	$1.21

Vested and exercisable at December 31, 2023	12,249	$—	—	$3.10

	Amount or number of Options	Weighted- average exercise price	Weighted- average remaining contractual term	Weighted- average grant-date fair value
Outstanding at January 1, 2022	308,253	$—	9.55	$4.44
Granted	84,380	$2.86	9.34	$3.10
Exercised	(240,195)	$—	—	$4.44
Forfeited	(45,500)	$2.86	—	$3.10

Outstanding at December 31, 2022	106,938	$1.04	8.86	$1.13

Vested and exercisable at December 31, 2022	1,719	$—	—	$3.02

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The BitAccess RSUs under the BitAccess Plan generally vest over a two-year
period beginning following the
one-year
anniversary of the date of grant and expire not more than 10 years from the date of grant. A summary of the BitAccess Plan’s BitAccess RSU award activity is as follows:

Restricted Stock Units
Outstanding at January 1, 2022	237,600
Issued	(156,458)

Outstanding at December 31, 2022	81,142

Forfeited	(25,641)
Exercised	(55,501)

Outstanding at December 31, 2023	—

The Company recognized compensation expense of $0.7 million and $1.2 million during the year ended December 31, 2023 and 2022, respectively, related to the BitAccess Plan. These amounts are included in selling, general and administrative expenses in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss). As of December 31, 2023, there was $0.1 million of unrecognized compensation expense related to BitAccess Plan’s unvested share options.
2023 Omnibus Incentive Plan
Pursuant to the Incentive Plan the Board is currently authorized to grant awards of Class A Common Stock, incentive stock options, non-statutory
stock options, RSUs and restricted stock in an aggregate amount up to 6,029,445 shares of Class A common stock to eligible recipients, as defined in the Incentive Plan.
The Company recognized share-based compensation expense under the Incentive Plan of $3.4 million for the year ended December 31, 2023. This includes $1.6 million in expense related to the 500,000 shares of Class A common stock issued to the Chief Executive Officer at a fair value price of $3.23 per share, specified as the Post-Closing Founder Bonus in the Transaction Agreement, and $1.8 million associated with time-based RSUs. Share-based compensation expense is included within selling, general and administrative expenses in the consolidated Statement of Income (Loss) and Comprehensive Income (Loss).
Time-based RSUs
The Company granted 1,473,585 time-based RSUs during 2023 and had unrecognized share-based compensation expense of $3.4 million as of December 31, 2023. The 2023 grants were as follows:
Employee awards
During the year ended December 31, 2023, the Company granted approximately 800,000 RSUs.
One-third
of these awards will cliff vest in July 2024, and the remaining two-thirds
of the awards vest in quarterly installments following the initial cliff vest over the next two years. Additionally, the Company granted 224,000 RSUs, of which one-third
of these awards will cliff vest in April 2024, and the remaining two-thirds
of the awards vest in quarterly installments following the initial cliff vest over the next two years.
Merger close bonus and Board awards
In July 2023, as part the close of the Merger, the Company entered into an agreement for a Special Closing Bonus with an executive and another employee, in which the Company granted 241,000 time-based RSUs. These

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

awards vest quarterly over one year from the grant date. Additionally, in conjunction with establishing our Board of Directors, we granted 175,000 time-based RSUs to the Company’s non-employee
directors, and these RSUs cliff vest on the first anniversary of the grant date.
Phantom Equity Participation Plan
The Company had a Phantom Equity Participation Plan dated July 25, 2021 (the “Phantom Plan”) for certain employees. The Phantom Plan awards eligible participants performance units entitling the holder to receive cash payments contingent upon certain qualifying events. The performance units vest according to the terms approved in the Phantom Plan, contingent upon the employee remaining continuously in service with the Company through the date of the qualifying event. During the year ended December 31, 2023, the Company paid out $0.4 million and issued 35,000 RSUs from the 2023 Omnibus Incentive Plan, see below, to settle the Phantom Equity Participation Plan and the related obligation at the closing of the Merger. See
2023 Omnibus Incentive Plan
for additional details regarding the issuance.
Performance-based RSUs
During the year ended December 31, 2023, the Company has issued approximately 1 million performance-based RSUs, which are related to various Adjusted EBITDA Targets over the next three years. These targets are established by the Compensation Committee on the certification date which will be April 1, 2024, April 1, 2025 and April 1, 2026. As a result, the grant date will be the certification date, and the Company has not recognized any compensation expense associated with the performance awards for the year ended December 31, 2023.

	Amount of RSUs	Weighted-average grant date fair value
Outstanding at January 1, 2023	—	$—
Granted	1,473,585	$3.59
Forfeited	(52,500)	$3.61
Delivered	(69,000)	$3.61

Outstanding at December 31, 2023	1,352,085	$3.59

(20) Net Income (loss) per Share
The Series A Preferred Stock have similar economic rights to the Class A common stock and management considers them to be in substance common shares for earnings per share (“EPS”) purposes. As a result, the weighted average Series A Preferred Stock outstanding during the period was included in the calculation of weighted average common stock outstanding. No other classes of shares with economic rights were outstanding during the period, and therefore, EPS was not presented for such classes. The Public and Private Warrants were considered in diluted EPS under the treasury stock method, if dilutive. The Class E common stock represents earnout arrangements that are contingently issuable into Class A common stock, and are only considered in the calculation of EPS once the stock price milestones have been achieved. The non-controlling
interest was considered in diluted EPS under the
if-converted
method, if dilutive.
The stock compensation expense related to Class A shares has been attributed entirely to Bitcoin Depot Inc. for purposes of the net income (loss) per share calculation within the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss). Additionally, for purposes of the net income (loss) per share calculation, because such amounts pertain to compensation expense that do not affect the net assets of BT HoldCo available for liquidation, they are not further attributed to the non-controlling
interest holders under the HLBV method described in Note 11.

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Management determined that EPS for periods prior to the Merger, was not considered meaningful due to the complexities of determining the weighted average stock outstanding as a result of the recapitalization. Accordingly, the computation of loss per share and weighted average common stock outstanding has only been presented for the period from the date of transaction close through December 31, 2023, as follows:

Year Ended December 31, 2023 (from the date of the close of the transaction)
Numerator:
Net income (loss) attributable to Bitcoin Depot Inc. Including Series A Preferred Stock - Basic and Diluted	$(26,102)

Denominator:
Weighted average common stock outstanding - basic and diluted	16,675,529
Net loss per share - Bitcoin Depot Inc.	$(1.57)
The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period:

Class of security	Number of securities
PubCo Warrants - Public and Private	43,848,750
PubCo Class E Common Stock - Earnouts Units	1,075,761
BT OpCo Founder Convertible Preferred Units(1)(2)	2,900,000
BT OpCo Exchangeable Non-Controlling Interest(1)(2)	41,200,000
BT OpCo Earnouts Units(1)	15,000,000
2023 Incentive Plan RSU awards	1,352,145

(1)	Held at BT Assets and exchangeable into Class A common stock of the Company or cash upon the occurrence of certain conditions.
(2)	Held at BT Assets and can be exchanged into Class A common stock of the Company.
(21) Defined Contribution Plan
The Company sponsors a defined contribution plan under Section 401(k) of the Internal Revenue Code. Employees who are over the age of 21 years are eligible to participate in the plan. Eligible employees may elect to defer a percentage of eligible compensation, which is subject to an annual limit of the lesser of 90% of eligible compensation or the maximum limit set by the IRS. The Company matches employee contributions up to a maximum of 50% of the participant’s compensation deferral, limited to 6% of the employee’s compensation. For the year ended December 31, 2023 and 2022, the Company made contributions of $0.2 million and $0.2 million to the plan. These expenses are included in selling, general and administrative expenses in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss).
(22) Significant Vendor
During the year ended December 31,
2022
, the Company had a significant vendor from which they purchased substantially all of their BTM kiosks, and from which the Company licensed software which was embedded in

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the kiosks to facilitate cryptocurrency transactions. As the Company migrated substantially all of its legacy BTM kiosks from this third-party vendor to its BitAccess software platform during 2022, the Company no longer considers this a significant vendor as of December 31, 2022. For the year ended 2022, the Company purchased software services from this significant vendor of $2.3 million, which is included in cost of revenue (excluding depreciation and amortization) in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss).
(23) Leases
The Company adopted Topic 842 effective January 1, 2022 using the modified retrospective transition approach. The Company has elected to adopt practical expedients which permits it to not reassess its prior conclusions about lease identification, lease classification and initial direct cost under the new standard. The Company elected not to recognize right-of-use
(“ROU”) assets and lease liabilities for leases with terms of 12 months or less at lease commencement and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. The Company determines if an arrangement is a lease, or contains a lease, primarily by determining if the arrangement conveys to the Company the right to control or use an identified asset. The Company makes this determination at inception of a contract and when the terms of an existing contract are changed. The Company recognizes a lease liability and an ROU asset at the commencement date of each lease. For operating and finance leases, the lease liability is initially measures at the present value of the unpaid lease payments at the lease commencement date. The lease liability is subsequently measured at amortized cost using the effective-interest method. The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before lease commencement date, plus any initial direct costs incurred less any lease incentives received. Variable payments are included in the future lease payments when those variable payments are included in the future lease payment when those variable payments depend on an index or a rate. The discount rate is the implicit rate, if it is readily determinable, or the Company’s incremental borrowing rate. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms and in a similar economic environment. The Company recognizes lease costs associated with short-term leases on a straight-line basis over the lease term. When contracts contain lease and non-lease
components, the Company accounts for both components as a single lease component.
On adoption, the Company recognized operating lease liabilities of $0.6 million with corresponding ROU assets of $0.4 million which is the net of operating lease liabilities on adoption and deferred rent liability of $0.2 million at January 1, 2022. In connection with the adoption of ASC Topic 842, the Company reclassified existing capital lease obligations to finance lease obligations, which are presented as current installments of obligations under finance leases and obligation under leases, non-current
on the consolidated Balance Sheets. There was no impact on the Statement of Changes in Stockholder’s Equity and Member’s Equity for the adoption of Topic 842.
Floorspace leases
The Company has obligations as a lessee for floorspace. Generally, these leases arrangements meet the short-term lease criteria as the floorspace leases generally are cancellable by the Company with a 30 day or less notice, except for one arrangement. Accordingly, for the leases that are cancellable, the Company has applied the practical expedient that allows the Company to recognize short-term lease payments on a straight-line basis over the lease term on the consolidated Statements of Income (Loss) and Comprehensive Income (Loss). For those floorspace leases that have a noncancellable terms greater than 12 months, we record operating lease right-of-use
assets and operating lease liabilities on the Consolidated Balance Sheets.

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Office space leases
The Company has obligations as a lessee for office space under a noncancellable lease arrangement that expires in May 2025, with options to renew up to five years. Payments due under the lease contracts include mainly fixed payments. The lease for the office space is classified as an operating lease in accordance with Topic 842.
BTM Kiosk leases
The Company has obligations as a lessee for BTM kiosks. The leases for the BTM kiosks are classified as finance leases in accordance with Topic 842 that expire on various dates through June 30, 2026. The BTM kiosk lease agreements are for two or three year terms and include various options to either renew the lease, purchase the kiosks or exercise a bargain option to purchase the kiosk at the end of the term. Certain finance leases are personally guaranteed by the CEO and contain guarantees for return of equipment by the CEO.
During the year ended December 31, 2022, the Company amended the various existing lease agreements with a lessor through various amendments. Under these amendments, the Company extended the lease term and revised the purchase option to include a purchase requirement at the end of the lease term. Under the payment schedule, the Company will pay $1.9 million of the purchase price over 24 months beginning in January 2023 and will pay the remaining $7.0 million under the following payment schedule: (a) $1.9 million paid in April 2023; (b) $2.5 million paid in July 2023; (c) $1.3 million payable in October 2023; and (d) $1.3 million payable in January 2024. As a result of the modifications, the Company remeasured its finance lease assets and liabilities on the dates of the modifications. The remeasurement increased net book value of the BTM kiosk by $8.9 million and increased the finance liability by $9.0 million at December 31, 2022. When the Company purchases the assets at the end of the finance lease, these assets will be amortized over the remaining useful life.
During the year ended December 31, 2023, the Company terminated three existing lease arrangement with a lessor and simultaneously entered into a new lease arrangement with a new lessor for 2,050 BTMs. Under this agreement, the new lessor agreed to purchase the BTM’s from the original lessor. Upon the termination of the original agreement, the Company removed the remaining right-of-use
asset and the finance lease liability of $7.5 million and $5.7 million respectively and recognized a loss of $1.7 million recorded in other (expense) income in the consolidated Statement of Income (Loss) and Comprehensive Income (Loss). The new leases commenced on March 31, 2023, June 30, 2023 or September 30, 2023 and has a three year noncancellable period. Total fixed payments due on an undiscounted basis over the three year noncancellable period of the leases are $7.1 million. The Company will acquire the assets for a bargain purchase price of $1 at the end of the term. Due to the bargain purchase option, the Company classified the new lease as a finance lease. The Company recognized a finance lease liability of $5.7 million discounted at an interest rate implicit in the lease and a corresponding right-of-use
asset of $5.7 million.
In December 2023, the Company entered into a finance agreement with a financing company to facilitate the purchase of 450 BTMs at the end of a lease with a lessor (Note 14) for $1.3 million. The Company recorded the cash flow impact of this agreement gross within the investing and financing sections of the consolidated Statements of Cash Flow. The company transferred the remaining $1.8 million worth of unamortized cost basis of the kiosk machines- leased to kiosk machines- owned.
The Company also transferred certain BTMs recorded as finance leases held with the financing company to kiosk machines – owned of $3.0 million in remaining unamortized cost basis and finance lease liabilities to notes payable of $1.3 million during the year-ended December 31, 2023. In addition, approximately $1.7 million of other finance leases ended during the year with the kiosks assets transferred to the Company. The Company recognized approximately $6.5 million net, of non-cash
investing and financing activities associated with these agreements during the year ended December 31, 2023.

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the lease expense are as follows (in thousands):

	As of December 31,
	2023	2022
Finance lease expense:
Amortization of right-of-use-assets	$8,492	$13,729
Interest on lease liabilities	3,343	4,872

Total finance lease expense	$11,835	$18,601
Operating lease expense	293	220
Short-term lease expense	34,526	39,765

Total lease expense	$46,654	$58,586

	As of December 31,
	2023	2022
Other information:
Operating cash flows used for finance leases	$(3,343)	$(4,872)

Operating cash flows used for operating leases	$(318)	$(222)

Financing cash flows used for finance leases	$(14,005)	$(17,106)

	Year Ended December 31,
	2023	2022
Weighted-average remaining lease term - finance leases	1.61	1.96
Weighted-average remaining lease term - operating leases	2.32	2.25
Weighted-average discount rate - finance leases	17.9%	17.0%
Weighted-average discount rate - operating leases	16.6%	15.0%
Maturities of the lease liability under the
non-cancellable
operating lease as of December 31, 2023 are as follows (in thousands):

Operating Leases
2024	$355
2025	221
2026	120
2027	30
Total undiscounted lease payments	726
Less: imputed interest	(128)

Total operating lease liability	$598
Less: operating lease liabilities, current	(279)

Operating lease liabilities, net of current portion	$319

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Maturities of the lease liability under the
non-cancellable
finance leases as of December 31, 2023 are as follows (in thousands):

Finance Leases
2024	$7,910
2025	2,518
2026	675

Total undiscounted lease payments	$11,103
Less: imputed interest	(1,454)

Total finance lease liability	$9,649
Less: current installments of obligations under finance leases	(6,801)

Obligations under finance leases, excluding current installments	$2,848

(24) Commitments and Contingencies
Litigation
From time to time in the regular course of its business, the Company is involved in various lawsuits, claims, investigations and other legal matters. Except as noted below, there are no material legal proceedings pending or known by the Company to be contemplated to which the Company is a party or to which any of its property is subject.
The Company believes that adequate provisions for resolution of all contingencies, claims and pending litigation have been made for probable losses that are reasonably estimable. These contingencies are subject to significant uncertainties and the Company is unable to estimate the amount or range of loss, if any, in excess of amounts accrued. The Company does not believe that the ultimate outcome of these actions will have a material adverse effect on its financial condition but could have a material adverse effect on its results of operations, cash flows or liquidity in a given quarter or year.
On January 13, 2023, Canaccord Genuity Corp. (“Canaccord”) commenced proceedings against the Company by filing a claim with the Superior Court of Justice in Toronto, Ontario which named Lux Vending, LLC and Bitcoin Depot LLC as the defendants. Canaccord is a financial services firm in Canada that the Company previously had hired to perform advisory services related to a potential initial public offering in Canada or sales transaction. The claim asserts that Lux Vending, LLC breached the contract by terminating the contract to avoid paying fees for their services and that Canaccord is entitled to $23.0 million in damages equivalent to the fees alleged to be payable for breach of contract that would have been owed upon the closing of a transaction to acquire control, the sale of substantially all the Company’s assets, or a merger transaction pursuant to the previously terminated engagement letter for advisory services. Canaccord proposes that the amount of fees would be calculated on the total cash transaction value of the business combination of $880.0 million. The claim also seeks an award for legal and other costs relating to the proceeding.
Bitcoin Depot does not believe the allegations made against it are valid and intends to vigorously defend against them. The range of potential loss related to the identified claim is between $0 and $23.0 million, the amount of damages that Canaccord is seeking in the lawsuit. The additional costs mentioned in the claim are not able to be estimated at this time.

BITCOIN DEPOT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial and tax regulations
Legislation or guidance may be issued by U.S. and
non-U.S.
governing bodies, including Financial Crimes Enforcement Network (“FinCen”) and the Internal Revenue Service (“IRS”), that may differ significantly from the Company’s practices or interpretation of the law, which could have unforeseen effects on our financial condition and results of operations, and accordingly, the related impact on our financial condition and results of operations is not estimable. Prior to 2022, the IRS concluded an examination of the Company related to certain regulatory reporting requirements related to cryptocurrency sales to certain customers. Based on the outcome of the examination, the Company has concluded it is not probable that any fines or penalties will be assessed against the Company. As a result, no accrual has been recorded in the accompanying consolidated financial statements.
(25) Subsequent Events
On March 26, 2024, the Company entered into a new amendment to the Amended and Restated Credit Agreement. This amendment provides for an additional principal amount of $15.7 million and specifies an exit fee equal to 8.5% of the additional principal amount, due and payable upon full repayment of the principal. This additional principal amount requires repayments of $0.6 million on June 15, 2025, $0.8 million on December 15, 2025, and $0.9 million on June 15, 2026, with all remaining amounts due upon maturity on June 23, 2026. As part of the new amendment, the Company recognized expenses of $0.5 million upon funding of the additional principal.
On March 13, 2024, the Company entered into a binding term sheet with a third-party to acquire kiosks with a total value of approximately $4.6 million. The Company intends to establish lease arrangements with third-party lessors as the kiosks become available. The Company expects to receive these kiosk over the next several months.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount

Amount
SEC registration fee		$80,791.49
Accountants’ fees and expenses		*
Legal fees and expenses		*
Printing fees		*
Miscellaneous		*
Total expenses	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of common stock covered by this prospectus will be borne by the Selling Securityholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the securities with the SEC, as estimated in the table above.

Item 14. Indemnification of Directors and Officers.

The Company is governed by the DGCL, as the same exists or may hereafter be amended. Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

Our Amended and Restated Charter and Amended and Restated Bylaws provide that we shall indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was our director or executive officer (as defined in our Bylaws) or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director or executive officer at our request.

Our Charter eliminates the liability of directors and officers to the fullest extent permitted by the DGCL. Pursuant to Section 102(b)(7) of the DGCL, a corporation may eliminate the personal liability of directors and officers to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, as applicable, except for liabilities arising (i) from any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) from any transaction from which the director derived an improper personal benefit, or (iv) with respect to a director, under Section 174 of the DGCL, and with respect to an officer, from any action by or in the right of the corporation.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

Furthermore, on the Closing Date, in connection with the consummation of the Business Combination, we entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers.

In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information regarding all unregistered securities sold by GSRM and Bitcoin Depot since GSRM’s incorporation on October 13, 2021:

On November 16, 2021, the Sponsor paid $25,000 to purchase 5,750,000 shares of GSRM’s Class B common stock, par value $0.0001 per share (the “Founder Shares”). On December 28, 2021, GSRM effected a 1.10-for-1 stock split for all outstanding Founder Shares, resulting in an aggregate of 6,325,000 Founder Shares outstanding. On January 20, 2022, the Company effected a 5-for-4 stock split for all outstanding Founder Shares, resulting in an aggregate of 7,906,250 Founder Shares outstanding.

The initial stockholders agreed to forfeit up to 1,031,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On March 1, 2022, the underwriter consummated the exercise in full of the over-allotment; thus, these 1,031,250 Founder Shares were no longer subject to forfeiture.

On February 16, 2022, the Sponsor transferred 20,000 Founder Shares to each of GSRM’s four independent directors.

On March 1, 2022, GSRM consummated its Initial Public Offering of 31,625,000 units, which included the exercise in full of the underwriters’ option to purchase an additional 4,125,000 units at $10.00 per unit, generating gross proceeds of $316,250,000. Simultaneously with the consummation of the Initial Public Offering, GSRM consummated the sale of 12,223,750 Private Placement Warrants, at a purchase price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $12,223,750.

The Private Placement Warrants were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The Private Placement Warrants are identical to the Public Warrants sold in the Initial Public Offering, except as otherwise set forth herein that: (i) they will not be redeemable by us; (ii) they (including the shares of Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of the initial Business Combination; (iii) they may be exercised by the holders thereof on a cashless basis; and (iv) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.

On June 30, 2023, in connection with the Business Combination, we issued 44,100,000 shares of Class V common stock to BT Assets, 500,000 shares of Class A common stock to Brandon Mintz and 1,075,761 shares of Class E common stock to Sponsor, which was distributed to certain third parties and affiliates of Sponsor concurrently with Closing.

On June 30, 2023, in connection with the Business Combination, Bitcoin Depot also (i) issued 203,481 shares of Class A common stock to unaffiliated third parties (each a “Non-Redeeming Stockholder” and collectively, the “Non-Redeeming Stockholders”) in exchange for such Non-Redeeming Stockholders agreeing to either not redeem or to reverse any previously submitted redemption request in connection with a special meeting of stockholders called by GSRM to consider and approve, among other proposals, an extension of time for GSRM to consummate the Business Combination and (ii) issued 454,350 shares of Class A common stock to certain Non-Redeeming Stockholders who entered into Non-Redemption Agreements in connection with the GSRM special meeting of stockholders to consider and approve, among other proposals, the Business Combination.

Furthermore, on June 30, 2023, in connection with the Business Combination, the Company also consummated the transactions contemplated by the PIPE Agreement. Pursuant to the PIPE Agreement, the Company issued 4,300,000 shares of Series A Preferred Stock in a private placement.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits listed below are filed as part of this registration statement.

Exhibit	Description	Schedule/ Form	Exhibit No.	Filing Date

2.1†	Transaction Agreement, dated as of August 24, 2022, by and among by and among GSRM, the Sponsor, BT Assets and BT OpCo.	8-K	2.1	August 25, 2022

2.2	First Amendment to the Transaction Agreement, dated February 13, 2023 by and among GSRM, the Sponsor, BT Assets and BT OpCo.	8-K	2.1	February 14, 2023

2.3	Second Amendment to the Transaction Agreement, dated April 4, 2023 by and among GSRM, the Sponsor, BT Assets and BT OpCo.	8-K	2.1	April 4, 2023

2.4	Third Amendment to the Transaction Agreement, dated May 11, 2023 by and among GSRM, the Sponsor, BT Assets and BT OpCo.	8-K	2.1	May 11, 2023

2.5†	Fourth Amendment and Joinder to the Transaction Agreement, dated June 7, 2023 by and among GSRM, the Sponsor, BT Assets and BT OpCo.	8-K	2.1	June 13, 2023

2.6*	Supplemental Consolidating Information

3.1	Second Amended and Restated Certificate of Incorporation of Bitcoin Depot Inc.	8-K	3.1	July 7, 2023

3.2	Amended and Restated Bylaws of Bitcoin Depot Inc.	8-K	3.2	July 7, 2023

3.3	Certificate of Designation of Rights and Preferences of Series A Convertible Preferred Stock of Bitcoin Depot Inc.	8-K	3.3	July 7, 2023

4.1	Specimen Warrant Certificate (included in Exhibit 4.2).	S-1/A	4.3	February 23, 2022

4.2	Warrant Agreement, dated as of February 24, 2022 by and between GSRM and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	4.5	March 2, 2022

4.3	Description of Securities	10-K	4.3	April 1, 2024

5.1*	Opinion of Milbank LLP.

10.1	BT HoldCo LLC Amended and Restated Limited Liability Company Agreement.	8-K	10.1	July 7, 2023

10.2	Tax Receivable Agreement, dated June 30, 2023, by and among Bitcoin Depot Inc., BT HoldCo and BT Assets.	8-K	10.2	July 7, 2023

10.3	Amended and Restated Registration Rights Agreement, dated June 30, 2023, by and among Bitcoin Depot Inc., BT Assets, the Sponsor and the other persons identified on the signature pages therein.	8-K	10.3	July 7, 2023

10.4	Sponsor Support Agreement, dated as of August 24, 2022, by and among GSRM, the Sponsor and BT Assets.	8-K	10.1	August 25, 2022

Exhibit	Description	Schedule/ Form	Exhibit No.	Filing Date

10.5	First Amendment to the Sponsor Support Agreement, dated as of June 7, 2023, by and among GSRM, the Sponsor and BT Assets.	8-K	10.1	June 13, 2023

10.6	Form of Indemnification Agreement.	8-K	10.6	July 7, 2023

10.7	PIPE Agreement, dated as of June 23, 2023, by and among the Company, GSRM and the investors listed therein.	8-K	10.1	June 26, 2023

10.8	Amendment No. 1 to the PIPE Agreement, dated October 2, 2023, by and among the Company and the investors listed therein.	8-K	10.1	October 2, 2023

10.9	Registration Rights Agreement, dated October 3, 2023, by and among the Company and the holders listed therein.	8-K	10.2	October 2, 2023

10.10#	Form of Bitcoin Depot Inc. 2023 Omnibus Incentive Plan.	8-K	10.8	July 7, 2023

10.11	Form of Voting and Non-Redemption Agreement.	8-K	10.1	May 19, 2023

10.12	Form of Non-Redemption Agreement.	8-K	10.1	June 2, 2023

10.13#	Form of Phantom Equity Award Termination Agreement and General Release.	8-K	10.11	July 7, 2023

10.14†+	Amended and Restated Credit Agreement, dated as of June 23, 2023, by and among BT OpCo, as the borrower, BT Assets, as the initial holding company, Express Vending Inc., a corporation incorporated under the laws of British Columbia, Mintz Assets, Inc., a Georgia corporation, BitAccess Inc., a corporation incorporated under the federal laws of Canada, Digital Gold Ventures Inc., a corporation incorporated under the laws of Ontario, Intuitive Software LLC, a Delaware limited liability company, the financial institutions and institutional investors from time to time party thereto as Lenders, and Silverview Credit Partners LP (f/k/a Silverpeak Credit Partners, LP).	8-K	10.1	June 28, 2023

10.14	Amendment No. 1 to the Amended and Restated Credit Agreement, dated March 26, 2024, by and among BT OpCo and BT HoldCo.	8-K	10.1	March 29, 2024

10.15	Form of Joinder to Amended and Restated Registration Rights Agreement.	S-1	10.13	July 17, 2023

10.16#	Bonus Award Letter 2023 with Scott Buchanan

10.17#	Offer Letter with Glen Leibowitz	10-Q	10.4	November 14, 2023

10.18#	Form 1 of Employee RSU Grant Notice and Award Agreement	10-Q	10.5	November 14, 2023

10.19#	Form 2 of Employee RSU Grant Notice and Award Agreement	10-Q	10.6	November 14, 2023

Exhibit	Description	Schedule/ Form	Exhibit No.	Filing Date

10.20#	Form 3 of Employee RSU Grant Notice and Award Agreement	10-Q	10.7	November 14, 2023

10.21#	Form 1 of Employee PRSU Grant Notice and Award Agreement	10-Q	10.8	November 14, 2023

10.22#	Form 2 of Employee PRSU Grant Notice and Award Agreement	10-Q	10.9	November 14, 2023

21.1	List of Subsidiaries of Bitcoin Depot Inc.	10-K	21.1	April 1, 2024

23.1*	Consent of KPMG LLP.

23.2*	Consent of Milbank LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included on signature page hereto).

101.INS	Inline XBRL Instance Document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

107**	Filing Fee Table.

* **	Filed herewith. Previously filed.

#	Indicates a management contract or compensatory plan, contract or arrangement.
†

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

+	Portions of this Exhibit (indicated with [***]) have been omitted because they are not material and are the type that the Registrant treats as private or confidential.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia, on this 29th day of April, 2024.

BITCOIN DEPOT INC.

By:	/s/ Brandon Mintz
Brandon Mintz
President and Chief Executive Officer

[Signature Page to Form S-1]

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*/s/ Brandon Mintz Brandon Mintz	President, Chief Executive Officer and Chairman (Principal Executive Officer)	April 29, 2024

*/s/ Scott Buchanan Scott Buchanan	Chief Operating Officer, Director	April 29, 2024

*/s/ Glen Leibowitz Glen Leibowitz	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 29, 2024

*/s/ Dan Gardner Dan Gardner	Director	April 29, 2024

*/s/ Jackie Marks Jackie Marks	Director	April 29, 2024

*/s/ Daniel Stabile Daniel Stabile	Director	April 29, 2024

*/s/ Bradley Strock Bradley Strock	Director	April 29, 2024

*/s/ Tim Vanderham Tim Vanderham	Director	April 29, 2024

[Signature Page to Form S-1]